Exhibit 99.1

April 9, 2018

Dear Pentair Shareholder:

On May 9, 2017, we announced a plan to separate our Water business and our Electrical business into two independent, publicly-traded companies. The separation will occur through a spin-off of a newly formed company named nVent Electric plc, which will contain our Electrical business. Pentair, the existing publicly-traded company, will continue to own our Water business. Both companies will benefit from leading positions in their respective industries, well-recognized brands, attractive margin profiles, strong cash flow generation and compelling growth opportunities.

To implement the separation, Pentair will transfer its Electrical business to nVent, and in return, nVent will issue ordinary shares to Pentair shareholders, pro rata to their respective holdings. Each Pentair shareholder will receive one nVent ordinary share for each Pentair ordinary share held as of the close of business on April 17, 2018, the record date for the distribution. The distribution will generally be tax-free to Pentair shareholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.

No vote of Pentair shareholders is required for the distribution. You do not need to take any action to receive nVent ordinary shares to which you are entitled as a Pentair shareholder, and you do not need to pay any consideration or surrender or exchange your Pentair shares.

I encourage you to read the attached information statement, which is being provided to all Pentair shareholders who hold Pentair ordinary shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about nVent.

I believe the separation provides tremendous opportunities for our businesses and our shareholders, as we work to continue building long-term shareholder value. We appreciate your continuing support of Pentair, and look forward to your future support of both companies.

Sincerely,

Randall J. Hogan

Chairman and Chief Executive Officer

Pentair plc

April 9, 2018

Dear Future nVent Shareholder:

I am pleased to welcome you as a future shareholder of nVent, whose shares we intend to list on the New York Stock Exchange under the symbol “NVT”.

We are a leading global provider of electrical connection and protection solutions. We believe our inventive electrical solutions enable safer systems and ensure a more secure world. Our breadth of high performance products and solutions, depth of industry expertise across our premier brands, and global footprint enable us to solve our customers’ demanding problems, improving their utilization, lowering their costs, and minimizing downtime.

As an independent, publicly-traded company, we believe we will be well-positioned to execute our growth strategy focused on customer experience, product innovation and international growth. We have a proven track record of successfully integrating and delivering value from acquisitions and we will look to pursue a disciplined acquisition strategy in the future to complement our growth.

Our talented senior management team with experience at Pentair and other leading industrial companies, along with our deeply-committed employees, are dedicated to building upon our culture of customer focus, operational excellence and continuous improvement.

We believe our strengths and discipline will translate into an attractive return for you, our shareholders.

I invite you to learn more about nVent and our strategic initiatives by reading the attached information statement. Thank you in advance for your support as a future shareholder of nVent.

Sincerely,

Beth A. Wozniak

Chief Executive Officer

nVent Electric plc

INFORMATION STATEMENT

nVent Electric plc

This information statement is being furnished in connection with the distribution of ordinary shares of nVent Electric plc (“nVent”), which will hold the Electrical business of Pentair plc (“Pentair”), to Pentair shareholders.

For each Pentair ordinary share you hold of record as of the close of business on April 17, 2018, the record date for the distribution (the “record date”), you will receive one nVent ordinary share. You will receive cash in lieu of any fractional nVent ordinary shares that you would have received after application of the above ratio. We expect nVent ordinary shares to be distributed to you on April 30, 2018. We refer to the date of the distribution of nVent ordinary shares as the “distribution date.” As discussed under “The Separation—Trading Between the Record Date and Distribution Date,” if you sell your Pentair ordinary shares in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive nVent ordinary shares in connection with the separation.

The distribution is intended to be tax-free to Pentair shareholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. The distribution is subject to certain conditions, including the continued validity of the private letter ruling from the U.S. Internal Revenue Service (“IRS”) and the receipt of an opinion of Deloitte Tax LLP confirming that the distribution and certain related transactions will qualify for non-recognition of gain or loss to Pentair and its shareholders pursuant to Section 355 and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent of cash received in lieu of fractional shares.

No vote of Pentair shareholders is required in connection with the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing Pentair ordinary shares or take any other action to receive your nVent ordinary shares.

There is no current trading market for nVent ordinary shares, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of nVent ordinary shares to begin on the first trading day following the completion of the separation. We have received authorization to list nVent ordinary shares on the New York Stock Exchange (“NYSE”) under the symbol “NVT.” Following the distribution, Pentair will continue to trade on the NYSE under the symbol “PNR.”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 23.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This document is not a prospectus within the meaning of the Companies Act 2014 of Ireland (as amended), the Prospectus Directive (2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law within the meaning of the above legislation. This document has not been approved or reviewed by or registered with the Central Bank of Ireland or any other competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC). Neither Pentair nor nVent is an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC) and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

The date of this information statement is April 9, 2018.

This information statement will be made publicly available at www.materialnotice.com beginning April 9, 2018, and notices of this information statement’s availability will be first sent to Pentair shareholders on or about April 9, 2018.

NOTE REGARDING THE USE OF CERTAIN TERMS, TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about nVent assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “nVent,” “we,” “us,” “our” and “our company” refer to nVent Electric plc, an Irish public limited company, and its subsidiaries. Unless the context otherwise requires, references to the “Electrical business” refer to the business and operations of Pentair’s Electrical business as they were historically managed as part of Pentair and its subsidiaries prior to the completion of the separation. References in this information statement to “Pentair” refer to Pentair plc, an Irish public limited company, and its subsidiaries, including the Electrical business prior to completion of the separation. References in this information statement to the “separation” refer to the separation of the Electrical business from Pentair and the creation, as a result of the distribution, of an independent, publicly-traded company, nVent, which will hold the assets and liabilities associated with the Electrical business after the distribution. References in this information statement to the “distribution” refer to the distribution on Pentair ordinary shares outstanding on the record date that will be satisfied by nVent’s issuance of its ordinary shares to the persons entitled to receive the distribution. References to “dollars” or “$” refer to U.S. dollars. References to “U.S.” refer to the United States of America and references to “U.K.” refer to the United Kingdom.

We own or have rights to use the trademarks, trade names and service marks that we use in conjunction with the operation of our business. We own or have rights to use the following trademarks that appear in this information statement: “Caddy,” “Erico,” “Hoffman,” “nVent,” “Raychem,” “Schroff” and “Tracer”. These

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trademarks are registered trademarks or the subject of pending trademark applications in the U.S. and other jurisdictions. We license the “Raychem” trademark from a third party. Each trademark, trade name or service mark of any other company appearing in this information statement is, to our knowledge, owned by such other company. Solely for convenience, the trademarks, trade names and service marks referred to in this information statement are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our right to use such trademarks, service marks and trade names.

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QUESTIONS AND ANSWERS ABOUT THE SEPARATION

What is nVent and why is Pentair distributing nVent ordinary shares?	nVent was incorporated in Ireland on May 30, 2017 for the purpose of holding Pentair’s Electrical business following the separation. The separation of Pentair’s Electrical business from Pentair and the distribution of nVent ordinary shares to Pentair shareholders are intended to provide you with equity investments in two separate companies that will be able to focus on each of their respective businesses. We expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in “The Separation—Reasons for the Separation.”

Why am I receiving this document?	Pentair is delivering this document to you because you are a holder of Pentair ordinary shares. If you are a holder of Pentair ordinary shares as of the close of business on April 17, 2018, the record date of the distribution, you are entitled to receive one nVent ordinary share for each Pentair ordinary share that you hold at the close of business on such date. This document will help you understand how the separation will affect your investment in Pentair and your investment in nVent after the separation.

How will the separation work?	Currently, all of nVent’s issued shares are held beneficially by an Irish corporate services provider (which is not a subsidiary of Pentair). Prior to the transfer by Pentair to nVent of the Electrical business, which will occur prior to the distribution, we will have no business operations. Pentair will transfer its Electrical business to us in return for which we will issue nVent ordinary shares to Pentair shareholders, pro rata to their respective holdings. For the purposes of Irish law, this will be treated as Pentair having made a dividend in specie, or a non-cash dividend, to its shareholders. In connection with these transactions, we will acquire by surrender the shares currently held by the Irish corporate services provider referred to above for no consideration, following which we will cancel these shares. Immediately following the distribution, the persons entitled to receive nVent ordinary shares in the distribution will own all of the outstanding nVent ordinary shares.

Why is the separation of nVent structured in this manner?	Pentair believes that a distribution of nVent ordinary shares that is tax-free to Pentair shareholders for U.S. federal income tax purposes is an efficient way to separate the Electrical business of Pentair in a manner that will create long-term value for Pentair, nVent, and their respective shareholders.

What is the record date for the distribution?	The record date for the distribution will be April 17, 2018.

When will the distribution occur?	We expect the distribution of nVent ordinary shares to occur on April 30, 2018, to holders of record of Pentair ordinary shares at the close of business on the record date.

What do shareholders need to do to participate in the distribution?	Pentair shareholders as of the record date will not be required to take any action to receive nVent ordinary shares in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Pentair ordinary shares or take any other action to receive your nVent ordinary shares. The distribution will not affect the number of outstanding Pentair ordinary shares or any rights of Pentair shareholders, although immediately following the distribution, we expect the market value of each outstanding Pentair ordinary share to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Electrical business held by nVent.

Will I receive physical certificates representing nVent ordinary shares following the separation?	No. Following the separation, we will not issue physical certificates representing nVent ordinary shares. If you own Pentair ordinary shares as of the close of business on the record date, Pentair, with the assistance of Computershare Trust Company, N.A., the distribution agent (“Computershare”), will electronically distribute nVent ordinary shares to you in book-entry form by way of registration in the “direct registration system” (if you hold the shares in your own name as a registered shareholder) or to your bank or brokerage firm on your behalf or through the systems of the Depository Trust Company (“DTC”) (if you hold the shares through a bank or brokerage firm that uses DTC). Computershare will mail you a book-entry account statement that reflects your nVent ordinary shares, or your bank or brokerage firm will credit your account for the nVent ordinary shares. See “The Separation—When and How You Will Receive nVent Ordinary Shares in the Distribution.”

How many nVent ordinary shares will I receive in the distribution?	You will receive one nVent ordinary share for each Pentair ordinary share you hold as of the close of business on the record date. Based on approximately 178.3 million Pentair ordinary shares outstanding as of March 5, 2018, a total of approximately 178.3 million nVent ordinary shares will be distributed. For additional information on the distribution, see “The Separation.”

Will nVent issue fractional ordinary shares in the distribution?

No. We will not issue fractional shares in the distribution. Fractional shares that Pentair shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares.

Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

What are the conditions to the distribution?	The distribution is subject to the following conditions, among others:

•	the continued validity of the private letter ruling from the IRS, which remains in full force and effect and has not been modified or amended in any material respect adversely affecting the intended tax-free treatment of the distribution and certain related transactions;

•	the receipt of a tax opinion dated as of the distribution date from Deloitte Tax LLP, in form and substance acceptable to Pentair, which tax opinion will rely on the effectiveness of the IRS ruling, substantially to the effect that, subject to the accuracy of, and compliance with, certain representations, assumptions and covenants, for U.S. federal income tax purposes, the distribution and certain related transactions will qualify for non-recognition of gain or loss to Pentair and its shareholders pursuant to Section 355 and related provisions of the Code, except to the extent of cash received in lieu of fractional shares;

•	the internal restructuring transactions and the transfer of assets and liabilities to nVent contemplated by the separation and distribution agreement to be completed prior to the distribution shall have been completed;

•	the debt financing contemplated to be obtained in connection with the separation, as described in the separation and distribution agreement, having been obtained;

•	the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being in effect;

•	any actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority;

•	any governmental approvals necessary to consummate the separation, the distribution and related transactions will have been obtained and be in full force and effect;

•	the separation and distribution shall not violate or result in a breach of applicable law or any material contract of Pentair or nVent or any of their respective subsidiaries;

•	the approval for listing on the NYSE of nVent ordinary shares to be delivered to the Pentair shareholders in the distribution having been obtained, subject to official notice of issuance;

•	the U.S. Securities and Exchange Commission (the “SEC”) declaring effective the registration statement of which this information statement forms a part, with no order suspending the effectiveness of the registration statement in effect and no proceedings for such purposes pending before or threatened by the SEC;

•	the mailing (or delivery by electronic means) of this information statement to the holders of Pentair ordinary shares as of the record date for the distribution; and

•	no other event or development existing or having occurred that, in the judgment of Pentair’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

We cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the distribution, see “The Separation—Conditions to the Distribution.”

What is the expected date of completion of the separation?	The completion and timing of the separation is dependent upon the satisfaction of a number of conditions. We expect nVent ordinary shares to be distributed on April 30, 2018 to the holders of record of Pentair ordinary shares at the close of business on the record date. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can Pentair decide to cancel the distribution even if all of the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “The Separation—Conditions to the Distribution.” Until the distribution has occurred, Pentair has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the board of directors of Pentair determines that the distribution is not in the best interests of Pentair and its shareholders or that market conditions or other circumstances are such that it is not advisable at that time to separate the Electrical business from the remainder of Pentair.

What if I want to sell my Pentair ordinary shares or my nVent ordinary shares?	You should consult with your financial advisors, such as your broker, bank, other nominee or tax advisor. If you decide to sell any Pentair ordinary shares before the distribution date, you should make sure your broker, bank or other nominee understands whether you want to sell your Pentair ordinary shares with or without your entitlement to nVent ordinary shares pursuant to the distribution.

What is “regular-way” and “ex-distribution” trading?

Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Pentair ordinary shares: a “regular-way” market and an “ex-distribution” market. Pentair ordinary shares that trade in the “regular-way” market will trade with an entitlement to nVent ordinary shares distributed pursuant to the distribution. Pentair ordinary shares that trade in the “ex-distribution” market will trade without an entitlement to nVent ordinary shares distributed pursuant to the distribution. Pentair cannot predict the trading prices of its ordinary shares before, on or after the distribution date.

Where will I be able to trade nVent ordinary shares?	We have received authorization to list nVent ordinary shares on the NYSE under the symbol “NVT.” We anticipate that trading in nVent ordinary shares will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the distribution date and that “regular-way” trading in nVent ordinary shares will begin on the first trading day following the completion of the separation. If trading begins on a “when-issued” basis, you may purchase or sell nVent ordinary shares up to and through the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices of nVent ordinary shares before, on or after the distribution date.

What will happen to the listing of Pentair ordinary shares?	Pentair ordinary shares will continue to trade on the NYSE after the distribution under the symbol “PNR.”

Will the number of Pentair ordinary shares that I own change as a result of the distribution?	No. The number of Pentair ordinary shares that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Pentair ordinary shares?	Yes. As a result of the distribution, Pentair expects the trading price of Pentair ordinary shares immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Electrical business held by nVent. There can be no assurance that the aggregate market value of the Pentair ordinary shares and the nVent ordinary shares following the separation will be higher or lower than the market value of Pentair ordinary shares if the separation and distribution did not occur. This means, for example, that the combined trading prices of one Pentair ordinary share and one nVent ordinary share after the distribution may be equal to, greater than or less than the trading price of one Pentair ordinary share before the distribution.

What are the material U.S. federal income tax consequences of the separation?

The distribution is conditioned on the continued validity of the private letter ruling received by Pentair from the IRS on certain issues relating to the qualification of the distribution and certain related transactions as tax-free under Section 355 and related provisions of the Code. This condition requires that the IRS ruling remain in full force and effect and not be modified or amended in any respect adversely affecting the intended tax-free treatment of the distribution and certain related transactions. The distribution is further conditioned on the receipt of a tax opinion from Deloitte Tax LLP, in form and substance acceptable to Pentair, which tax opinion will rely on the effectiveness of the IRS ruling, substantially to the effect that, for U.S. federal income tax purposes, the distribution and certain related transactions will qualify for non-recognition of gain or loss to Pentair and its shareholders pursuant to Section 355 and related provisions of the Code, except to the extent of cash received in lieu of fractional shares. See “The Separation—Conditions to the Distribution.” Assuming that the distribution satisfies the requirements necessary for non-recognition of gain or loss to Pentair’s shareholders under Section 355 of the Code, for U.S. federal income tax purposes, except for gain realized on the receipt of cash paid in lieu of fractional shares, no gain or loss generally will be recognized by, or be includible in the income of, a holder of Pentair ordinary shares solely as a result of the receipt of nVent ordinary shares in the distribution. You should, however, consult your own tax advisor as to the particular tax consequences to you. The U.S. federal income tax consequences of the separation are described in more detail under “Material U.S. Federal Income Tax Consequences.”

How will I determine my tax basis for U.S. federal income tax purposes in the Pentair ordinary shares I continue to hold and the nVent ordinary shares I receive in the distribution?	Assuming that the distribution is tax-free to Pentair shareholders, except for cash received in lieu of fractional shares, your tax basis for U.S. federal income tax purposes in the Pentair ordinary shares held by you immediately prior to the distribution will be allocated between such Pentair ordinary shares and the nVent ordinary shares received by you in the distribution (including any fractional share deemed received) in proportion to the relative fair market values of each immediately following the distribution. Pentair will provide its shareholders with information to enable them to compute their tax basis in both the Pentair and nVent ordinary shares. This information will be posted on Pentair’s website, www.pentair.com.

What are the material Irish tax consequences of the separation?	The distribution will not give rise to Irish stamp duty for Pentair shareholders. Irish stamp duty may, depending on the manner in which the nVent ordinary shares are held, be payable in respect of transfers of nVent ordinary shares after the separation. You should consult your own tax advisor as to the particular tax consequences to you. The Irish tax consequences of the separation are described in more detail under “Material Irish Tax Consequences.”

What are the material U.K. tax consequences of the separation?	Pentair shareholders should generally not be liable for U.K. tax on income or chargeable gains in respect of the acquisition of nVent ordinary shares in connection with the distribution. You should consult your own tax advisor as to the particular tax consequences to you. The U.K. tax consequences of the separation are described in more detail under “Material U.K. Tax Consequences.”

What will nVent’s relationship be with Pentair following the separation?	We will enter into a separation and distribution agreement with Pentair to effect the separation and provide a framework for nVent’s relationship with Pentair after the separation and will enter into various other agreements, including a tax matters agreement, a transition services agreement and an employee matters agreement. These agreements will provide for the separation between nVent and Pentair of the assets, employees, liabilities and obligations (including its property, tax matters, environmental matters and employee benefit matters) of Pentair and its subsidiaries attributable to periods prior to, at and after nVent’s separation from Pentair and will govern the relationship between nVent and Pentair subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see “Risk Factors—Risks Relating to the Separation” and “Certain Relationships and Related Person Transactions—Agreements with Pentair.”

Who will manage nVent after the separation?	We will benefit from a management team with an extensive background in the Electrical business. Led by Randall J. Hogan, who will be our non-executive Chairman of the Board after the separation, and Beth A. Wozniak, who will be our Chief Executive Officer after the separation, our management team will possess deep knowledge of, and extensive experience in, its industry. None of the management and directors of nVent will be directors or employees of Pentair following the separation. For more information regarding our management and directors, see “Management” and “Directors.”

Are there risks associated with owning nVent ordinary shares?	Yes. Our business is subject to both general and specific risks relating to our business, the industry in which we operate, our ongoing contractual relationships with Pentair and our status as a separate, publicly-traded company. There also are risks relating to the separation, certain tax matters, our jurisdiction of incorporation and ownership of nVent ordinary shares. These risks are described in the “Risk Factors” section of this information statement beginning on page 23. You are encouraged to read that section carefully.

Does nVent plan to pay dividends?	We currently anticipate paying a regular cash dividend. The declaration and payment of any dividends in the future will be subject to the sole discretion of our board of directors and will depend upon many factors. See “Dividends.”

Will nVent incur any debt prior to or at the time of the distribution?	Yes. nVent Finance S.à r.l., which will be a wholly-owned subsidiary of nVent after the separation and which we refer to as “nVent Finance,” has issued $800.0 million of senior unsecured notes, consisting of $300.0 million of 3.950% senior notes due 2023 and $500.0 million of 4.550% senior notes due 2028. In addition, nVent Finance has entered into a credit agreement with a syndicate of banks providing for a five-year $200.0 million senior unsecured term loan facility, which we expect will be drawn upon prior to the completion of the separation, and a five-year $600.0 million senior unsecured revolving credit facility, which we expect will be undrawn upon the completion of the separation. Pursuant to these financing arrangements, we expect to have approximately $1.0 billion of indebtedness upon completion of the separation. In connection with the separation, nVent Finance will transfer to Pentair all cash in excess of $50.0 million of nVent and its subsidiaries, including cash from the net proceeds of this indebtedness, as consideration for the contribution of the assets of the Electrical business to nVent Finance by Pentair. We expect that Pentair will use the proceeds of such cash transfer to repay certain outstanding debt of Pentair. See “Description of Material Indebtedness” and “Risk Factors—Risks Relating to the Separation.”

Who will be the distribution agent, transfer agent and registrar for the nVent ordinary shares?	Computershare will be the distribution agent, transfer agent and registrar for nVent ordinary shares. For questions relating to the transfer or mechanics of the distribution, you should contact:

Computershare

250 Royall Street

Canton, MA 02021

(877) 498-8861

Where can I find more information about Pentair and nVent?	Before the distribution, if you have any questions relating to Pentair’s business performance, you should contact:

Pentair plc

Investor Relations

5500 Wayzata Boulevard, Suite 600

Minneapolis, MN 55416

(763) 656-5575

After the distribution, nVent shareholders who have any questions relating to our business performance should contact us at:

nVent Electric plc

Investor Relations

1665 Utica Avenue

St. Louis Park, MN 55416

(763) 656-1880

The nVent investor website www.nVent.com/investors will be operational as of April 30, 2018.

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and our business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about nVent assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “nVent,” “we,” “us,” “our” and “our company” refer to nVent Electric plc, an Irish public limited company, and its subsidiaries. Unless the context otherwise requires, references to the “Electrical business” refer to the business and operations of Pentair’s Electrical business as they were historically managed as part of Pentair and its subsidiaries prior to completion of the separation. References in this information statement to “Pentair” refer to Pentair plc, an Irish public limited company, and its subsidiaries, including the Electrical business prior to completion of the separation. References in this information statement to the “separation” refer to the separation of the Electrical business from Pentair and the creation, as a result of the distribution, of an independent, publicly-traded company, nVent, which will hold the assets and liabilities associated with the Electrical business after the distribution. References in this information statement to the “distribution” refer to the dividend on Pentair ordinary shares outstanding on the record date that will be satisfied by nVent’s issuance of its ordinary shares to the persons entitled to receive the dividend.

The Company

nVent is a leading global provider of electrical connection and protection solutions. We believe our inventive electrical solutions enable safer systems and ensure a more secure world. We design, manufacture, market, install, and service high performance products and solutions that connect and protect some of the world’s most sensitive equipment, buildings, and critical processes. We offer a comprehensive range of enclosures, electrical connections and fastening, and thermal management solutions across industry-leading brands that are recognized globally for quality, reliability, and innovation. Our principal office is in London, United Kingdom and our management office in the United States is in Minneapolis, Minnesota. We were incorporated under the laws of Ireland on May 30, 2017.

Our broad range of products and solutions connect and protect our customers’ mission-critical equipment from hazardous conditions, improving their utilization, lowering costs, and minimizing downtime. The cost of our products typically represents a small proportion of the total cost of our customers’ end systems as well as the potential cost of failure that our products help avoid. We have a portfolio of premier, industry-leading brands, including Caddy, Erico, Hoffman, Raychem, Schroff, and Tracer, some of which have a history spanning over 100 years, that cover a wide range of verticals, including Industrial, Commercial & Residential, Energy, and Infrastructure.

Our roots within Pentair trace back to the acquisition of Federal-Hoffman Corporation in 1988, which included the Hoffman enclosures brand. From that starting point we have grown both organically and via acquisition. Our Enclosures business first applied lean principles within the organization in the 1990s, leveraging its culture of customer service and operational excellence. In 2012, Pentair merged with Tyco International Ltd.’s Flow Control division, which included our Thermal Management business and the Raychem brand, a global leader in heat tracing solutions. In 2015, Pentair acquired ERICO Global Company, a leading global manufacturer of superior engineered electrical and fastening products, which operates as our Electrical & Fastening Solutions business, broadening our product offering and enabling us to provide additional global solutions to our combined customers.

We aim to continue our journey as “One nVent” organization, with unified focus on commercial excellence, digital transformation, scaled and integrated technology, including Internet of Things (“IoT”), and global presence and capabilities. As we scale our capabilities under our umbrella brand of nVent, we expect to expand our products and solutions and continue to differentiate our company by creating solutions that solve problems for our customers.

Our strategy and culture is grounded in the values and purpose of Pentair. From Pentair Integrated Management System (“PIMS”), we have derived a set of lean growth and talent management processes, designed to improve business performance, evaluate growth opportunities, and develop and retain employees. Through consistent application of these processes, we have been able to foster a culture of innovation, retain focus on the customer, and profitably grow our business. We will continue to use and improve these processes as an independent company to continue to drive sustained and profitable growth.

We estimate that the size of the global industries we serve was $60 billion in 2017 revenue. Those industries are highly fragmented, which provides us with attractive opportunities to execute our growth strategies.

nVent 2017 Sales Breakdown—$2.1 billion
By Segment	By Geography	By Vertical

We are a global business operating across a diverse range of industries. We support our customers with a workforce of 8,600 employees around the world. We operate domestically and internationally with over 50 sales offices and over 30 manufacturing and distribution centers across North America, Europe, Asia, Australia, and South America. We leverage our global workforce and footprint to respond to our customers’ requirements for consistent, high quality and innovative solutions.

We sell our products both through distributors and direct to customer channels. We have a diverse distribution network with over 8,000 channel partners, ranging from electrical distributors to maintenance contractors. Our Electrical & Fastening Solutions, Enclosures—Hoffman brand and Thermal Management—Commercial and Infrastructure products are principally sold through distributors. In addition, our Thermal Management— Industrial and Enclosures—Schroff brand products are primarily sold direct to customers, ranging from leading blue-chip companies to independent sub-contractors. We have long lasting relationships with our distributors and customers.

We operate across three segments: Enclosures, Thermal Management, and Electrical & Fastening Solutions, which contributed 44 percent, 30 percent, and 26 percent to our sales in 2017, respectively.

Enclosures: Enclosures provides innovative solutions that protect, connect, and manage heat in critical electronics, communication, control, and power equipment. From metallic and non-metallic enclosures to cabinets, subracks, and backplanes, it offers the physical infrastructure to host, connect, and protect server and network equipment, as well as indoor and outdoor protection for broadband voice, data, and video surveillance applications in Industrial, Infrastructure, Commercial, and Energy verticals. In 2017, Enclosures had sales of $0.93 billion.

Thermal Management: Thermal Management provides electric thermal solutions that connect and protect critical buildings, infrastructure, industrial processes, and people. Its thermal management systems include heat tracing, floor heating, fire-rated and specialty wiring, sensing, and snow melting and de-icing solutions for use in Energy, Industrial, Commercial & Residential, and Infrastructure verticals. Its highly reliable and easy to install solutions lower total cost of ownership to building owners, facility managers, operators, and end users. In 2017, Thermal Management had sales of $0.62 billion.

Electrical & Fastening Solutions: Electrical & Fastening Solutions provides fastening solutions that connect and protect electrical and mechanical systems and civil structures. Its engineered electrical and fastening products are used across a wide range of verticals, including Commercial, Industrial, Infrastructure, and Energy. In 2017, Electrical & Fastening Solutions had sales of $0.54 billion.

Competitive Strengths

We believe we differentiate ourselves through the following competitive strengths, including:

Leading Provider of Inventive Solutions that Connect and Protect Sensitive Equipment and Maximize Customer Efficiency

We are a leading global provider of inventive solutions that connect and protect our customers’ mission-critical processes and equipment. We believe our comprehensive product offering, ability to customize solutions to unique customer requirements, and track record of superior quality, performance, and reliability positions us as a “go-to” electrical and thermal connection and protection solutions provider. Our products are critical components of our customers’ systems and relied upon to perform in challenging environments where cost of failure is high and our product cost is low. Furthermore, we enhance efficiency of our customers’ processes by improving utilization, lowering installation and maintenance costs, and minimizing downtime through industry-leading product performance.

Strong Industry Positions, Global Footprint and Leading Brands

We benefit from leading industry positions across our Enclosures, Thermal Management, and Electrical & Fastening Solutions segments. Our leadership positions are supported by the breadth of our global footprint, with product development, manufacturing, and distribution capabilities that enable us to meet local market requirements. Our global reach has facilitated entry into new markets and provides the infrastructure and experience to accelerate growth internationally.

We have a portfolio of premier brands, including Caddy, Erico, Hoffman, Raychem, Schroff, and Tracer, with long-standing reputations for innovation, quality, and reliability. We are a leading innovator in many of the spaces in which we operate. We developed the first self-regulating heating cable for industrial use, which automatically adjusts power output to compensate for temperature changes. We also developed the Hoffman Watershed, which was the first fit-for-purpose enclosure for the food & beverage industry to protect critical equipment in heavy wash-down applications.

Diversified Across Products, Verticals, Brands, Channels, and Customers

We offer a diverse range of electrical connection and protection products with sales distributed across a broad range of verticals, brands, channels, and customers. We offer several product lines including communications & electronics protection, controls & electrical protection, industrial heat tracing, and thermal building solutions that are sold across the Industrial, Commercial & Residential, Energy and Infrastructure verticals.

Attractive Margins and Strong Cash Flow Generation

We benefit from industry-leading margins and a track record of strong cash flow generation. Over the past three years, our combined segment income margins1 have consistently been over 19 percent, maintained through our culture of operational efficiency and our global footprint. We have consistently generated strong cash flow from operations and free cash flow.1 Implementation of our lean, growth, and talent management processes across our organization helps to ensure we are continually improving and building sustainable performance and helps us maintain a culture of operational excellence and continuous improvement.

[1]

Combined segment income margin and free cash flow are non-GAAP measures. See “—Other Financial Measures” for more information regarding non-GAAP measures, including a reconciliation to the relevant GAAP measure.

Experienced Management Team with a Proven Track Record of Integrating Acquisitions

We are led by a senior management team with an average of over 20 years of industry experience with Pentair and other leading industrial companies. We benefit from our team’s industry knowledge and track record of successful product innovation and financial performance. Additionally, our senior management team has extensive experience executing and integrating bolt-on and transformational acquisitions. Our team was instrumental in the successful integration of Erico and delivery on cost synergy targets within the envisaged time frame.

Growth Strategies

Pursue Continued Growth Transformation and Business Optimization Through “One nVent” Organization

We stand to benefit from our continued evolution and integration as “One nVent” organization and organic growth focused transformation. Through adopting a customer-led orientation and an enhanced digital strategy across our segments and brands, we aim to achieve commercial excellence and improve customer experience by making it easier and faster for customers to search, select, price and quote our products. We believe a unified approach to our customers will enhance our lead generation capabilities, enable cross-selling opportunities for our sales force, and increase our share of customers’ wallets. We expect further integration across nVent and aim to accelerate our product innovation as we encourage technology sharing across our business.

Capitalize on Identified Organic Growth Opportunities

We have identified several high-potential sectors where we see opportunities to deliver the breadth of our company-wide capabilities to drive continued organic growth. In Commercial, we seek to become our customers’ global connection and protection partner with solutions that are easy to install, deliver productivity and ensure safety and reliability. In Infrastructure, we aim to provide a unified go to market approach with solutions that optimize efficiency through innovation and customer service, with connection and protection solutions. In Industrial, we aim to innovate and create differentiation with specified products for our end-users that enhance reliability and reduce the maintenance costs of our products.

Product Innovation to Leverage Attractive Global Secular Trends

We plan to continue to invest in the development of innovative products and solutions that take advantage of key secular trends, including rising safety standards, the IoT, building automation, and increasing efficiency and regulatory requirements. Rising safety standards globally, including in fire protection and seismic standards, call for innovative solutions that enable our customers to meet those standards in a cost-efficient manner. For example, we recently launched the world’s first low-smoke, zero-halogen fire-rated wiring that meets enhanced fire protection standards while reducing space requirements and total project cost.

The growth in smart products and connected solutions requires an ever increasing number of enclosures designed to exact specifications and high tolerances. For example, we offer a smart and scalable cooling solution for data centers that reduces energy consumption and results in substantial cost savings for customers. We expect to increase product differentiation and average selling prices in all of our segments through building automated and connected devices.

Grow Globally in Europe and Developing Regions

We aim to grow our global presence both in Europe and through selective investments in developing regions. In Europe, we are targeting expansion of product categories and brands that have strong positions in North America but remain underpenetrated in Europe. We plan to expand our regional team, enhance channel coverage including expanding our digital platform, and differentiate our products and solutions by focusing on product flexibility and technical expertise. For example, to meet heightened fire resistance standards in Germany, we developed a fire-rated, metal pressure clip that meets standards, prevents cable damage and allows for easy installation in tight spaces.

In developing regions, we plan to enhance our existing local capabilities and focus on creating localized products and solutions to better serve our customers. For example, we believe significant infrastructure development initiatives in Asia present substantial opportunities for us to expand across our segments. We aim to invest across our supply chain and position our product roadmap around key growth verticals in these regions to capitalize on growth opportunities.

Accelerate Growth Through Targeted Bolt-on Acquisitions

Our company is built on a history of successful strategic acquisitions that evidence our integration capabilities. We believe we have developed a strong pipeline of compelling acquisition candidates that complement existing products, expand geographic reach, and enhance our technical expertise and capabilities. We believe our industry standing, culture of operational excellence, and M&A integration experience position us well to continue to pursue disciplined strategic acquisitions.

Summary of Risk Factors

An investment in nVent ordinary shares is subject to a number of risks, including risks relating to our business, risks relating to the separation, risks relating to our jurisdiction of incorporation in Ireland and tax residency in the U.K. and risks relating to nVent ordinary shares. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Our Business

•	General global economic and business conditions affect demand for our products.

•	We compete in attractive markets with a high level of competition, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products.

•	Volatility in currency exchange rates could have a material adverse effect on our financial condition, results of operations and cash flows.

•	Our future growth is dependent upon our ability to adapt our products, services and organization to meet the demands of local markets in both developed and emerging economies and by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

•	A sustained downturn in the energy industry, due to oil and gas prices decreasing or otherwise, could decrease demand for some of our products and services.

•	We may not be able to identify, finance and complete suitable acquisitions and investments, and any completed acquisitions and investments could be unsuccessful or consume significant resources.

•	We may not achieve some or all of the expected benefits of our business initiatives.

•	Our success depends on attracting and retaining qualified personnel.

•	Our backlog may fluctuate and material amounts of cancellations or reductions of orders or a failure to deliver our backlog on time could affect our future sales.

•	Our future revenue depends in part on our ability to bid and win new contracts.

•	We are exposed to political, regulatory, economic and other risks that arise from operating a multinational business.

•	Violations of the U.S. Foreign Corrupt Practices Act and similar anti-corruption laws outside the U.S. could have a material adverse effect on us.

•	Our failure to satisfy international trade compliance regulations, and changes in U.S. government sanctions, could have a material adverse effect on us.

•	A material disruption at any of our manufacturing facilities could cause us to be unable to meet customer demands or increase our costs.

•	We may experience material cost and other inflation.

•	A disruption in the availability, price or quality of products or materials that we manufacture and source from various countries throughout the world could have a material adverse effect on our results of operations.

•	Our Thermal Management segment’s dependence on subcontractors and third party suppliers and manufacturers with respect to projects could have a material adverse effect on us.

•	Our Thermal Management segment may lose money on fixed-price contracts, and it is exposed to liquidated damages charges in many of its customer contracts.

•	Intellectual property challenges may hinder our ability to develop, engineer and market our products, and we may incur significant costs in our efforts to successfully avoid, manage, defend and litigate intellectual property matters.

•	Changes in U.S. administrative policy, including changes to existing trade agreements, could have a material adverse effect on us.

•	We have significant goodwill and intangible assets and future impairment of our goodwill and intangible assets could have a material adverse effect on our results of operations.

•	Deterioration in the credit quality of our customers could have a material adverse effect on us.

•	Seasonality of sales and weather conditions could have a material adverse effect on our financial results.

•	We are exposed to potential environmental laws, liabilities and litigation.

•	We are exposed to certain regulatory and financial risks related to climate change.

•	Increased information technology security threats and computer crime pose a risk to our systems, networks, products and services, and we are exposed to potential regulatory, financial and reputational risks relating to the protection of our data.

•	We may be negatively impacted by litigation, including product liability claims.

•	Our share price may fluctuate significantly.

Risks Relating to the Separation

•	We have no history operating as an independent company. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the separation.

•	Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be an accurate indicator of our future results of operations.

•	As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Pentair.

•	We may not achieve some or all of the expected benefits of the separation, and the separation may materially adversely affect our business.

•	As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

•	Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and distribution.

•	Pentair may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place where certain of the transaction agreements expire.

•	Potential indemnification liabilities to Pentair pursuant to the transaction agreements could materially adversely affect us.

•	We may have received more favorable terms from unaffiliated third parties than the terms we will receive in our agreements with Pentair.

•	Challenges in the commercial and credit environment may materially adversely affect our ability to issue debt on acceptable terms and our future access to capital.

•	After the separation, we will have indebtedness, which could restrict our ability to pay dividends and have a negative impact on our financing options and liquidity position.

•	We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable or acceptable terms, and may be dilutive to existing shareholders.

•	If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, then nVent, Pentair and Pentair shareholders could be subject to significant tax liability or tax indemnity obligations.

•	We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

•	We will share responsibility for certain of our and Pentair’s income tax liabilities for tax periods prior to and including the distribution date.

Risks Relating to our Jurisdiction of Incorporation in Ireland and Tax Residency in the U.K.

•	We are subject to changes in law and other factors that may not allow us to maintain a worldwide effective corporate tax rate that is competitive in our industry.

•	A change in nVent’s tax residency could have a negative effect on our future profitability, and may trigger taxes on dividends or exit charges.

•	Legislative action in the U.S. could materially adversely affect us.

•	There is no guarantee that the High Court of Ireland approval of the creation of distributable reserves required for the payment of dividends to our shareholders will be forthcoming.

•	Irish law differs from the laws in effect in the U.S. and may afford less protection to holders of our securities.

•	Irish law imposes restrictions on certain aspects of capital management.

•	Transfers of nVent ordinary shares may be subject to Irish stamp duty.

•	nVent ordinary shares, received by means of a gift or inheritance, could be subject to Irish capital acquisitions tax.

Risks Relating to nVent Ordinary Shares

•	We cannot be certain that an active trading market for nVent ordinary shares will develop or be sustained after the distribution, and following the distribution, our share price may fluctuate significantly.

•	A number of nVent ordinary shares are or will be eligible for future sale, which may cause our share price to decline.

•	We cannot guarantee the timing, amount or payment of dividends on nVent ordinary shares.

•	Your percentage of ownership in nVent may be diluted in the future.

•	Certain provisions in our articles of association, among other things, could prevent or delay an acquisition of us, which could decrease our share price.

The Separation

On May 9, 2017, Pentair announced a plan to separate its Water business and its Electrical business into two independent, publicly-traded companies. Pentair also announced it anticipated that the transaction will be in the form of a spin-off of nVent by Pentair to its shareholders that will be tax-free for U.S. federal income tax purposes.

nVent was incorporated in Ireland on May 30, 2017, for the purpose of holding Pentair’s Electrical business following the separation. Currently, all of our issued shares are held beneficially by an Irish corporate services provider.

On April 3, 2018, the Pentair board of directors approved the transfer of Pentair’s Electrical business to us in return for which we will issue nVent ordinary shares to Pentair shareholders on the basis of one nVent ordinary share for each Pentair ordinary share held on the record date, subject to the satisfaction of the conditions to the distribution.

Immediately prior to the distribution, Pentair will transfer its Electrical business to us in return for which we will issue nVent ordinary shares to Pentair shareholders, pro rata to their respective holdings. Prior to the transfer by Pentair to us of the Electrical business, we will have no business operations. In connection with these transactions, we will acquire by surrender the shares currently held by the Irish corporate services provider referred to above for no consideration, following which we will cancel these shares. Immediately following the distribution, the persons entitled to receive nVent ordinary shares in the distribution will own all of the outstanding nVent ordinary shares.

On April 30, 2018, the expected distribution date, each person who holds Pentair ordinary shares at the close of business on the record date will receive one nVent ordinary share for each Pentair ordinary share held at the close of business on the record date, as described below. You will receive cash in lieu of any fractional nVent ordinary shares which you would have received after the application of the above ratio. Immediately following the distribution, the persons entitled to receive nVent ordinary shares in the distribution will own all of the outstanding nVent ordinary shares. You will not be required to make any payment, surrender or exchange your

Pentair ordinary shares or take any other action to receive your nVent ordinary shares in the distribution. The distribution of nVent ordinary shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Separation—Conditions to the Distribution.”

Our Post-Separation Relationship with Pentair

In connection with the separation, we and Pentair will enter into a separation and distribution agreement and various other agreements, including a tax matters agreement, a transition services agreement and an employee matters agreement. These agreements will provide a framework for our relationship with Pentair after the separation and provide for the allocation between us and Pentair of Pentair’s assets, employees, liabilities and obligations (including its property, tax matters, environmental matters and employee benefit matters) attributable to periods prior to, at and after our separation from Pentair. For additional information regarding the separation and distribution agreement and other transaction agreements, see “Risk Factors—Risks Relating to the Separation” and “Certain Relationships and Related Person Transactions—Agreements with Pentair.”

Reasons for the Separation

The Pentair board of directors determined that the creation of two independent, publicly-traded companies, with nVent operating Pentair’s Electrical businesses, and Pentair operating its Water businesses is in the best interests of Pentair and its shareholders for a number of reasons, including that such separation is expected to:

•	Create two companies that will benefit from leading positions in their respective industries, well-recognized brands, attractive margin profiles, strong cash flow generation and compelling growth opportunities.

•	Enable enhanced strategic focus and simplified corporate structure with improved clarity into business performance and growth opportunities for management of each company to focus on their respective businesses and opportunities for long-term growth and profitability.

•	Provide each company with greater flexibility to pursue their own strategies for growth, both organic and through acquisitions, and capital allocation without having to consider the potential impact on the businesses of the other company.

•	Create two independent capital structures that are expected to be well-capitalized and have the financial profile and management talent to be successful, profitable and sustainable independent companies and afford each company direct access to the debt and equity capital markets to fund their respective growth strategies and to establish an appropriate capital structure for their business needs.

•	Increase business transparency and provide a clearer investment thesis for investors to allow evaluation of the separate investment identities of each company, including the distinct merits, performance and future prospects of their respective businesses, and provide investors with a more targeted investment opportunity.

•	Enhance each company’s flexibility to establish appropriate compensation policies, including equity-based compensation policies that are reflective of the performance of its operations and are designed to attract and retain skilled employees.

The Pentair board of directors also considered a number of potentially negative factors in evaluating the separation, including:

•	The potential loss of operational synergies from operating as a consolidated entity, as we will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from Pentair.

•	The potential increased costs for each of the companies operating as stand-alone companies, including costs related to initiatives to develop our independent ability to operate without access to Pentair’s existing operational and administrative infrastructure.

•	The potential exposure to operating in fewer industries thereby reducing the ability to mitigate downturns in one business against the others.

•	The potential disruptions to each company’s respective business as a result of the separation, which will require significant amounts of management’s time and effort.

•	The risk that Pentair would not achieve the expected benefits of the separation.

•	The risk that Pentair may not be able to successfully execute the separation.

•	The incurrence of one-time costs of the separation, including financial advisor, accounting, legal and other advisor costs, recruiting and relocation costs associated with hiring new key senior management personnel, and costs related to establishing a new brand identity in the marketplace.

For more information, see the sections entitled “The Separation—Reasons for the Separation” and “Risk Factors—Risks Related to the Separation” included elsewhere in this information statement. In determining to pursue the separation, the Pentair board of directors concluded that the potential benefits of the separation outweighed these factors.

nVent Corporate Information

The address of our principal office is The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW, United Kingdom. Our management office in the United States will be located at 1665 Utica Avenue, St. Louis Park, Minnesota 55416. Our website is www.nVent.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Pentair shareholders who will receive nVent ordinary shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Pentair nor nVent will update this information except in the normal course of their respective disclosure obligations and practices.

This document is not a prospectus within the meaning of the Companies Act 2014 of Ireland (as amended) (the “Irish Companies Act”), the Prospectus Directive (2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law within the meaning of the above legislation. This document has not been approved or reviewed by or registered with the Central Bank of Ireland or any other competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC). Neither Pentair nor nVent is an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC) and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

Summary Historical and Unaudited Pro Forma Combined Financial Data

The following table sets forth summary historical combined financial data for nVent for the periods indicated below. The summary combined statement of income data for each of the years ended December 31, 2017, 2016 and 2015, and the combined balance sheet data as of December 31, 2017 and 2016 set forth below are derived from our audited combined financial statements included in the “Index to Financial Statements” section of this information statement.

Our historical combined financial statements include general corporate expenses of Pentair that were not historically charged to nVent for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology, human resources, communications, facilities and employee benefits and compensation. These costs may not be representative of the future costs we will incur as an independent, publicly-traded company. In addition, our historical combined financial statements do not reflect changes that we expect to experience in the future as a result of the separation, including changes in the financing, operations, cost structure and personnel needs of our business. Consequently, the historical financial data included herein may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as a stand-alone public company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation.

The unaudited pro forma combined statement of income data for the year ended December 31, 2017 gives effect to the separation as if it had occurred on January 1, 2017, the first day of fiscal year 2017. The unaudited pro forma combined balance sheet data as of December 31, 2017 gives effect to the separation as if it had occurred on December 31, 2017. The pro forma adjustments are based upon available information and assumptions that nVent believes are reasonable. The summary unaudited pro forma combined financial statements have been presented for informational purposes only. The statements are not necessarily indicative of our results of operations or financial condition had the separation been completed on the date assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition. Please see the notes to the unaudited pro forma combined financial statements included elsewhere in this information statement for a discussion of adjustments reflected in the unaudited pro forma combined financial statements.

The summary combined financial data presented below should be read in conjunction with “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and accompanying notes included in the “Index to Financial Statements” section of this information statement.

	Years ended December 31
In millions	Pro Forma 2017 (unaudited)	2017	2016	2015
Combined Statement of Income Data
Net sales	$2,097.9	$2,097.9	$2,116.0	$1,809.3
Income before income taxes	284.7	313.3	315.0	265.9
Net income	331.3	361.7	259.1	210.1

	As of December 31
In millions	Pro Forma 2017 (unaudited)	2017	2016
Combined Balance Sheet Data
Total assets	$4,750.1	$4,725.0	$4,493.8
Total debt	991.5	—	—
Total equity	2,824.9	3,791.3	3,485.7

Other Financial Measures

We believe that certain non-GAAP measures, such as combined segment income, combined segment income margin and free cash flow, when presented in conjunction with comparable GAAP measures, are useful because they are appropriate measures for evaluating our operating performance or liquidity. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented below may not be comparable to similarly titled measures reported by other companies.

We believe segment income and segment income margin are important measures of operating performance because the measures exclude amounts that we do not consider part of our core operating results when assessing performance. Management uses segment income and segment income margin to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers. In addition, segment income is used as a criterion to measure and pay compensation-based incentives. The following table presents a reconciliation of combined income before income taxes to combined segment income and combined operating income margin to combined segment income margin:

	Years ended December 31
In millions	2017	2016	2015
Net sales	$2,097.9	$2,116.0	$1,809.3

Income before income taxes	313.3	315.0	265.9
Interest expense	0.2	1.4	1.1

Operating income	313.5	316.4	267.0
% of net sales (operating income margin)	14.9%	15.0%	14.8%
Restructuring and other	13.0	12.3	15.7
Intangible amortization	61.4	60.8	31.6
Inventory step-up	—	—	35.7
Pension and other post-retirement mark-to-market (gain) loss	(3.0)	10.8	(12.5)
Deal related costs and expenses	—	—	14.0
Trade name impairment	16.4	13.3	—
Separation costs	16.1	—	—

Segment income	$417.4	$413.6	$351.5
% of net sales (segment income margin)	19.9%	19.5%	19.4%

In addition to measuring our cash flow generation or usage based upon operating, investing and financing classifications included in the Combined Statements of Cash Flows, we also measure our free cash flow. Free cash flow is a non-GAAP financial measure that we use to assess our liquidity performance. We believe free cash flow is an important measure of liquidity because it provides us and our investors a measurement of cash generated from operations that is available to pay dividends, make acquisitions, repay debt and repurchase shares. In addition, free cash flow is used as a criterion to measure and pay compensation-based incentives. The following table is a reconciliation of free cash flow:

	Years ended December 31
In millions	2017	2016	2015
Net cash provided by (used for) operating activities	$409.7	$364.0	$343.9
Capital expenditures	(31.8)	(74.5)	(47.4)
Proceeds from sale of property and equipment	4.2	5.9	0.6

Free cash flow	$382.1	$295.4	$297.1

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and nVent ordinary shares. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows. The risk factors generally have been separated into four groups: risks relating to our business, risks relating to the separation, risks relating to our jurisdiction of incorporation in Ireland and tax residency in the U.K. and risks relating to nVent ordinary shares.

Risks Relating to Our Business

General global economic and business conditions affect demand for our products.

We compete in various geographic regions and product markets around the world. Among these, the most significant are global industrial markets and residential markets. We expect to experience fluctuations in revenues and results of operations due to economic and business cycles. Important factors for our business and the businesses of our customers include the overall strength of the economy and our customers’ confidence in the economy, industrial and governmental capital spending, the strength of the residential and commercial real estate markets, unemployment rates, availability of consumer and commercial financing, interest rates and energy and commodity prices. The businesses of many of our industrial customers are to varying degrees cyclical and have experienced periodic downturns. While we attempt to minimize our exposure to economic or market fluctuations by serving a balanced mix of end markets and geographic regions, any of the above factors, individually or in the aggregate, or a significant or sustained downturn in a specific end market or geographic region could reduce demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We compete in attractive markets with a high level of competition, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products.

The markets for our products and services are geographically diverse and highly competitive. We compete against large and well-established national and global companies, as well as regional and local companies and lower-cost manufacturers. We compete based on technical expertise, reputation for quality and reliability, timeliness of delivery, previous installation history, contractual terms and price. Some of our competitors, in particular smaller companies, attempt to compete based primarily on price, localized expertise and local relationships, especially with respect to products and applications that do not require a great deal of engineering or technical expertise. In addition, during economic downturns average selling prices tend to decrease as market participants compete more aggressively on price. If we are unable to continue to differentiate our products, services and solutions, or if we are forced to cut prices or to incur additional costs to remain competitive, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Volatility in currency exchange rates could have a material adverse effect on our financial condition, results of operations and cash flows.

Sales outside of the U.S. for the year ended December 31, 2017 accounted for 42 percent of our net sales. Our financial statements reflect translation of items denominated in non-U.S. currencies to U.S. dollars. Therefore, if the U.S. dollar strengthens in relation to the principal non-U.S. currencies from which we derive revenue as compared to a prior period, our U.S. dollar-reported revenue and income will effectively be decreased to the extent of the change in currency valuations and vice-versa. For the year ended December 31, 2017, foreign currency translations had a 0.5 percent positive impact on our net sales. Fluctuations in foreign currency exchange rates, most notably the strengthening of the U.S. dollar against the euro, could have a material adverse effect on our reported revenue in future periods. In addition, currency variations could have a material adverse effect on margins on sales of our products in countries outside of the U.S. and margins on sales of products that include components obtained from suppliers located outside of the U.S.

Our future growth is dependent upon our ability to adapt our products, services and organization to meet the demands of local markets in both developed and emerging economies and by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

We operate in global markets that are characterized by customer demand that is often global in scope but localized in delivery. We compete with thousands of smaller regional and local companies that may be positioned to offer products produced at lower cost than ours, or to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. Also, in several emerging markets potential customers prefer local suppliers, in some cases because of existing relationships and in other cases because of local legal restrictions or incentives that favor local businesses. Accordingly, our future success depends upon a number of factors, including our ability to adapt our products, services, organization, workforce and sales strategies to fit localities throughout the world, particularly in high-growth emerging markets; identify emerging technological and other trends in our target end markets; and develop or acquire competitive products and services and bring them to market quickly and cost-effectively. The failure to effectively adapt our products or services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A sustained downturn in the energy industry, due to oil and gas prices decreasing or otherwise, could decrease demand for some of our products and services.

A portion of our revenue historically has been generated by end-users in the oil and gas markets where we serve all three major categories of customers in the petroleum industry—upstream exploration/production, midstream transportation and downstream refining. The businesses of most of our customers in the energy industry are, to varying degrees, cyclical and historically have experienced periodic downturns. Profitability in the energy industry is highly sensitive to supply and demand cycles and commodity prices, which historically have been volatile, and our customers in this industry have tended to delay large capital projects, including expensive maintenance and upgrades, during industry downturns. Customer project delays and cancellations may limit our ability to realize value from our backlog as expected and cause fluctuations in the timing or the amount of revenue earned and the profitability of our business in a particular period. In addition, such delays and cancellations may lead to significant fluctuations in results of operations from quarter to quarter, making it difficult to predict our financial performance on a quarterly basis.

Demand for a portion of our products and services depends upon the level of capital expenditure by companies in the energy industry, which depends, in part, on energy prices. Prices of oil and gas are volatile and within the past three years, the price of crude oil has declined significantly. We have experienced suspensions or delays in large capital projects within the energy sector, especially in the upstream exploration and production sector, and most notably in Canada. A sustained downturn in the capital expenditures of our customers, whether due to a decrease in the market price of oil and gas or otherwise, may delay projects, decrease demand for our products and services and cause downward pressure on the prices we charge, which, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to identify, finance and complete suitable acquisitions and investments, and any completed acquisitions and investments could be unsuccessful or consume significant resources.

Our business strategy is expected to include acquiring businesses and making investments that complement our existing business. We expect to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing set of product and service offerings. We may not be able to identify suitable acquisition candidates, obtain financing or have sufficient cash necessary for acquisitions or successfully complete acquisitions in the future. Acquisitions and investments may involve significant cash expenditures, debt incurrences, equity issuances, operating losses and expenses. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	difficulties in obtaining and verifying the financial statements and other business information of acquired businesses;

•	inability to obtain required regulatory approvals;

•	potential loss of key employees, key contractual relationships or key customers of acquired companies or of ours;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including risks relating to the U.S. Foreign Corrupt Practices Act (the “FCPA”); and

•	dilution of interests of holders of nVent ordinary shares through the issuance of equity securities or equity-linked securities.

It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our business operations. Any acquisitions or investments may not be successful and may ultimately result in impairment charges and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not achieve some or all of the expected benefits of our business initiatives.

In order to align our resources with our growth strategies, operate more efficiently and control costs, we may periodically announce restructuring plans, which may include workforce reductions, global plant closures and consolidations, asset impairments and other cost reduction initiatives. We may undertake restructuring actions and workforce reductions in the future. As these plans and actions are complex, we may not be able to achieve the operating efficiencies to reduce costs or realize benefits that were anticipated in connection with these initiatives. If we are unable to execute these initiatives as planned, we may not realize all or any of the anticipated benefits, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our success depends on attracting and retaining qualified personnel.

Our ability to sustain and grow our business requires us to hire, retain and develop a highly skilled and diverse management team and workforce. Failure to ensure that we have the depth and breadth of personnel with the necessary skill set and experience, or the loss of key employees, could impede our ability to deliver our growth objectives and execute our strategy.

Our backlog may fluctuate and material amounts of cancellations or reductions of orders or a failure to deliver our backlog on time could affect our future sales.

Our backlog is comprised of the portion of firm signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue. Backlog may increase or decrease based on the addition of large multi-year projects and their subsequent completion. Backlog may also be favorably or unfavorably affected by foreign currency rate fluctuations. The dollar amount of backlog as of December 31, 2017 was $280.4 million. The timing of our recognition of revenue out of our backlog is subject to a variety of factors that may cause delays, many of which, including fluctuations in our customers’ delivery schedules, are beyond our control. Such delays may lead to significant fluctuations in results of operations from quarter to quarter, making it difficult to predict our financial performance on a quarterly basis. Further, while we have historically experienced few order cancellations and the amount of order cancellations has not been material compared to our total contract volume, if we were to experience a significant amount of cancellations of or reductions in purchase orders, it would reduce our backlog and, consequently, our future sales and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our future revenue depends in part on our ability to bid and win new contracts.

Our future revenue and overall results of operations require us to successfully bid on new contracts and, in particular, contracts for large greenfield projects, which are frequently subject to competitive bidding processes. Our revenue from major projects depends in part on the level of capital expenditures in some of our principal end markets, including the energy, chemical processing and power generation industries. In addition, if we fail to replace completed or canceled large greenfield projects with new order volume of the same magnitude, our backlog will decrease. The number of such projects we win in any year fluctuates, and is dependent upon the number of projects available and our ability to bid successfully for such projects. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as competitive position, market conditions, financing arrangements and required governmental approvals. If negative market conditions arise, or if we fail to secure adequate financial arrangements or required governmental approvals, we may not be able to pursue particular projects or win new contracts, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to political, regulatory, economic and other risks that arise from operating a multinational business.

Sales outside of the U.S. for the year ended December 31, 2017 accounted for 42 percent of our net sales. Further, our business obtains some products, components and raw materials from non-U.S. suppliers. Accordingly, our business is subject to the political, regulatory, economic and other risks that are inherent in operating in numerous countries. These risks include:

•	changes in general economic and political conditions in countries where we operate, particularly in emerging markets;

•	relatively more severe economic conditions in some international markets than in the U.S.;

•	the difficulty of enforcing agreements and collecting receivables through non-U.S. legal systems;

•	the difficulty of communicating and monitoring standards and directives across our global facilities;

•	trade protection measures and import or export licensing requirements and restrictions;

•	the possibility of terrorist action affecting us or our operations;

•	the threat of nationalization and expropriation;

•	the imposition of tariffs, exchange controls or other trade restrictions;

•	difficulty in staffing and managing widespread operations in non-U.S. labor markets;

•	changes in tax treaties, laws or rulings that could have a material adverse impact on our effective tax rate;

•	limitations on repatriation of earnings;

•	the difficulty of protecting intellectual property in non-U.S. countries; and

•	changes in and required compliance with a variety of non-U.S. laws and regulations.

Our success depends in part on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business as a whole.

Violations of the U.S. Foreign Corrupt Practices Act and similar anti-corruption laws outside the U.S. could have a material adverse effect on us.

The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity, with more frequent and aggressive investigations and enforcement proceedings by both the U.S. Department of Justice and the SEC, increased enforcement activity by non-U.S. regulators and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that are recognized as having governmental and commercial corruption and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Because many of our customers and end users are involved in infrastructure construction and energy production, they are often subject to increased scrutiny by regulators. We cannot assure you that our internal control policies and procedures will always protect us from reckless or criminal acts committed by our employees or third-party intermediaries. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may require self-disclosure to governmental agencies and result in criminal or civil sanctions, which could disrupt our business and result in a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

Our failure to satisfy international trade compliance regulations, and changes in U.S. government sanctions, could have a material adverse effect on us.

Our global operations require importing and exporting goods and technology across international borders on a regular basis. Certain of the products we manufacture are “dual use” products, which are products that may have both civil and military applications, or may otherwise be involved in weapons proliferation, and are often subject to more stringent export controls. From time to time, we obtain or receive information alleging improper activity in connection with imports or exports. Our policy mandates strict compliance with U.S. and non-U.S. trade laws applicable to our products. However, even when we are in strict compliance with law and our policies, we may suffer reputational damage if certain of our products are sold through various intermediaries to entities operating in sanctioned countries. When we receive information alleging improper activity, our policy is to investigate that information and respond appropriately, including, if warranted, reporting our findings to relevant government authorities. Nonetheless, our policies and procedures may not always protect us from actions that would violate U.S. and/or non-U.S. laws. Any improper actions could subject us to civil or criminal penalties, including material monetary fines, or other adverse actions including denial of import or export privileges, and could damage our reputation and business prospects.

In addition, from time to time, the U.S. government has imposed sanctions restricting U.S. companies from conducting business with specified non-U.S. individuals and companies. In particular, the U.S. government recently imposed sanctions through several executive orders and legislation restricting U.S. companies from conducting business with specified Russian and Ukrainian individuals and companies. While we believe that the executive orders currently do not preclude us from conducting business with our current customers or vendors in Russia, the sanctions imposed by the U.S. government may be expanded in the future to restrict us from engaging with them. If we are unable to conduct business with new or existing customers or vendors or pursue business opportunities in Russia or Ukraine, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A material disruption at any of our manufacturing facilities could cause us to be unable to meet customer demands or increase our costs.

If operations at any of our manufacturing facilities were to be disrupted as a result of significant equipment failures, natural disasters, earthquakes, power outages, fires, explosions, terrorism, adverse weather conditions, labor disputes or other reasons, we may be unable to fill customer orders and otherwise meet customer demand for our products, which could have a material adverse effect our business, financial condition, results of operations and cash flows. Interruptions in production, in particular at our manufacturing facilities, could increase our costs and reduce our sales. Any interruption in production capability could require us to make substantial capital expenditures to fill customer orders. We maintain property damage insurance that we believe to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under our insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could have a material adverse effect our business, financial condition, results of operations and cash flows.

We may experience material cost and other inflation.

In the past, we have experienced material cost and other inflation in a number of our businesses. We strive for productivity improvements and implement increases in selling prices to help mitigate cost increases in raw materials (especially metals and resins), energy and other costs such as pension, health care and insurance. We continue to implement operational initiatives in order to mitigate the impacts of this inflation and continuously reduce our costs. However, these actions may not be successful in managing our costs or increasing our productivity. Continued cost inflation or failure of our initiatives to generate cost savings or improve productivity could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A disruption in the availability, price or quality of products or materials that we manufacture and source from various countries throughout the world could have a material adverse effect on our results of operations.

Our business is subject to risks associated with global manufacturing and sourcing. We use a variety of raw materials in the production of our products including steel, aluminum, brass, copper, bronze, zinc, nickel and plastics. We also purchase certain electrical and electronic components from a number of suppliers. Significant shortages in the availability of these materials or price increases could increase our operating costs and adversely impact the competitive positions of our products. We rely on materials, components and finished goods that are sourced from or manufactured outside the U.S., including Mexico, China and other countries, and these countries may experience political or trade instability, which could disrupt our supply of products or materials. We rely on our suppliers to produce high quality materials, components and finished goods according to our specifications. Although we have quality control procedures in place, there is a risk that products may not meet our specifications which could impact our ability to ship quality products to our customers on a timely basis.

Our Thermal Management segment’s dependence on subcontractors and third party suppliers and manufacturers with respect to projects could have a material adverse effect on us.

Our Thermal Management segment often relies on third party subcontractors as well as third party suppliers and manufacturers to complete projects. To the extent that we cannot engage subcontractors or acquire supplies or materials from third parties for these projects, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price contracts, we could experience losses on these contracts. In addition, if a subcontractor, supplier or manufacturer is unable to deliver its services or materials according to the negotiated contract terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services or materials were needed.

Our Thermal Management segment may lose money on fixed-price contracts, and it is exposed to liquidated damages charges in many of its customer contracts.

Our Thermal Management segment often agrees to provide products and services under fixed-price or unit price contracts, including our turnkey solutions. Under these contracts, we are typically responsible for all cost overruns, other than the amount of any cost overruns resulting from requested changes in order specifications.

Our actual costs and any gross profit realized on these fixed-price contracts could vary from the estimated costs on which these contracts were originally based. This may occur for various reasons, including errors in estimates or bidding, changes in availability and cost of labor and raw materials and unforeseen technical and logistical challenges, including with managing our geographically widespread operations and use of third party subcontractors, suppliers and manufacturers in many countries. These variations and the risks inherent in our Thermal Management segment’s projects may result in reduced profitability or losses on projects. Depending on the size of a project, variations from estimated contract performance could have a material adverse effect on our results of operations. In addition, many of our Thermal Management segment’s customer contracts, including fixed-price contracts, contain liquidated damages provisions in the event that we fail to perform our obligations thereunder in a timely manner or in accordance with the agreed terms, conditions and standards.

Intellectual property challenges may hinder our ability to develop, engineer and market our products, and we may incur significant costs in our efforts to successfully avoid, manage, defend and litigate intellectual property matters.

Patents, non-compete agreements, proprietary technologies, customer relationships, trademarks, trade names and brand names are important to our business. Intellectual property protection, however, may not preclude competitors from developing products similar to ours or from challenging our names or products. Our pending patent applications, and our pending copyright and trademark registration applications, may not be allowed or competitors may challenge the validity or scope of our patents, copyrights or trademarks. In addition, our patents, copyrights, trademarks and other intellectual property rights may not provide us a significant competitive advantage. Over the past few years, we have noticed an increasing tendency for participants in our markets to use challenges to intellectual property as a means to compete. Patent and trademark challenges increase our costs to develop, engineer and market our products. We may need to spend significant resources monitoring our intellectual property rights and we may or may not be able to detect infringement by third parties. If we fail to successfully enforce our intellectual property rights or register new patents, our competitive position could suffer, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

From time to time, we receive notices from third parties alleging intellectual property infringement. Any dispute or litigation involving intellectual property could be costly and time-consuming due to the complexity and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims, we may lose our rights to utilize critical technology, may be required to pay substantial damages or license fees with respect to the infringed rights or may be required to redesign our products at a substantial cost, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in U.S. administrative policy, including changes to existing trade agreements, could have a material adverse effect on us.

As a result of changes to U.S. administrative policy, there may be changes to existing trade agreements, like the North American Free Trade Agreement, greater restrictions on free trade generally, significant increases in tariffs on goods imported into the U.S. particularly tariffs on products manufactured in Mexico, among other possible changes. Changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently manufacture and sell products, and any resulting negative sentiments towards the U.S. as a result of such changes, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have significant goodwill and intangible assets and future impairment of our goodwill and intangible assets could have a material adverse effect on our results of operations.

We test goodwill and other indefinite-lived intangible assets for impairment on at least an annual basis, and more frequently if circumstances warrant, by comparing the estimated fair value of our reporting unit to its respective carrying values on its balance sheets. As of December 31, 2017, our goodwill and intangible assets were $3.5 billion and represented 74 percent of our total assets. Changes in economic and operating conditions impacting the assumptions used in our impairment tests could result in future goodwill and intangible asset impairment charges.

Deterioration in the credit quality of our customers could have a material adverse effect on us.

We have an extensive customer base of original equipment manufacturers, contractors, telecommunications companies and retail and hardware outlets. Deterioration in the credit quality of several major customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Seasonality of sales and weather conditions could have a material adverse effect on our financial results.

We generally experience increased demand for Thermal Management products and services during the fall and winter months in the Northern Hemisphere and increased demand for Electrical & Fastening Solutions products during the spring and summer months in the Northern Hemisphere. Seasonality and weather conditions could have a material adverse effect on our results of operations.

We are exposed to potential environmental laws, liabilities and litigation.

We are subject to U.S. federal, state, local and non-U.S. laws and regulations governing our environmental practices, public and worker health and safety, and the indoor and outdoor environment. Compliance with these environmental, health and safety regulations could require us to satisfy environmental liabilities, increase the cost of manufacturing our products or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows. Any violations of these laws by us could cause us to incur unanticipated liabilities. We are also required to comply with various environmental laws and maintain permits, some of which are subject to renewal from time to time, for many of our businesses and we could suffer if we are unable to renew existing permits or to obtain any additional permits that we may require. Compliance with environmental requirements also could require significant operating or capital expenditures or result in significant operational restrictions. We cannot assure you that we have been or will be at all times in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators.

We have been named as defendant, target or a potentially responsible party (“PRP”) in a number of environmental clean-ups relating to our current or former business units. We may be named as a PRP at other sites in the future for existing business units, as well as both divested and acquired businesses. In addition to clean-up actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. The cost of clean-up and other environmental liabilities can be difficult to accurately predict. In addition, environmental requirements change and tend to become more stringent over time. Our eventual environmental clean-up costs and liabilities could exceed the amount of our current reserves.

We are exposed to certain regulatory and financial risks related to climate change.

Climate change is receiving ever increasing attention worldwide. Many scientists, legislators and others attribute global warming to increased levels of greenhouse gases, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. The U.S. Environmental Protection Agency (“EPA”) has published findings that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. Based on these findings, the EPA has implemented regulations that require reporting of GHG emissions, or that limit emissions of GHGs from certain mobile or stationary sources. In addition, the U.S. Congress and federal and state regulatory agencies have considered other legislation and regulatory proposals to reduce emissions of GHGs, and many states have already taken legal measures to reduce emissions of GHGs, primarily through the development of GHG inventories, GHG permitting and/or regional GHG cap-and-trade programs. It is uncertain whether, when and in what form a federal mandatory carbon dioxide emissions reduction program, or other state programs, may be adopted. Similarly, certain countries have adopted the Kyoto Protocol and/or the Paris Accord, and these and other existing international initiatives or those under consideration could affect our international operations. To the extent our customers, particularly our energy and industrial customers, are subject to any of these or other similar proposed or newly enacted laws and regulations, we are exposed to risks that the additional costs by customers to comply with such laws and regulations could impact their ability or desire to continue to operate at similar levels in certain jurisdictions as historically seen or as currently anticipated, which could negatively impact their demand for our products and services. These actions could also increase costs associated with our operations, including costs for raw materials and transportation. Because it is uncertain what laws will be enacted, we cannot predict the potential impact of such laws on our future financial condition, results of operations and cash flows.

Increased information technology security threats and computer crime pose a risk to our systems, networks, products and services, and we are exposed to potential regulatory, financial and reputational risks relating to the protection of our data.

We rely upon information technology systems and networks in connection with a variety of business activities, some of which are managed by third parties. Additionally, we collect and store data that is sensitive to nVent and its employees, customers, dealers and suppliers. As our business increasingly interfaces with employees, customers, dealers and suppliers using information technology systems and networks, we are subject to an increased risk to the secure operation of these systems and networks and to additional laws and regulatory requirements regarding data privacy, including the European Union General Data Protection Regulation. The secure operation of these information technology systems and networks, and the processing and maintenance of this data is critical to our business operations and strategy. Information technology security threats — from user error to attacks designed to gain unauthorized access to our systems, networks and data — are increasing in frequency and sophistication. Attacks may range from random attempts to coordinated and targeted attacks, including sophisticated computer crime and advanced persistent threats. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of the data we process and maintain and pose a risk of theft to our assets. Establishing systems and processes to address these threats and changes in legal requirements relating to data collection and storage may increase our costs. We have experienced data breaches, and, although we have determined such data breaches to be immaterial and such data breaches have not had a material adverse effect on our financial condition, results of operations or cash flows, there can be no assurance of similar results in the future. Should future attacks succeed in the theft of assets, exporting sensitive data or financial information or controlling sensitive systems or networks, it could expose us and our employees, customers, dealers and suppliers to the theft of assets, misuse of information or systems, the compromising of confidential information, manipulation and destruction of data, defective products, production downtimes and operations disruptions, and breach of privacy, which may require notification under data privacy and other applicable laws. The occurrence of any of these events could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows. In addition, such breaches in security could result in litigation, regulatory action and potential liability and the costs and operational consequences of implementing further data protection measures.

We may be negatively impacted by litigation, including product liability claims.

Our business exposes us to potential litigation, such as product liability claims relating to the design, manufacture and sale of our products. While we currently maintain what we believe to be suitable product liability insurance, we may not be able to maintain this insurance on acceptable terms and this insurance may not provide adequate protection against potential or previously existing liabilities. In addition, we self-insure a portion of product liability claims. Successful claims against us for significant amounts could have a material adverse effect on our product reputation, business, financial condition, results of operations and cash flows.

Our share price may fluctuate significantly.

We cannot predict the prices at which nVent ordinary shares may trade. The market price of nVent ordinary shares may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our results of operations due to factors related to our business;

•	success or failure of our business strategy;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in earnings estimates by us or securities analysts or our ability to meet those estimates;

•	the operating and share price performance of other comparable companies;

•	investor perception of us;

•	natural or other environmental disasters that investors believe may affect us;

•	overall market fluctuations;

•	results from any material litigation, including asbestos claims, government investigations or environmental liabilities;

•	changes in laws and regulations affecting our business; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could have a material adverse effect on our share price.

Risks Relating to the Separation

We have no history operating as an independent company. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the separation.

Our business has historically operated as part of Pentair’s corporate organization and Pentair has assisted us by providing certain corporate functions. Following the separation, Pentair will provide some of these functions to us for a specified time period, as described in “Certain Relationships and Related Person Transactions—Agreements with Pentair.” We will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from Pentair. These initiatives to develop our independent ability to operate without access to

Pentair’s existing operational and administrative infrastructure will have a cost to implement. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline.

Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be an accurate indicator of our future results of operations.

The historical information about us in this information statement refers to our business as operated by and integrated with Pentair. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Pentair. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•	Our business has historically been operated by Pentair as part of its broader corporate organization, rather than as an independent company. Pentair or one of its affiliates performed various corporate functions for nVent, such as accounting, information technology and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from Pentair for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate, publicly-traded company. In addition, we expect to incur additional annual expenses related to the separation, including with respect to, among other things, directors and officers liability insurance, director fees, reporting fees with the SEC, NYSE listing fees, transfer agent fees, increased auditing and legal fees, which expenses may be significant.

•	Generally, our working capital and capital for our general corporate purposes have historically been provided as part of the corporate-wide cash management policies of Pentair. Following the completion of the separation, we may need to obtain additional financing from lenders, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	After the completion of the separation, the cost of capital for our business may be higher than Pentair’s cost of capital prior to completion of the separation.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Pentair. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included in the “Index to Financial Statements” section of this information statement.

As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Pentair.

Currently, our business is integrated with the other businesses of Pentair. We are able to use Pentair’s size and purchasing power in procuring various goods and services and have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into transition agreements with Pentair, these arrangements may not fully capture the benefits we have enjoyed as a result of being integrated with Pentair and may result in us paying higher amounts than in the past for these services. As a separate, independent company, we may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease our overall profitability. This could have an adverse effect on our financial condition, results of operations and cash flows following the completion of the separation.

We may not achieve some or all of the expected benefits of the separation, and the separation may materially adversely affect our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others: (i) allowing Pentair and us to focus exclusively on their own businesses and their distinct needs, and pursue unique opportunities for long-term growth and profitability; (ii) more efficient allocation of capital for both Pentair and us and (iii) direct access by us to the capital markets.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; (b) following the separation, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Pentair; (c) following the separation, our business will be less diversified than Pentair’s business prior to completion of the separation; and (d) the actions required to separate Pentair’s and our respective businesses could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

After the separation, we will continue to install and implement information technology infrastructure to support our critical business functions, particularly in relation to areas outside the U.S., including systems relating to accounting and reporting, manufacturing process control, customer service, inventory control and distribution. We may incur temporary interruptions in business operations if we cannot transition effectively from Pentair’s existing transactional and operational systems and data centers and the transition services that support these functions as we replace these systems. We may not be successful in effectively and efficiently implementing our new systems and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new systems and replace Pentair’s information technology services, or our failure to implement the new systems and replace Pentair’s services effectively and efficiently, could disrupt our business and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and distribution.

Our financial results previously were included within the consolidated results of Pentair. Although we believe that our reporting and control systems were appropriate for those of subsidiaries of a public company, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the separation and distribution, we will be directly subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2018, we intend to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative and operational resources, including accounting and information technology resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we anticipate that we will need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and information technology staff. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Moreover, until we complete the creation of the corporate infrastructure necessary to operate as an independent public company, including hiring of additional staff and establishment of financial reporting information systems, we will be reliant on Pentair for services relating to some of our internal controls over financial reporting. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Pentair may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation, we and Pentair will enter into a separation and distribution agreement and will enter into various other agreements, including a tax matters agreement, a transition services agreement and an employee matters agreement. These agreements are discussed in greater detail in “Certain Relationships and Related Person Transactions—Agreements with Pentair.” Certain of these agreements will provide for the performance of services by each company for the benefit of the other for a period of time after the separation. We will rely on Pentair to satisfy its performance and payment obligations under these agreements. If Pentair is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses.

If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services when the transaction or long-term agreements terminate, we may not be able to operate our business effectively and our profitability may decline. We will be in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services Pentair currently provides to us. We may not be successful in effectively or efficiently implementing these systems and services or in transitioning data from Pentair’s systems to our systems. These systems and services may also be more expensive or less efficient than the systems and services Pentair is expected to provide during the transition period.

Potential indemnification liabilities to Pentair pursuant to the transaction agreements could materially adversely affect us.

Under the separation and distribution agreement, the tax matters agreement, the transition services agreement and the employee matters agreement, Pentair will agree to indemnify us for certain liabilities, and we will agree to indemnify Pentair for certain liabilities, as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Pentair.” Such indemnities may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. If we are required to indemnify Pentair under the circumstances set forth in the transaction agreements, we may be subject to substantial liabilities.

We may have received more favorable terms from unaffiliated third parties than the terms we will receive in our agreements with Pentair.

We will enter into agreements with Pentair in connection with the separation, including a separation and distribution agreement, a tax matters agreement, a transition services agreement and an employee matters agreement. Since such agreements were negotiated in the context of a separation while our business was still operated by and part of Pentair, the terms of such agreements may be less favorable than the terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Pentair and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related Person Transactions—Agreements with Pentair.”

Challenges in the commercial and credit environment may materially adversely affect our ability to issue debt on acceptable terms and our future access to capital.

Our ability to issue debt or enter into other financing arrangements on acceptable terms could be materially adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if other significantly unfavorable changes in economic conditions occur. In addition, volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. These conditions may adversely affect our ability to obtain targeted credit ratings prior to and following the separation.

After the separation, we will have indebtedness, which could restrict our ability to pay dividends and have a negative impact on our financing options and liquidity position.

Immediately following the separation, after giving effect to the new financing arrangements that nVent Finance has entered into in connection with the separation and after giving effect to the application of the net proceeds of such financing, we expect to have a total combined indebtedness for borrowed money of approximately $1.0 billion. We may also incur additional indebtedness in the future. See “Description of Material Indebtedness.” Our indebtedness may impose restrictions on us that could have material adverse consequences by:

•	requiring a substantial portion of our cash flow from operations to make payments on this debt following the separation;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.

To the extent that we incur additional indebtedness, the risks described above could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

In addition, our credit agreement and indentures contain customary financial covenants, including those that limit the amount of our debt, which may restrict the operations of our business and our ability to incur additional debt. Our ability to meet the financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will meet those tests. A breach of any of these covenants could result in a default under our credit agreement or indentures. Upon the occurrence of an event of default under our credit agreement or indentures, the lenders or trustee could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of credit agreement lenders, terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our indebtedness. Furthermore, acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations, which could have a material adverse effect on our financial condition.

See “Description of Material Indebtedness.”

We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable or acceptable terms, and may be dilutive to existing shareholders.

We may need to seek additional financing for general corporate purposes. For example, we may need to increase our investment in research and development activities or need funds to make acquisitions. We may be unable to obtain any desired additional financing on terms that are favorable or acceptable to us. We expect to have an investment grade credit rating from one or more primary credit rating agencies that rates our debt. If we lose these investment grade credit ratings or if adequate funds are not available to us on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. If we raise additional funds through the issuance of equity securities, nVent shareholders will experience dilution of their ownership interest.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, then nVent, Pentair and Pentair shareholders could be subject to significant tax liability or tax indemnity obligations.

Pentair has received from the IRS a private letter ruling on certain issues relating to the qualification of the distribution and certain related transactions as tax-free under Section 355 and related provisions of the Code. The IRS ruling does not address all of the requirements for tax-free treatment of the distribution and the related transactions. In addition, Pentair expects to receive an opinion from Deloitte Tax LLP substantially to the effect that, subject to the accuracy of, and compliance with, certain representations, assumptions and covenants, for U.S. federal income tax purposes, the distribution and certain related transactions will qualify for non-recognition of gain or loss to Pentair and its shareholders pursuant to Section 355 and related provisions of the Code, except to the extent of cash received in lieu of fractional shares. The opinion will rely on the IRS ruling as to matters covered by the IRS ruling. The continued validity of the IRS ruling and Pentair’s receipt of the tax opinion is a condition to the completion of the distribution.

The IRS ruling and the tax opinion will rely on certain facts and assumptions, certain representations from Pentair and nVent regarding the past and future conduct of their respective businesses and other matters and certain undertakings made by Pentair and nVent. Notwithstanding the IRS ruling and tax opinion, the IRS could determine on audit that the distribution should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the distribution should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution, or if the IRS were to disagree with the conclusions of the tax opinion that are not covered by the IRS ruling. If the distribution is ultimately determined to be taxable, the distribution could be treated as a taxable dividend to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liability. In addition, Pentair and/or we could incur significant U.S. federal income tax liabilities or tax indemnification obligations, whether under applicable law or the tax matters agreement that we will enter into with Pentair, if it is ultimately determined that certain related transactions undertaken in anticipation of the distribution are taxable. To the extent we incur any tax liability or indemnification obligation under applicable law or the tax matters agreement, there could be a material adverse effect on our business, financial condition, results of operations and cash flows in future reporting periods.

We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution by Pentair. Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level taxable gain to Pentair and certain of its affiliates under Section 355(e) of the Code if 50 percent or more, by vote or value, of nVent ordinary shares or Pentair ordinary shares are acquired or issued as part of a plan or series of related transactions that includes the distribution. Any acquisitions or issuances of nVent ordinary shares or Pentair ordinary shares within two years after the distribution will generally be presumed to be part of such a plan, although we or Pentair may be able to rebut that presumption.

To preserve the tax-free treatment to Pentair of the distribution, under the tax matters agreement, we expect that we will be prohibited from taking or failing to take any action that prevents the distribution and related transactions from being tax-free. Further, for the two-year period following the distribution, without obtaining the consent of Pentair, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm or accounting firm, we may be prohibited from, among other things:

•	approving or allowing any transaction that results in a change in ownership of more than a specified percentage of nVent ordinary shares when combined with any other changes in ownership of nVent ordinary shares,

•	redeeming or repurchasing equity securities,

•	selling or otherwise disposing of substantially all of our assets, or

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, we expect that the tax matters agreement will also provide that we will be responsible for all or a specified portion of any taxes imposed on Pentair or any of its affiliates as a result of the failure of the distribution or the internal transactions to qualify for favorable treatment under the Code unless such failure is attributable to certain actions taken after the distribution by Pentair.

We will share responsibility for certain of our and Pentair’s income tax liabilities for tax periods prior to and including the distribution date.

In connection with the distribution, we will enter into a tax matters agreement with Pentair, which will govern our rights and obligations and those of Pentair for certain pre-distribution tax liabilities, as more fully described under “Certain Relationships and Related Person Transactions—Agreements with Pentair—Tax Matters Agreement.” To the extent we are responsible for any liability under the tax matters agreement, there could be a material adverse effect on our business, financial condition, results of operations and cash flows in future reporting periods.

Risks Relating to Our Jurisdiction of Incorporation in Ireland and Tax Residency in the U.K.

We are subject to changes in law and other factors that may not allow us to maintain a worldwide effective corporate tax rate that is competitive in our industry.

We cannot give any assurance as to what our effective tax rate will be after the distribution, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate. Our actual effective tax rate may vary from our expectation and that variance may be material. Also, the tax laws of the U.S., the U.K., Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our worldwide effective corporate tax rate. In particular, legislative action could be taken by the U.S., the U.K., Ireland or the European Union which could override tax treaties or modify tax statutes or regulations upon which we expect to rely and adversely affect our effective tax rate. We cannot predict the outcome of any specific legislative proposals. If proposals were enacted that had the effect of disregarding our incorporation in Ireland or limiting our ability as an Irish company to maintain tax residency in the U.K. and take advantage of the tax treaties among the U.S., the U.K. and Ireland, we could be subject to increased taxation, which could materially adversely affect our financial condition, results of operations, cash flows or our effective tax rate in future reporting periods.

A change in nVent’s tax residency could have a negative effect on our future profitability, and may trigger taxes on dividends or exit charges.

nVent intends to manage its affairs so that it is centrally managed and controlled in, and effectively managed from, the U.K. and therefore has its tax residency only in the U.K. However, we cannot assure you that nVent will continue to be resident only in the U.K. for tax purposes.

Under current Irish legislation, a company is regarded as resident for tax purposes in Ireland if it is centrally managed and controlled in Ireland, or, in certain circumstances, if it is incorporated in Ireland. Under current U.K. legislation, a company that is centrally managed and controlled in the U.K. is regarded as resident in the U.K. for taxation purposes unless it is treated as resident in another jurisdiction pursuant to any appropriate double tax treaty with the U.K. Other jurisdictions may also seek to assert taxing jurisdiction over nVent.

Where a company is treated as tax resident under the domestic laws of both the U.K. and Ireland, article 4(3) of the Double Tax Convention between Ireland and the U.K. (the “residence tie-breaker”) currently provides that the company shall be treated as resident only in one of those two jurisdictions if its place of effective management is situated in that jurisdiction.

The Organisation for Economic Co-operation and Development has proposed a number of measures relating to the tax treatment of multinationals, some of which are to be implemented by amending double tax treaties through a multilateral instrument (the “MLI”). The MLI has been signed by a number of countries, including Ireland and the U.K. The MLI allows signatories to opt into or out of certain changes: the effect for a given double tax convention depends on the options chosen by the two contracting states. Ireland and the U.K. have indicated they intend to change the residence tie-breaker so that it will depend on a ruling by the tax authorities of the two contracting states, instead of an objective application of the place of effective management test. Accordingly, if Ireland and the U.K. maintain their position and enough other countries ratify the MLI, the residence tie-breaker would be amended to depend on a determination by Irish Revenue Commissioners and the U.K. HM Revenue and Customs. It is not certain when this will take place nor what factors will be taken into account in making the determination, but nVent does not expect such a determination to alter its tax residency.

It is possible that in the future, whether as a result of a change in law (including the entry into force of the MLI or a change to the intention of Ireland or the U.K. in relation to the MLI) or the practice of any relevant tax authority or as a result of any change in the conduct of nVent’s affairs, nVent could become, or be regarded as having become, resident in a jurisdiction other than the U.K. If nVent ceases to be resident in the U.K. and becomes resident in another jurisdiction, it may be subject to U.K. exit charges, and could become liable for additional tax charges in the other jurisdiction (including dividend withholding taxes or corporate income tax charges). If nVent were to be treated as resident in more than one jurisdiction, it could be subject to taxation in multiple jurisdictions. If, for example, nVent were considered to be a tax resident of Ireland, nVent could become liable for Irish corporation tax and any dividends paid by it could be subject to Irish dividend withholding tax.

Legislative action in the U.S. could materially adversely affect us.

Legislative action may be taken by the U.S. Congress which, if ultimately enacted, could limit the availability of tax benefits or deductions that we currently claim, override tax treaties upon which we rely, or otherwise affect the taxes that the U.S. imposes on our worldwide operations. Such changes could materially adversely affect our effective tax rate and/or require us to take further action, at potentially significant expense, to seek to preserve our effective tax rate.

There is no guarantee that the High Court of Ireland approval of the creation of distributable reserves required for the payment of dividends to our shareholders will be forthcoming.

Under Irish law, dividends must be paid (and share repurchases must generally be funded) out of “distributable reserves,” which we will not have immediately following the distribution. See “Description of nVent’s Share Capital—Dividends” and “Description of nVent’s Share Capital—Share Repurchases, Redemptions and Conversions.” Immediately after the separation, we will not have any “distributable reserves.” Immediately following the separation and the distribution, we will capitalize the merger reserve which will be created as a result of the distribution. We then intend to undertake an Irish legal process pursuant to which we will convert up to our entire share premium account to “distributable reserves.” This process will require the approval of the High Court of Ireland. See “Dividends—Creation of Distributable Reserves.” Although we are not aware of any reason why the High Court of Ireland would not approve the creation of distributable reserves in this manner, the issuance of the required order is a matter for the discretion of the High Court of Ireland and there is no guarantee that such approval will be forthcoming. In the event that distributable reserves of nVent are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as we have created sufficient distributable reserves from our operating activities.

Irish law differs from the laws in effect in the U.S. and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the U.S. against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the U.S. currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the U.S.

In addition, our articles of association will provide that the Irish courts have exclusive jurisdiction to determine any and all derivative actions in which a holder of nVent ordinary shares asserts a claim in the name of nVent, actions asserting a claim of breach of a fiduciary duty of any of the directors of nVent and actions asserting a claim arising pursuant to any provision of Irish law or our articles of association. Under Irish law, the proper claimant for wrongs committed against nVent, including by our directors, is considered to be nVent itself. Irish law permits a shareholder to initiate a lawsuit on behalf of a company such as nVent only in limited circumstances and requires court permission to do so.

Irish law imposes restrictions on certain aspects of capital management.

Irish law allows nVent shareholders to pre-authorize shares to be issued by our board of directors without further shareholder approval for up to a maximum of five years. Our current authorization will therefore lapse approximately five years after the distribution unless renewed by shareholders and we cannot guarantee that such renewal will always be approved. Additionally, subject to specified exceptions, including the opt-out that will be included in our articles of association upon consummation of the distribution, Irish law grants statutory pre-emptive rights to existing shareholders to subscribe for new issuances of shares for cash. This opt-out also expires approximately five years after the distribution unless renewed by further shareholder approval, and we cannot guarantee that such renewal of the opt-out from pre-emptive rights will always be approved. We cannot assure you that these Irish legal restrictions will not interfere with our capital management. See “Description of nVent’s Share Capital—Capital Structure” and “Description of nVent’s Share Capital—Preemption Rights, Share Warrants and Share Options.”

Transfers of nVent ordinary shares may be subject to Irish stamp duty.

Transfers of nVent ordinary shares effected by means of the transfer of book entry interests in the DTC will not be subject to Irish stamp duty. However, if you hold your nVent ordinary shares directly, rather than beneficially through DTC, any transfer of your nVent ordinary shares could be subject to Irish stamp duty (currently at the rate of 1 percent of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee.

We currently intend to pay (or cause one of our affiliates to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases we may, in our absolute discretion, pay (or cause one of our affiliates to pay) any stamp duty. Our articles of association will provide that, in the event of any such payment, we (i) may seek reimbursement from the buyer, (ii) will have a lien against the shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in nVent ordinary shares has been paid unless one or both of such parties is otherwise notified by us.

nVent ordinary shares, received by means of a gift or inheritance, could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of nVent ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because nVent ordinary shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €310,000 per lifetime in respect of taxable gifts or inheritances received from their parents for periods on or after October 12, 2016.

Risks Relating to nVent Ordinary Shares

We cannot be certain that an active trading market for nVent ordinary shares will develop or be sustained after the distribution, and following the distribution, our share price may fluctuate significantly.

A public market for nVent ordinary shares does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of nVent ordinary shares will begin on a “when-issued” basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for nVent ordinary shares after the distribution. We also cannot predict the effect of the distribution on the trading prices of nVent ordinary shares or whether the combined market value of nVent ordinary shares and Pentair ordinary shares will be less than, equal to or greater than the market value of Pentair ordinary shares prior to the distribution.

The market price of nVent ordinary shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our results of operations;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and share price performance of comparable companies;

•	changes to the regulatory and legal environment in which we operate;

•	the trading volume and liquidity of nVent ordinary shares; and

•	U.S. and worldwide economic conditions.

In addition, when the market price of a company’s ordinary shares drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

A number of nVent ordinary shares are or will be eligible for future sale, which may cause our share price to decline.

Any sales of substantial amounts of nVent ordinary shares in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of electrical ordinary shares to decline. Upon completion of the distribution, based on approximately 178.3 million Pentair ordinary shares outstanding as of March 5, 2018, we expect that we will have an aggregate of approximately 178.3 million of nVent ordinary shares issued and outstanding. These shares will be tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of nVent ordinary shares will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time.

We cannot guarantee the timing, amount or payment of dividends on nVent ordinary shares.

Although we expect to pay regular cash dividends following the separation, the timing, declaration, amount and payment of future dividends to shareholders will fall within the discretion of our board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. For more information, see “Dividends.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and access capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividend if we commence paying dividends.

Your percentage of ownership in nVent may be diluted in the future.

In the future, your percentage ownership in nVent may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we expect to be granting to our directors, officers and employees. Such issuances may have a dilutive effect on our earnings per share, which could materially adversely affect the market price of nVent ordinary shares. In addition, certain Pentair equity awards held by nVent employees and Pentair employees will convert into nVent equity awards in connection with the separation.

In addition, our articles of association will entitle our board of directors, without shareholder approval, to cause us to issue preferred shares with such terms as our board of directors may determine. Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as our directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any other class or classes of nVent shares, depending on the terms of such preferred shares. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of nVent ordinary shares. For example, we could grant the holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of nVent ordinary shares. See “Description of nVent’s Share Capital.”

Certain provisions in our articles of association, among other things, could prevent or delay an acquisition of us, which could decrease our share price.

Our articles of association contain provisions that could have the effect of deterring coercive takeover practices, inadequate takeover bids and unsolicited offers. These provisions include, among others:

•	provisions of our articles of association that allow our board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as our board of directors deems expedient and in our best interests, subject to applicable law;

•	a provision of our articles of association that generally prohibits us from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, subject to certain exceptions;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our board of directors to issue preferred shares without shareholder approval in certain circumstances, subject to applicable law; and

•	the ability of our board of directors to fill vacancies on our board of directors in certain circumstances.

We believe these provisions will provide some protection to nVent shareholders from coercive or otherwise unfair takeover tactics. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is in the best interests of nVent and its shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, several mandatory provisions of Irish law could prevent or delay an acquisition of nVent. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. We also will be subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in nVent ordinary shares in certain circumstances. Also, Irish companies, including nVent, may only alter their memorandum of association and articles of association with the approval of the holders of at least 75 percent of the company’s shares present and voting in person or by proxy at a general meeting of the company.

For additional information on these and other provisions of our articles of association and Irish law that could be considered to have an anti-takeover effect, see “Description of nVent’s Share Capital—Anti-Takeover Provisions.”

The agreements that we will enter into with Pentair in connection with the separation generally will require Pentair’s consent to any assignment by us of our rights and obligations under the agreements. The consent and termination rights set forth in these agreements might discourage, delay or prevent a change of control that shareholders may consider favorable. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions—Agreements with Pentair.”

Moreover, an acquisition or further issuance of nVent ordinary shares after the separation could trigger the application of Section 355(e) of the Code, even if the distribution and certain related transactions undertaken in connection therewith otherwise qualify for tax-free treatment. Under Section 355(e) of the Code, we and/or Pentair could incur tax upon certain transactions undertaken in anticipation of the distribution if 50 percent or more, by vote or value, of nVent ordinary shares or Pentair ordinary shares are acquired or issued as part of a plan or series of related transactions that include the separation. The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation. Any acquisitions or issuances of nVent ordinary shares or Pentair ordinary shares within two years after the distribution are presumed to be part of such a plan, although we or Pentair, as applicable, may be able to rebut that presumption. Moreover, under the tax matters agreement that we will enter into with Pentair, we will be restricted from engaging in certain transactions within two years of the distribution which potentially could trigger application of Section 355(e) of the Code. See “Certain Relationships and Related Person Transactions—Agreements with Pentair—Tax Matters Agreement.” During such period, these restrictions may limit the ability that we, or a potential acquirer of nVent, have to pursue certain strategic transactions that might increase the value of nVent ordinary shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Pentair and nVent have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. In particular, information included under “Risk Factors,” “The Separation,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contain forward-looking statements. All forward-looking statements speak only as of the date of this information statement. Except as may be required by law, we assume no obligation, and disclaim any obligation, to update the information contained in this information statement. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

THE SEPARATION

Background

On May 9, 2017, Pentair announced a plan to separate its Water business and its Electrical business into two independent, publicly-traded companies. Pentair also announced it anticipated that the transaction will be in the form of a spin-off of nVent by Pentair to its shareholders that will be tax-free for U.S. federal income tax purposes.

nVent was incorporated in Ireland on May 30, 2017, for the purpose of holding Pentair’s Electrical business following the separation.

On April 3, 2018, the Pentair board of directors approved the transfer of Pentair’s Electrical business to us in return for which we will issue nVent ordinary shares to Pentair shareholders on the basis of one nVent ordinary share for each Pentair ordinary share held on the record date, subject to the satisfaction of the conditions to the distribution.

Currently, all of our issued shares are held beneficially by an Irish corporate services provider (which is not a subsidiary of Pentair). Immediately prior to the distribution, Pentair will transfer its Electrical business to us in return for which we will issue nVent ordinary shares to Pentair shareholders, pro rata to their respective holdings. Prior to the transfer by Pentair to us of the Electrical business, we will have no business operations. Immediately following the distribution, the persons entitled to receive nVent ordinary shares in the distribution will own all of the outstanding nVent ordinary shares.

On April 30, 2018, the expected distribution date, each person who holds Pentair ordinary shares at the close of business on the record date will receive one nVent ordinary share for each Pentair ordinary share held at the close of business on the record date, as described below. You will receive cash in lieu of any fractional nVent ordinary shares which you would have received after the application of the above ratio. Immediately following the distribution, the persons entitled to receive nVent ordinary shares in the distribution will own all of the outstanding nVent ordinary shares. You will not be required to make any payment, surrender or exchange your Pentair ordinary shares or take any other action to receive your nVent ordinary shares in the distribution. In connection with these transactions, we will acquire by surrender the shares currently held by the Irish corporate services provider referred to above for no consideration, following which we will cancel these shares.

The distribution of nVent ordinary shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.”

Reasons for the Separation

The Pentair board of directors determined that the creation of two independent, publicly-traded companies, with nVent operating Pentair’s Electrical businesses, and Pentair operating its Water businesses is in the best interests of Pentair and its shareholders and approved the plan of separation. A wide variety of factors were considered by the Pentair board of directors in evaluating the creation of two independent, publicly-traded companies. Among other things, the Pentair board of directors considered the following potential benefits:

•	Industry Leading, Pure Play Companies. Create two companies that will benefit from leading positions in their respective industries, well-recognized brands, attractive margin profiles, strong cash flow generation and compelling growth opportunities.

•	Strategic Focus. Enable enhanced strategic focus and simplified corporate structure with improved clarity into business performance and growth opportunities for management of each company to focus on their respective businesses and opportunities for long-term growth and profitability.

•	Greater Ability to Invest in Growth. Provide each company with greater flexibility to pursue their own strategies for growth, both organic and through acquisitions, and capital allocation without having to consider the potential impact on the businesses of the other company.

•	Strong Financial Positioning. Create two independent capital structures that are expected to be well-capitalized and have the financial profile and management talent to be successful, profitable and sustainable independent companies and afford each company direct access to the debt and equity capital markets to fund their respective growth strategies and to establish an appropriate capital structure for their business needs.

•	Investor Perspectives. Increase business transparency and provide a clearer investment thesis for investors to allow evaluation of the separate investment identities of each company, including the distinct merits, performance and future prospects of their respective businesses, and provide investors with a more targeted investment opportunity.

•	Management and Employee Incentives. Enhance each company’s flexibility to establish appropriate compensation policies, including equity-based compensation policies that are reflective of the performance of its operations and are designed to attract and retain skilled employees.

Neither we nor Pentair can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Pentair board of directors also considered a number of potentially negative factors in evaluating the separation, including:

•	Loss of Operational Synergies. The potential loss of operational synergies from operating as a consolidated entity, as we will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from Pentair.

•	Increased Costs. The potential increased costs for each of the companies operating as stand-alone companies, including costs related to initiatives to develop our independent ability to operate without access to Pentair’s existing operational and administrative infrastructure.

•	Exposure to Fewer Industries. The potential exposure to operating in fewer industries thereby reducing the ability to mitigate downturns in one business against the others.

•	Disruptions to the Business. The potential disruptions to each company’s respective business as a result of the separation, which will require significant amounts of management’s time and effort.

•	Inability to Realize Anticipated Benefits of the Separation. The risk that Pentair would not achieve the expected benefits of the separation.

•	Execution Risks of the Separation. The risk that Pentair may not be able to successfully execute the separation.

•	One-time Costs of the Separation. The incurrence of one-time costs of the separation, including financial advisor, accounting, legal and other advisor costs, recruiting and relocation costs associated with hiring new key senior management personnel, and costs related to establishing a new brand identity in the marketplace.

For more information, see the sections entitled “The Separation—Reasons for the Separation” and “Risk Factors—Risks Related to the Separation” included elsewhere in this information statement. In determining to pursue the separation, the Pentair board of directors concluded that the potential benefits of the separation outweighed these factors.

When and How You Will Receive nVent Ordinary Shares in the Distribution

With the assistance of Computershare, we expect to issue nVent ordinary shares on April 30, 2018, the distribution date, to all holders of outstanding Pentair ordinary shares at the close of business on April 17, 2018, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for Pentair ordinary shares, will serve as the distribution agent in connection with the distribution and the transfer agent and registrar for nVent ordinary shares.

If you own Pentair ordinary shares as of the close of business on the record date, Pentair, with the assistance of Computershare, will electronically distribute nVent ordinary shares to you in book-entry form by way of registration in the “direct registration system” (if you hold the shares in your own name as a registered shareholder) or to your bank or brokerage firm on your behalf or through the systems of DTC (if you hold the shares through a bank or brokerage firm that uses DTC).

Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you are a registered shareholder, Computershare will then mail you a direct registration account statement that reflects your nVent ordinary shares.

Most Pentair shareholders hold their Pentair ordinary shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Pentair ordinary shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the nVent ordinary shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

If you sell Pentair ordinary shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive nVent ordinary shares in the distribution.

Transferability of Shares You Receive

nVent ordinary shares distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for nVent ordinary shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell nVent ordinary shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

The Number of nVent Ordinary Shares You Will Receive

For each Pentair ordinary share that you own at the close of business on April 17, 2018, the record date, you will receive one nVent ordinary share on the distribution date. Pentair will not distribute any fractional shares to its shareholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Pentair or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Pentair or us. Neither we nor Pentair will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. For an explanation of the material U.S. federal income tax consequences of the distribution, see “Material U.S. Federal Income Tax Consequences.” We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you are the registered holder of Pentair ordinary shares, you will receive a check from the distribution agent in an amount equal to your pro-rata share of the aggregate net cash proceeds of the sales. If you hold your Pentair ordinary shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro-rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After our separation from Pentair, we will be an independent, publicly-traded company. The actual number of nVent ordinary shares to be distributed will be determined at the close of business on April 17, 2018, the record date for the distribution. The distribution will not affect the number of the outstanding Pentair ordinary shares. No fractional nVent ordinary shares will be distributed.

In connection with the separation, we and Pentair will enter into a separation and distribution agreement and various other agreements, including a tax matters agreement, a transition services agreement and an employee matters agreement. These agreements will effect the separation, provide a framework for our relationship with Pentair after the separation and provide for the allocation between us and Pentair of Pentair’s assets, employees, liabilities and obligations (including its property, tax matters, environmental matters and employee benefit matters) attributable to periods prior to, at and after our separation from Pentair. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions—Agreements with Pentair.”

Market for nVent Ordinary Shares

There is currently no public trading market for nVent ordinary shares. We have received authorization to list nVent ordinary shares on the NYSE under the symbol “NVT.” We have not and will not set the initial price of nVent ordinary shares. The initial price will be established by the public markets.

We cannot predict the price at which nVent ordinary shares will trade after the distribution. In fact, the combined trading prices, after the distribution, of an nVent ordinary share that a Pentair shareholder will receive in the distribution and a Pentair ordinary share held at the record date may not equal the “regular-way” trading price of a Pentair ordinary share immediately prior to completion of the separation. The price at which nVent ordinary shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for nVent ordinary shares will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Relating to nVent Ordinary Shares.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including the distribution date, Pentair expects that there will be two markets in Pentair ordinary shares: a “regular-way” market and an “ex-distribution” market. Pentair ordinary shares that trade on the “regular-way” market will trade with an entitlement to nVent ordinary shares distributed pursuant to the distribution. Pentair ordinary shares that trade on the “ex-distribution” market will trade without an entitlement to nVent ordinary shares distributed pursuant to the distribution. Therefore, if you sell Pentair ordinary shares in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive nVent ordinary shares in the distribution. If you own Pentair ordinary shares at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive nVent ordinary shares that you are entitled to receive pursuant to your ownership as of the record date of Pentair ordinary shares.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, we expect that there will be a “when-issued” market in nVent ordinary shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for nVent ordinary shares that will be distributed to holders of Pentair ordinary shares on the distribution date. If you own Pentair ordinary shares at the close of business on the record date, you will be entitled to nVent ordinary shares distributed pursuant to the distribution. You may trade this entitlement to nVent ordinary shares, without the Pentair ordinary shares you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to nVent ordinary shares will end, and “regular-way” trading will begin.

Conditions to the Distribution

We expect that the distribution will be effective at 12:01 a.m., Eastern Time, on April 30, 2018, which is the distribution date, provided that the following conditions have been satisfied (or waived by Pentair in its sole discretion):

•	the continued validity of the private letter ruling from the IRS, which remains in full force and effect and has not been modified or amended in any material respect adversely affecting the intended tax-free treatment of the distribution and certain related transactions;

•	the receipt of a tax opinion dated as of the distribution date from Deloitte Tax LLP, in form and substance acceptable to Pentair, which tax opinion will rely on the effectiveness of the IRS ruling, substantially to the effect that, subject to the accuracy of, and compliance with, certain representations, assumptions and covenants, for U.S. federal income tax purposes, the distribution and certain related transactions will qualify for non-recognition of gain or loss to Pentair and its shareholders pursuant to Section 355 and related provisions of the Code, except to the extent of cash received in lieu of fractional shares;

•	the internal restructuring transactions and the transfer of assets and liabilities to nVent contemplated by the separation and distribution agreement to be completed prior to the distribution shall have been completed;

•	the debt financing contemplated to be obtained in connection with the separation, as described in the separation and distribution agreement, having been obtained;

•	the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being in effect;

•	any actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority;

•	any governmental approvals necessary to consummate the separation, the distribution and related transactions will have been obtained and be in full force and effect;

•	the separation and distribution shall not violate or result in a breach of applicable law or any material contract of Pentair or nVent or any of their respective subsidiaries;

•	the approval for listing on the NYSE of nVent ordinary shares to be delivered to the Pentair shareholders in the distribution having been obtained, subject to official notice of issuance;

•	the SEC declaring effective the registration statement of which this information statement forms a part, with no order suspending the effectiveness of the registration statement in effect and no proceedings for such purposes pending before or threatened by the SEC;

•	the mailing (or delivery by electronic means) of this information statement to the holders of Pentair ordinary shares as of the record date for the distribution; and

•	no other event or development existing or having occurred that, in the judgment of Pentair’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

Pentair will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date, the distribution date and the distribution ratio. Pentair does not intend to notify its shareholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the Pentair board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Pentair board of directors determines that any modifications by Pentair materially change the material terms of the distribution, Pentair will notify Pentair shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K or circulating a supplement to this information statement.

DIVIDENDS

Dividend Policy

Following the distribution, we expect to pay a regular cash dividend. Subject to us having sufficient “distributable reserves”, the timing, declaration, amount of and payment of any dividends following the separation are within the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, sufficiency of distributable reserves, capital requirements of our operating subsidiaries, debt service obligations, covenants associated with certain of our debt service obligations, legal requirements, regulatory constraints, ability to gain access to capital markets and other factors deemed relevant by our board of directors. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends or the amount of such dividends.

Creation of Distributable Reserves

Under Irish law, dividends and distributions (including by way of the payment of cash dividends or share repurchases) may be made only from “distributable reserves” on our unconsolidated balance sheet prepared in accordance with the Irish Companies Act. In addition, no distribution or dividend may be paid or made by us unless our net assets are equal to, or exceed, the aggregate of our share capital that has been paid up or that is payable in the future plus non-distributable reserves, and the distribution does not reduce our net assets below such aggregate. For more information regarding distributable reserves, see “Description of nVent’s Share Capital—Dividends” and “Description of nVent’s Share Capital—Share Repurchases, Redemptions and Conversions.”

Immediately following the separation and the distribution, our unconsolidated balance sheet will not contain any distributable reserves and we will capitalize the merger reserve which will be created as a result of the distribution. At that time, our unconsolidated balance sheet will show “shareholders’ equity” which will be comprised entirely of “share capital” (equal to the aggregate par value of nVent ordinary shares issued in the distribution) and “share premium” (equal to (a) the aggregate value of Pentair’s nVent business at the time of its transfer to nVent less (b) the share capital). We therefore will not have the ability to pay dividends (or make other forms of distributions) immediately following the distribution until we obtain the court approval described below or create distributable reserves as a result of the profitable operation of our business.

Following the separation and distribution, we expect to capitalize the reserves created pursuant to the internal restructuring transactions related to the distribution and implement a court-approved reduction of that capital in order to create a reserve of an equivalent amount of distributable reserves to support the payment of possible future dividends or future share repurchases. The current nominee shareholder of nVent is expected to pass a resolution that would (subject to the approval of the High Court of Ireland) create distributable reserves following the distribution by converting to distributable reserves up to all of our share premium. To complete this process, we will seek the approval of the High Court of Ireland, which is required for the creation of distributable reserves to be effective, as soon as practicable following the distribution. The approval of the High Court of Ireland is expected to be obtained within approximately two months of the consummation of the distribution, but is dependent on a number of factors, such as the case load of the High Court of Ireland at the time of our initial application, and court vacations.

Until the approval of the High Court of Ireland is obtained or distributable reserves are created as a result of the profitable operation of our business, we will not have sufficient distributable reserves to make distributions by way of dividends, share repurchases or otherwise. Although we are not aware of any reason why the High Court of Ireland would not approve the creation of distributable reserves, there is no guarantee that we will obtain such approval.

CAPITALIZATION

The following table presents our unaudited cash and capitalization as of December 31, 2017 on a historical basis, and on a pro forma basis to give effect to the separation as if it occurred on December 31, 2017. You can find an explanation of the pro forma adjustments, including our financing transaction, made to the historical combined financial statements under “Unaudited Pro Forma Combined Financial Statements.” The capitalization table below should be read together with “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and accompanying notes included in the “Index to Financial Statements” section of this information statement.

We are providing the capitalization table below for informational purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operated as a stand-alone public company at that date and is not necessarily indicative of our future capitalization or financial condition.

	As of December 31, 2017
In millions	Historical	Pro forma, as adjusted (unaudited)
Cash and cash equivalents(1)	$26.9	$50.0

Debt:
Short-term borrowings and current maturities of long-term debt	—	—
Revolving credit facility(2)	—	—
Term loan facility(2)	—	199.2
Senior notes(3)	—	792.3

Total debt(4)	—	991.5

Equity:
Ordinary shares, $.01 par value	—	1.8
Additional paid-in capital	—	2,880.2
Net Parent investment	3,848.4	—
Accumulated other comprehensive loss	(57.1)	(57.1)

Total equity	$3,791.3	$2,824.9

Total capitalization	$3,791.3	$3,816.4

(1)	In connection with the separation, we will transfer to Pentair all cash in excess of $50.0 million of nVent and its subsidiaries, including cash from the net proceeds from the incurrence of the debt described in notes (2) and (3) below, and thus have $50.0 million in cash and cash equivalents as reflected on our Unaudited Pro Forma Combined Balance Sheet.
(2)	On March 23, 2018, nVent Finance entered into a credit agreement providing for a five-year $200.0 million senior unsecured term loan facility, net of approximately $0.8 million in estimated financing costs, which we expect will be drawn upon prior to the completion of the separation, and a five-year $600.0 million senior unsecured revolving credit facility, which we expect will be undrawn upon completion of the separation. See “Description of Material Indebtedness.”
(3)	On March 26, 2018, nVent Finance issued $800.0 million of senior unsecured notes, consisting of $300.0 million of 3.950% senior notes due 2023 and $500.0 million of 4.550% senior notes due 2028. The amount reflects proceeds from the issuance, net of approximately $7.7 million in estimated financing costs and original issue discounts. See “Description of Material Indebtedness.”
(4)	Prior to the separation and distribution, we expect to incur indebtedness in the amount of $1.0 billion ($991.5 million, net of estimated financing costs and original issue discounts of approximately $8.5 million).

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents the selected historical combined financial data for nVent for the periods indicated below. The combined statement of income data for each of the years ended December 31, 2017, 2016 and 2015, and the combined balance sheet data as of December 31, 2017 and 2016 set forth below are derived from our audited combined financial statements included in the “Index to Financial Statements” section of this information statement. The combined statement of income data for each of the years ended December 31, 2014 and 2013 and the combined balance sheet data as of December 31, 2015, 2014 and 2013 are derived from our unaudited combined financial statements that are not included in this information statement. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein.

Our historical combined financial statements include certain expenses of Pentair that were allocated to nVent for certain support functions that are provided on a centralized basis, such as executive management, finance, audit, legal, information technology, human resources, communications, facilities and employee benefits and compensation. These costs may not be representative of the future costs we will incur as an independent, publicly-traded company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of the separation, including changes in the financing, operations, cost structure and personnel needs of our business. Consequently, the financial data included herein may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as a stand-alone public company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation. See “Unaudited Pro Forma Combined Financial Statements” for a further description of the anticipated changes.

The selected historical combined financial data presented below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and accompanying notes included in the “Index to Financial Statements” section of this information statement.

	Years ended December 31
In millions	2017	2016	2015	2014	2013
Combined statements of income data
Net sales	$2,097.9	$2,116.0	$1,809.3	$1,728.0	$1,663.5
Income before income taxes	313.3	315.0	265.9	277.3	258.9
Net income	361.7	259.1	210.1	212.2	185.5
Pro forma earnings per ordinary share (1)
Basic	$1.99	$1.43	$1.16	$1.17	$1.02
Diluted	$1.97	$1.41	$1.14	$1.16	$1.01
Weighted average ordinary shares outstanding
Basic (2)	181.7	181.7	181.7	181.7	181.7
Diluted (3)	183.7	183.7	183.7	183.7	183.7

(1)	Pro forma earnings per ordinary share is computed using net income and the basic and diluted weighted average ordinary shares outstanding described in (2) and (3) below. Net income reflected in the table above used to compute pro forma earnings per ordinary share for each respective period does not include pro forma adjustments reflected in the “Unaudited Pro Forma Combined Financial Statements”.
(2)	The number of nVent ordinary shares used to compute basic and diluted earnings per share is based on the number of nVent ordinary shares assumed to be outstanding on the record date, based on the number of ordinary shares of Pentair outstanding on December 31, 2017, the most recent date for which information is available, assuming a distribution ratio of one ordinary share of nVent for each Pentair ordinary share outstanding as of the close of business on the record date.

(3)	The number of shares used to compute diluted earnings per share is based on the number of nVent ordinary shares, as described in (2) above, plus the additional number of shares that would be issued upon exercise of all dilutive outstanding options and vesting of outstanding restricted stock awards.

	As of December 31
In millions	2017	2016	2015	2014	2013
Combined balance sheets data
Total assets	$4,725.0	$4,493.8	$4,564.4	$2,205.9	$2,124.4
Total equity	3,791.3	3,485.7	3,506.7	1,605.4	1,590.8

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are derived from the historical combined financial statements of nVent prepared in accordance with accounting principles generally accepted in the U.S., which are included in the “Index to Financial Statements” section of this information statement.

The unaudited pro forma combined statements of income for the year ended December 31, 2017 give effect to the separation as if it had occurred on January 1, 2017, the first day of fiscal year 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 gives effect to the separation as if it had occurred on December 31, 2017. These unaudited pro forma combined financial statements include adjustments that give effect to events that are (i) directly attributable to the separation and related transaction agreements, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on nVent, such as:

•	the expected incurrence of $1.0 billion of long-term indebtedness as described in the accompanying notes;

•	a transfer to Pentair of all cash in excess of $50.0 million of nVent and its subsidiaries, including cash from the net proceeds from the incurrence of long-term indebtedness described above; and

•	the issuance of approximately 181.7 million of our $0.01 par value ordinary shares.

The combined financial statements of nVent include general corporate expenses of Pentair that were not historically charged to nVent for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology, human resources, communications, facilities and employee benefits and compensation. These general corporate expenses are included in the Combined Statements of Income within Selling, general and administrative expenses. The amount allocated was $65.7 million for the year ended December 31, 2017, of which $31.0 million was historically recorded to the Electrical segment in Pentair’s consolidated financial statements. These expenses have been allocated to nVent on the basis of direct usage when identifiable, with the remainder allocated based on a proportional basis of net sales, headcount or other measures.

Management believes that such allocations for these support functions are reasonable; however, they may not be indicative of the financial position, results of operations and cash flows that would have been achieved had we operated as an independent, publicly-traded company for the periods presented. Effective as of the separation, we will assume responsibility for all of these functions and related costs. nVent will incur incremental costs as an independent, publicly-traded company, including costs to replace services previously provided by Pentair as well as other stand-alone costs. Due to the scope and complexity of these activities, the amount and timing of these incremental costs could vary and, therefore, are not included within the unaudited pro forma combined financial statements.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial statements. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma combined financial statements have been presented for informational purposes only. The statements are not necessarily indicative of our results of operations or financial condition had the separation been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

The following unaudited pro forma combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and accompanying notes included in the “Index to Financial Statements” section of this information statement.

nVent

Unaudited Pro Forma Combined Income Statement

Year Ended December 31, 2017

In millions	Historical	Pro forma adjustments		Pro forma
Net sales	$2,097.9	$—		$2,097.9
Cost of goods sold	1,256.0	—		1,256.0

Gross profit	841.9	—		841.9
Selling, general and administrative	485.9	(16.1	)(a)	469.8
Research and development	42.5	—		42.5

Operating income	313.5	16.1		329.6
Interest expense	0.2	44.7	(b)	44.9

Income before income taxes	313.3	(28.6)		284.7
Provision (benefit) for income taxes	(48.4)	1.8	(c)	(46.6)

Net income	$361.7	$(30.4)		$331.3

Pro forma earnings per ordinary share
Basic		(d	)	$1.82
Diluted		(e	)	$1.80

Weighted average ordinary shares outstanding
Basic		(d	)	181.7
Diluted		(e	)	183.7

See accompanying notes to unaudited pro forma combined financial statements.

nVent

Unaudited Pro Forma Combined Balance Sheet

December 31, 2017

In millions	Historical	Pro forma adjustments		Pro forma
Assets
Current assets
Cash and cash equivalents	$26.9	$23.1	(f)	$50.0
Accounts and notes receivable, net	349.3	—		349.3
Inventories	224.1	—		224.1
Other current assets	132.3	—		132.3

Total current assets	732.6	23.1		755.7
Property, plant and equipment, net	265.8	—		265.8
Other assets
Goodwill	2,238.2	—		2,238.2
Intangibles, net	1,236.6	—		1,236.6
Other non-current assets	251.8	2.0	(i)	253.8

Total other assets	3,726.6	2.0		3,728.6

Total assets	$4,725.0	$25.1		$4,750.1

Liabilities and Equity
Current liabilities
Current maturities of long-term debt and short-term borrowings	$—	$—		$—
Accounts payable	174.1	—		174.1
Employee compensation and benefits	75.5	—		75.5
Other current liabilities	141.3	—		141.3

Total current liabilities	390.9	—		390.9
Other liabilities
Long-term debt	—	991.5	(g)	991.5
Pension and other post-retirement compensation and benefits	176.7	—		176.7
Deferred tax liabilities	279.4	—		279.4
Other non-current liabilities	86.7	—		86.7

Total liabilities	933.7	991.5		1,925.2
Equity
Ordinary shares, $.01 par value	—	1.8	(h)	1.8
Additional paid-in capital	—	2,880.2	(f) (h)	2,880.2
Net Parent investment	3,848.4	(3,848.4)	(h)	—
Accumulated other comprehensive loss	(57.1)	—		(57.1)

Total equity	3,791.3	(966.4)		2,824.9

Total liabilities and equity	$4,725.0	$25.1		$4,750.1

See accompanying notes to unaudited pro forma combined financial statements.

nVent

Notes to Unaudited Pro Forma Combined Financial Statements

(in millions, except per share data)

(a) Reflects the removal of non-recurring separation costs directly related to the separation that were incurred during the historical year ended December 31, 2017 that will not have a continuing impact. These costs were primarily for legal, tax, accounting and other professional fees.

(b) Represents interest expense, and amortization of debt issuance costs and amortization of original issue discounts related to approximately $1.0 billion of long-term indebtedness that we have incurred or expect to incur as described in (g). We expect the weighted-average interest rate on the debt to be approximately 4.5 percent. Interest expense was calculated assuming constant debt levels throughout the periods. Interest expense may be higher or lower if our actual interest rate or credit ratings change. A 1/8 percent change to the annual interest rate would change interest expense by approximately $1.3 million on an annual basis.

(c) Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates in the respective jurisdictions. The effective tax rate of nVent could be different (either higher or lower) depending on activities subsequent to the separation.

(d) The number of nVent ordinary shares used to compute basic earnings per share is based on the number of nVent ordinary shares assumed to be outstanding on the record date, based on the number of ordinary shares of Pentair outstanding on December 31, 2017, the most recent date for which information is available, assuming a distribution ratio of one ordinary share of nVent for each Pentair ordinary share outstanding as of the close of business on the record date.

(e) The number of shares used to compute diluted earnings per share is based on the number of nVent ordinary shares, as described in (d) above, plus the additional number of shares that would be issued upon the exercise of all dilutive outstanding options and vesting of outstanding restricted stock awards.

(f) Reflects a $966.4 million cash transfer to Pentair prior to the separation based on the assumed net proceeds of the long-term indebtedness described in (g) below and nVent’s retention of $50.0 million of cash.

(g) Reflects the anticipated incurrence of $1.0 billion of long-term indebtedness, net of estimated debt issuance costs and original issue discounts of approximately $7.1 million and $1.4 million, respectively. The long-term indebtedness consists of $800.0 million of senior unsecured notes issued by nVent Finance, at a weighted average estimated fixed interest rate of 4.5 percent, and a $200.0 million senior unsecured term loan of nVent Finance, which we expect will be drawn upon prior to the separation, at a weighted average estimated interest rate of 3.7 percent.

(h) Reflects the pro forma recapitalization of our equity. As of the distribution date, Pentair’s net investment in our business will be exchanged to reflect the distribution of our ordinary shares to Pentair’s shareholders. Pentair’s shareholders will receive shares based on an expected distribution ratio of one ordinary share of nVent for each Pentair ordinary share outstanding as of the close of business on the record date. The pro forma recapitalization would be as follows:

In millions	December 31, 2017
Reclassification of Parent’s net investment	$3,848.4
Cash distribution described in (f)	(966.4)

Total Parent net investment/shareholders’ equity	2,882.0
nVent ordinary shares described in (d)	1.8

Total capital in excess of par	2,880.2

(i) Reflects debt issuance costs of $2.0 million expected to be incurred and capitalized with respect to the five-year $600.0 million senior unsecured revolving credit facility, which we expect will be undrawn upon completion of the separation.

BUSINESS

The Company

nVent is a leading global provider of electrical connection and protection solutions. We believe our inventive electrical solutions enable safer systems and ensure a more secure world. We design, manufacture, market, install, and service high performance products and solutions that connect and protect some of the world’s most sensitive equipment, buildings, and critical processes. We offer a comprehensive range of enclosures, electrical connections and fastening, and thermal management solutions across industry-leading brands that are recognized globally for quality, reliability, and innovation. Our principal office is in London, United Kingdom and our management office in the United States is in Minneapolis, Minnesota. We were incorporated under the laws of Ireland on May 30, 2017.

Our broad range of products and solutions connect and protect our customers’ mission-critical equipment from hazardous conditions, improving their utilization, lowering costs, and minimizing downtime. The cost of our products typically represents a small proportion of the total cost of our customers’ end systems as well as the potential cost of failure that our products help avoid. We have a portfolio of premier, industry-leading brands, including Caddy, Erico, Hoffman, Raychem, Schroff, and Tracer, some of which have a history spanning over 100 years, that cover a wide range of verticals, including Industrial, Commercial & Residential, Energy, and Infrastructure.

Our roots within Pentair trace back to the acquisition of Federal-Hoffman Corporation in 1988, which included the Hoffman enclosures brand. From that starting point we have grown both organically and via acquisition. Our Enclosures business first applied lean principles within the organization in the 1990s, leveraging its culture of customer service and operational excellence. In 2012, Pentair merged with Tyco International Ltd.’s Flow Control division, which included our Thermal Management business and the Raychem brand, a global leader in heat tracing solutions. In 2015, Pentair acquired ERICO Global Company, a leading global manufacturer of superior engineered electrical and fastening products, which operates as our Electrical & Fastening Solutions business, broadening our product offering and enabling us to provide additional global solutions to our combined customers.

We aim to continue our journey as “One nVent” organization, with unified focus on commercial excellence, digital transformation, scaled and integrated technology, including Internet of Things (“IoT”), and global presence and capabilities. As we scale our capabilities under our umbrella brand of nVent, we expect to expand our products and solutions and continue to differentiate our company by creating solutions that solve problems for our customers.

Our strategy and culture is grounded in the values and purpose of Pentair. From Pentair Integrated Management System (“PIMS”), we have derived a set of lean growth and talent management processes, designed to improve business performance, evaluate growth opportunities, and develop and retain employees. Through consistent application of these processes, we have been able to foster a culture of innovation, retain focus on the customer, and profitably grow our business. We will continue to use and improve these processes as an independent company to continue to drive sustained and profitable growth.

We estimate that the size of the global industries we serve was $60 billion in 2017 revenue. Those industries are highly fragmented, which provides us with attractive opportunities to execute our growth strategies.

nVent 2017 Sales Breakdown—$2.1 billion
By Segment	By Geography	By Vertical

We are a global business operating across a diverse range of industries. We support our customers with a workforce of 8,600 employees around the world. We operate domestically and internationally with over 50 sales offices and over 30 manufacturing and distribution centers across North America, Europe, Asia, Australia, and South America. We leverage our global workforce and footprint to respond to our customers’ requirements for consistent, high quality and innovative solutions.

We sell our products both through distributors and direct to customer channels. We have a diverse distribution network with over 8,000 channel partners, ranging from electrical distributors to maintenance contractors. Our Electrical & Fastening Solutions, Enclosures—Hoffman brand and Thermal Management—Commercial and Infrastructure products are principally sold through distributors. In addition, our Thermal Management—Industrial and Enclosures—Schroff brand products are primarily sold direct to customers, ranging from leading blue-chip companies to independent sub-contractors. We have long lasting relationships with our distributors and customers.

We operate across three segments: Enclosures, Thermal Management, and Electrical & Fastening Solutions, which contributed 44 percent, 30 percent, and 26 percent to our sales in 2017, respectively.

Enclosures: Enclosures provides innovative solutions that protect, connect, and manage heat in critical electronics, communication, control, and power equipment. From metallic and non-metallic enclosures to cabinets, subracks, and backplanes, it offers the physical infrastructure to host, connect, and protect server and network equipment, as well as indoor and outdoor protection for broadband voice, data, and video surveillance applications in Industrial, Infrastructure, Commercial, and Energy verticals. In 2017, Enclosures had sales of $0.93 billion.

Thermal Management: Thermal Management provides electric thermal solutions that connect and protect critical buildings, infrastructure, industrial processes, and people. Its thermal management systems include heat tracing, floor heating, fire-rated and specialty wiring, sensing, and snow melting and de-icing solutions for use in Energy, Industrial, Commercial & Residential, and Infrastructure verticals. Its highly reliable and easy to install solutions lower total cost of ownership to building owners, facility managers, operators, and end users. In 2017, Thermal Management had sales of $0.62 billion.

Electrical & Fastening Solutions: Electrical & Fastening Solutions provides fastening solutions that connect and protect electrical and mechanical systems and civil structures. Its engineered electrical and fastening products are used across a wide range of verticals, including Commercial, Industrial, Infrastructure, and Energy. In 2017, Electrical & Fastening Solutions had sales of $0.54 billion.

Competitive Strengths

We believe we differentiate ourselves through the following competitive strengths, including:

Leading Provider of Inventive Solutions that Connect and Protect Sensitive Equipment and Maximize Customer Efficiency

We are a leading global provider of inventive solutions that connect and protect our customers’ mission-critical processes and equipment. We believe our comprehensive product offering, ability to customize solutions to unique customer requirements, and track record of superior quality, performance, and reliability positions us as a “go-to” electrical and thermal connection and protection solutions provider. Our products are critical components of our customers’ systems and relied upon to perform in challenging environments where cost of failure is high and our product cost is low. Furthermore, we enhance efficiency of our customers’ processes by improving utilization, lowering installation and maintenance costs, and minimizing downtime through industry-leading product performance.

Strong Industry Positions, Global Footprint and Leading Brands

We benefit from leading industry positions across our Enclosures, Thermal Management, and Electrical & Fastening Solutions segments. Our leadership positions are supported by the breadth of our global footprint, with product development, manufacturing, and distribution capabilities that enable us to meet local market requirements. Our global reach has facilitated entry into new markets and provides the infrastructure and experience to accelerate growth internationally.

We have a portfolio of premier brands, including Caddy, Erico, Hoffman, Raychem, Schroff, and Tracer, with long-standing reputations for innovation, quality, and reliability. We are a leading innovator in many of the spaces in which we operate. We developed the first self-regulating heating cable for industrial use, which automatically adjusts power output to compensate for temperature changes. We also developed the Hoffman Watershed, which was the first fit-for-purpose enclosure for the food & beverage industry to protect critical equipment in heavy wash-down applications.

Diversified Across Products, Verticals, Brands, Channels, and Customers

We offer a diverse range of electrical connection and protection products with sales distributed across a broad range of verticals, brands, channels, and customers. We offer several product lines including communications &

electronics protection, controls & electrical protection, industrial heat tracing, and thermal building solutions that are sold across the Industrial, Commercial & Residential, Energy and Infrastructure verticals.

Attractive Margins and Strong Cash Flow Generation

We benefit from industry-leading margins and a track record of strong cash flow generation. Over the past three years, our combined segment income margins have consistently been over 19 percent, maintained through our culture of operational efficiency and our global footprint. We have consistently generated strong cash flow from operations and free cash flow. Implementation of our lean, growth, and talent management processes across our organization helps to ensure we are continually improving and building sustainable performance and helps us maintain a culture of operational excellence and continuous improvement.

Experienced Management Team with a Proven Track Record of Integrating Acquisitions

We are led by a senior management team with an average of over 20 years of industry experience with Pentair and other leading industrial companies. We benefit from our team’s industry knowledge and track record of successful product innovation and financial performance. Additionally, our senior management team has extensive experience executing and integrating bolt-on and transformational acquisitions. Our team was instrumental in the successful integration of Erico and delivery on cost synergy targets within the envisaged time frame.

Growth Strategies

Pursue Continued Growth Transformation and Business Optimization Through “One nVent” Organization

We stand to benefit from our continued evolution and integration as “One nVent” organization and organic growth focused transformation. Through adopting a customer-led orientation and an enhanced digital strategy across our segments and brands, we aim to achieve commercial excellence and improve customer experience by making it easier and faster for customers to search, select, price and quote our products. We believe a unified approach to our customers will enhance our lead generation capabilities, enable cross-selling opportunities for our sales force, and increase our share of customers’ wallets. We expect further integration across nVent and aim to accelerate our product innovation as we encourage technology sharing across our business.

Capitalize on Identified Organic Growth Opportunities

We have identified several high-potential sectors where we see opportunities to deliver the breadth of our company-wide capabilities to drive continued organic growth. In Commercial, we seek to become our customers’ global connection and protection partner with solutions that are easy to install, deliver productivity and ensure safety and reliability. In Infrastructure, we aim to provide a unified go to market approach with solutions that optimize efficiency through innovation and customer service, with connection and protection solutions. In Industrial, we aim to innovate and create differentiation with specified products for our end-users that enhance reliability and reduce the maintenance costs of our products.

Product Innovation to Leverage Attractive Global Secular Trends

We plan to continue to invest in the development of innovative products and solutions that take advantage of key secular trends, including rising safety standards, the IoT, building automation, and increasing efficiency and regulatory requirements. Rising safety standards globally, including in fire protection and seismic standards, call for innovative solutions that enable our customers to meet those standards in a cost-efficient manner. For example, we recently launched the world’s first low-smoke, zero-halogen fire-rated wiring that meets enhanced fire protection standards while reducing space requirements and total project cost.

The growth in smart products and connected solutions requires an ever increasing number of enclosures designed to exact specifications and high tolerances. For example, we offer a smart and scalable cooling solution for data centers that reduces energy consumption and results in substantial cost savings for customers. We expect to increase product differentiation and average selling prices in all of our segments through building automated and connected devices.

Grow Globally in Europe and Developing Regions

We aim to grow our global presence both in Europe and through selective investments in developing regions. In Europe, we are targeting expansion of product categories and brands that have strong positions in North America but remain underpenetrated in Europe. We plan to expand our regional team, enhance channel coverage including expanding our digital platform, and differentiate our products and solutions by focusing on product flexibility and technical expertise. For example, to meet heightened fire resistance standards in Germany, we developed a fire-rated, metal pressure clip that meets standards, prevents cable damage and allows for easy installation in tight spaces.

In developing regions, we plan to enhance our existing local capabilities and focus on creating localized products and solutions to better serve our customers. For example, we believe significant infrastructure development initiatives in Asia present substantial opportunities for us to expand across our segments. We aim to invest across our supply chain and position our product roadmap around key growth verticals in these regions to capitalize on growth opportunities.

Accelerate Growth Through Targeted Bolt-on Acquisitions

Our company is built on a history of successful strategic acquisitions that evidence our integration capabilities. We believe we have developed a strong pipeline of compelling acquisition candidates that complement existing products, expand geographic reach, and enhance our technical expertise and capabilities. We believe our industry standing, culture of operational excellence, and M&A integration experience position us well to continue to pursue disciplined strategic acquisitions.

Reportable Segments

Enclosures

Our Enclosures business provides innovative solutions to connect and protect critical electronics, communication, control, and power equipment. We are a leader in the enclosures sector, and our key brands, Hoffman and Schroff, have a long history of solving customers’ problems by providing high quality solutions. In 2017, the approximate breakdown of sales by geography was 66 percent in the United States and 34 percent throughout the rest of the world.

Hoffman provides enclosure solutions for challenging operating environments and is one of the largest brands of enclosures in North America and a leader globally. The offerings connect and protect critical control and power equipment through a comprehensive range of solutions used by panel builders, OEMs and directly by other end-users, including customized products for hazardous environments. The Hoffman brand is over 70 years old and is recognized for delivering superior building, testing, certification and overall product quality. Hoffman’s product customization and global footprint, along with reputation, have helped it garner long-standing relationships with many of the world’s largest industrial companies.

Schroff provides highly-customized and technologically-advanced enclosures and is one of our largest brands of enclosures in Europe. These products connect and protect mission-critical electronics and communications equipment by providing a wide range of innovative standard products and customized solutions. Schroff’s innovation is demonstrated by its constant flow of new product designs, including a focus on smart products capable of providing connectivity and remote management. The Schroff brand is a leader in ease of doing business due to its product flexibility and customer-first focus—approximately one-half of all Schroff products are customized.

Thermal Management

Our Thermal Management business provides electric thermal solutions that connect and protect critical buildings, infrastructure, industrial processes, and people. Its highly reliable and easy to install solutions lower total cost of ownership to building owners, facility managers, operators, and end users. Thermal Management’s products have been installed in some of the world’s most iconic buildings, including the Shard in London, Eiffel Tower in Paris, and Burj Khalifa in the UAE. In 2017, the approximate breakdown of sales by geography was 40 percent in the United States and 60 percent throughout the rest of the world.

For Industrial and Energy, we provide industrial heat-tracing and wiring, control and monitoring, sensing, engineering, and construction services under industry leading Raychem and Tracer brands, primarily serving the oil & gas and power industries. Products and solutions include heat tracing for freeze protection and process temperature maintenance, temperature control and monitoring systems, heat-traced tubing bundles, instrument winterization, and tank heating systems. For Commercial and Infrastructure, we provide products and services primarily under our Raychem brand. Applications include pipe freeze protection, roof and gutter de-icing, surface snow melting, hot water temperature maintenance, floor heating, and freeze and frost prevention for hospitals, sports venues, hotels, commercial offices, and education facilities.

Electrical & Fastening Solutions

Our Electrical & Fastening Solutions business provides fastening solutions that connect and protect electrical and mechanical systems and civil structures. Our Caddy fastening solutions reduce total cost of ownership, provide design flexibility, and increase structural integrity by providing innovative products through global end-user application expertise and intimacy. In 2017, the approximate breakdown of sales by geography was 66 percent in the United States and 34 percent throughout the rest of the world.

We are a global leader in fastening solutions with spring steel and specialty metal fixings and reinforced steel connections, and its products are primarily marketed under the Caddy brand. Fastening’s products reduce total installed cost, provide design flexibility and increase structural integrity in electrical and mechanical fastening applications through inventive products and solutions and customer intimacy. Fastening’s products are targeted towards Commercial and Industrial verticals with applications in fire & seismic, data & telecommunications, and heating, ventilation & air conditioning. Fastening’s products are primarily used by electricians, telecommunications installers, and roof top contractors.

We are also a global leader in bonding, grounding, lightning protection, and low voltage power distribution products and solutions. These products are primarily marketed under the Erico brand. We offer a comprehensive range of facility electrical connection and protection solutions to protect against electrical transients to improve safety and reliability of electrical systems. Our products reduce total cost of ownership and provide design flexibility by offering maintenance free and reliable products and global end-user application expertise and intimacy. These products and solutions are primarily used by electricians, panel builders, energy contractors, and lightning protection installers.

Competition

We believe that we are a global leader in each of our segments. Given the range of products and services we offer, we encounter a wide variety of competitors, including large, global competitors, established regional competitors, and niche competitors in select regions. We face increased competition in a number of our verticals as a result of new local competitors who compete on price and increased consolidation in specific segments. The

Enclosures segment faces significant competition in the verticals it serves, particularly within the communications industry, where product design, prototyping, global supply, price competition, and customer service are significant factors. The Thermal Management segment serves industries and verticals that are highly fragmented, and competes with local and niche suppliers. The Electrical & Fastening Solutions segment serves industries and verticals that are relatively fragmented, with a small number of large competitors and a large number of smaller competitors. Competition for our Thermal Management and Electrical & Fastening Solutions segments focuses on product performance, quality, service and price.

Our success depends on a variety of factors, including technical expertise, reputation for quality and reliability, timeliness of delivery, previous installation history, contractual terms, and price. As many of our products sell through electrical distributors, data center contractors, original equipment manufacturers, greenfield development contractors and maintenance contractors, our success also depends on building and partnering with a strong channel and distribution network.

Seasonality

We generally experience increased demand for Thermal Management products and services during the fall and winter months in the Northern Hemisphere and increased demand for Electrical & Fastening Solutions products during the spring and summer months in the Northern Hemisphere.

Backlog of Orders by Segment

	December 31
Dollars in millions	2017	2016	$ Change	% Change
Enclosures	$132.4	$98.3	$34.1	34.6%
Thermal Management	123.4	153.9	(30.5)	(19.8)
Electrical & Fastening Solutions	24.6	14.1	10.5	74.5

Total	$280.4	$266.3	$14.1	5.3%

A substantial portion of our revenues result from orders received and product delivered in the same month. Our backlog typically has a short manufacturing cycle and products generally ship within 90 days of the date on which a customer places an order. However, a portion of our backlog, particularly from orders for major capital projects, can take more than one year depending on the size and type of order. We record as part of our backlog all orders from external customers, which represent firm commitments, and are supported by a purchase order or other legitimate contract. We expect the majority of our backlog at December 31, 2017 will be shipped in 2018. Despite the favorable long-term outlook for our end-markets, we experience volatility in the level of our backlog depending on the end-market and may continue to do so over the medium and longer term.

Segment and Geographic Information

Reporting segment and geographical financial information is contained in Note 12 of the notes to our combined financial statements included in the “Index to Financial Statements” section of this information statement.

Research and Development

We conduct research and development activities primarily in our own facilities. These efforts consist primarily of the development of new products, product applications and manufacturing processes. Research and development expenditures during 2017 and 2016 were $42.5 million and $40.6 million, respectively.

Raw Materials

The principal materials we use in manufacturing our products are mild steel, stainless steel, electronic components, plastics (resins, fiberglass, epoxies), copper and paint (powder and liquid). In addition to the purchase of raw materials, we purchase some finished goods for distribution through our sales channels.

We purchase the materials we use in various manufacturing processes on the open market and the majority is available through multiple sources which are in adequate supply. We have not experienced any significant work stoppages to date due to shortages of materials. We have certain long-term commitments, principally price commitments, for the purchase of various component parts and raw materials and believe that it is unlikely that any of these agreements would be terminated prematurely. Alternate sources of supply at competitive prices are available for most materials for which long-term commitments exist and we believe that the termination of any of these commitments would not have a material adverse effect on our financial position, results of operations or cash flows.

Certain commodities, such as metals and resin, are subject to market and duty-driven price fluctuations. We manage these fluctuations through several mechanisms, including long-term agreements with price adjustment clauses for significant commodity market movements in certain circumstances. Prices for raw materials, such as metals and resins, may trend higher in the future.

Intellectual Property

Patents, non-compete agreements, proprietary technologies, customer relationships, trademarks, trade names and brand names are important to our business. However, we do not regard our business as being materially dependent upon any single patent, non-compete agreement, proprietary technology, customer relationship, trademark, trade name or brand name.

Patents, patent applications and license agreements will expire or terminate over time by operation of law, in accordance with their terms or otherwise. We do not expect the termination of patents, patent applications or license agreements to have a material adverse effect on our financial position, results of operations or cash flows.

Environmental

We have been named as defendant, target or a PRP in a number of environmental clean-ups relating to our current or former business units. We may be named as a PRP at other sites in the future for existing business units, as well as both divested and acquired businesses. In addition to clean-up actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances.

Our accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In our opinion, the amounts accrued are appropriate based on facts and circumstances as currently known. As of December 31, 2017, our recorded reserves for environmental matters were not material. We do not anticipate these environmental conditions will have a material adverse effect on our financial position, results of operations or cash flows. However, unknown conditions, new details about existing conditions or changes in environmental requirements may give rise to environmental liabilities that will exceed the amount of our current reserves and could have a material adverse effect in the future.

Employees

As of December 31, 2017, we employed 8,600 people worldwide.

Properties

Our principal office will be located in leased premises in London, U.K., and our management office in the U.S. will be located in leased premises in Minneapolis, Minnesota. Our operations are conducted in facilities throughout the world. These facilities house manufacturing and distribution operations, as well as sales and marketing, engineering and administrative offices.

We carry out our Enclosures manufacturing operations at 3 plants located in the U.S. and at 9 plants located in 9 other countries. In addition, Enclosures has 9 distribution facilities, and 19 sales offices located in numerous countries throughout the world.

We carry out our Thermal Management manufacturing operations at 2 plants located in the U.S. and at 2 plants located in 1 other country. In addition, Thermal Management has 10 distribution facilities, 28 sales offices and 2 service centers located in numerous countries throughout the world.

We carry out our Electrical & Fastening Solutions manufacturing operations at 3 plants located in the U.S. and at 2 plants located in 2 other countries. In addition, Electrical & Fastening Solutions has 5 distribution facilities and 6 sales offices located in numerous countries throughout the world.

We believe that our production facilities are suitable for their purpose and are adequate to support our business.

Legal Proceedings

We have been made parties to a number of actions filed or have been given notice of potential claims relating to the conduct of our business, including those pertaining to commercial disputes, product liability, asbestos, environmental, safety and health, patent infringement and employment matters.

While we believe that a material impact on our financial position, results of operations or cash flows from any such future claims or potential claims is unlikely, given the inherent uncertainty of litigation, a remote possibility exists that a future adverse ruling or unfavorable development could result in future charges that could have a material adverse impact. We do and will continue to periodically reexamine our estimates of probable liabilities and any associated expenses and receivables and make appropriate adjustments to such estimates based on experience and developments in litigation. As a result, the current estimates of the potential impact on our financial position, results of operations and cash flows for the proceedings and claims described in the notes to our combined financial statements could change in the future.

We are subject to various product liability lawsuits and personal injury claims. Currently, substantial number of these lawsuits and claims are insured and accrued for by Pentair’s captive insurance subsidiary. Pentair’s captive insurance subsidiary records a liability for these claims based on actuarial projections of ultimate losses. After the separation, we expect that these lawsuits and claims will be insured and accrued for by a captive insurance subsidiary of nVent. For all other claims, accruals covering the claims are recorded, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. The accruals are adjusted periodically as additional information becomes available. We have not experienced significant unfavorable trends in either the severity or frequency of product liability lawsuits or personal injury claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations refers to and should be read in conjunction with the audited combined financial statements and the corresponding notes, and the selected historical combined financial data, each included elsewhere in this information statement. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly-traded company during the periods presented. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Executive Summary

Overview

nVent is a leading global provider of electrical connection and protection solutions. We believe our inventive electrical solutions enable safer systems and ensure a more secure world. We design, manufacture, market, install, and service high performance products and solutions that connect and protect some of the world’s most sensitive equipment, buildings, and critical processes. We offer a comprehensive range of enclosures, electrical connections and fastening, and thermal management solutions across industry-leading brands that are recognized globally for quality, reliability, and innovation.

We classify our operations into business segments based primarily on types of products offered and markets served. We operate across three segments: Enclosures, Thermal Management, and Electrical & Fastening Solutions, which contributed 44 percent, 30 percent and 26 percent to our net sales in 2017, respectively.

Separation from Pentair

On May 9, 2017, Pentair announced its board of directors approved a plan to separate Pentair’s Water business and its Electrical business into two independent, publicly-traded companies. The separation is expected to occur through a tax-free distribution of the Electrical business to Pentair shareholders.

We are targeting April 30, 2018 for the completion of the separation; however, there can be no assurance regarding the ultimate timing of the separation or that the separation will be completed. Completion of the separation is subject to certain customary conditions, including, among other things, receipt of tax opinions and the continued validity of the private letter ruling from the IRS and effectiveness of appropriate filings with the SEC. See “The Separation—Conditions to the Distribution.” Upon completion of the separation, nVent’s jurisdiction of incorporation will be Ireland, but nVent will manage its affairs so that it will be centrally managed and controlled in the U.K. and therefore will have its tax residency in the U.K.

nVent was incorporated in Ireland on May 30, 2017, for the purpose of holding Pentair’s Electrical business following the separation. Immediately prior to the distribution, Pentair will transfer its Electrical business to us in return for which we will issue ordinary shares of nVent to Pentair shareholders, pro rata to their respective holdings. Prior to the transfer by Pentair to us of Pentair’s Electrical business, we will have no business operations. Immediately following the distribution, the persons entitled to receive ordinary shares of nVent in the distribution will own all of the outstanding ordinary shares of nVent.

Pentair and nVent will enter into an agreement (the “Separation Agreement”) that will identify the assets to be transferred, the liabilities to be assumed, and the contracts to be transferred to Pentair and nVent as part of the separation, and will provide for when and how these transfers will occur. nVent’s combined financial statements are representative of the Separation Agreement that is expected to be entered into at the time of the separation.

ERICO Acquisition

On September 18, 2015, we acquired all of the outstanding shares of capital stock of ERICO Global Company (“ERICO”) for approximately $1.8 billion in cash (the “ERICO Acquisition”). ERICO is a leading global manufacturer and marketer of engineered electrical and fastening products for electrical, mechanical and civil applications. ERICO has recognized brands including CADDY fixing, fastening and support products and ERICO electrical grounding, bonding and connectivity products. The legacy ERICO business comprises the Electrical & Fastening Solutions reporting segment.

Key Trends and Uncertainties Regarding Our Existing Business

The following trends and uncertainties affected our financial performance in 2017 and 2016 and will likely impact our results in the future:

•	During 2017 and 2016, we continued execution of certain business restructuring initiatives aimed at reducing our fixed cost structure and, during 2017, began realigning our business in contemplation of the separation. We expect that these actions will contribute to margin growth in 2018.

•	We have identified specific product and geographic market opportunities that we find attractive and continue to pursue, both within and outside the U.S. We are reinforcing our businesses to more effectively address these opportunities through research and development and additional sales and marketing resources. Unless we successfully penetrate these markets, our core sales growth will likely be limited or may decline.

•	We have experienced material and other cost inflation. We strive for productivity improvements, and we implement increases in selling prices to help mitigate this inflation. We expect the current economic environment will result in continuing price volatility for many of our raw materials, and we are uncertain as to the timing and impact of these market changes.

In 2018, our operating objectives include the following:

•	Complete execution of the separation to create an industry leading pure-play electrical business.

•	Driving operating excellence through lean enterprise initiatives, with specific focus on sourcing and supply management, cash flow management and lean operations;

•	Achieving differentiated revenue growth through new products and solutions, and market expansion in key developing regions;

•	Optimizing our technological capabilities to increasingly generate innovative new and connected products; and

•	Focusing on developing global talent in light of our global presence.

Cost Allocations

nVent’s historical combined financial statements have been prepared on a stand-alone basis and are derived from Pentair’s consolidated financial statements and accounting records. Therefore, these financial statements reflect, in conformity with accounting principles generally accepted in the U.S. (“GAAP”), nVent’s financial position, results of operations, comprehensive income and cash flows as the business was historically operated as part of Pentair prior to the separation. They may not be indicative of nVent’s future performance and do not necessarily reflect what nVent’s combined results of operations, financial condition and cash flows would have been had nVent operated as a separate, publicly traded company during the periods presented, particularly because nVent expects that many changes will occur in nVent’s operations and capitalization as a result of the separation from Pentair.

The combined financial statements of nVent include general corporate expenses of Pentair for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology, human resources, communications, facilities and employee benefits and compensation. These general corporate expenses are included in the Combined Statements of Income and Comprehensive Income within Selling, general and administrative expenses. The amounts allocated were $65.7 million, $75.7 million and $71.8 million for the years ended December 31, 2017, 2016 and 2015, respectively, of which $31.0 million, $31.0 million and $26.8 million, respectively, were historically recorded to the Electrical segment in Pentair’s consolidated financial statements. These expenses have been allocated to nVent on the basis of direct usage when identifiable, with the remainder allocated based on a proportional basis of net sales, headcount or other measures.

Pentair maintains self-insurance programs at the corporate level. nVent is a participant in Pentair’s self-insurance program, including general product liability, workers’ compensation, and vehicle liability. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, and other actuarial assumptions. The annual cost is allocated to all of the participating businesses using methodologies deemed reasonable by management. Costs related to Pentair’s general insured risks of $7.6 million, $7.6 million and $7.3 million were allocated to nVent for the years ended December 31, 2017, 2016 and 2015, respectively. All obligations pursuant to these programs have historically been obligations of Pentair. No self-insurance reserves have been allocated to nVent as these reserves represent obligations of Pentair, which are not transferable.

Pentair’s external debt and related interest expense have not been allocated to nVent for any of the periods presented as nVent was not the legal obligor of the debt and no portion of the borrowings is being assumed by nVent as part of the separation.

nVent considers the allocation methodology regarding Pentair’s general corporate expenses to be reasonable for all periods presented. Nevertheless, the combined financial statements of nVent may not reflect the actual expenses that would have been incurred and may not reflect nVent’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if nVent had been a stand-alone company would depend on multiple factors including organization structure, capital structure and strategic decisions made in various areas, including information technology and infrastructure. Transactions between nVent and Pentair have been included in related party transactions in these combined financial statements and are considered to be effectively settled at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net Parent investment. The Net Parent investment represents Pentair’s historical investment in nVent, the net effect of cost allocations from transactions with Pentair, net transfers of cash and assets to Pentair and nVent’s accumulated earnings.

Combined Results of Operations—Years Ended December 31, 2017, 2016 and 2015

	Years ended December 31			% point change
In millions	2017	2016	2015	2017 vs 2016		2016 vs 2015
Net sales	$2,097.9	$2,116.0	$1,809.3	(0.9)%		17.0%
Cost of goods sold	1,256.0	1,280.2	1,139.2	(1.9)%		12.4%

Gross profit	841.9	835.8	670.1	0.7%		24.7%
% of net sales	40.1%	39.5%	37.0%	0.6	pts	2.5	pts
Selling, general and administrative	485.9	478.8	373.8	1.5%		28.1%
% of net sales	23.2%	22.6%	20.7%	0.6	pts	1.9	pts
Research and development	42.5	40.6	29.3	4.7%		38.6%
% of net sales	2.0%	1.9%	1.6%	0.1	pts	0.3	pts
Operating income	313.5	316.4	267.0	(0.9)%		18.5%

	Years ended December 31			% point change
In millions	2017	2016	2015	2017 vs 2016		2016 vs 2015
% of net sales	14.9%	15.0%	14.8%	(0.1	) pts	0.2	pts
Income before income taxes	313.3	315.0	265.9	(0.5)%		18.5%
Provision (benefit) for income taxes	(48.4)	55.9	55.8	(186.6)%		0.2%
Effective tax rate	(15.4)%	17.7%	21.0%	(33.1	) pts	(3.3	) pts

Net Sales

The components of the change in nVent net sales were as follows:

	2017 vs 2016	2016 vs 2015
Volume	(2.2)%	(2.1)%
Price	0.1	(0.4)

Core growth	(2.1)	(2.5)
Acquisition	0.7	20.6
Currency	0.5	(1.1)

Total	(0.9)%	17.0%

The 0.9 percent decrease in net sales in 2017 from 2016 was primarily the result of:

•	sales decline in our energy business of approximately 5% as a result of the impact of three large Canadian Oil Sands projects in our Thermal Management segment in 2016 that did not recur in 2017; and

•	sales decline in our infrastructure business of approximately 1% driven by performance in both Enclosures and Electrical & Fastening Solutions.

These decreases were partially offset by:

•	increased sales volume in our industrial business of approximately 3%, primarily as a result of increased volumes in the U.S.;

•	increased sales related to a business acquisition that occurred in the first quarter of 2017; and

•	favorable foreign currency effects.

The 17.0 percent increase in net sales in 2016 from 2015 was primarily the result of:

•	sales of $512.6 million in 2016 as a result of the ERICO Acquisition, compared to sales of $147.0 million in 2015; and

•	core growth of approximately 1% in the commercial business.

These increases were partially offset by:

•	continued slowdown in capital spending, particularly in the energy business, driving core sales declines of approximately 2.5%; and

•	a strong U.S. dollar causing unfavorable foreign currency effects.

Gross Profit

The 0.6 percentage point increase in gross profit as a percentage of sales in 2017 from 2016 was primarily the result of:

•	favorable mix as a result of the decline in lower margin project sales and growth in higher margin product sales; and

•	higher contribution margin as a result of savings generated from our lean and supply management practices.

These increases were partially offset by:

•	inflationary increases related to labor costs and certain raw materials; and

•	higher cost of sales due to manufacturing footprint rationalization and a new U.S. distribution center. We expect these investments will result in increased productivity and operating leverage in future periods.

The 2.5 percentage point increase in gross profit as a percentage of sales in 2016 from 2015 was primarily the result of:

•	a decrease in cost of goods sold of $35.7 million in 2016 compared to 2015 as a result of inventory fair value step-up recorded as part of the ERICO Acquisition in 2015; and

•	higher contribution margin as a result of savings generated from our lean and supply management practices.

These increases were partially offset by:

•	unfavorable mix as a result of lower margin project sales; and

•	inflationary increases related to raw materials and labor costs.

Selling, General and Administrative (“SG&A”)

The 0.6 percentage point increase in SG&A expense as a percentage of sales in 2017 from 2016 was primarily the result of:

•	$16.1 million of non-recurring separation costs incurred in 2017 to prepare nVent to operate as an independent stand-alone public company, primarily related to legal, advisory and other professional fees; and

•	lower sales volume in our energy and infrastructure businesses, which resulted in decreased leverage on operating expenses.

These increases were partially offset by:

•	“mark-to-market” actuarial gains related to pension and other post-retirement benefit plans of $3.0 million in 2017, compared to “mark-to-market” actuarial losses of $10.8 million in 2016;

•	cost control and savings generated from back-office consolidation, reduction in personnel and other lean initiatives; and

•	increased sales volume in the industrial business, which resulted in increased leverage on operating expenses.

The 1.9 percentage point increase in SG&A expense as a percentage of sales in 2016 from 2015 was primarily the result of:

•	an increase in intangible asset amortization of $29.2 million as a result of the ERICO Acquisition that occurred at the end of the third quarter in 2015;

•	“mark-to-market” actuarial losses related to pension and other post-retirement benefit plans of $10.8 million in 2016, compared to “mark-to-market” actuarial gains of $12.5 million in 2015;

•	a non-cash impairment charge of $13.3 million related to a trade name intangible asset in Thermal Management in 2016; and

•	increased investment in sales and marketing to drive growth.

These increases were partially offset by:

•	deal related costs and expenses of $14.0 million in 2015, which did not reoccur in 2016;

•	savings generated from back-office consolidation, reduction in personnel and other lean initiatives; and

•	restructuring costs of $12.3 million in 2016, compared to $15.7 million in 2015.

Following the separation, the composition of nVent’s SG&A expenses will change. nVent will no longer receive an allocation of costs from Pentair associated with certain corporate or other functions and will incur costs associated with operating as a stand-alone public company. As a result, SG&A expenses and the SG&A expense ratio calculated from nVent’s results of operations prior to the separation may not be indicative of nVent’s expenses or ratio following the separation.

Provision (Benefit) for Income Taxes

The 33.1 percentage point decrease in the effective tax rate in 2017 from 2016 was primarily the result of:

•	a net provisional tax benefit of $84.8 million recognized in 2017 as a result of the enactment of U.S. tax reform legislation; and

•	the mix of global earnings toward lower tax jurisdictions.

The 3.3 percentage point decrease in the effective tax rate in 2016 from 2015 was primarily due to:

•	the mix of global earnings toward lower tax jurisdictions; and

•	the unfavorable tax impact of transaction costs in 2015 related to the ERICO Acquisition, which did not reoccur in 2016.

In nVent’s combined financial statements, income tax expense has been calculated on a separate return basis although, with respect to certain entities, nVent’s operations have historically been included in the tax returns filed by the respective Pentair entities of which nVent’s business was a part. In the future, as a stand-alone entity, nVent will file income tax returns on its own behalf and its effective tax rate may differ from those in the historical periods. We expect our effective tax rate to approximate 18% in future periods.

Segment Results of Operations—Years Ended December 31, 2017, 2016 and 2015

The summary that follows provides a discussion of the results of operations of each of our three reportable segments (Enclosures, Thermal Management and Electrical & Fastening Solutions). Each of these segments comprises various product offerings that serve various verticals and end users.

We evaluate performance based on sales and segment income and use a variety of ratios to measure performance of our reporting segments. Segment income represents operating income exclusive of intangible amortization, certain acquisition related expenses, costs of restructuring activities, “mark-to-market” gain/loss for pension and other post-retirement plans, impairments and other unusual non-operating items.

Enclosures

The net sales and segment income for the Enclosures segment were as follows:

	Years ended December 31			% / point change
In millions	2017	2016	2015	2017 vs 2016		2016 vs 2015
Net sales	$934.9	$911.2	$959.4	2.6%		(5.0)%
Segment income	161.0	182.1	203.9	(11.6)%		(10.7)%
% of net sales	17.2%	20.0%	21.3%	(2.8	) pts	(1.3	) pts

Net Sales

The components of the change in the Enclosures segment net sales were as follows:

	2017 vs 2016	2016 vs 2015
Volume	3.0%	(3.8)%
Price	(0.6)	(0.6)

Core growth	2.4	(4.4)
Currency	0.2	(0.6)

Total	2.6%	(5.0)%

The 2.6 percent increase in Enclosures sales in 2017 from 2016 was primarily the result of:

•	increased sales volume of approximately 3.5% in the industrial business, primarily as a result of increased volumes in the U.S.; and

•	favorable foreign currency effects.

These increases were partially offset by:

•	continued slowdown in capital spending, particularly in the infrastructure business, driving sales volume decline of approximately 2%.

The 5.0 percent decrease in Enclosures sales in 2016 from 2015 was primarily the result of:

•	continued slowdown in capital spending driving core sales declines; and

•	a strong U.S. dollar causing unfavorable foreign currency effects.

Segment Income

The components of the change in the Enclosures segment income as a percentage of net sales from the prior period were as follows:

	2017		2016
Growth	1.6	pts	(0.9	) pts
Inflation	(2.4)		(1.0)
Productivity/Price	(2.0)		0.6

Total	(2.8	) pts	(1.3	) pts

The 2.8 percentage point decrease in segment income for Enclosures as a percentage of net sales in 2017 from 2016 was primarily the result of:

•	inflationary increases related to labor costs and certain raw materials;

•	higher cost of sales due to manufacturing footprint rationalization and a new U.S. distribution center. We expect these investments will result in increased productivity and operating leverage in future periods; and

•	lower sales volume in the infrastructure business, which resulted in decreased leverage on operating expenses.

These decreases were partially offset by:

•	increased sales volume in the industrial business, which resulted in increased leverage on operating expenses.

The 1.3 percentage point decrease in segment income for Enclosures as a percentage of net sales in 2016 from 2015 was primarily the result of:

•	lower core sales, which resulted in decreased leverage on operating expenses; and

•	inflationary increases related to labor costs and certain raw materials.

These decreases were partially offset by:

•	restructuring costs of $3.4 million in 2016, compared to $12.1 million in 2015; and

•	higher contribution margin as a result of savings generated from our lean and supply management practices.

Thermal Management

The net sales and segment income for the Thermal Management segment were as follows:

	Years ended December 31			% / point change
In millions	2017	2016	2015	2017 vs 2016		2016 vs 2015
Net sales	$622.2	$692.2	$702.9	(10.1)%		(1.5)%
Segment income	145.3	121.6	153.2	19.5%		(20.6)%
% of net sales	23.4%	17.6%	21.8%	5.8	pts	(4.2	) pts

Net Sales

The components of the change in the Thermal Management segment net sales were as follows:

	2017 vs 2016	2016 vs 2015
Volume	(11.3)%	0.4%
Price	—	—

Core growth	(11.3)	0.4
Currency	1.2	(1.9)

Total	(10.1)%	(1.5)%

The 10.1 percent decrease in Thermal Management sales in 2017 from 2016 was primarily the result of:

•	lower project sales volume as a result of the impact of three large Canadian Oil Sands projects in 2016 that did not recur in 2017.

This decrease was partially offset by:

•	increased sales volume of approximately 1.5% in the industrial business, primarily as a result of increased volumes in Western Europe and certain developing regions; and

•	favorable foreign currency effects.

The 1.5 percent decrease in Thermal Management sales in 2016 from 2015 was primarily the result of:

•	a strong U.S. dollar causing unfavorable foreign currency effects; and

•	continued slowdown in capital spending, particularly in the energy business, driving core sales declines of approximately 3.5%.

These decreases were partially offset by:

•	core growth of approximately 2.5% in the industrial business and approximately 1.5% in the commercial business.

Segment Income

The components of the change in the Thermal Management segment income as a percentage of net sales from the prior period were as follows:

	2017		2016
Growth	1.6	pts	(3.7	) pts
Inflation	(0.7)		(0.8)
Productivity/Price	4.9		0.3

Total	5.8	pts	(4.2	) pts

The 5.8 percentage point increase in segment income for Thermal Management as a percentage of net sales in 2017 from 2016 was primarily the result of:

•	favorable mix as a result of the decline in lower margin project sales and growth in higher margin product sales;

•	increased sales volume in the industrial business, which resulted in increased leverage on operating expenses; and

•	higher contribution margin as a result of savings generated from our lean and supply management practices.

These increases were partially offset by:

•	inflationary increases related to labor costs and certain raw materials.

The 4.2 percentage point decrease in segment income for Thermal Management as a percentage of net sales in 2016 from 2015 was primarily the result of:

•	lower margin project sales not offsetting the decline in higher margin product sales; and

•	inflationary increases related to labor costs and certain raw materials.

These decreases were partially offset by:

•	higher contribution margin as a result of savings generated from our lean and supply management practices.

Electrical & Fastening Solutions

The net sales and segment income for the Electrical & Fastening Solutions segment were as follows:

	Years ended December 31			% / point change
In millions	2017	2016	2015	2017 vs 2016		2016 vs 2015
Net sales	$540.8	$512.6	$147.0	5.5%		248.7%
Segment income	140.7	143.5	37.8	(2.0)%		279.6%
% of net sales	26.0%	28.0%	25.7%	(2.0	) pts	2.3	pts

Net Sales

The components of the change in the Electrical & Fastening Solutions segment net sales were as follows:

	2017 vs 2016	2016 vs 2015
Volume	0.9%	(2.5)%
Price	1.3	(1.4)

Core growth	2.2	(3.9)
Acquisition	2.8	253.1
Currency	0.5	(0.5)

Total	5.5%	248.7%

The 5.5 percent increase in Electrical & Fastening Solutions sales in 2017 from 2016 was primarily the result of:

•	increased sales related to a business acquisition that occurred in the first quarter of 2017;

•	selective increases in selling prices to mitigate inflationary cost increases;

•	increased sales volume of approximately 1% in the energy and industrial businesses, primarily as a result of increased volumes in the U.S.; and

•	favorable foreign currency effects.

The 248.7 percent increase in Electrical & Fastening Solutions sales in 2016 from 2015 was primarily the result of:

•	one quarter of activity in 2015 compared to a full year in 2016 as a result of the ERICO Acquisition; and

•	core growth of approximately 10% in the commercial business.

These increases were partially offset by:

•	continued slowdown in capital spending, particularly in the industrial and energy businesses, driving core sales declines of approximately 7% and 4.5%, respectively; and

•	a strong U.S. dollar causing unfavorable foreign currency effects.

Segment Income

The components of the change in Electrical & Fastening Solutions segment income as a percentage of net sales from the prior period were as follows:

	2017		2016
Growth/Acquisition	(0.2	) pts	(0.2	) pts
Inflation	(3.0)		(3.0)
Productivity/Price	1.2		5.5

Total	(2.0	) pts	2.3	pts

The 2.0 percentage point decrease in segment income for Electrical & Fastening Solutions as a percentage of net sales in 2017 from 2016 was primarily the result of:

•	inflationary increases related to labor costs and certain raw materials.

This decrease was partially offset by:

•	higher contribution margin as a result of savings generated from our lean and supply management practices; and

•	increased sales volume in the energy and industrial businesses, which resulted in increased leverage on operating expenses.

The 2.3 percentage point increase in segment income for Electrical & Fastening Solutions as a percentage of net sales in 2016 from 2015 was primarily the result of:

•	strong contribution and integration synergies as a result of the ERICO Acquisition; and

•	higher core sales in the commercial business, which resulted in increased leverage on operating expenses.

These increases were partially offset by:

•	lower core sales in the industrial and energy businesses, which resulted in decreased leverage on operating expenses; and

•	inflationary increases related to labor costs and certain raw materials.

Liquidity and Capital Resources

The primary source of liquidity for our businesses is cash flows provided by operations, which have historically been swept to Pentair to support its overall cash management strategy. Transfers of cash to and from Pentair’s cash management system have been reflected in the Net Parent investment in the historical Combined Balance Sheets, Statements of Cash Flows, and Statements of Changes in Equity.

Upon completion of the separation, our capital structure and sources of liquidity will change significantly from our historical capital structure. Our businesses will no longer participate in cash management and funding arrangements with Pentair. We expect to continue to have cash requirements to support working capital needs and capital expenditures, to pay interest and service debt and to pay dividends to shareholders quarterly. We believe we will have the ability and sufficient capacity to meet these cash requirements by using available cash and internally generated funds and to borrow under committed and uncommitted credit facilities.

In connection with the separation, nVent Finance has entered into certain financing arrangements. See “Description of Material Indebtedness” for a discussion of such financing arrangements. We intend to focus on increasing our cash flow and repaying debt, while continuing to fund our research and development, marketing and capital investment initiatives. Our intent is to maintain investment grade metrics and a solid liquidity position.

We have grown our businesses in significant part in the past through acquisitions financed by credit provided under Pentair’s revolving credit facilities and from time to time, by private or public debt issuance. Pentair’s primary revolving credit facilities have generally been adequate for these purposes, although Pentair has negotiated additional credit facilities as needed to allow us to complete acquisitions. We intend to issue commercial paper to fund our financing needs on a short-term basis and to use a revolving credit facility as back-up liquidity to support commercial paper.

Historical Cash Flows

The following table reflects the major categories of cash flows for the years ended December 31, 2017, 2016 and 2015. For additional details, please see the Statements of Cash Flows in the combined financial statements.

	Years ended December 31
In millions	2017	2016	2015
Net cash provided by (used for) operating activities	$409.7	$364.0	$343.9
Net cash provided by (used for) investing activities	(41.2)	(68.6)	(1,957.0)
Net cash provided by (used for) financing activities	(359.5)	(308.9)	1,614.0

Operating Activities

nVent has generated significant cash flows from operations in each of the last three years.

Cash provided by operating activities was $409.7 million in 2017, compared to $364.0 million in 2016. Cash provided by operating activities in 2017 primarily reflects Net income of $368.3 million, net of non-cash items such as depreciation and amortization, remeasurement of deferred income taxes as a result of the enactment of U.S. tax reform legislation, trade name impairment and pension and other post-retirement expense, and decreases in net working capital during 2017.

Cash provided by operating activities was $364.0 million in 2016, or $20.1 million higher than in 2015. The increase in cash provided by operating activities was due primarily to a $115.2 million increase in Net income, net of non-cash items such as depreciation and amortization, trade name impairment and pension and other post-retirement expense; partially offset by increases in net working capital during 2016.

Investing Activities

Net cash used for investing activities was $41.2 million in 2017, or $27.4 million lower than in the comparable period in 2016. Net cash used for investing activities was $68.6 million in 2016, or $1,888.4 million lower than in 2015. The following investing activities impacted our cash flow:

Acquisitions

In 2015, we paid cash of $1,806.3 million, net of cash acquired, to acquire ERICO Global Company during the third quarter and cash of $96.0 million, net of cash acquired, to acquire Nuheat Industries Limited (“Nuheat”) during the second quarter. During the fourth quarter of 2015, we paid an additional $0.9 million related to the Nuheat acquisition in settlement of a working capital adjustment. In January 2017, we completed an acquisition with a purchase price of $13.6 million in cash, net of cash acquired.

Capital expenditures

Capital expenditures in 2017, 2016 and 2015 were $31.8 million, $74.5 million and $47.4 million respectively. We anticipate capital expenditures for fiscal 2018 to be approximately $40 million, primarily for capacity expansions of manufacturing facilities located in our low-cost countries, developing new products and general maintenance.

Financing Activities

Net cash used for or provided from financing activities in all periods presented reflect net transactions with Pentair resulting from operating and investing activities discussed above.

Dividends

Please see “Dividends” in this information statement for a discussion regarding dividend policy and creation of distributable reserves.

Contractual Obligations

The following summarizes our significant contractual obligations as of December 31, 2017 that impact our liquidity:

	Years ended December 31
In millions	2018	2019	2020	2021	2022	Thereafter	Total
Operating lease obligations, net of sublease rentals	$14.6	$13.4	$11.3	$8.9	$7.9	$8.6	$64.7
Purchase obligations	33.2	—	—	—	—	—	33.2
Pension and other post-retirement plan contributions	5.9	6.5	6.3	6.8	7.1	44.8	77.4

Total contractual obligations, net	$53.7	$19.9	$17.6	$15.7	$15.0	$53.4	$175.3

The majority of the purchase obligations represent commitments for raw materials to be utilized in the normal course of business. For purposes of the above table, arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction.

The table above does not reflect any financing that we may incur in connection with the separation. The total gross liability for uncertain tax positions at December 31, 2017 was estimated to be $24.6 million. We record penalties and interest related to unrecognized tax benefits in Provision for income taxes and Interest expense, respectively, which is consistent with our past practices. As of December 31, 2017, we had recorded $2.0 million for the possible payment of penalties and $6.6 million related to the possible payment of interest.

Other Financial Measures

In addition to measuring our cash flow generation or usage based upon operating, investing and financing classifications included in the Combined Statements of Cash Flows, we also measure our free cash flow. Free cash flow is a non-GAAP financial measure that we use to assess our liquidity performance. We believe free cash flow is an important measure of liquidity because it provides us and our investors a measurement of cash generated from operations that is available to pay dividends, make acquisitions, repay debt and repurchase shares. In addition, free cash flow is used as a criterion to measure and pay compensation-based incentives. Our measure of free cash flow may not be comparable to similarly titled measures reported by other companies. The following table is a reconciliation of free cash flow:

	Years ended December 31
In millions	2017	2016	2015
Net cash provided by (used for) operating activities	$409.7	$364.0	$343.9
Capital expenditures	(31.8)	(74.5)	(47.4)
Proceeds from sale of property and equipment	4.2	5.9	0.6

Free cash flow	$382.1	$295.4	$297.1

Off-balance Sheet Arrangements

At December 31, 2017, we had no off-balance sheet financing arrangements.

Commitments and Contingencies

We have been made parties to a number of actions filed or have been given notice of potential claims relating to the conduct of our business, including those pertaining to commercial disputes, product liability, environmental, safety and health, patent infringement and employment matters.

While we believe that a material impact on our consolidated financial position, results of operations or cash flows from any such future claims or potential claims is unlikely, given the inherent uncertainty of litigation, a remote possibility exists that a future adverse ruling or unfavorable development could result in future charges that could have a material impact. We do and will continue to periodically reexamine our estimates of probable liabilities and any associated expenses and receivables and make appropriate adjustments to such estimates based on experience and developments in litigation. As a result, the current estimates of the potential impact on our consolidated financial position, results of operations and cash flows for the proceedings and claims described in Note 13 of the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement could change in the future.

Stand-by Letters of Credit, Bank Guarantees and Bonds

In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks including unknown damage to assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to reasonably estimate the potential liability due to the inchoate and unknown nature of these potential liabilities. However, we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows.

In the ordinary course of business, we are required to commit to bonds, letters of credit and bank guarantees that require payments to our customers for any non-performance. The outstanding face value of these instruments fluctuates with the value of our projects in process and in our backlog. In addition, we issue financial stand-by letters of credit primarily to secure our performance to third parties under self-insurance programs.

As of December 31, 2017 and 2016, the outstanding value of bonds, letters of credit and bank guarantees totaled $72.3 million and $50.0 million, respectively.

New Accounting Standards

See Note 1 of the Notes to Combined Financial Statements, included in the “Index to Financial Statements” section of this information statement, for information pertaining to recently adopted accounting standards or accounting standards to be adopted in the future.

Critical Accounting Policies

We have adopted various accounting policies to prepare the combined financial statements in accordance with GAAP. Our significant accounting policies are more fully described in Note 1 of the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry and information available from other outside sources, as appropriate. We consider an accounting estimate to be critical if:

•	it requires us to make assumptions about matters that were uncertain at the time we were making the estimate; and

•	changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

Our critical accounting estimates include the following:

Cost Allocations

The combined financial statements of nVent include general corporate expenses of Pentair for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology, human resources, communications, facilities and employee benefits and compensation. These general corporate expenses are included in the Combined Statements of Income and Comprehensive Income within Selling, general and administrative expenses. The amounts allocated were $65.7 million, $75.7 million and $71.8 million for the years ended December 31, 2017, 2016 and 2015, respectively, of which $31.0 million, $31.0 million and $26.8 million, respectively, were historically allocated to the Electrical segment in Pentair’s consolidated financial statements. These expenses have been allocated to nVent on the basis of direct usage when identifiable, with the remainder allocated based on a proportional basis of net sales, headcount or other measures.

Pentair maintains self-insurance programs at the corporate level. nVent is a participant in Pentair’s self-insurance program, including general product liability, workers’ compensation, and vehicle liability. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, and other actuarial assumptions. The annual cost is allocated to all of the participating businesses using methodologies deemed reasonable by management. Costs related to Pentair’s general insured risks of $7.6 million, $7.6 million and $7.3 million were allocated to nVent for the years ended December 31, 2017, 2016 and 2015, respectively. All obligations pursuant to these programs have historically been obligations of Pentair. No self-insurance reserves have been allocated to nVent as these reserves represent obligations of Pentair, which are not transferable.

Pentair’s external debt and related interest expense have not been allocated to nVent for any of the periods presented as nVent was not the legal obligor of the debt and no portion of the borrowings is being assumed by nVent as part of the separation.

nVent considers the allocation methodology regarding Pentair’s general corporate expenses to be reasonable for all periods presented. Nevertheless, the combined financial statements of nVent may not reflect the actual expenses that would have been incurred and may not reflect nVent’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if nVent had been a stand-alone company would depend on multiple factors including organization structure, capital structure and strategic decisions made in various areas, including information technology and infrastructure. Transactions between nVent and Pentair have been included in related party transactions in these combined financial statements and are considered to be effectively settled at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net Parent investment. The Net Parent investment represents Pentair’s historical investment in nVent, the net effect of cost allocations from transactions with Pentair, net transfers of cash and assets to Pentair and nVent’s accumulated earnings. See Note 9 of the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement for a further description of related party transactions and Net Parent investment.

Impairment of Goodwill and Indefinite-Lived Intangibles

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the fair value of identifiable tangible net assets and identifiable intangible assets purchased and liabilities assumed.

Goodwill is tested annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly-traded companies that are similar in size and industry. Actual results may differ from those used in our valuations.

In developing our discounted cash flow analysis, assumptions about future revenues and expenses, capital expenditures and changes in working capital are based on our annual operating plan and long-term business plan for each of our reporting units. These plans take into consideration numerous factors including historical experience, anticipated future economic conditions, changes in raw material prices and growth expectations for the industries and end markets we participate in.

In estimating fair value using the market approach, we identify a group of comparable publicly-traded companies for each reporting unit that are similar in terms of size and product offering. These groups of comparable companies are used to develop multiples based on total market-based invested capital as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”). We determine our estimated values by applying these comparable EBITDA multiples to the operating results of our reporting units. The ultimate fair value of each reporting unit is determined considering the results of both valuation methods.

We did not recognize any goodwill impairment losses in 2017, 2016 or 2015.

Identifiable Intangible Assets

Our primary identifiable intangible assets include: customer relationships, trade names and trademarks, proprietary technology, backlog and patents. Identifiable intangibles with definite lives are amortized and those identifiable intangibles with indefinite lives are not amortized. Identifiable intangible assets that are subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangible assets not subject to amortization are tested for impairment annually or more frequently if events warrant. We complete our annual impairment test during the fourth quarter each year for those identifiable assets not subject to amortization.

The impairment test consists of a comparison of the fair value of the trade name with its carrying value. Fair value is measured using the relief-from-royalty method. This method assumes the trade name has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands, the appropriate royalty rate and the weighted average cost of capital.

During the fourth quarter of 2017, we recorded an impairment charge of $13.0 million related to a trade name in Electrical & Fastening Solutions as a result of lower forecasted sales volume in our annual impairment evaluation. We also recorded an impairment charge of $3.4 million related to certain trade names in Thermal Management as a result of rebranding strategies implemented in the fourth quarter of 2017. An impairment charge of $13.3 million was recorded in 2016 related to a trade name in Thermal Management as the result of a rebranding strategy implemented in the fourth quarter of 2016. The trade name impairment charges were recorded in Selling, general and administrative in our Combined Statements of Income and Comprehensive Income.

There were no impairment charges recorded in 2015 for identifiable intangible assets.

Pension and Other Post-Retirement Plans

We sponsor defined-benefit pension plans and a post-retirement health plan (“Direct Plans”). The defined benefit plans cover certain non-U.S. employees and retirees, and the pension benefits are based principally on an employee’s years of service and/or compensation levels near retirement. Certain nVent employees participate in defined benefit pension plans and post-retirement health plans (“Shared Plans”) sponsored by Pentair, which also includes other Pentair participants. nVent accounts for these plans as multi-employer benefit plans. Accordingly, nVent does not record an asset or liability to recognize the funded status of these plans. However, nVent does record its share of the allocated expense, including net actuarial gains or losses described below.

The amounts recognized in our combined financial statements related to our defined-benefit pension and other post-retirement plans are determined from actuarial valuations. Inherent in these valuations are assumptions, including: expected return on plan assets, discount rates and rate of increase in future compensation levels. These assumptions are updated annually and are disclosed for our Direct Plans in Note 10 to the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement. Differences in actual experience or changes in assumptions may affect our pension and other post-retirement obligations and future expense.

We recognize changes in the fair value of plan assets and net actuarial gains or losses for pension and other post-retirement benefits annually in the fourth quarter each year (“mark-to-market adjustment”) and, if applicable, in any quarter in which an interim remeasurement is triggered. Net actuarial gains and losses occur when the actual experience differs from any of the various assumptions used to value our pension and other post-retirement plans or when assumptions change as they may each year. The primary factors contributing to actuarial gains and losses each year are (1) changes in the discount rate used to value pension and other post-retirement benefit obligations as of the measurement date and (2) differences between the expected and the actual return on plan assets. This accounting method also results in the potential for volatile and difficult to forecast mark-to-market adjustments. Mark-to-market adjustments resulted in a pre-tax gain of $3.0 million in 2017, pre-tax charge of $10.8 million in 2016 and pre-tax gain of $12.5 million in 2015. The remaining components of pension expense, including service and interest costs and the expected return on plan assets, are recorded on a quarterly basis as ongoing pension expense.

Discount Rate

The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year based on our December 31 measurement date. This discount rates for our Direct Plans (which are non U.S. plans) ranged from 0.50 percent to 3.50 percent in 2017, 0.50 percent to 4.00 percent in 2016 and 0.50 percent to 4.25 percent in 2015. There are no known or anticipated changes in our discount rate assumption that will impact our pension expense in 2018.

Expected Rate of Return

Our expected rate of return on plan assets for our Direct Plans ranged from 1.00 percent to 5.50 percent in 2017, 1.00 percent to 5.50 percent in 2016 and 1.00 percent to 6.00 percent in 2015. The expected rate of return is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns. In developing the expected long-term rate of return, we considered our historical returns, with consideration given to forecasted economic conditions, our asset allocations, input from external consultants and broader longer-term market indices.

See Note 10 of the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement for further information regarding pension and other post-retirement plans.

Loss Contingencies

Accruals are recorded for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. Additionally, we record receivables from third party insurers when recovery has been determined to be probable.

See Note 13 of the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement for further information regarding loss contingencies.

Income Taxes

nVent’s operations have historically been included in Pentair’s U.S. federal and state income tax returns, and all income taxes have been paid by Pentair. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return approach as if nVent filed its own tax returns. Under this approach, the provision for income taxes represents income tax paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if nVent was a stand-alone taxpayer filing hypothetical income tax returns where applicable. Current income tax liabilities are assumed to be immediately settled with Pentair and are relieved through the Net Parent investment account and the Net transfers from (to) Parent in the Combined Statements of Cash Flows.

In determining taxable income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We maintain valuation allowances with respect to our deferred tax assets unless it is more likely than not that all or a portion of such deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including but not limited to any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on nVent’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on nVent’s financial condition, results of operations or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We perform reviews of our income tax positions on a quarterly basis and accrue for uncertain tax positions. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the tax jurisdictions in which we operate based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. As events change or resolution occurs, these liabilities are adjusted, such as in the case of audit settlements with taxing authorities. The ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We recognize the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is more likely than not to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments. We are exposed to various market risks, including foreign currency rates.

Interest Rate Risk

We expect that as of the date of the separation, we will have approximately $1.0 billion of aggregate debt outstanding, and that this amount will consist of $200.0 million of floating-rate debt and $800.0 million of fixed-rate debt. Based on the amount of floating-rate debt that we expect to be outstanding at the time of the separation, a 100 basis point increase or decrease in interest rates would result in a $2.0 million increase or decrease in interest incurred, respectively. If the base interest rate in our credit facilities increases in the future, then the floating rate debt could have a material effect on our interest expense. Based on the amount of fixed-rate debt that we expect to be outstanding at the time of the separation, a 100 basis point increase or decrease in interest rates would result in a $54.5 million decrease or a $59.4 million increase in fair value, respectively.

Foreign Currency Risk

We conduct business in various locations throughout the world and are subject to market risk due to changes in the value of foreign currencies in relation to our reporting currency, the U.S. dollar. Periodically, we use derivative financial instruments to manage these risks. The functional currencies of our foreign operating locations are generally the local currency in the country of domicile. We manage these operating activities at the local level and revenues, costs, assets and liabilities are generally denominated in local currencies, thereby mitigating the risk associated with changes in foreign exchange. However, our results of operations and assets and liabilities are reported in U.S. dollars and thus will fluctuate with changes in exchange rates between such local currencies and the U.S. dollar.

From time to time, we may enter into foreign currency contracts to hedge certain foreign currency risks. As the majority of our foreign currency contracts have an original maturity date of less than one year, there is no material risk of fluctuations in the value of these contracts. Counterparties to all derivative contracts are major financial institutions. All instruments are entered into for other than trading purposes. At December 31, 2017 and 2016, we had outstanding foreign currency derivative contracts with gross notional U.S. dollar equivalent amounts of $10.7 million and $7.4 million, respectively. Changes in the fair value of all derivatives are recognized immediately in income unless the derivative qualifies as a hedge of future cash flows. Gains and losses related to a hedge are deferred and recorded in the Combined Balance Sheets as a component of Accumulated other comprehensive income (loss) and subsequently recognized in the Combined Statements of Income and Comprehensive Income when the hedged item affects earnings. The major accounting policies and utilization of these instruments is described more fully in Note 1 of the Notes to Combined Financial Statements included in the “Index to Financial Statements” section of this information statement.

MANAGEMENT

Executive Officers Following the Separation

The following table sets forth information as of December 31, 2017 regarding those persons who are expected to serve as our executive officers following the separation. While some of these executive officers are currently executive officers or employees of Pentair, after the separation, none of these individuals will be executive officers or employees of Pentair.

Name	Age	Position
Beth A. Wozniak	53	Chief Executive Officer
Michael B. Faulconer	48	President of Thermal Management
Lynnette R. Heath	50	Executive Vice President and Chief Human Resources Officer
Jon D. Lammers	53	Executive Vice President, General Counsel and Secretary
Stacy P. McMahan	54	Executive Vice President and Chief Financial Officer
Thomas F. Pettit	48	Executive Vice President and Chief Integrated Supply Chain Officer
Joseph A. Ruzynski	42	President of Enclosures
Benjamin R. Sommerness	46	Executive Vice President, Chief Growth and Strategy Officer
Robert J. van der Kolk	49	President of Electrical & Fastening Solutions
Randolph A. Wacker	53	Senior Vice President and Chief Accounting Officer

Beth A. Wozniak. Ms. Wozniak will be the Chief Executive Officer of nVent. Ms. Wozniak is currently President of Pentair’s Electrical segment and has served in that role since 2017. Ms. Wozniak previously served as President of Pentair’s Flow & Filtration Solutions Global Business Unit from 2015 – 2016. Ms. Wozniak was President of the Environmental and Combustion Controls unit of Honeywell International Inc. (a software-industrial company) from 2011 – 2015 and President of the Sensing and Controls Unit of Honeywell International Inc. from 2006 – 2011, and she held various leadership positions at Honeywell International Inc. and its predecessor AlliedSignal Inc. from 1990 – 2006.

Michael B. Faulconer. Mr. Faulconer will be the President of Thermal Management of nVent. Mr. Faulconer is currently the Vice President of Pentair’s Thermal Management Strategic Business Unit of the Electrical segment and has served in that role since January 2017. Mr. Faulconer previously served as the Vice President of Pentair’s Thermal Building Solutions Unit from 2014 – 2016. He was the Vice President, Marketing of Pentair’s Thermal Management Unit from 2010 – 2013. Mr. Faulconer held various general management and marketing leadership roles with Tyco Thermal Controls in the U.S. and Asia from 2001 – 2010. From 1991 – 2000, Mr. Faulconer held various sales roles with Valquip Corporation.

Lynnette R. Heath. Ms. Heath will be the Executive Vice President and Chief Human Resources Officer of nVent. Ms. Heath was the Senior Vice President, Global Human Resources of Entrust Datacard (a privately held global security and identity company) from 2009 – 2017. Ms. Heath previously held various human resources roles with General Electric Company from 2000 – 2009, with McKesson Corporation from 1996 – 2000 and with Northern States Power Company (n/k/a Xcel Energy Inc.) from 1992 – 1996.

Jon D. Lammers. Mr. Lammers will be the Executive Vice President, General Counsel and Secretary of nVent. Mr. Lammers was an attorney at Foulston Siefkin LLP (a Kansas-based law firm) from 2016 – 2017. Mr. Lammers previously served as Senior Vice President, General Counsel and Secretary of Spirit Aerosystems Holdings, Inc. (a designer and manufacturer of aerostructures) from 2012 – 2016. He held various senior legal roles, including Deputy North American General Counsel and Asia Pacific General Counsel with Cargill Inc. from 1997 – 2012. Prior to his corporate experience, Mr. Lammers practiced law at Oppenheimer, Wolff & Donnelly (n/k/a Fox Rothschild LLP) from 1993 – 1997 and Paul Hastings LLP from 1991 – 1993.

Stacy P. McMahan. Ms. McMahan will be the Executive Vice President and Chief Financial Officer of nVent. Previously, Ms. McMahan was the Chief Financial Officer of The Spectranetics Corporation (a developer and manufacturer of single-use medical devices) beginning in September 2015. Ms. McMahan was the Senior Vice President, Chief Financial Officer and Treasurer of MSA Safety, Inc. (a global industrial company protecting the health and safety of industrial workers) from 2013 – 2015 and the Senior Vice President, Finance of MSA Safety, Inc. from 2012 – 2013. Previously, she served over 20 years in the life science industry, most recently as Vice President, Finance for the Customer Channels Group of Thermo Fisher Scientific from 2011 to 2012 where she directed the channel finance function supporting research, safety and healthcare customers and suppliers. Ms. McMahan served over six years with the Johnson & Johnson family of companies as the Vice President of Finance and Chief Financial Officer for Johnson & Johnson Customer & Logistics Services and Johnson & Johnson Health Care Systems; the World Wide Vice President of Finance and Chief Financial Officer for DePuy Orthopaedics; and Executive Director of Finance for Ethicon Endo-Surgery.

Thomas F. Pettit. Mr. Pettit will be the Executive Vice President and Chief Integrated Supply Chain Officer of nVent. Mr. Pettit is currently the Operations Vice President of Pentair and has served in that role since 2015. Mr. Pettit previously served as the Chief Operating Officer for BioScrip, Inc. (a provider of infusion and home care management solutions) from 2014 – 2015. He was the Senior Vice President and General Manager for Ryder Supply Chain Solutions from 2013 – 2014 (a commercial fleet management, dedicated transportation and supply chain solutions company). Mr. Pettit was the Operations Vice President for Pentair from 2008 – 2013. Mr. Pettit was the Vice President, Finance and Global Supply Chain for ADC Telecommunications, Inc. from 2005 – 2008. He worked for General Electric Company as a Sourcing Leader from 2002 – 2003 and then as a Product General Manager from 2003 – 2005. Mr. Pettit held various consulting positions with Towers Perrin General Management Services and McKinsey & Company, Inc. from 1995 – 2002.

Joseph A. Ruzynski. Mr. Ruzynski will be the President of Enclosures of nVent. Mr. Ruzynski is currently the Vice President of Pentair’s Enclosures Strategic Business Unit and has served in that role since January 2017. Mr. Ruzynski previously served as Vice President of Pentair’s Engineered Projects Strategic Business Group in its Valves & Controls Global Business Unit from 2016 – 2017 and Vice President of Pentair’s Fluid Motion Business Group from 2015 – 2016. He was the Vice President, Operations of Pentair’s Equipment Protection and Technical Solutions Global Business Units from 2012 – 2014, and held various supply leadership positions with Pentair from 2003 – 2012. Mr. Ruzynski was a Manager with Ernst & Young from 1997 – 2003.

Benjamin R. Sommerness. Mr. Sommerness will be the Executive Vice President, Chief Growth and Strategy Officer of nVent. Mr. Sommerness was the Vice President of Global Strategy and Transformation of Smiths Medical, a division of Smiths Group, PLC (a global manufacturer of specialty medical devices), from 2010 – 2017. Mr. Sommerness previously was President of Talmadge Consulting, Inc. from 2009 – 2010, Vice President, Business Development of G&K Services, Inc. in 2009 and a Principal of Boston Consulting Group from 2001 – 2009.

Robert J. van der Kolk. Mr. van der Kolk will be the President of Electrical & Fastening Solutions of nVent. Mr. van der Kolk is currently the Vice President of Pentair’s Engineered & Fastening Solutions Strategic Business Unit of the Electrical segment and has served in that role since 2015. Mr. van der Kolk previously served as the Executive Vice President, Sales for ERICO from 2011 – 2015, and held various sales, development, and manufacturing leadership roles with ERICO from 2001 – 2008. Mr. van der Kolk held Plant Superintendent and Production Management roles for Cargill in the Netherlands and Germany from 1993 – 2001.

Randolph A. Wacker. Mr. Wacker will be the Senior Vice President and Chief Accounting Officer of nVent. Mr. Wacker is currently the Assistant Corporate Controller of Pentair and has served in that role since 2005. Previously, Mr. Wacker was the U.S. Controller of Computer Network Technologies from 2004 – 2005. He served over 10 years in corporate controlling and external reporting roles in various public companies. Mr. Wacker also served as an accountant with the public accounting firm Larson, Allen, Weishair & Co., LLP (n/k/a CliftonLarsonAllen) from 1988 – 1993.

DIRECTORS

Board of Directors Following the Separation

The following table sets forth information as of December 31, 2017 regarding those persons who are expected to serve on our board of directors following the separation. While some of these directors are currently directors or employees of Pentair, after the separation, none of these individuals will be directors or employees of Pentair.

Name	Age	Position
Brian M. Baldwin	35	Director
Jerry W. Burris	54	Director
Susan M. Cameron	59	Director
Michael L. Ducker	64	Director
David H. Y. Ho	58	Director
Randall J. Hogan	62	Chairman of the Board
Ronald L. Merriman	73	Director
William T. Monahan	70	Lead Director
Herbert K. Parker	59	Director
Beth A. Wozniak	53	Chief Executive Officer and Director

Brian M. Baldwin. Mr. Baldwin is a Partner and Senior Analyst of Trian Fund Management, L.P., a multi-billion dollar investment management firm, and he has served as a member of the investment team of Trian since August 2007. Since 2015, Mr. Baldwin has attended meetings of the board of directors of Pentair in an observer capacity. Prior to joining Trian, Mr. Baldwin was an analyst at Merrill Lynch Global Private Equity from July 2005 until July 2007. Mr. Baldwin will bring expertise in the areas of corporate strategy development, finance, accounting, mergers & acquisitions and the broader industrial sector. As a senior member of Trian’s investment team, he has worked with numerous public companies to implement operational, strategic, and corporate governance improvements.

Jerry W. Burris. Mr. Burris has served as a director of Pentair since 2007. Mr. Burris is the former President and Chief Executive Officer of Associated Materials Group, Inc., a manufacturer of professionally installed exterior building products, serving in that role from 2011 until 2014. Between 2008 and 2011, he was President, Precision Components of Barnes Group Inc. From 2006 until 2008, Mr. Burris was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris worked at General Electric Company, where he served as president and chief executive officer of Advanced Materials Quartz and Ceramics; GE Healthcare where he was general manager of global services; GE Industrial Systems and Honeywell Integration where he was head of global supply chain sourcing. Mr. Burris is also a director of Schramm, Inc., a portfolio company of GenNx360 Capital Partners, and Midwest Can Company, a manufacturer of portable gas cans. Mr. Burris will bring to our board of directors significant experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris will provide our board of directors with insight into operating best practices and current developments in a variety of management contexts. Mr. Burris has served on the board of directors of Fifth Third Bancorp since 2016.

Susan M. Cameron. Ms. Cameron is the retired Executive Chairman of the board of directors of Reynolds American, Inc., a publicly-traded tobacco company, serving in that role from January 2017 – July 2017. From 2014 to December 2016, Ms. Cameron served as the President and Chief Executive Officer of Reynolds American, Inc. Ms. Cameron previously held various executive and board leadership positions at Reynolds American, Inc. from 2004 until her retirement in 2011. Prior to joining Reynolds American, Inc., Ms. Cameron held various marketing, management and executive positions at Brown & Williamson Tobacco Corporation, a U.S. tobacco company, from 1981 to 2004. Ms. Cameron has considerable experience in the executive leadership and marketing functions of a public company and will bring to our board of directors strong leadership skills, marketing and brand leadership expertise and essential insights and perspectives regarding the strategic and operational opportunities and challenges of a global manufacturing business. Ms. Cameron has served on the board of directors of the following public companies: Reynolds American, Inc. since 2013 and from 2004 – 2011, Tupperware Brands Corporation since 2011 and R.R. Donnelly & Sons Company from 2009 – 2016.

Michael L. Ducker. Mr. Ducker is the President and Chief Executive Officer of FedEx Freight, a segment of FedEx Corporation, a global provider of supply chain, transportation, business and related information services, and has served in that role since 2015. From 2009 to 2015, Mr. Ducker held the positions of Executive Vice President and Chief Operating Officer and President of International for FedEx Express, a segment of FedEx Corporation. From 1978 to 2009, Mr. Ducker held various executive and management positions with FedEx Express. He has been based in Milan, Italy, Singapore and Hong Kong at different stages in his career. Mr. Ducker is also a director of Amway Corporation, a privately held direct selling business. Mr. Ducker’s significant senior executive and international experience coupled with his extensive expertise in complex operations and logistics will complement the strength of our board of directors. Mr. Ducker’s current position as Chief Executive Officer of FedEx Freight provides him with knowledge of a number of important areas, including leadership, risk assessment and operational issues. Mr. Ducker has served on the board of directors of International Flavors & Fragrances Inc. since 2014.

David H. Y. Ho. Mr. Ho has served as a director of Pentair since 2007. Mr. Ho is Chairman and founder of Kiina Investment Limited, a venture capital firm that invests in start-up companies in the technology, media, and telecommunications industries, and has significant executive experience with global technology companies. From 2007 until his retirement in 2008, he served as the Chairman of the Greater China Region for Nokia Siemens Networks, a telecommunications infrastructure company that is a joint venture between Finland-based Nokia Corporation and Germany-based Siemens AG. Between 2002 and 2007, Mr. Ho served in various capacities for Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, a multinational telecommunications company. Mr. Ho is also a director of China COSCO Shipping Corporation, formerly China Ocean Shipping Company, a Chinese state owned enterprise (since 2016), and China Mobile Communications Corporation, a Chinese state owned enterprise (since 2016), and was a director of Sinosteel Corporation from 2008 to 2012 and Dong Fang Electric Corporation from 2009 to 2015. Mr. Ho will bring extensive experience and business knowledge of global markets in diversified industries, with a strong track record in establishing and building businesses in China, and management expertise in operations, mergers, acquisitions and joint ventures in the area. Mr. Ho has served on the board of directors of the following public companies: Air Products and Chemicals, Inc. since 2013, Qorvo, Inc. since 2015, Owens-Illinois Inc. from 2008 – 2012 and 3Com Corporation from 2008 – 2010.

Randall J. Hogan. Mr. Hogan will be a non-executive Chairman of the Board. Mr. Hogan has served as Pentair’s Chief Executive Officer since January 1, 2001 and Chairman of Pentair’s board of directors since May 1, 2002. From December 1999 through December 2000, Mr. Hogan was Pentair’s President and Chief Operating Officer. From March 1998 to December 1999, he was Executive Vice President and President of Pentair’s Electrical and Electronic Enclosures Group. Mr. Hogan also held leadership roles with United Technologies Corporation as President of the Carrier Transicold Division; Pratt & Whitney Industrial Turbines as Vice President and General Manager; General Electric Company in executive positions in a variety of functions such as marketing, product management, and business development and planning; and McKinsey & Company as a consultant. Mr. Hogan has significant leadership experience both with Pentair and predecessor employers demonstrating a wealth of operational management, strategic, organizational and business transformation acumen. His deep knowledge of business in general and our businesses, strengths and opportunities in particular, as well as his experience as a director in two other complex global public companies will allow him to make significant contributions to the board of directors. Mr. Hogan has served on the board of directors of the following public companies: Medtronic plc since 2015 and Covidien plc from 2007 – 2015.

Ronald L. Merriman. Mr. Merriman has served as a director of Pentair since 2004. He has also served as Managing Director of Merriman Partners, and Managing Director of O’Melveny & Myers LLP. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served for 30 years in various positions, including as a member of the Executive Management Committee and as a member of the Board of Directors. Mr. Merriman also led KPMG’s Global Transportation & Logistics Practice and its Global Healthcare Practice and served as its U.S. Liaison Partner for Asia. Mr. Merriman’s extensive accounting and financial background will strengthen our Audit and Finance Committee and its processes. In addition, his global experience will assist us in our expansion into overseas markets. Mr. Merriman has served on the board of directors of the following public companies: Realty Income Corporation since 2005, Aircastle Limited since 2006 and Haemonetics Corporation from 2005 – 2017.

William T. Monahan. Mr. Monahan will be the Lead Director of our board of directors. Mr. Monahan is currently the Lead Director of Pentair and has served as a director of Pentair since 2001. In 2006, Mr. Monahan served as a director and the Interim Chief Executive Officer of Novelis, Inc., a global leader in aluminum rolled products and aluminum can recycling. From 1995 to 2004, Mr. Monahan was Chairman of the board of directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. He was involved in worldwide marketing with Imation and prior to that he held numerous leadership roles at 3M Company. Mr. Monahan will bring to our Board a wealth of global operational and management experience, as well as a deep understanding of our business gained as a long serving member of Pentair’s board of directors. Mr. Monahan has extensive service as a board member and chief executive officer at companies in a number of different industries. His broad international perspective on business operations will be instrumental as we become more global. Mr. Monahan has served on the board of directors of the following public companies: Mosaic Company since 2004, Hutchinson Technology, Inc. from 2000 – 2013, Solutia Inc. from 2008 – 2012, Novelis, Inc. from 2005 – 2007 and Imation Corp. from 1995 – 2004.

Herbert K. Parker. Mr. Parker is the retired Executive Vice President – Operational Excellence of Harman International Industries, Inc., a worldwide developer, manufacturer and marketer of audio products, lighting solutions and electronic systems, serving in that role from January 2015 until 2017. From 2008 to December 2014, Mr. Parker was the Executive Vice President and Chief Financial Officer of Harman Industries, Inc. Previously, Mr. Parker served in various financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2008, including as Chief Financial Officer of the Americas region. Mr. Parker began his career as a staff accountant with C-E Systems. Mr. Parker will bring to our board of directors extensive experience in financial reporting, accounting and Sarbanes-Oxley compliance for public companies. His experience serving as a financial executive with multiple public companies provides him with subject matter expertise in finance, asset management and other areas of risk oversight. Mr. Parker has served on the board of directors of the following public companies: TriMas Corporation since 2015 and TMS International Corp. from 2012 – 2013.

Beth A. Wozniak. Ms. Wozniak will be the Chief Executive Officer of nVent. Ms. Wozniak is currently President of Pentair’s Electrical segment and has served in that role since 2017. Ms. Wozniak previously served as President of Pentair’s Flow & Filtration Solutions Global Business Unit from 2015 – 2016. Ms. Wozniak was President of the Environmental and Combustion Controls unit of Honeywell International Inc. (a software-industrial company) from 2011 – 2015 and President of the Sensing and Controls unit of Honeywell International Inc. from 2006 – 2011, and she held various leadership positions at Honeywell International Inc. and its predecessor AlliedSignal Inc. from 1990 – 2006. Ms. Wozniak will bring extensive experience in leading complex, global businesses operations and will contribute leadership expertise and insights to our Board.

Committees of the Board of Directors

Effective upon the completion of the separation, our board of directors is expected to have the following standing committees: an Audit and Finance Committee, a Compensation Committee and a Governance Committee. Committee members will generally meet in executive session without management present at each meeting.

Audit and Finance Committee

The Audit and Finance Committee is expected to consist of Ronald L. Merriman (Chair), Susan M. Cameron, William T. Monahan and Herbert K. Parker, each of whom is expected to be independent under the NYSE and SEC rules. It is expected that each of the members of the Committee will be financially literate under NYSE rules and one or more members of the Committee will qualify as “audit committee financial experts” under SEC rules. The Audit and Finance Committee will be responsible, among other things, for assisting our board of directors with oversight of our accounting and financial reporting processes, oversight of our financing strategy, investment policies and financial condition, audits of our financial statements, and monitoring the effectiveness of our systems of internal control, internal audit and risk management. These responsibilities will include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor and the performance of our internal audit function and of the external auditor. The Committee will be directly responsible for the appointment, compensation, evaluation, terms of engagement (including retention and termination) and oversight of the independent registered public accounting firm. The Committee will hold meetings periodically with our independent and internal auditors, our board of directors and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies.

Compensation Committee

The Compensation Committee is expected to consist of Jerry W. Burris (Chair), Brian M. Baldwin, Michael L. Ducker and David H. Y. Ho, each of whom is expected to be independent under NYSE and SEC rules. The Compensation Committee will set and administer the policies that govern executive compensation. This will include establishing and reviewing executive base salaries and administering cash bonus and equity-based compensation under our Stock and Incentive Plan. The Committee will also set the Chief Executive Officer’s compensation based on our board of director’s annual evaluation of his or her performance. The Committee will engage an independent compensation consulting firm to aid the Committee in its annual review of our executive compensation programs for continuing appropriateness and reasonableness and to make recommendations regarding executive officer compensation levels and structures. In reviewing our compensation programs, the Committee will also consider other sources to evaluate external market, industry and peer company practices. A more complete description of the Compensation Committee’s practices can be found under “Compensation Discussion and Analysis” under the headings “Comparative Framework” and “Compensation Consultant.”

Governance Committee

The Governance Committee is expected to consist of David H. Y. Ho (Chair), Jerry W. Burris, Brian M. Baldwin and Michael L. Ducker, each of whom is expected to be independent under NYSE rules. The Governance Committee will be responsible for, among other things, identifying individuals qualified to become directors and recommending nominees to our board of directors for election at annual general meetings. In addition, the Committee will monitor developments in director compensation and, as appropriate, recommend changes in director compensation to our board of directors. The Committee will also be responsible for reviewing annually and recommending to our board of directors changes to our Corporate Governance Principles and administering our annual board of directors and board committee self-assessment. Finally, the Committee will oversee public policy matters and compliance with our Code of Business Conduct and Ethics.

Director Independence

Our board of directors, based on the recommendation of the Governance Committee, will determine the independence of each director based upon the NYSE listing standards and the categorical standards of independence in the Corporate Governance Principles to be adopted by our board of directors. Based on these standards, it is anticipated that our board of directors will determine all of our non-employee directors other than Mr. Hogan (i.e., Brian M. Baldwin, Jerry W. Burris, Susan M. Cameron, Michael L. Ducker, David H. Y. Ho,

Ronald L. Merriman, William T. Monahan and Herbert K. Parker) will be independent and have no material relationship with us (including our directors and officers) that would interfere with their exercise of independent judgment. Mr. Hogan cannot be considered independent under NYSE rules until three years after the distribution because he was the Chief Executive Officer of Pentair. Ms. Wozniak (the only employee who is a director) cannot be considered independent under NYSE rules because she is our Chief Executive Officer. In determining independence, our board of directors and Governance Committee will consider circumstances where a director serves as an employee of another company that is a customer or supplier.

Director Qualifications; Diversity and Tenure

Our board of directors’ contributions and effectiveness depend on the character and abilities of each director individually as well as on their collective strengths. Accordingly, the Governance Committee and our board of directors will evaluate candidates based on several criteria. Directors will be chosen with a view to bringing to our board of directors a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. The Committee and our board of directors will also consider candidates with substantial experience outside the business community, such as in the public, academic or scientific communities. In addition, the Committee and our board of directors will consider the tenure of incumbent directors, with the goal of having a mix of shorter-tenured directors who provide fresh perspectives and longer-tenured directors who provide experience regarding our company and its business.

When considering candidates for election as directors, the Committee and our board of directors will be guided by the following principles, which are expected to be included in our Corporate Governance Principles to be adopted by our board of directors:

•	at least a majority of our board of directors must consist of independent directors;

•	each director should be chosen without regard to gender, sexual orientation, race, religion or national origin;

•	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities as a director;

•	each director should possess substantial and significant experience that could be important to us in the performance of his or her duties;

•	each director should have sufficient time available to devote to our affairs; and

•	each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily the interests of a special interest group or constituency and be committed to enhancing long-term shareholder value.

Our policies on director qualifications will emphasize our commitment to diversity at our board of directors level—diversity not only of gender, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance Committee in the first instance will be charged with observing these policies, and will strive in reviewing each candidate to assess the fit of his or her qualifications with the needs of our board of directors and our company at that time, given the then current mix of directors’ attributes. Board composition, effectiveness and processes will be subject areas of our annual board self-assessment, which is described in more detail below under “—Board and Committee Self-Assessments.”

Shareholder Recommendations, Nominations and Proxy Access

Our Corporate Governance Principles to be adopted by our board of directors will provide that the Governance Committee will consider persons properly recommended by shareholders to become nominees for election as directors in accordance with the criteria described above under “—Director Qualifications; Diversity and

Tenure.” Recommendations for consideration by the Governance Committee, together with appropriate biographical information concerning each proposed nominee, should be sent in writing to c/o Corporate Secretary, nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW, United Kingdom.

Our articles of association will set forth procedures to be followed by shareholders who wish to nominate candidates for election as directors in connection with an annual general meeting. All such nominations must be accompanied by certain background and other information specified in our articles of association and submitted within the timing requirements set forth in our articles of association. See “Description of nVent’s Share Capital—Advance Notice Provisions” for more information.

In addition, eligible shareholders may under certain circumstances be able to nominate and include in our proxy materials a specified number of candidates for election as directors under the proxy access provisions in our articles of association. All such nominations must be accompanied by certain background and other information specified in our articles of association and submitted within the timing requirements set forth in our articles of association. See “Description of nVent’s Share Capital—Proxy Access” for more information.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, we were not an independent company, and we did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who are expected serve as our executive officers were made by Pentair, as described in “Compensation Discussion and Analysis.”

The Board’s Role and Responsibilities

Risk Oversight

We will institute an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. Our board of directors as a whole, and not a separate committee, will oversee our risk management process. Each of our board committees will focus on specific risks within their respective areas of responsibility, but the overall enterprise risk management process will be overseen by the full board. Our chief financial officer and general counsel will be the primary personnel responsible to our board of directors in the planning, assessment and reporting of our risk profile. Our board of directors will review an assessment of, and a report on, our risk profile on a regular basis.

Oversight in Company Strategy

It is anticipated that at least once per year, our board of directors and senior management will engage in an in-depth strategic review of our outlook and strategies, which is designed to create long-term shareholder value and serves as the foundation upon which goals are established. Throughout the year, our board of directors will monitor management’s progress against such goals.

Oversight in Succession Planning

It is anticipated that at least once annually, usually as part of the annual talent review process, our board of directors will discuss and review the succession plans for the Chief Executive Officer position and other executive officers and key contributors. The directors are expected to become familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to our board of directors and communications outside of meetings. Our succession planning process will be an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for our future business success.

Communicating with Shareholders and other Stakeholders

We believe that maintaining an active dialogue with our shareholders will be important to our long-term success. We value the opinions of shareholders and other stakeholders and will welcome their views throughout the year on key issues.

If you wish to communicate with our board of directors, non-employee directors as a group or any individual director, including the Chairman of the Board, Lead Director or any director who chairs executive sessions of the board, you may send a letter addressed to the relevant party, c/o Corporate Secretary, nVent Electric plc, The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW, United Kingdom. Any such communications will be forwarded directly to the addressee(s).

Board Structure and Process

As part of our commitment to the highest standards of corporate governance and ethics, our board of directors will adopt a set of Corporate Governance Principles that will set out our policies on:

•	selection and composition of our board of directors;

•	board leadership;

•	board composition and performance;

•	responsibilities of our board of directors;

•	our board of directors’ relationship to senior management;

•	meeting procedures;

•	committee matters; and

•	succession planning and leadership development.

Our board of directors will regularly review and, if appropriate, revise the Corporate Governance Principles and other governance instruments, including the charters of the Audit and Finance, Compensation and Governance Committees, in accordance with rules of the SEC and the NYSE. Our board of directors will also adopt a Code of Business Conduct and Ethics and designate it as the code of ethics for our Chief Executive Officer and senior financial officers.

Copies of these documents will be available, free of charge, on our website at www.nVent.com/investors.

Board Leadership Structure

We do not anticipate having a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, our board of directors will have the discretion to determine whether the positions should be combined or separated. Following the separation, our board of directors’ leadership structure is expected to include separate roles of Chairman of the Board and Chief Executive Officer, with Randall J. Hogan serving as Chairman of the Board and Beth A. Wozniak serving as Chief Executive Officer. Mr. Hogan has wide-ranging, in-depth knowledge of our business arising from his many years of service to Pentair, and, as a result, we believe that he will provide effective leadership to our board of directors as Chairman of the Board. We believe this leadership structure will be beneficial for us because it will demonstrate to our employees and other shareholders that nVent is under strong leadership, coordinated closely between a separate Chairman and Chief Executive Officer.

We expect that William T. Monahan will serve as Lead Director. The independent directors are expected to annually appoint one independent director to serve as Lead Director so long as the Chairman of the Board is not an independent director. The role of the Lead Director will be to provide independent leadership to our board of directors, act as liaison between and among the non-employee directors and our company, and to seek to ensure that our board of directors operates independently of management. The Lead Director’s principal responsibilities will include:

•	chairing the board of directors in the absence of the Chairman of the Board;

•	presiding over all executive sessions of independent directors;

•	in conjunction with the Chairman of the Board and the Chair of the Compensation Committee, reporting to the Chief Executive Officer on the board’s annual review of his or her performance;

•	in conjunction with the Chairman of the Board, approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;

•	in conjunction with the Chairman of the Board and board committee chairs, ensuring an appropriate flow of information to the directors;

•	holding one-on-one discussions with individual directors where requested by directors or the board; and

•	carrying out other duties as requested by the board.

Board and Committee Self-Assessments

Our board of directors will conduct an annual self-assessment of the board and each board committee. The assessment process will consist of a written evaluation comprising both quantitative scoring and narrative comments on a range of topics, including the composition and structure of our board of directors, the type and frequency of communications and information provided to our board of directors and the committees, our board’s effectiveness in carrying out its functions and responsibilities, the effectiveness of the committee structure, directors’ preparation and participation in the meetings and the values and culture displayed by our board members. The evaluation responses will be compiled by a third party and shared with the Lead Director and Governance Committee Chair who will lead a discussion of the assessment results at the following board meeting.

In addition, a verbal assessment will be conducted in independent executive session at the end of every board and Committee meeting. This assessment includes a discussion of various aspects of our board’s or Committee’s effectiveness.

Board Education

Board education will be an ongoing, year-round process, which will begin when a director joins our board of directors. Upon joining our board of directors, new directors will be provided with a comprehensive orientation to our company, including our business, strategy and governance. For example, new directors are expected to participate in one-on-one introductory meetings with our senior business and functional leaders. On an ongoing basis, directors will receive presentations on a variety of topics related to their work on our board of directors and within the industry, both from senior management and from experts outside of the company. Directors will also be able to enroll in continuing education programs sponsored by third parties at our expense.

Attendance at Meetings

Members of our board of directors will be expected to attend all scheduled meetings of our board of directors and the board committees on which they serve. In each regularly scheduled meeting, the independent directors will be expected to meet in executive session, without the Chief Executive Officer or other members of management present. We will expect our directors to attend our annual general meetings.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Electrical business is currently part of Pentair, and nVent’s Compensation Committee has yet to be formed. This Compensation Discussion and Analysis describes the historical compensation practices of Pentair and attempts to outline certain aspects of nVent’s anticipated compensation structure for its executive officers following the separation. While nVent discussed its anticipated programs and policies with the Compensation Committee of Pentair’s board of directors (which we refer to as the “Pentair Compensation Committee”), they remain subject to the review and approval of nVent’s own compensation committee (which we refer to as the “nVent Compensation Committee”). Following the separation, the compensation of nVent’s executive officers will be determined by the nVent Compensation Committee consistent with the compensation and benefit plans, programs and policies adopted by nVent. Additional information about nVent’s expected executive officer team following the separation is set forth in the section of this information statement entitled “Management—Executive Officers Following the Separation.” The nVent Compensation Committee will review these practices, and may make adjustments to support nVent’s strategies to remain market competitive.

For purposes of the following Compensation Discussion and Analysis and executive compensation disclosures, the individuals listed below are referred to collectively as our “Named Executive Officers.” They are the persons who are expected to be appointed to serve as our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, based on fiscal 2017 compensation from Pentair.

•	Beth A. Wozniak, Chief Executive Officer. Prior to the separation, Ms. Wozniak served as President of the Electrical business.

•	Stacy P. McMahan, Executive Vice President and Chief Financial Officer. Ms. McMahan commenced employment with Pentair on October 2, 2017.

•	Benjamin R. Sommerness, Executive Vice President, Chief Growth and Strategy Officer. Mr. Sommerness commenced employment with Pentair on December 11, 2017.

•	Joseph A. Ruzynski, President of Enclosures. Prior to the separation, Mr. Ruzynski served as Strategic Business Unit Vice President for Enclosures.

•	Lynnette R. Heath, Executive Vice President and Chief Human Resources Officer. Ms. Heath commenced employment with Pentair on December 4, 2017.

The historical decisions relating to the compensation of Ms. Wozniak, who served as an executive officer of Pentair in fiscal year 2017 and prior years, were made by the Pentair Compensation Committee. The historical decisions for Mr. Ruzynski, who was not an executive officer of Pentair, were established by Pentair through its processes for non-executive officer compensation. Each of Ms. McMahan, Mr. Sommerness and Ms. Heath were hired in 2017 to specifically fill executive officer positions with nVent at the time of the separation, and as such, their compensation for 2017 was set at their time of hire by the Pentair Compensation Committee.

Overview of Compensation Program, Philosophy and Objectives

Historical

The Pentair Compensation Committee sets and administers the policies governing Pentair’s executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing Pentair’s annual compensation plans;

•	overseeing Pentair’s long-term equity-based compensation plans;

•	approving all awards under those plans for Pentair’s executive officers;

•	annually evaluating risk considerations associated with Pentair’s executive compensation programs; and

•	annually approving all compensation decisions for Pentair’s executive officers.

The Pentair Compensation Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Pentair Compensation Committee seeks to accomplish this by rewarding the achievement of specific annual, long-term and strategic goals that create lasting shareholder value. The Pentair Compensation Committee follows the below objectives when designing and setting compensation for its executive officers, including those within the Electrical business:

•	compensation should motivate and reward executives for achieving financial and strategic objectives;

•	compensation should align management and shareholder interests by encouraging employee stock ownership;

•	compensation should provide rewards commensurate with individual and company performance;

•	compensation should encourage growth and innovation; and

•	compensation should attract and retain top-quality executives and key employees.

To balance the objectives described above, the Pentair executive compensation program uses the following direct compensation elements:

•	base salary, to provide fixed compensation competitive in the marketplace;

•	annual incentive compensation, to reward short-term performance against specific financial targets and individual goals; and

•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return.

Pentair also provides retirement and other benefits to attract and retain executives over the long-term.

Going Forward

Our executive compensation philosophy of nVent will be developed and established by the nVent Compensation Committee following the separation. It is expected that after the separation, we will follow similar objectives as described above when designing and setting compensation for our Named Executive Officers. In addition, we anticipate that our executive compensation program will be comprised of compensation elements similar to those provided to Pentair’s executive officers.

Comparative Framework

Historical

In setting compensation for its executive officers, including Ms. Wozniak, the Pentair Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Pentair Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Pentair Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential and succession planning. In setting compensation for 2017 for Ms. Wozniak, the Pentair Compensation Committee engaged Aon Hewitt to provide the annual total compensation study of selected peer groups referred to above. The companies in Pentair’s peer group were selected because they each share the following characteristics:

•	publicly-traded on a major exchange;

•	similar in business scope and/or operations to Pentair’s business units and global in nature;

•	within a reasonable revenue range (generally 0.5x to 3x) compared to Pentair’s revenue; and

•	engaged in the same or a similar industry to Pentair, based on Global Industry Classification Standard (“GICS”) code: industrial machinery, electrical components and equipment, agricultural and farm machinery, building products, electronic components, industrial conglomerates and security and alarm services.

In late 2016, in anticipation of Pentair’s sale of its Valves & Controls business, the Pentair Compensation Committee asked Aon Hewitt to provide recommendations concerning potential changes to Pentair’s peer group. Based on Aon Hewitt’s review and recommendations and the foregoing criteria, the Pentair Compensation Committee approved changes to Pentair’s group of peer companies for benchmarking purposes with respect to 2017 compensation, consisting of the following 18 companies (the “Pentair Comparator Group”):

AGCO Corporation	Colfax Corporation	Cummins Inc.
Danaher Corporation	Dover Corporation	Flowserve Corporation
Hubbell Inc.	Illinois Tool Works Inc.	Ingersoll-Rand plc
Masco Corp.	Parker-Hannifin Corporation	Regal Beloit Corporation
Rockwell Automation, Inc.	Stanley Black & Decker, Inc.	The Timken Company
Trinity Industries, Inc.	W.W. Grainger, Inc.	Xylem Inc.

The Pentair Comparator Group companies had revenues ranging from approximately $2.872 billion to $17.600 billion, with median revenues of approximately $7.049 billion. Pentair’s revenue for 2017 was $4.9 billion.

Going Forward

The Pentair Compensation Committee, with recommendations from Aon Hewitt, adopted an initial peer group for nVent for benchmarking purposes. To establish our peer group, Pentair’s Compensation Committee sought companies similar to nVent in size and characteristics, using the same criteria it used to establish Pentair’s peer group, listed above (i.e. publicly traded on a major exchange, similar in business scope and/or operations, within a reasonable revenue range and engaged in the same or similar industry to nVent). Based on such criteria, the Pentair Compensation Committee selected the following companies as our initial peer group for benchmarking purposes (the “nVent Comparator Group”):

A. O. Smith Corporation	Actuant Corporation	Acuity Brands, Inc.
Atkore International Group Inc.	Belden Inc.	Colfax Corporation
EnerSys	Generac Holdings Inc.	General Cable Corporation
Hubbell Incorporated	IDEX Corporation	Lincoln Electric Holdings, Inc.
Littelfuse, Inc.	Regal Beloit Corporation	Snap-on Incorporated
The Timken Company	Valmont Industries, Inc.	Woodward, Inc.

The nVent Comparator Group companies had revenues ranging from approximately $1.0 billion to $3.9 billion, with median revenues of approximately $2.4 billion. nVent’s revenue for 2017 was $2.1 billion.

Following the separation, the nVent Compensation Committee will review the nVent Comparator Group on a periodic basis and determine whether any changes are appropriate based on its view of our competitive environment. Like Pentair, we also expect that the nVent Compensation Committee will use multiple reference points when establishing targeted compensation levels for nVent’s executive officers in addition to using competitive compensation data from the nVent Comparator Group.

Cash and Equity Compensation

Historical

The below discussion relates to decisions made by the Pentair Compensation Committee in connection with cash and equity compensation paid to our Named Executive Officers by Pentair in 2017.

Base Salaries

During 2017, Pentair provided each of our Named Executive Officers with a fixed base salary. Base salaries for Pentair’s executive officers, including Ms. Wozniak, were set by Pentair’s Compensation Committee. In setting base salaries for its executive officers, the Pentair Compensation Committee generally references comparable positions at peer companies based on available market data, which include published survey data and proxy statement data for Pentair’s Comparator Group, but did not set base salaries based on a particular peer group benchmark or any single factor. Base salaries for non-executive officers, such as Mr. Ruzynski, were set according to Pentair’s general process for determining non-executive officer salaries, which includes input from each officer’s manager and approval by the Chief Executive Officer. In December 2016, the Pentair Compensation Committee undertook its annual review of base salaries for its executive officers and other management personnel, in accordance with its normal procedures. Ms. Wozniak did not receive a base salary increase in 2017. Mr. Ruzynski received an annual merit increase of 2.5 percent in 2017.

In connection with each of Ms. McMahan’s, Mr. Sommerness’s and Ms. Heath’s commencement of employment on October 2, 2017, December 11, 2017, and December 4, 2017, respectively, the Compensation Committee set their base salaries based on a wide range of factors, including their anticipated scope of responsibilities at nVent, a market review, the individual’s prior compensation level and arm’s length negotiations with each individual.

Differences in 2017 base salaries among our Named Executive Officers were the result of numerous factors such as competitive conditions for the executive officer’s position within the Pentair Comparator Group and in the broader employment market, as well as the executive officer’s level of responsibility, experience and individual performance.

Annual Incentive Compensation and Cash Bonuses

Pentair pays a portion of its cash compensation to its senior management as incentive compensation tied to annual business performance as measured against annual goals established by the Pentair Compensation Committee. In 2017, Pentair provided cash annual incentive compensation to its executive officers and other key employees, including Ms. Wozniak, Ms. McMahan and Mr. Ruzynski, under the Management Incentive Plan (“MIP”). Because Pentair hired Mr. Sommerness and Ms. Heath late in 2017, they were not eligible to participate in the MIP in 2017. MIP awards were granted under the Pentair plc 2012 Stock and Incentive Plan and payouts were determined by a pre-established formula. The Pentair Compensation Committee had no discretion to increase formula-derived incentive compensation under the MIP.

For Pentair’s executive officers, including Ms. Wozniak, the Pentair Compensation Committee set target payouts under the MIP in 2017 as a percentage of the executive’s base salary. Such percentage and target amounts were determined based on the Pentair Compensation Committee’s review of Aon Hewitt’s recommendations, relevant survey data, recommendations of the Chief Executive Officer, competitive conditions for officer’s position within the Pentair Comparator Group and in the broader employment market, as well as the officer’s performance, level of responsibility and experience. The Pentair Compensation Committee did not set target incentive compensation opportunities based on a particular peer group benchmark or any single factor.

For non-executive officers, including Mr. Ruzynski, each officer’s manager set target payouts under the MIP as a percentage of the executive’s base salary, subject to approval by the Chief Executive Officer.

The Pentair Compensation Committee set Ms. McMahan’s target payout under the MIP as a percentage of her annual base salary at the time that she was hired in October 2017 based on a variety of factors, including arm’s length negotiations with Ms. McMahan and market data, including proxy statement data for comparable positions in the nVent Comparator Group. However, the Compensation Committee decided that Ms. McMahan’s payout under the MIP, if any, would be prorated to reflect that she was only employed with Pentair for the final quarter of 2017.

The MIP targets, expressed as a percentage and a dollar amount based on 2017 base salary, were as follows:

	Target as a % of Salary	Target ($)	Prorated Target ($)
Beth Wozniak	80%	$388,000	N/A
Stacy McMahan	75%	$375,000	$93,750
Ben Sommerness	—	—	N/A
Joseph Ruzynski	45%	$131,456	N/A
Lynnette Heath	—	—	N/A

Depending on actual company performance, Ms. Wozniak, Ms. McMahan and Mr. Ruzynski could earn 0 to 2.4 times the target (or, with respect to Ms. McMahan, the prorated target) indicated above.

The Pentair Compensation Committee approved the performance metrics for the MIP that applied to each of Ms. Wozniak, Ms. McMahan and Mr. Ruzynski. The performance metrics selected for 2017 were recommended to the Pentair Compensation Committee by Pentair’s Chief Executive Officer based on each metric’s alignment with Pentair’s overall business goals. The MIP performance metrics approved by the Pentair Compensation Committee for each of Ms. Wozniak, Ms. McMahan and Mr. Ruzynski, as well as the weight assigned to each performance goal and the corresponding payout level, are set forth in the tables below.

Ms. Wozniak’s and Ms. McMahan’s MIP performance goals were based on Pentair’s company-wide performance, as follows:

Financial Performance Measure	Weight	Threshold (Required for any payout; payouts begin at 50%)	Target (100% payout)	Superior Performance (200% payout)	Excellence (300% payout)
Segment Income (income before income taxes excluding interest expense, loss on sale of businesses, restructuring, intangible amortization, pension and other post-retirement mark-to-market loss and tradename impairment)	40%	$840 million	$900 million	$940 million	$975 million
Free Cash Flow (cash from operating activities less capital expenditures, plus proceeds from sale of property and equipment)	30%	$530 million	$590 million	$650 million	N/A
Income from Growth (income generated by sales growth (price, mix, and volume))	30%	$0	$30 million	$110 million	N/A

Because Mr. Ruzynski served as Pentair’s Strategic Business Unit Vice President for Enclosures during 2017, his MIP performance goals were primarily based on Pentair’s Enclosure business unit, other than the SDF factor which was based on a Pentair company-wide EBITDA hurdle and Mr. Ruzynski’s individual performance, as follows:

Financial Performance Measure	Weight	Threshold (Required for any payout; payouts begin at 75%)	Target (100% payout)	Superior Performance (200% payout)	Excellence (300% payout)
Segment Income (income before income taxes excluding interest expense, loss on sale of businesses, restructuring, intangible amortization, pension and other post-retirement mark-to-market loss and tradename impairment)	40%	$175 million	$189.2 million	$197.6 million	$205 million
Income from Growth (income generated by sales growth (price, mix, and volume))	40%	$3.1 million	$7.3 million	$15.7 million	N/A
Individual Strategy Deployment (“SDF”) (contingent on Pentair company-wide EBITDA hurdle, defined as earnings before interest, taxes, depreciation and amortization)	20%	EBITDA of $975 million was required for any payout			N/A

The Pentair Compensation Committee set target levels for each of the performance metrics so they aligned with the corporate objectives in Pentair’s annual operating plan. To provide an added performance incentive, the Pentair Compensation Committee determined the amount of incentive compensation related to each performance goal (other than the EBITDA/Individual SDF metric) would be scaled according to the amount by which the measure exceeded or fell short of the target. The Pentair Compensation Committee also determined the performance goals for each metric should include a threshold level below which no incentive compensation would be earned.

In the case of the combined EBITDA/SDF metric applicable to Mr. Ruzynski, if the EBITDA threshold was not attained, no award would be made for this performance goal. If the EBITDA threshold was attained, then Mr. Ruzynski would be eligible for up to the maximum payout under this component of the award. The Pentair Compensation Committee retained the discretion to reduce, but not to increase, the amount of the payout under this component based upon the his individual performance, as measured according to the SDF. The SDF measures an individual executive’s performance against expectations in the attainment of corporate strategic goals. Mr. Ruzynski’s SDF was recommended by his managers and approved by the Chief Executive Officer.

The actual incentive compensation earned by each of our Named Executive Officers was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as described above. For Ms. Wozniak and Ms. McMahan, actual results as measured by the performance goals under the MIP were as follows:

Financial Performance Measure	Weight	Actual Financial Results	Payout %	Weighted Payout %
Segment Income (As Adjusted for the MIP)	40%	882.7	92.8%	37.1%
Free Cash Flow	30%	627.0	161.7%	48.5%
Income from Growth	30%	68.0	147.5%	44.2%

Actual results for Mr. Ruzynski were as follows:

Financial Performance Measure	Weight	Actual Financial Results	Payout %	Weighted Payout %
Segment Income (As Adjusted for the MIP)	40%	155.5	0.0%	0.0%
Income from Growth	40%	13.0	167.9%	67.2%
SDF (contingent on Pentair company-wide EBITDA hurdle)	20%	982.8	110.0%	22.0%

Adjustments to operating income for factors specified in the MIP included: restructuring and other charges ($32.0 million), separation costs ($53.1 million), intangible and other asset impairment ($32.0 million), pension “mark to market” losses ($1.6 million), intangible asset amortization ($97.7 million), and foreign exchange impact (-$14.5 million). Adjustments to free cash flow for factors specified in the MIP include separation costs of $16.1 million. These adjustments for factors specified in the MIP are the same as those used to calculate Pentair’s segment income as disclosed elsewhere in this information statement.

Pentair determined that Mr. Ruzynski’s performance in 2017 met or exceeded individual performance expectations with respect to the EBITDA/SDF component, and as such, the payout percentage for his EBITDA/SDF measure was 110 percent. Based on the foregoing, the Named Executive Officers received the MIP payouts that are reflected in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation—Summary Compensation Table.”

Other Cash Bonuses

Mr. Sommerness and Ms. Heath each received a sign-on bonus of $700,000 and $500,000, respectively, based on arm’s length negotiations with Pentair to address compensation forfeitures related to his or her prior employment. These sign-on bonuses are subject to a clawback if the individual’s employment with Pentair or nVent terminates within the first two years.

Pentair also paid Mr. Ruzynski a one-time bonus amount in 2017 equal to $500,000 to recognize his time and efforts in connection with Pentair’s sale of its Valves & Controls business.

2017 Long-Term Incentive Compensation

In 2017, the Pentair Compensation Committee awarded long-term incentive compensation under the Pentair plc 2012 Stock and Incentive Plan to each of our Named Executive Officers. As it does each year, the Pentair Compensation Committee referenced benchmark data (including compensation surveys, Pentair Comparator Group information and other data provided by its independent compensation consultant) in setting target dollar award levels for each of its executive officers, including Ms. Wozniak, and for each position or grade level. Ms. Wozniak’s target long-term incentive compensation was set at a competitive level based on competitive conditions in the Pentair Comparator Group data. Mr. Ruzynski’s target long-term incentive compensation was set in accordance with Pentair’s standard practice for other executives, which includes recommendations by each officer’s manager and approval by the Chief Executive Officer. Because they joined Pentair late in 2017, neither Ms. McMahan, Mr. Sommerness or Ms. Heath were eligible to participate in Pentair’s long-term incentive program for 2017.

The Pentair Compensation Committee approved in December 2016 the elements and mix of long-term incentive compensation granted under the Pentair plc 2012 Stock and Incentive Plan. The Pentair Compensation Committee granted each then-serving executive officer, including Ms. Wozniak, a mix of the following components, effective January 3, 2017: stock options, restricted stock units and performance share units. Mr. Ruzynski was granted a mix of stock options, restricted stock units and performance share units effective March 1, 2017 in accordance with Pentair’s long-term incentive program for non-officer executives under the Pentair plc 2012 Stock and Incentive Plan.

Pentair balanced its long-term incentive compensation program vehicles to create an equal focus on shareholder wealth creation, the creation of a sustaining business and assuring leadership commitment to the long-term success of the enterprise. Each component was equally weighted, representing one-third of the total long-term incentive award value for each of our Named Executive Officers. The components had the features described below:

Stock options: The Pentair Compensation Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years.

Restricted stock units: Each restricted stock unit represents the right to receive one Pentair ordinary share upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on Pentair ordinary shares from and after the date of grant. One-third of the restricted stock units would vest on each of the first three anniversaries of the grant date if the performance hurdles described below under “Impact of Tax Considerations” were met.

Performance share units: Each performance share unit represents the right to receive one of Pentair’s ordinary shares at the end of a three-year performance period if specified performance goals are achieved. For the performance share units granted in 2017 relating to the performance period 2017-2019, the Compensation Committee selected adjusted earnings per share (“EPS”) and average return on equity (“ROE”):

Metrics	Weight	Threshold (50% payout)	Target (100% payout)	Superior Performance (200% payout)	Excellence (300% payout)
Adjusted EPS	75%	$3.45	$3.85	$4.25	$4.50
Average ROE	25%	10%	12%	14%	16%

Payouts would be scaled for performance between threshold and target and between target and maximum.

The number of shares subject to the stock options, restricted stock units and performance share units, and the values of the awards granted to our Named Executive Officers by Pentair in 2017 are reflected under “Executive Compensation—Grants of Plan-Based Awards Table.”

The value of restricted stock units that vested for each of our Named Executive Officers in 2017 and the value of options exercised by each of our Named Executive Officer in 2017 are shown in the table under “Executive Compensation—Option Exercises and Stock Vested.”

2017 New Hire Equity Grants

Although Ms. McMahan, Mr. Sommerness and Ms. Heath did not participate in Pentair’s long term incentive program with respect to 2017, Pentair awarded each of the forgoing a “new hire equity grant” upon their commencement of employment in the form of restricted stock units with a grant date fair value of $500,000, $1,250,000 and $600,000, respectively. The Pentair Compensation Committee determined the size of the new hire grants based on the value of the individual’s forfeited equity awards from his or her previous employer and based on arm’s-length negotiations with Ms. McMahan, Mr. Sommerness and Ms. Heath. The restricted stock units will vest upon the fourth anniversary of the date of grant, provided that the individual remains employed by either Pentair or nVent through such date. The number of shares subject to the restricted stock units are reflected under “Executive Compensation—Grants of Plan-Based Awards Table.”

Going Forward

The nVent Compensation Committee will be responsible for setting base salary levels for each of our executive officers, including our Named Executive Officers, following the separation. We anticipate that the nVent Compensation Committee will develop an annual and long-term incentive plan that will align our executive officers’ compensation with shareholder value creation. We expect that, at least initially, our annual and long-term incentive plans will be similar to the Pentair annual and long-term incentive plans described above, except that we do not anticipate including an individual performance metric, such as SDF, in our annual incentive plan design for our officers.

Prior Long-Term Incentive Grants

Prior to 2016, the Pentair Compensation Committee granted cash settled performance units rather than performance share units to its executive officers and certain other employees. Each performance unit entitled the holder to a cash payment following the end of the three-year performance period, if Pentair achieved specified company performance goals on metrics established by the Pentair Compensation Committee. During 2015, the Pentair Compensation Committee granted such cash settled performance units to its executive officers and certain other employees, including Mr. Ruzynski, relating to the three-year performance period 2015-2017. The performance goals selected by the Pentair Compensation Committee for the 2015-2017 performance period were core sales growth and return on invested capital, each weighted 50 percent. Subject to establishment of the bonus pool and depending on cumulative company performance over the three-year performance period, Pentair would pay nothing if the threshold were not met, 50 percent of the target value if the threshold were met, 100 percent of the target value if the target were met and 200 percent of the target value if the maximum were met. Payouts would be scaled for performance between threshold and target and between target and maximum.

The performance goals selected by the Pentair Compensation Committee for the 2015-2017 performance period, as well as the weighting, potential payout levels, actual performance and actual payout percentages were as follows:

Financial Performance Measure	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual	Actual Payout (% of Target)
Compounded Annual Growth Rate (“CAGR”)(1) of Revenue in 2015-2017 Compared to 2014	50%	1.0% CAGR	3.0% CAGR	6.0% CAGR	-8.7% CAGR	0.0%
Return on Invested Capital (“ROIC”) in 2015-2017 Compared to 2014	50%	100 basis point increase	250 basis point increase	450 basis point increase	30 basis point decrease	0.0%
2015 Program Total Weighted Performance						0.0%

(1)	CAGR excludes the impact of changes in foreign currency exchange rates.

Based on the forgoing, Mr. Ruzynski received no payout with respect to the 2015-2017 cash settled performance units. Pentair has not made grants of cash settled performance units since 2015, and we do not anticipate granting cash settled performance units following the separation.

Stock Ownership Guidelines

Historical

Pentair maintains stock ownership guidelines for its executive officers to motivate them to become significant shareholders, to further encourage long-term performance and growth, and to align their interests with those of shareholders generally. The Pentair Compensation Committee monitors executives’ compliance with these guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Pentair Comparator Group. “Stock ownership” currently includes ordinary shares owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in Pentair’s employee stock ownership plan or Pentair’s employee stock purchase plan. Stock ownership does not include performance share units until they are earned at the end of the performance period. The Pentair Compensation Committee determined that, over a period of five years from appointment, certain executives should accumulate and hold ordinary shares equal to specified multiples of base salary. The multiples of base salary required by the guidelines are as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	6.0x base salary
Executive Vice President and Chief Financial Officer	3.0x base salary
Senior Vice President, Chief Human Resources Officer;	2.5x base salary
Senior Vice President and General Counsel;
Segment Presidents
Other key executives	2.0x base salary

For 2017, Ms. Wozniak’s stock ownership guideline was at 2.5x base salary. The Pentair stock ownership guidelines did not pertain to the rest of our Named Executive Officers since they were not executive officers in 2017.

Stock Ownership for the Named Executive Officers as of December 31, 2017

	Share Ownership	12/31/17 Market Value ($)(1)	Ownership Guideline ($)	Meets Guideline
Beth Wozniak	18,073	1,276,301	1,212,500	Yes
Stacy McMahan	296	20,904	N/A	N/A
Ben Sommerness	245	17,302	N/A	N/A
Joseph Ruzynski	5,557	392,443	N/A	N/A
Lynnette Heath	160	11,299	N/A	N/A

(1)	The amounts in this column were calculated by multiplying the closing market price of Pentair ordinary shares on the last trading day of Pentair’s most recently completed fiscal year of $70.62 by the number of shares owned.

Going Forward

Subject to approval by the nVent Compensation Committee following the separation, we intend to adopt stock ownership guidelines summarized in the table below. Each of our executive officers covered by the guidelines, including our Named Executive Officers, will have a period of five years from the date of the separation to accumulate and hold ordinary shares equal to their applicable multiple of base salary. The multiples of base salary that will be required by our guidelines are as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	6.0x base salary
Executive Vice President and Chief Financial Officer	3.0x base salary
Executive Vice President and Chief Integrated Supply Chain Officer;	2.5x base salary
Executive Vice President and Chief Human Resources Officer;
Executive Vice President and General Counsel;
Executive Vice President and Chief Growth and Strategy Officer;
Segment Presidents
Other key executives	2.0x base salary

Compensation Policies

Historical

Equity Holding Policy

Pentair maintains an equity holding policy under which executive officers subject to Pentair’s stock ownership guidelines are required to retain 100 percent of the net number of shares acquired under equity awards until the ownership guidelines are satisfied.

This policy may be waived to the extent its application to any individual executive officer would cause undue hardship to the executive officer.

Clawback Policy

Pentair maintains a clawback policy under which certain incentive compensation earned by Pentair’s executive officers may be recouped if the executive officer’s fraud or intentional misconduct is a significant contributing factor to a restatement of financial results. The incentive compensation subject to this policy includes cash bonuses, cash performance units and equity-based awards subject to performance-based vesting conditions to the extent the compensation was paid, credited or earned during the year after the financial results were first disclosed.

Policy Prohibiting Hedging And Pledging

Pentair maintains, and we expect to maintain, a policy that prohibits our executive officers and directors from engaging in hedging or pledging transactions involving our ordinary shares or other Pentair securities.

Going Forward

We expect that the nVent Compensation Committee will adopt a similar equity holding policy, clawback policy, and policy prohibiting hedging and pledging following the separation.

Retirement and Other Benefits

Historical

Pentair provides its executives and other employees with a number of retirement and other benefits, such as medical, dental, life insurance and disability coverage. Pentair aims to provide employee and executive benefits at levels that reflect competitive market levels.

Retirement

Pentair executives and employees participate in a number of retirement and similar plans. Such plans include a defined benefit pension plan for employees hired on or before December 31, 2007 and a defined contribution 401(k) plan, which is widely available to Pentair’s U.S. full-time employees. The 401(k) plan includes a company provided match and a companion employee stock ownership plan to which Pentair contributes on behalf of all eligible employees. In addition, Pentair also provides a Supplemental Executive Retirement Plan (“SERP”), which is an unfunded, nonqualified defined benefit plan, to its executive officers and other key employees. These plans are described in detail below under “Executive Compensation—Pension Benefits.”

Medical, Dental, Life Insurance and Disability Coverage

Employee benefits such as medical, dental, life insurance and disability coverage are available to substantially all of Pentair’s full-time U.S.-based participants through Pentair’s active employee plans. In addition to these benefits for active employees, Pentair provides post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired.

Pentair provides up to one and a half times annual salary (up to $1,000,000) in life insurance, and up to $15,000 per month in long-term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all full-time U.S. salaried employees.

Other Paid Time-Off Benefits

Pentair also provides vacation and other paid holidays to all employees, including our Named Executive Officers, which Pentair has determined to be comparable to those provided at other large companies.

Deferred Compensation

Pentair sponsors a non-qualified deferred compensation program, called the Sidekick Plan, for U.S. executives within or above the pay grade that has a midpoint annual salary of $176,900 in 2017. This plan permits executives to defer up to 25 percent of their base salary and 75 percent of their annual cash incentive compensation. Executives also may defer receipt of restricted stock units or performance share units. Pentair normally makes contributions to the Sidekick Plan on behalf of participants with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which was $270,000 in 2017, but below the Sidekick Plan’s compensation limit of $700,000. Please see the narrative following the “Nonqualified Deferred Compensation Table” below for additional information on Pentair’s contributions.

Participants in the Sidekick Plan may invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. Pentair does not guarantee or subsidize any investment earnings under the Plan, and Pentair’s ordinary shares are not a permitted investment choice under the Plan, although deferred restricted stock units and performance share units are automatically invested in shares.

Amounts deferred, if any, under the Sidekick Plan by our Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation—Summary Compensation Table.” Pentair’s contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column under “Executive Compensation—Summary Compensation Table.”

Going Forward

As of December 31, 2017, Pentair froze benefits under its Pension Plan, so we do not intend to provide this benefit to our employees following the separation. We do, however, intend to sponsor a 401(k) plan that includes a company provided match. We plan to continue to provide SERP benefits to our executive officers and key employees following the separation that currently participate in the Pentair SERP, but do not intend to provide SERP benefits to any other officers or employees. We anticipate that both the 401(k) plan and SERP will operate similarly to Pentair’s current 401(k) plan and SERP described below under “Executive Compensation—Pension Benefits.”

We also anticipate that we will sponsor a non-qualified deferred compensation program for our U.S. executive officers, and that we will provide similar medical, dental, life, and disability insurance options and paid-time off benefits similar to those that Pentair currently provides its employees.

Perquisites and Other Personal Benefits

Historical

Pentair provides its executive officers with a perquisite program (the “Flex Perq Program”) under which executive officers receive a cash perquisite allowance in an amount that the Pentair Compensation Committee believes is customary, reasonable and consistent with its overall compensation program to better enable Pentair to attract and retain superior employees for key positions. The Pentair Compensation Committee periodically reviews market data provided by Aon Hewitt to assess the levels of perquisites provided to such executive officers.

For 2017, Ms. Wozniak’s total aggregate annual allowance under the Flex Perq Program was $40,000. Since Mr. Ruzynski was not a Pentair executive officer in 2017, he did not receive an annual allowance. Pentair’s Compensation Committee also decided not to provide a Flex Perq benefit to Ms. McMahan, Mr. Sommerness or Ms. Heath. Pentair also provides its executive officers with reimbursement for an annual executive physical and reimbursement for fitness center fees pursuant to a broad-based policy that applies generally to U.S. employees. The amounts of the annual allowance under the Flex Perq Program and the executive physical and fitness center reimbursement are included in the “All Other Compensation” column under “Executive Compensation—Summary Compensation Table” and are set forth in more detail in footnote 7 to that table.

Going Forward

Following the separation, we do not anticipate providing a perquisite allowance to any of our executive officers, but we do plan to provide reimbursement for executive physicals.

Expatriate Benefits

Historical

For Pentair employees who are assigned to an international location outside of their home country or country of primary residence, Pentair provides customary expatriate benefits. During 2017, one of our Named Executive Officers, Mr. Ruzynski, was assigned by Pentair to Switzerland and received such benefits. The expatriate benefits provided to Mr. Ruzynski included relocation expenses, housing expenses, educational expenses for dependent children, a cost of living adjustment, use of a company car in Switzerland, tax consulting services and home leave travel and language training for Mr. Ruzynski and his family. Mr. Ruzynski also received a tax equalization benefit designed to absorb the additional tax burden resulting from his assignment to Switzerland. Due to his reassignment to Switzerland, Mr. Ruzynski’s compensation was subject to higher taxes than would have been the case if he had been assigned only in the United States. In addition, some of the expatriate benefits provided to Mr. Ruzynski in connection with his assignment resulted in additional taxation to him. The tax equalization benefit was designed to make Mr. Ruzynski whole for these effects and ensure that, on an after-tax basis, Mr. Ruzynski received the same level of compensation that he would have received had he not been assigned to Switzerland.

Pentair believed that these expatriate benefits and tax equalization benefits were standard in the marketplace and that the cost of providing the benefits was reasonable in light of the benefits received by having Mr. Ruzynski assigned outside his home country. The aggregate incremental cost to Pentair of providing these benefits to Mr. Ruzynski are included in the “All Other Compensation” column under “Executive Compensation—Summary Compensation Table” and are set forth in more detail in footnote 7 to that table.

Going Forward

Mr. Ruzynski was repatriated to the U.S. in early 2017, but it is expected that we will provide similar expatriate benefits for employees assigned to an international location upon the separation.

Severance and Change-in-Control Benefits

Historical

Pentair provides severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of the company so that executives can remain focused on the business without undue personal concern. Pentair also believes that these benefits allow executives to consider the best interests of the company and its shareholders due to the economic security afforded by these benefits.

We explain these benefits more fully below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Historical.”

Going Forward

Please see below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Going Forward” for a description of the benefits that we intend to provide our Named Executive Officers upon a change in control.

Impact of Tax Considerations on Compensation Decisions

Historical

For 2017, Section 162(m) of the Code limited to $1,000,000 the amount of compensation that publicly traded companies, including Pentair, could deduct with respect to its Chief Executive Officer and three other most highly paid executive officers (other than the Chief Financial Officer), except for performance-based compensation meeting certain requirements, including periodic shareholder approval of the benefit plans under which the company pays such performance-based compensation. Pentair’s annual and long-term cash incentive compensation granted in 2017 was generally performance-based compensation meeting those requirements and, as such, fully deductible. The Pentair Compensation Committee included a performance hurdle on grants of restricted stock units in 2017 that required Pentair to meet a specified goal for adjusted net income for any vesting to take place. This performance condition was intended to make the restricted stock units eligible to be treated as performance-based compensation. Stock options granted under the Pentair plc 2012 Stock and Incentive Plan are also treated as performance-based compensation. At the 2013 Annual General Meeting, Pentair shareholders approved the performance goals under the Pentair plc 2012 Stock and Incentive Plan, making awards granted under the Plan eligible to be treated as performance-based compensation under Section 162(m) if the Pentair Compensation Committee elects to make the awards otherwise compliant with the applicable requirements of Section 162(m).

The Pentair Compensation Committee also considered the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Code, and attempted to structure compensation in a tax-efficient manner, both for Pentair’s executive officers and for Pentair. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Pentair Compensation Committee has not adopted a policy requiring all compensation to be deductible. It is also possible that compensation believed to be deductible under Section 162(m) may not be deductible.

Going Forward

The Tax Cuts and Jobs Act made significant changes to Section 162(m) that will impact public companies, including Pentair and nVent, beginning in 2018. Starting with the 2018 fiscal year, only performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the $1,000,000 deduction limit. Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1,000,000 deduction limit. In addition, the $1,000,000 deduction limit will apply to a broader group of executives, including any individual who serves as a company’s Chief Executive Officer or Chief Financial Officer at any time after January 1, 2018, plus any executive who is among a company’s three most highly compensation executive officers for any fiscal year beginning with 2018.

As a result of the changes made to Section 162(m) by the Tax Cuts and Jobs Act and to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we anticipate that some of the compensation that we provide to our executive officers may not be deductible in the future.

Compensation Consultant

Historical

During 2017, the Pentair Compensation Committee continued to retain Aon Hewitt, an external compensation consultant, to advise the Pentair Compensation Committee on executive compensation issues. The Pentair

Compensation Committee evaluated the independence of Aon Hewitt and the individual representatives of Aon Hewitt who served as the Pentair Compensation Committee’s consultants based on the factors required by the NYSE. Aon Hewitt is a wholly owned subsidiary of Aon plc, which provides insurance brokerage and benefit administrative outsourcing services to Pentair. For the year ended December 31, 2017, Pentair paid Aon plc approximately $476,521 for these services and Aon Hewitt approximately $279,915 for executive compensation consulting for the Pentair Compensation Committee. The decision to engage Aon plc for insurance brokerage and benefit administrative outsourcing services was made by management and was not approved by the Pentair Board or the Pentair Compensation Committee. The Pentair Compensation Committee concluded, based on the evaluation described above, that the services performed by Aon plc with respect to insurance and benefits administration did not raise a conflict of interest or impair Aon Hewitt’s ability to provide independent advice to the Pentair Compensation Committee regarding executive compensation matters.

At the direction of the Pentair Compensation Committee, Aon Hewitt advises the Pentair Compensation Committee in implementing and overseeing appropriate compensation programs and policies. As part of this process, Aon Hewitt provides the Pentair Compensation Committee with comparative market data based on analyses of the practices of the Pentair Comparator Group defined above under “Comparative Framework” and relevant survey data. The comparative market data that Aon Hewitt provides address the structure of the compensation programs maintained by the Pentair Comparator Group companies as well as the amount of compensation they provide. Aon Hewitt provides guidance on industry best practices and advises the Pentair Compensation Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.

Going Forward

The nVent Compensation Committee will determine the external compensation consultant for nVent upon their appointment.

Equity Award Practices

Historical

The Pentair Compensation Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Pentair Compensation Committee grants awards to newly hired or promoted executives that are effective the earlier of the last day of the month following the date of hire or promotion or the last day of the month following the date of the Committee meeting at which the grant is approved. If the last day of such month is a day on which the NYSE is not open for trading, then the grant date will be the first day of the following month on which the NYSE is open for trading. The Pentair Compensation Committee has also given Pentair’s Chief Executive Officer discretion to grant equity awards to non-executive officers as required throughout the year (other than normal annual grants, which are granted by the Pentair Compensation Committee) within the guidelines of the Pentair plc 2012 Stock and Incentive Plan, up to a maximum grant date value of $2,000,000 total for 2017. Pentair’s Chief Executive Officer provides a summary report to the Pentair Compensation Committee Chair disclosing the aggregate awards granted by the CEO during the preceding fiscal year. All options are granted with an exercise price equal to fair market value based on the closing share price on the effective day of grant.

Going Forward

Following the separation, the nVent Compensation Committee will establish its own equity award practices, though we expect that our equity award practices will be similar to Pentair’s practices described above.

Evaluating the Chief Executive Officer’s Performance

Historical

The Pentair Board and the Pentair Compensation Committee employ a formal rating process to evaluate the Pentair Chief Executive Officer’s performance. As part of this process, the Board reviews financial and other relevant data related to the performance of the Chief Executive Officer at each meeting of the Board throughout the year. At the end of the year, each independent director provides an evaluation and rating of the Chief Executive Officer’s performance in various categories. The Pentair Compensation Committee Chair submits a consolidated rating report and the Pentair Compensation Committee’s recommendations regarding the Chief Executive Officer’s compensation to the independent directors for review and ratification. The Pentair Lead Director chairs a discussion with the independent directors in executive session without the Chief Executive Officer present. From that discussion, the Pentair Compensation Committee finalizes the Chief Executive Officer’s performance rating. The Pentair Compensation Committee Chair and the Lead Director review the final performance rating results and commentary with the Chief Executive Officer. The Pentair Compensation Committee takes the performance rating and financial data into account in determining the Chief Executive Officer’s compensation and the adoption of goals and objectives for the Chief Executive Officer for the following year.

Going Forward

We expect to employ a formal rating process to evaluate nVent’s Chief Executive Officer’s performance following the separation, similar to the process used by Pentair that is described above.

EXECUTIVE COMPENSATION

Historical Compensation of Executive Officers Prior to the Separation

The information provided below reflects compensation earned by each of our Named Executive Officers at Pentair and the design and objectives of the Pentair compensation programs in place prior to the separation. Ms. Wozniak is currently, and was as of December 31, 2017, an executive officer of Pentair. Accordingly, the compensation decisions regarding Ms. Wozniak were made by the Pentair Compensation Committee. Mr. Ruzynski was not an executive officer of Pentair during fiscal year 2017, and thus the historical decisions for his compensation were established by Pentair through its processes for non-executive officer compensation. Ms. McMahan, Mr. Sommerness and Ms. Heath were each hired during the last quarter of 2017, and the compensation for each was set by the Pentair Compensation Committee at the time of hire. Executive compensation decisions following the separation will be made by the nVent Compensation Committee. All references in the following tables to stock options, restricted stock units and performance share units relate to awards granted by Pentair in respect of Pentair ordinary shares.

The amounts and forms of compensation reported below are not necessarily indicative of the compensation that nVent executive officers will receive following the separation, which could be higher or lower, because historical compensation was determined by the Pentair Compensation Committee based on its review of Aon Hewitt’s recommendations, relevant survey data, recommendations of the Chief Executive Officer, competitive conditions for the officer’s position within the Pentair Comparator Group and in the broader employment market, as well as the officer’s performance, level of responsibility and experience. Future compensation levels at nVent will be determined based on the compensation policies, programs and procedures to be established by the nVent Compensation Committee.

Summary Compensation Table

The table below summarizes the total compensation earned from Pentair by each of our Named Executive Officers for the years noted in the table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)
Beth Wozniak	2017	485,000	—	975,009	324,994	$503,826	297,769	75,162	$2,661,760
Chief Executive Officer(8)	2016	485,000	—	666,660	332,988	226,447	212,586	54,461	1,978,142
	2015	145,133	100,000	875,016	875,297	—	—	11,972	2,007,418
Stacy McMahan Executive Vice President and Chief Financial Officer(8)	2017	125,000	—	499,984	—	$121,736	—	152,766	$899,486
Ben Sommerness Executive Vice President and Chief Growth and Strategy Officer(8)	2017	24,242	700,000	1,249,999	—	—	—	—	1,974,241
Joseph Ruzynski	2017	290,938	500,000	150,010	74,997	$117,208	45,649	134,165	$1,312,967
President of Enclosures(8)	2016	276,192	—	133,322	66,599	147,871	41,214	512,436	1,177,634
Lynnette Heath Executive Vice President and Chief Human Resources Officer(8)	2017	29,830	500,000	600,032	—	—	—	—	1,129,862

(1)	Amounts shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns are not reduced by any deferrals under Pentair’s nonqualified deferred compensation plans.

(2)

The amount shown in column (d) for Ms. McMahan, Mr. Sommerness and Ms. Heath represents the sign-on award they received in connection with their commencement of employment with Pentair. For Mr. Ruzynski, the amount reflects the one-time bonus he received in connection with Pentair’s sale of its Valves & Controls business. Each of these awards are discussed in the Compensation Discussion and Analysis under the heading “Cash and Equity Compensation—Historical—Other Cash Bonuses.”

(3)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”), of restricted stock units and performance share units granted during each year. The values attributable to the 2017 grants of restricted stock units were as follows: Ms. Wozniak—$324,984; Ms. McMahan—$499,984; Mr. Sommerness—$1,249,999; Mr. Ruzynski—$75,005; and Ms. Heath—$600,032. The values attributable to the 2017 grants of performance share units were based on the probable outcome of the performance conditions at the time of grant, and were as follows: Ms. Wozniak—$650,025; and Mr. Ruzynski—$75,005. The maximum values of the 2017 grants of performance share units at the time of grant assuming that the highest level of performance conditions were attained, were as follows: Ms. Wozniak—$1,950,075; and Mr. Ruzynski—$225,015. Additional assumptions used in the calculation of the amounts in column (e) are included in footnote 11 to the audited combined financial statements included in the “Index to Financial Statements” section of this information statement.

(4)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 11 to the audited combined financial statements included in the “Index to Financial Statements” section of this information statement.

(5)	The amounts in column (g) with respect to 2017 reflect cash awards to the named individuals pursuant to awards under the MIP in 2017, which were determined by the Pentair Compensation Committee at its February 26, 2018 meeting and, to the extent not deferred by the executive, paid shortly thereafter. Mr. Sommerness and Ms. Heath did not receive MIP awards in 2017.

(6)	The amounts in column (h) reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under all of Pentair’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in Pentair’s financial statements. Pentair does not provide any above market or preferential earnings on amounts deferred under Pentair’s non-qualified deferred compensation plan.

(7)	The table below shows the components of column (i) for 2017, which include perquisites and other personal benefits; and Pentair’s contributions under the Sidekick Plan, RSIP/ESOP Plan and the Employee Stock Purchase Plan:

	(A)	(B)	(C)	(D)
Name	Perquisites under the Flex Perq Program ($)(a)	Other Perquisites and Personal Benefits ($)(b)	Contributions under Defined Contribution Plans ($)(c)	Matches under the Employee Stock Purchase Plan ($)
Beth Wozniak	40,000	6,488	26,425	2,249
Stacy McMahan	—	152,766	—	—
Ben Sommerness	—	—	—	—
Joseph Ruzynski	—	121,898	12,028	239
Lynnette Heath	—	—	—	—

(a)	The amount shown in column (A) for Ms. Wozniak reflects the amount paid to or for the benefit of Ms. Wozniak under the Flex Perq Program, which is designed to provide corporate officers and other key executives with an expense allowance for certain personal and business-related benefits.

(b)	The amounts shown in column (B) consist of the wellness program rewards, fitness center reimbursement, and the cost of an annual executive physical for Ms. Wozniak, relocation benefits in the amount of $152,766 for Ms. McMahan, and expatriate benefits in the amount of $121,898 provided to Mr. Ruzynski. The wellness program rewards and the fitness center reimbursement were provided pursuant to broad-based policies that apply generally to U.S. employees.

(c)	The amount shown in column (C) for each individual reflects amounts contributed by Pentair to the RSIP/ESOP Plan and the Sidekick Plan during 2017. In the case of the Sidekick Plan, the amounts contributed by Pentair during 2017 relate to salary deferrals in 2016.

(8)	Because Mr. Ruzynski did not serve as executive officers at Pentair, the Summary Compensation Table includes only two years of compensation in accordance with applicable Securities and Exchange Commission regulations. Because Ms. McMahan, Mr. Sommerness and Ms. Heath were hired by Pentair during 2017, the Summary Compensation Table includes only one year of compensation.

Grants of Plan-Based Awards in 2017

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Compen- sation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Beth Wozniak	1/3/2017	12/5/2016				5,609	11,217	33,651				650,025
	1/3/2017	12/5/2016							5,608			324,984
	1/3/2017	12/5/2016								1,725	57.95	21,296
	1/3/2017	12/5/2016								24,600	57.95	303,698
			194,000	388,000	931,200
Stacy McMahan	10/31/2017	9/18/2017							7,096			499,984
			46,875	93,750	225,000
Ben Sommerness	12/11/2017	12/4/2017							17,916			1,249,999
Joseph Ruzynski	3/1/2017	2/20/2017				627	1,253	3,759				75,005
	3/1/2017	2/20/2017							1,253			75,005
	3/1/2017	2/20/2017								5,881	59.86	74,997
			65,728	131,456	315,494
Lynnette Heath	12/4/2017	12/4/2017							8,676			600,032

(1)	Pentair’s Compensation Committee’s practices for granting options and restricted stock units, including the timing of all grants and approvals therefore, are described under “Compensation Discussion and Analysis—2017 Long-Term Incentive Compensation.”

(2)	The amounts shown in column (d) reflect the total of the threshold payment levels for each element under Pentair’s MIP. This amount is 50 percent of the target amounts shown in column (e). The amounts shown in column (f) are 240 percent of such target amounts for each Named Executive Officer. These amounts are based on the individual’s current position and base salary as in effect on December 1, 2017.

(3)	The amounts shown in column (g) reflect the total of the threshold payment levels for the awards of share settled performance units granted in 2017 under the Pentair plc 2012 Stock and Incentive Plan which is 50 percent of the target amounts shown in column (h). The amounts shown in column (i) are 300 percent of such target amounts. These amounts are based on the individual’s current level or position. Any amounts payable with respect to performance units would be paid in March 2020, based on cumulative company performance for the period 2017 to 2019.

(4)	The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer in 2017.

(5)	The amounts shown in column (k) reflect the number of options to purchase ordinary shares granted to each Named Executive Officer in 2017.

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units, performance share units and stock options computed in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2017

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)(4)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)(3)
Beth Wozniak							26,310	1,858,012
									17,981	1,269,818
		65,443	(5)		54.04	09/15/2025
	10,838	21,677	(6)		49.28	01/04/2026
		26,325	(7)		57.95	01/03/2027
Stacy McMahan							7,096	501,120
Ben Sommerness							17,916	1,265,228
Joseph Ruzynski							2,476	174,855
									2,609	184,248
	3,303				50.61	01/02/2023
	2,785				80.28	03/03/2024
	2,534	1,268	(8)		66.21	03/02/2025
		4,346	(9)		49.16	03/01/2026
		5,881	(10)		59.86	03/01/2027
Lynnette Heath							8,676	612,699

(1)	The exercise price for all stock option grants is the fair market value of Pentair’s ordinary shares on the date of grant.

(2)	For the restricted stock unit awards granted for Ms. Wozniak in 2015 and to Ms. McMahan, Mr. Sommerness and Ms. Heath in 2017, the restrictions with respect to all of the shares will lapse on the fourth anniversary of the grant date. For all other awards of restricted stock units, the restrictions with respect to one-third of the shares will lapse on the first, second and third anniversaries of the grant date. The grant dates of the restricted stock unit awards are as follows:

Name	Grant Date	Number of Restricted Stock Units
Beth Wozniak	09/15/2015	16,192
	01/04/2016	4,510
	01/03/2017	5,608
Stacy McMahan	10/31/2017	7,096
Ben Sommerness	12/11/2017	17,916
Joseph Ruzynski	03/02/2015	319
	03/01/2016	904
	03/01/2017	1,253
Lynnette Heath	12/04/2017	8,676

(3)	The amounts in these columns were calculated by multiplying the closing market price of Pentair’s ordinary shares on the last trading day of Pentair’s most recently completed fiscal year of $70.62 by the number of unvested restricted stock units or performance share units.

(4)	The number of performance share units shown in this column reflect the target performance level for the 2017 awards, in accordance with SEC regulations requiring that the number of units be based on achieving threshold performance goals or, if the previous fiscal year’s performance has exceeded the threshold, the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance. The vesting dates of the performance share units are as follows:

Name	Vesting Date	Number of Restricted Stock Units
Beth Wozniak	12/31/2018	6,764
	12/31/2019	11,217
Joseph Ruzynski	12/31/2018	1,356
	12/31/2019	1,253

(5)	One hundred percent of these options will vest after four years of the grant date, September 15, 2015.

(6)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 4, 2016.

(7)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 3, 2017.

(8)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, March 2, 2015.

(9)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, March 1, 2016.

(10)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, March 1, 2017.

2017 Option Exercises and Stock Vested Table

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2017 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2017.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Beth Wozniak	—	—	2,254	131,070
Stacy McMahan	—	—	—	—
Ben Sommerness	—	—	—	—
Joseph Ruzynski	4,673	97,844	1,476	86,992
Lynnette Heath	—	—	—	—

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of Pentair’s ordinary shares on the exercise date and the exercise price of options.

(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of Pentair’s ordinary shares on the vesting date.

2017 Pension Benefits

Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2017 for each of the Named Executive Officers under the Pentair, Inc. Pension Plan (the “Pension Plan”) and the Pentair, Inc. Supplemental Executive Retirement Plan (the “SERP”), which are described in detail following the table below. The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during last fiscal year ($)
Beth Wozniak	Pension Plan	N/A	N/A	—
	SERP	2	510,355	—
Stacy McMahan	Pension Plan	N/A	N/A	—
	SERP	N/A	N/A	—
Ben Sommerness	Pension Plan	N/A	N/A	—
	SERP	N/A	N/A	—
Joseph Ruzynski	Pension Plan	14	279,569	—
	SERP	N/A	N/A	—
Lynnette Heath	Pension Plan	N/A	N/A	—
	SERP	N/A	N/A	—

(1)	The SERP benefits are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:

•	The Pension Plan present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2017.

•	Present values for the Pension Plan are based on a life-only annuity. Present values for the SERP are based on a 180-month-certain only annuity.

•	The present value of Pension Plan benefits as of December 31, 2017 was calculated assuming a 3.66 percent interest rate and the MRP2007 male and female generational mortality (no collar adjustments) with improvement scale MMP2007 for post-retirement decrements with no pre-retirement mortality used.

•	The present value of SERP benefits as of December 31, 2017 was calculated assuming a 3.30 percent interest rate.

The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.

The Pension Plan and the SERP were amended in 2008 to comply with final regulations under Section 409A of the Code. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants from those described below.

The Pentair Inc. Pension Plan

The Pension Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees. Participation in the Pension Plan is restricted to those executive officers and other employees who were hired on or before December 31, 2007, and as such, Mr. Ruzynski is our only Named Executive Officer that participates in the Pension Plan. Benefits under the Pension Plan are based upon an employee’s years of service and highest average earnings in any five-year period during the ten-year period preceding the employee’s retirement (or, in the case of an employee with more than five years but less than ten years of service, during any five-year period preceding the employee’s retirement). No additional benefits may be earned under the Pension Plan after December 31, 2017. Benefits under the Pension Plan are payable after retirement in the form of an annuity.

Compensation covered by the Pension Plan for Mr. Ruzynski equals the amounts set forth in the “Salary” column under “Executive Compensation—Summary Compensation Table” and 2017 incentive compensation paid under the MIP in March 2018 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation—Summary Compensation Table.” The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2017, the annual limitation was $270,000.

Benefits under the Pension Plan are calculated as an annuity equal to the participant’s years of service multiplied by the sum of:

•	1.0 percent of the participant’s highest final average earnings; and

•	0.5 percent of such earnings in excess of Primary Social Security compensation.

Years of service under these formulas cannot exceed 35. Contributions to the Pension Plan are made entirely by Pentair and are paid into a trust fund from which the benefits for all participants will be paid.

The Pentair, Inc. Supplemental Executive Retirement

The SERP is an unfunded, nonqualified defined benefit pension plan. Employees eligible for participation in the SERP include all Pentair executive officers and other key executives selected for participation by the Pentair

Compensation Committee. Benefits under the SERP vest upon the completion of five years of benefit service (all service following initial participation). Ms. Wozniak currently participates in the SERP, but we do not intend to provide SERP benefits to any other officers or employees.

Benefits under the SERP are based upon the number of an employee’s years of service following initial participation and the highest average earnings during any five consecutive calendar years of the ten calendar-year period ending with the calendar year in which the participant retires. Compensation covered by the SERP for Ms. Wozniak equals the amounts set forth in the “Salary” column under “Executive Compensation—Summary Compensation Table” and 2017 incentive compensation paid under the MIP in March 2018 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation—Summary Compensation Table.”

Benefits under the SERP are calculated as:

•	final average compensation as defined above; multiplied by

•	benefit service percentage, which equals 15 percent multiplied by years of benefit service.

The present value of the accumulated benefits for the Named Executive Officers under the SERP is set forth in the table under “Executive Compensation—Pension Benefits.”

The Pentair, Inc. Retirement Savings and Stock Incentive Plan

The Pentair, Inc. Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”) is a tax-qualified 401(k) retirement savings plan, with a companion Employee Stock Ownership Plan (“ESOP”) component. Participating employees may contribute up to 50 percent of base salary and incentive compensation on a before-tax basis and 15 percent of compensation on an after-tax basis into their 401(k) plan (“RSIP”). Pentair normally matches an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first 1 percent, and 50 cents for each dollar contributed to the RSIP by participating employees on the next 5 percent, of their regular earnings to incent employees to make contributions to Pentair’s retirement plan. In addition, after the first year of employment, Pentair contributes to the ESOP an amount equal to 1 1⁄2 percent of cash compensation (salary and incentive compensation) for each participant in the RSIP. The RSIP/ESOP Plan limits the amount of cash compensation considered for contribution purposes to the maximum imposed by the Code, which was $270,000 in 2017.

Participants in the RSIP/ESOP Plan are allowed to invest their account balances in a number of possible mutual fund investments. Pentair ordinary shares are also a permitted investment choice under the RSIP. Pentair also makes ESOP contributions in Pentair ordinary shares. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the RSIP/ESOP Plan. Pentair does not guarantee or subsidize any investment earnings under the RSIP/ESOP Plan.

Amounts deferred, if any, under the RSIP/ESOP Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation—Summary Compensation Table.” Amounts contributed by Pentair to the RSIP/ESOP Plan for the Named Executive Officers are included in the “All Other Compensation” column under “Executive Compensation—Summary Compensation Table.” Matching contributions are generally made a year in arrears.

Nonqualified Deferred Compensation Table

The following table sets forth the contributions, earnings, distributions and 2017 year-end balances for each of the Named Executive Officers under Pentair’s Sidekick Plan described under “Compensation Discussion and Analysis—Retirement and Other Benefits—Deferred Compensation.” Contributions Pentair makes to the Sidekick Plan are intended to make up for contributions to the RSIP/ESOP Plan (including matching contributions) for cash compensation above the maximum imposed by the Code, which was $270,000 in 2017. Because the Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by the Code. Pentair makes these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by the Code, but below the $700,000 compensation limit contained in Pentair’s Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”). Participants’ accounts are generally paid out upon the earlier of a separation from service, a change in control, disability, or a specified date elected by the Participant.

Name	Executive Contributions in 2017($)(1)	Registrant Contributions in 2017($)(2)	Aggregate Earnings/ (Loss) in 2017($)(3)	Aggregate Withdrawals/ Distributions in 2017($)	Aggregate Balance at December 31, 2017($)(4)
Beth Wozniak	30,292	13,000	41,596	—	254,654
Stacy McMahan	5,000	—	74	—	5,074
Ben Sommerness	—	—	—	—	—
Joseph Ruzynski	63,652	2,672	30,680	—	207,666
Lynnette Heath	—	—	—	—	—

(1)	The amounts shown in this column reflect the amount of cash compensation each Named Executive Officer deferred in 2017 under the Sidekick Plan. All amounts shown in this column have been previously disclosed in the Summary Compensation Table for 2017 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	All amounts shown in this column have been previously disclosed in the Summary Compensation Table in the “All Other Compensation” column.

(3)	The amounts shown in this column represent earnings in 2017 that are neither above market nor preferential. Accordingly, the amounts are not included in the Summary Compensation Table for 2017.

(4)	The amounts shown in this column that have previously been reported in nVent’s Summary Compensation Table for each Named Executive Officer are: Ms. Wozniak—$177,850; Ms. McMahan—$5,000; Mr. Ruzynski—$92,381.

The amounts set forth in the column “Registrant Contributions in 2017” are the total contributions Pentair made in 2017 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions Pentair made under the RSIP/ESOP Plan, are included in the “Summary Compensation Table” in the column labeled “All Other Compensation” above. The contributions made are derived from some or all of the following sources:

•	Matching contributions equal to one dollar for each dollar contributed up to 1 percent of Covered Sidekick Compensation, and 50 cents for each incremental dollar contributed on the next 5 percent. Matching contributions are normally made after the end of the plan year, and as such, the “Registrant Contributions in 2017” above includes matching contributions made by Pentair in 2017 based on amounts deferred by each Named Executive Officer in 2017.

•	A discretionary contribution of up to 1 1⁄2 percent of Covered Sidekick Compensation earned by each Named Executive Officer. These contributions are also normally made after the end of the plan year, and as such, any amount included in the table above would relate to Covered Sidekick Compensation earned in 2017.

The amounts set forth in the column “Aggregate Earnings/(Loss) in 2017” reflect the amount of investment earnings realized by each Named Executive Officer on the investments chosen that are offered to participants in the RSIP/ESOP Plan and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. Pentair does not, and will not, guarantee or subsidize any investment earnings in either Plan.

Potential Payments Upon Termination or Change in Control

Historical

The following is a discussion of the nature and estimate value of payments and benefits that each Named Executive Officers will receive in the event of a termination of the executive’s employment from Pentair or a change in control of Pentair. Except for the change in control agreements and certain provisions in the Pentair equity plan described below, Pentair has no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; any such payments or benefits (other than following a change in control) would be at the discretion of the Pentair Compensation Committee.

Change in Control Agreements

Pentair has entered into key executive employment and severance agreements with certain key corporate executives and business division leaders, including Ms. Wozniak, that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a completed or threatened change in control. The separation and distribution of the Electrical business will not be considered a change in control for our Named Executive Officers. None of our Named Executive Officers other than Ms. Wozniak is a party to such an agreement with Pentair.

Ms. Wozniak’s agreement provides for the following benefits:

•	Upon any change in control:

•	incentive compensation awards for the year in question to be paid at target; and

•	if excise taxes would otherwise be imposed in connection with a change in control, the compensation protections will be either cut back to a level below the level that would trigger imposition of the excise taxes or paid in full and subject to the excise taxes, whichever results in the better after-tax result to Ms. Wozniak.

•	Upon termination of Ms. Wozniak by Pentair other than for death, disability or cause, or by Ms. Wozniak for good reason, in each case after a change in control:

•	severance payable upon termination in an amount equal to 200 percent of annual base salary plus the greater of target bonus for the year of termination or the actual bonus paid with respect to the year prior to the change in control;

•	the cost of an executive search agency not to exceed 10 percent of Ms. Wozniak’s annual base salary;

•	replacement coverage for company-provided group medical, dental and life insurance policies for up to two years;

•	the accelerated accrual and vesting of benefits under the SERP; and if Ms. Wozniak has fewer than seven years of participation in the SERP at the time of termination, up to three additional years of service can be credited, up to a maximum of seven years of service;

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors; and

•	equity-based and cash incentive awards granted prior to the change in control will be subject to the terms of the incentive plan under which they were granted (including accelerated vesting, if provided for in the applicable plan), and all equity-based and cash incentive awards granted on or after the change in control will vest or be earned in full upon such termination.

Under Ms. Wozniak’s agreement, “cause” means:

•	engaging in intentional conduct that causes Pentair demonstrable and serious financial injury;

•	conviction of a felony; or

•	continuing willful and unreasonable refusal to perform or her duties or responsibilities.

Under Ms. Wozniak’s agreement, “good reason” means:

•	a breach of the agreement by Pentair;

•	any reduction in her base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•	her removal from, or any failure to reelect or reappoint her to serve in, any of the positions held with Pentair on the date of the change in control or any other positions to which she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination of her employment for cause or by reason of disability;

•	a good faith determination that there has been a material adverse change in her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to her, those in effect at any time while employed after the change in control, including a significant change in the nature or scope of her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that Pentair remedy within 10 days after receipt of notice;

•	relocation of her principal place of employment to a location more than 50 miles from her principal place of employment on the date 180 days prior to the change in control;

•	imposition of a requirement that she travel on business 20 percent in excess of the average number of days per month she was required to travel during the 180-day period prior to the change in control; or

•	Pentair’s failure to cause a successor to assume her agreement.

Under Ms. Wozniak’s agreement, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 30 percent or more of Pentair’s outstanding ordinary shares or combined voting power;

•	a majority of Pentair’s Board changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;

•	Pentair consummates a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which Pentair shareholders have approved and in which shareholders control less than 50 percent of combined voting power after the merger, consolidation or share exchange; or

•	Pentair consummates a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of its assets which Pentair shareholders have approved.

Ms. Wozniak’s agreement also requires that she devote her best efforts to Pentair or Pentair’s successor during the two years following a change in control, to maintain the confidentiality of Pentair’s information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with Pentair or Pentair’s successor.

Change in Control and Termination Provisions of Incentive Plans

The Pentair plc 2012 Stock and Incentive Plan provides that, upon a change in control, unless an agreement between Pentair and the executive provides for a more favorable result to the executive:

•	all outstanding options, restricted stock and restricted stock units that are not performance awards are immediately vested;

•	all outstanding performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and

•	all outstanding annual incentive awards are paid based on full satisfaction of the performance goals.

The 2004 Omnibus Plan and 2008 Omnibus Plan each provides that, upon a change in control, unless otherwise provided in an agreement between Pentair and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options (which are the sole form of awards currently outstanding under the plans) that are unvested become fully vested.

The Pentair plc 2012 Stock and Incentive Plan provides for the following upon certain terminations of employment:

•	Retirement of a Board-appointed Corporate Officer After Age 60. If a Board-appointed corporate officer of Pentair, including Ms. Wozniak, terminates employment with Pentair in a retirement with at least 10 years of service after age 60, the Pentair plc 2012 Stock and Incentive Plan and its predecessor plans provide as follows:

•	all outstanding options will remain outstanding and continue to vest until the earlier of the expiration date of the option and the fifth anniversary of the officer’s termination of employment;

•	outstanding restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) will vest in full; and

•	performance awards will be paid in full at the end of the performance period based on actual performance.

•	All other Retirements. If any Board-appointed corporate officer of Pentair, including Ms. Wozniak, retires from Pentair with at least 10 years of service and after the age of 55 but prior to age 60, or if any other employee of Pentair, including each of the Named Executive Officers other than Ms. Wozniak, retires with at least 10 years of service at any time after age 55, the Pentair plc 2012 Stock and Incentive Plan and its predecessor plans provide as follows:

•	all unvested options are forfeited, and vested options will remain exercisable for 90 days or until the expiration date of the option, whichever occurs first;

•	restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest pro rata; and

•	performance awards are paid at the end of the performance period on a pro rata basis based on actual performance.

•

Termination Without Cause or for Good Reason. If any Board-appointed corporate officer of Pentair, including Ms. Wozniak, terminates employment with Pentair in an involuntary termination for a reason other than cause, death or disability, or voluntarily terminates his or her employment for good reason, then the employee’s outstanding awards under the 2012 Stock and Incentive Plan will be treated in the same manner as if the corporate officer had retired after age 60 with 10 years of service, as described above. If any employee who is not a Board-appointed corporate officer of Pentair, including each of the Named Executive Officers other than Ms. Wozniak, is involuntarily terminated other than for cause, death or disability, then the employee’s outstanding awards under the 2012 Share and Incentive Plan will be treated in the same manner as if the employee had retired, as described above. In all cases, the employee must execute a general release in a form and manner determined by Pentair to receive the beneficial treatment described in this paragraph.

•	Death or Disability. If any employee of Pentair terminates employment with Pentair as a result of death or disability, the Pentair plc 2012 Stock and Incentive Plan and its predecessor plans provide that options, restricted stock and restricted stock units are immediately vested; and performance awards are paid in full based on actual performance.

Under the Pentair plc 2012 Stock and Incentive Plan, the term “cause” means an act or omission by the officer as is determined by the Plan administrator to constitute cause for termination, including but not limited to any of the following:

•	a material violation of any company policy;

•	embezzlement from, or theft of property belonging to, Pentair or any of Pentair’s affiliates;

•	willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or

•	other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on the business.

Under the Pentair plc 2012 Stock and Incentive Plan, the term “good reason” means:

•	any material breach by Pentair of the terms of any employment agreement;

•	any reduction in base salary or percentage of base salary available as incentive compensation or bonus opportunity, or any material reduction in nonqualified deferred compensation retirement benefits;

•	a good faith determination by the officer that there has been a material adverse change in the officer’s working conditions or status;

•	a relocation of the principal place of employment to a location more than 50 miles; or

•	an increase of 20 percent or more in travel requirements.

For an event to constitute good reason, Pentair must receive written notice and an opportunity to cure.

Quantification of Compensation Payable Upon a Change in Control or Termination of Employment

The amounts each Named Executive Officer would receive upon a termination as a result of a Covered Termination, a qualifying retirement with 10 years of service, death or disability, in each case in the absence of a change in control, is shown below. As required by the Securities and Exchange Commission rules, the amounts shown assume that such termination was effective as of December 31, 2017, and thus are estimates of the amounts that would actually be received. The actual amounts to be received can only be determined in connection with the termination event. As indicated in the table below, the only benefits the Named Executive Officer would be entitled to receive upon a termination as a result of a Covered Termination, a qualifying retirement with 10 years of service, death or disability, in each case in the absence of a change in control, relate to accelerated vesting or payment of long-term incentive awards. Any severance, perquisites or other enhanced benefits upon termination of employment in the absence of a change in control would be at the discretion of the Pentair Compensation Committee.

Benefits Upon Termination in the Absence of a Change in Control
Executive	Stock Option Vesting($)	Restricted Stock Unit Vesting(1)($)	Performance Share Unit Vesting(1)(2)($)	Total(3)($)
Beth Wozniak	1,881,170	1,858,012	1,309,458	5,048,640
Stacy McMahan	—	31,319	—	31,319
Ben Sommerness	—	26,359	—	26,359
Joseph Ruzynski	—	69,953	96,255	166,208
Lynnette Heath	—	12,765	—	12,765

(1)	None of the restricted stock units or performance units would vest upon a retirement prior to 10 years of service, and for Ms. Wozniak, only a pro rata portion of the restricted stock units and performance units would vest upon a retirement with 10 years of service prior to age 60.

(2)	The amount shown assumes target performance. The actual amount paid upon termination is determined on the basis of actual performance through the end of the applicable performance period.

(3)	As discussed above, upon a Covered Termination or qualifying retirement, Pentair employees who are not Board-appointed corporate officers, including each of the Named Executive Officers other than Ms. Wozniak, receive no accelerated vesting of their stock options, and receive accelerated vesting of only a pro rata portion of their unvested restricted stock units and performance share units, which is reflected in the table. However, upon a termination due to death or disability, all Pentair employees receive full vesting of all outstanding options, restricted stock units, and performance share units, such that Ms. McMahan would receive a total benefit of $501,120; Mr. Sommerness would receive a total benefit of $1,265,228; Mr. Ruzynski would receive a total benefit of $526,373; and Ms. Heath would receive a total benefit of $612,699.

The table below shows the amount of compensation payable to each Named Executive Officer upon (1) a change in control without a termination of employment or (2) a change in control followed by a termination of employment (a) by Pentair other than for death, disability or cause or (b) by the executive for good reason. The amounts shown assume that such termination was effective as of December 31, 2017. The actual amounts to be paid out can only be determined in connection with a change in control or termination following a change in control.

Executive	Cash Termina- tion Payment (1)($)	Stock Option Vesting (2)($)	Restricted Stock Unit Vesting (2)($)	Perfor- mance Share Unit Vesting (2)($)	SERP & Related Pension (1)($)	Incentive Compensa- tion (2)($)	Outplace- ment (1)($)	Legal & Accounting Advisors (1)($)	Medical, Dental, Life Insurance (1)($)	Total: Change in Control (2)($)	Excise Tax Cutback (3)($)	Total: Change in Control Followed by Termination (1)($)
Beth Wozniak	1,746,000	1,881,170	1,858,012	1,309,458	803,460	388,000	48,500	15,000	27,665	5,436,640	—	8,077,265
Stacy McMahan	—	—	501,120	—	—	—	8,300	—	—	501,120	—	509,420
Ben Sommerness	—	—	1,265,228	—	—	—	8,300	—	—	1,265,228	—	1,273,528
Joseph Ruzynski	—	162,137	174,855	189,381	—	—	8,300	—	—	526,373	—	534,673
Lynnette Heath	—	—	612,699	—	—	—	8,300	—	—	612,699	—	620,999

(1)	Triggered only upon a change in control and a termination of the executive officer by Pentair other than for death, disability or cause or by the executive for good reason.

(2)	Triggered solely upon a change in control under the Pentair plc 2012 Stock and Incentive Plan. The amount shown for cash settled performance units and performance share units assumes target performance and includes the balance of any dividend equivalent units (rounded down to the nearest whole share).

(3)	Ms. Wozniak’s agreement provides that, if excise taxes would otherwise be imposed in connection with a change in control, her change in control compensation protections will be either cut back to a level below the level that would trigger the imposition of the excise taxes or paid in full and subjected to the excise taxes, whichever results in the better after-tax result to Ms. Wozniak.

The amounts in the two tables above assume, to the extent applicable, that:

•	Pentair ordinary shares were valued at $70.62, the closing market price for Pentair ordinary shares on the last trading day of 2017;

•	outplacement services fees are $50,000 or 10 percent of annual base salary, whichever is less;

•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and

•	medical, dental and life insurance coverage will continue for two years after a change in control at the current cost per year.

Since 2013, any new change in control agreements that Pentair entered into with any new executive officers did not contain an excise tax gross up. In place of a tax gross up for excise taxes, Ms. Wozniak’s change in control agreement provides that, if excise taxes would otherwise be imposed in connection with a change in control, the executive’s change in control compensation protections will be either cut back to a level below the level that would trigger the imposition of the excise taxes or paid in full and subjected to the excise taxes, whichever results in the better after-tax result to the executive. In determining the amount of any cut back included in the tables above, the following material assumptions were made: an excise tax rate of 20 percent under the Code, a combined federal and state individual tax rate of 41.9 percent, and Pentair would be able to overcome any presumption that grants of stock options or restricted stock units in 2017 were made in contemplation of a change in control pursuant to regulations promulgated under the Code. Furthermore, it was assumed that no value will be attributed to any non-competition agreement. At the time of any such change in control or termination, a value may be attributed, which would result in a reduction of amounts subject to the excise tax.

Going Forward

We expect to enter into key executive employment and severance agreements that will become effective on the date of the separation with each of our Named Executive Officers. We anticipate that all such change in control agreements with nVent will have terms substantially similar to Ms. Wozniak’s agreement with Pentair described above. We do not expect to have any additional agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment; any such payments or benefits would be at the discretion of the nVent Compensation Committee.

Pentair Risk Considerations in Compensation Decisions for 2017

The Pentair Compensation Committee believes that paying for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of Pentair as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore, the Pentair Compensation Committee conducts an annual assessment of potential risks arising from its compensation programs and policies applicable to all employees. In its December 2017 assessment, the Pentair Compensation Committee noted the following considerations, among others:

•	the balance of fixed and variable compensation in executive officer compensation programs;

•	the balance in compensation programs between the achievement of short-term objectives and long-term value creation;

•	the mix of compensation forms within the long-term incentive compensation program;

•	the use of multiple performance measures under the incentive compensation programs;

•	the impact of these performance measures on Pentair financial results;

•	the use of performance curves that require achievement of a minimum level of performance before receiving any incentive payout;

•	capped payouts under the incentive programs;

•	Pentair’s adoption of a clawback policy pursuant to which certain incentive compensation earned by executive officers may be subject to recoupment;

•	stock ownership guidelines and equity holding policy; and

•	adoption of an equity holding policy.

Based on its assessment, the Pentair Compensation Committee concluded that the risks arising from Pentair’s compensation programs and policies are not reasonably likely to have a material adverse effect on Pentair.

nVent Electric Plc 2018 Omnibus Incentive Plan

It is expected that, prior to the completion of the separation, the nVent board of directors will adopt, subject to the approval of nVent’s sole shareholder, the nVent Electric plc 2018 Omnibus Incentive Plan, which we refer to as the “2018 Plan,” and which will become effective upon the consummation of the distribution. The 2018 Plan authorizes the grant of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, deferred stock rights, annual incentive awards, dividend equivalent units, and other equity-based awards to our and our affiliates’ eligible employees, consultants and directors.

The following is a brief description of the principal features of the 2018 Plan. This summary is subject to, and qualified in its entirety by reference to, the 2018 Plan, the form of which is attached as Exhibit 10.7 to the registration statement of which this information statement is a part.

Purpose

The purposes of the 2018 Plan are to:

•	promote the growth and success of our company by linking a significant portion of participant compensation to the increase in value of our shares;

•	attract and retain top quality, experienced executives and key employees by offering a competitive incentive compensation program;

•	reward innovation and outstanding performance as important contributing factors to our company’s growth and progress;

•	align the interests of executives, key employees, directors and consultants with those of our shareholders by reinforcing the relationship between participant rewards and shareholder gains obtained through the achievement by Plan participants of short-term objectives and long-term goals; and

•	encourage executives, key employees, directors and consultants to obtain and maintain an equity interest in our company.

In addition, the 2018 Plan permits the issuance of awards in substitution (the “Substitute Awards”) for awards relating to ordinary shares of Pentair immediately prior to the separation, in accordance with the terms of an Employee Matters Agreement into which Pentair and our company intends to enter in connection with the separation, as more fully described in “Certain Relationships and Related Person Transactions—Agreements with Pentair—Employee Matters Agreement.”

Administration of the 2018 Plan

The Compensation Committee of the board of directors will administer the 2018 Plan with respect to participants other than non-employee directors. The non-employee directors of the board (or a committee of non-employee directors appointed by the board) will administer the 2018 Plan with respect to non-employee director participants. We refer to the Compensation Committee with respect to employee and consultant participants and the non-employee members of the board with respect to non-employee director participants as the “Administrator.” Subject to the express provisions of the 2018 Plan, the Administrator has full discretionary authority to:

•	interpret the provisions of the 2018 Plan and any award agreement issued under the 2018 Plan;

•	make, change and rescind rules and regulations relating to the 2018 Plan;

•	correct any defect, supply any omission or reconcile any inconsistency in the 2018 Plan, any award or any award agreement; and

•	make all other determinations necessary or advisable for the administration of the 2018 Plan.

The determinations the Administrator makes or takes under the provisions of the 2018 Plan are final and binding. The board of directors may delegate some or all of its authority under the 2018 Plan to a committee or to one or more officers of our company, and the Compensation Committee may delegate some or all of its authority under the 2018 Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to share-based awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, unless the delegation is to a committee of the board of directors that consists only of outside directors.

Eligibility and Participation

The Administrator may grant awards under the 2018 Plan to:

•	any key managerial, administrative or professional employee of ours or our affiliates;

•	consultants who provide services to us or our affiliates other than as an employee or director; or

•	a director, including a non-employee director;

provided, however, that only employees of ours or our subsidiaries may receive grants of incentive stock options. The Administrator may grant awards alone or in addition to, in tandem with, or (subject to the 2018 Plan’s prohibitions on repricing) in substitution for any other award (or any other award granted under another plan of ours or our affiliates). There are expected to be approximately 10 officers, 400 employees and 9 non-employee directors who will be eligible to participate in the 2018 Plan.

Shares Subject to the 2018 Plan

The 2018 Plan provides that we may issue up to 6,500,000 of our ordinary shares with respect to awards granted under the 2018 Plan, all of which may be issued on the exercise of incentive stock options, in each case subject to adjustment in the event of specified adjustments in our capitalization. See “Adjustments in Capitalization.”

The number of shares reserved under the 2018 Plan will be depleted by the maximum number of shares to which the award relates. Notwithstanding the foregoing, in no event shall any Substitute Award or an award that is valued in relation to a share but that may only be settled in cash deplete the shares reserved under the 2018 Plan.

To the extent (i) an award granted under the 2018 Plan expires, is canceled or terminates without the issuance of shares under the award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) shares are forfeited under an award or (iv) shares are issued under any award and we subsequently reacquire them pursuant to rights reserved upon the issuance of the shares, then those shares will be credited to the 2018 Plan’s reserve in the same number as they depleted the reserve and may be used for new awards under the 2018 Plan. Shares recredited to the 2018 Plan’s reserve pursuant to clause (iv) in the preceding sentence, however, may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event will the following shares be recredited to the 2018 Plan’s reserve: (1) shares purchased by our company using proceeds from option exercises; (2) shares tendered or withheld in payment of the exercise price of an option or as a result of the net settlement in shares of an outstanding stock appreciation right; or (3) shares tendered or withheld to satisfy federal, state or local tax withholding obligations.

Adjustments in Capitalization

If (1) we are at any time involved in a merger or other transaction in which our ordinary shares are changed or exchanged, (2) we subdivide or combine our ordinary shares or declare a dividend payable in our ordinary shares, other securities or other property, (3) we effect a cash dividend, the amount of which, on a per-share basis, exceeds ten percent of the fair market value of a share at the time the dividend is declared, or we effect any other dividend or other distribution on our ordinary shares in the form of cash, or a repurchase of shares, that the board of directors determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our ordinary shares, or (4) any other event occurs, which, in the judgment of the board of directors or the Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2018 Plan, then the Administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2018 Plan and subject to certain provisions of the Code, adjust as applicable:

•	the number and type of shares subject to the 2018 Plan and which may, after the event, be made the subject of awards;

•	the number and type of shares subject to outstanding awards;

•	the grant, purchase or exercise price with respect to any award; and

•	the performance goals of an award.

In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares otherwise reserved or available under the 2018 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate. The number of shares subject to any award payable or denominated in shares must always be a whole number, and any fractional share resulting from an adjustment such as those described above will be rounded down to the nearest whole share. Previously granted stock options or stock appreciation rights are subject only to such adjustments as are necessary to maintain their relative proportionate interest and to preserve, without exceeding, the value of such stock options or stock appreciation rights.

Stock Options

Grant. Subject to the terms of the 2018 Plan, the Administrator will determine all terms and conditions of any stock options that it grants, including the number of options granted, whether an option is to be an incentive stock option or non-qualified stock option, and the date of grant, which may not be prior to the date of the Administrator’s approval of the grant.

Option Price. The Administrator will determine the exercise price per share, which may not be less than the fair market value of a common share on the date the Administrator grants the stock option. The Administrator will determine the fair market value of a share on any date using the methods or procedures set forth in the 2018 Plan.

Exercise Terms. The Administrator will determine the terms and conditions of exercise of each stock option.

Term. The Administrator will determine the term of each stock option, except that an option must terminate no later than ten years after the grant date.

Payment Terms. The stock option exercise price, applicable withholding taxes due upon exercise or both may, subject to the terms and conditions of the award, be payable in cash or its equivalent, by tendering shares of previously acquired ordinary shares having a fair market value at the time of exercise equal to the exercise price, by a combination of the two, or by any “net exercise” or similar procedure that the Administrator establishes under the 2018 Plan.

Special Provisions Applicable to Incentive Stock Options. If an option is an incentive stock option, the following additional provisions apply: (1) if the incentive stock option is granted to an eligible employee who owns more than ten percent of the total combined voting power of all classes of stock then issued by us or a subsidiary, the option must have an exercise price at least equal to 110% of the fair market value of our ordinary shares on the date of grant and must terminate no later than five years after the date of grant and (2) if the aggregate fair market value of the shares subject to the portion of the option that becomes exercisable during a calendar year exceeds $100,000, then the option will be treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

Stock Appreciation Rights

Grant. Subject to the terms of the 2018 Plan, the Administrator will determine all terms and conditions of stock appreciation rights that it grants. A stock appreciation right is the right of a participant to receive cash, and/or ordinary shares with a fair market value, in an amount equal to the appreciation of the fair market value of a share during a specified period of time. The Administrator will determine whether a stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares to which the stock appreciation right relates; and the date of grant, which will not be prior to the date of the Administrator’s approval of the grant.

Grant Price. The Administrator will determine the grant price per share of any stock appreciation right, provided that the grant price may not be less than the fair market value of the ordinary shares subject to the stock appreciation right on the date of grant. The Administrator will determine the fair market value of a share on any date using the methods or procedures set forth in the 2018 Plan.

Exercise and Settlement Terms. The Administrator will determine the terms and conditions of exercise or maturity of each stock appreciation right. The Administrator will determine whether the stock appreciation right will be settled in cash, ordinary shares, or a combination of cash and ordinary shares.

Term. The Administrator will determine the term of each stock appreciation right, provided that the stock appreciation right must terminate no later than ten years after the grant date.

Performance Units and Stock Awards

Grant. Subject to the terms of the 2018 Plan, the Administrator will determine all terms and conditions of any shares of restricted stock, restricted stock units, deferred stock rights, performance shares or performance units that it grants. Restricted stock means shares that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share. Deferred stock right means the right to receive shares or shares of restricted stock at some future time. Performance share means the right to receive shares, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares, to the extent performance goals are achieved.

The Administrator will determine the number of shares and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; the period of restriction with respect to restricted stock or restricted stock units and the period of deferral for deferred stock rights; the performance period for performance awards, which must be at least one year for share-based awards; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares; and, with respect to performance units, whether the awards will settle in cash, in shares, or in a combination of the two.

Restrictions. During the time restricted stock is subject to a restriction period, the participant will have all of the rights of a shareholder, including the right to vote the shares of restricted stock and, unless the Administrator otherwise provides, the right to receive dividends paid on the shares of restricted stock. However, these dividends will either, at the discretion of the Committee, (i) be automatically reinvested as additional shares of restricted stock that shall be subject to the same terms and conditions, including the restriction period, as the original grant of restricted stock, or (ii) be paid out in cash at the same time and to the same extent that the underlying shares of restricted stock vest.

Lapse of Restrictions. Except as otherwise provided in the 2018 Plan, at such time as all restrictions applicable to an award of restricted stock, deferred stock rights or restricted stock units are met and the restriction period expires, ownership of the stock subject to such restrictions will be transferred to the participant free of all restrictions except those that may be imposed by applicable law; provided that if restricted stock units are paid in cash, said payment will be made to the participant after all applicable restrictions lapse and the restriction period expires.

Annual Incentive Awards

An annual incentive award is the right to receive a cash payment to the extent performance goals are achieved or other requirements are met or as otherwise provided in the 2018 Plan. Subject to the terms of the 2018 Plan, the Administrator will determine all terms and conditions of any annual incentive award that it grants, including but not limited to the performance goals, performance period, the potential amount payable, and the timing and conditions for the receipt of payment. Nothing in the 2018 Plan precludes our company from granting a cash inventive payment outside of the terms of the 2018 Plan.

Dividend Equivalent Units

Grant. Subject to the terms of the 2018 Plan, the Administrator may grant, and will determine all terms and conditions of, dividend equivalent units. A dividend equivalent unit is the right to receive a payment, in cash or shares, equal to the cash dividends or other distributions paid with respect to a share.

Payment and Settlement. The Administrator will determine whether the dividend equivalent unit will be settled in cash or shares, provided that dividend equivalent units may be granted only in tandem with a “full value” award. Additionally, dividend equivalent units must be paid at the same time and to the same extent as payment is made with respect to the underlying award to which they relate.

Other Awards

Grant. Subject to the terms of the 2018 Plan, the Administrator may grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares, either alone or in addition to or in conjunction with other awards under the 2018 Plan, and payable in shares or cash. The awards may include unrestricted ordinary shares, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares from us.

Terms. The Administrator will determine all terms and conditions of stock-based awards, including the time or times at which the award will be made and the number of shares to be granted pursuant to the award or to which the award will relate, except that any award that provides for purchase rights may not have a purchase price of less than the fair market value of our ordinary shares on the date of the award, and any award which provides for dividend equivalent units must comply with the terms applicable to dividend equivalent units set forth in the 2018 Plan.

Change of Control

Except to the extent an applicable employment, retention, change of control, severance or similar agreement provides more favorable treatment to a participant, and unless the Administrator or an award agreement provides otherwise, in the event of a change of control of our company:

•	each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and, unless otherwise determined by the board of directors or the Compensation Committee, all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the Administrator) of the shares covered by the stock option or stock appreciation right over the purchase or grant price of the shares under the award;

•	restricted stock, restricted stock units and deferred stock rights (that are not performance awards) that are not vested will vest;

•	all performance awards that are earned but not yet paid will be paid;

•	all performance awards (other than annual incentive awards) for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals (at 100% of the target) had been met at the time of the change of control;

•	all annual incentive awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the awards, determined by using the participant’s annual base salary rate as in effect immediately before the change of control and by assuming the performance goals for the period have been fully achieved;

•	all dividend equivalent units that are not vested will vest (to the same extent as the award granted in tandem with the dividend equivalent unit, if applicable) and be paid in cash; and

•	all other awards that are not vested will vest and if an amount is payable under the vested award, then this amount will be paid in cash based on the value of the award.

Effect of Termination on Awards

Except as otherwise provided by the Administrator in an award document or determined by the Administrator at or prior to the time of termination of a participant’s service, the termination of a participant’s service with our company and our affiliates as an employee or director for the reasons described below will have the following consequences. However, notwithstanding anything in the 2018 Plan to the contrary, the Administrator may accelerate the vesting, restriction period or performance period of an award, in connection with a participant’s death, disability, retirement or covered termination (certain of these terms are defined in the 2018 Plan). A covered termination is a termination by us without cause, or for board-appointed officers, a termination by the participant for “good reason.”

Termination of Employment or Service. If a participant’s service ends for any reason other than a termination by us for cause, retirement, death, disability or a covered termination (again, certain of these terms are defined in the 2018 Plan) then:

•	All options or stock appreciation rights that are not vested on the date the participant’s service ends will be forfeited immediately, and all options or stock appreciation rights that are vested will be exercisable until the earlier of 90 days following the participant’s termination date and the expiration date of the options or stock appreciation rights as set forth in the applicable award agreement. Upon such earlier date, all options or stock appreciation rights then unexercised will be forfeited.

•	All other awards made to the participant, to the extent not yet earned, vested or paid, will terminate no later than the participant’s last day of service.

Retirement or Covered Termination. Upon the retirement of a participant (as defined in the 2018 Plan)or covered termination of a participant who is not a corporate officer or non-employee director:

•	All options and stock appreciation rights that are not vested on the date of such termination will vest on a prorated basis (to the extent not already vested), based on the portion of the vesting period that the participant has completed at the time of retirement or covered termination, and all options or stock appreciation rights that are vested will be exercisable until the earlier of the first anniversary of the participant’s retirement or covered termination date and the expiration date of the option or stock appreciation right. Upon such earlier date, all options and stock appreciation rights then unexercised will be forfeited.

•	All restricted stock, restricted stock units and deferred stock rights (that are not performance awards or for which any performance goals have been satisfied) will vest on a prorated basis, based on the portion of the restriction or deferral period, as applicable, which the participant has completed at the time of retirement or covered termination, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.

•	All performance awards, including annual incentive awards, will be paid in either unrestricted shares of stock or cash, as the case may be, as if the performance goals established for such awards had been met at target, but prorated based on the portion of the performance period which the participant has completed at the time of retirement or covered termination.

Retirement or Covered Termination of Corporate Officer. If a participant who is a board-appointed corporate officer retires after age 60 or experiences a covered termination, then:

•	All options or stock appreciation rights will remain outstanding (and continue to vest in accordance with the terms of the award as if the participant had continued in employment or service) until the earlier of the expiration date of the award and the fifth anniversary of the participant’s retirement or covered termination date. The extension will result in the conversion of an incentive stock option to a nonqualified stock option to the extent required under the Code. Upon such earlier date, all options or stock appreciation then unexercised will be forfeited.

•	All restricted stock, restricted stock units and deferred stock rights (that are not performance awards or for which any performance goals have been satisfied) will be immediately vested, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.

•	All performance awards, including annual incentive awards, will be paid in either unrestricted shares or cash, as the case may be, following the end of the performance period and based on achievement of the performance goals established for the awards, as if the participant had not retired or experienced a covered termination.

Retirement of Non-Employee Director. If a participant who is a non-employee director retires pursuant to the terms of the 2018 Plan, then:

•	All options or stock appreciation rights will remain outstanding (and will continue to vest in accordance with the terms of the award as if the participant had continued in employment or service) until the earlier of the expiration date of the award and the fifth anniversary of the participant’s retirement date. Upon such earlier date, all options and stock appreciation rights then unexercised will be forfeited.

•	All restricted stock, restricted stock units and deferred stock rights (that are not performance awards or for which any performance goals have been satisfied) will be immediately vested, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.

•	All performance awards, including annual incentive awards, will be paid in either unrestricted shares or cash, as the case may be, following the end of the performance period and based on achievement of the performance goals established for such awards, as if the participant had not retired.

Death or Disability. If a participant’s service with our company and our affiliates ends due to death or disability (as defined in the 2018 Plan), then:

•	All options and stock appreciation rights will vest immediately and will be exercisable until the earlier of the first anniversary of the date the participant’s service ends and the expiration date of the option or stock appreciation right. Upon such earlier date, all options and stock appreciation rights then unexercised will be forfeited.

•	All restricted stock, restricted stock units and deferred stock rights (that are not performance awards or for which any performance goals have been satisfied) will be immediately vested, and any other terms and conditions applicable to such awards will be deemed to have lapsed or otherwise been satisfied.

•	All performance awards, including annual incentive awards, will be paid in either unrestricted shares of stock or cash, as the case may be, following the end of the performance period and based on achievement of the performance goals established for such awards, as if the participant had not terminated service.

Termination for Cause. If we terminate a participant’s service with our company and our affiliates for cause (as defined in the 2018 Plan), then all awards and grants of every type, whether or not vested, will terminate no later than the participant’s last day of service.

Other Stock-Based Awards. The Administrator will have the discretion to determine, at the time an award is made, the effect on other awards of a participant’s termination of service.

Certain Limits on Transfer and Exercise of Awards

Awards granted under the 2018 Plan are not transferable other than by will or the laws of descent and distribution, unless the Administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death or the transfer constitutes a permitted transfer under the 2018 Plan. Notwithstanding the foregoing, vested or earned awards may be transferred without the Administrator’s pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a “domestic relations order” as defined in Section 414(p) of the Code; provided, however, that no such transfer will be allowed with respect to incentive stock options if such transferability is not permitted by Code Section 422. Each award, and each right under any award, is exercisable during the lifetime of the participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative or by a permitted transferee under the 2018 Plan.

Repricing and Backdating Prohibited

Neither the Administrator nor any other person may (1) amend the terms of outstanding options or stock appreciation rights to reduce the exercise or grant price of such outstanding options or stock appreciation rights; (2) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise or grant price that is less than the exercise price of the original options or stock appreciation rights; or (3) cancel outstanding options or stock appreciation rights with an exercise or grant price above the current share price in exchange for cash or other securities. In addition, the Administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the Administrator takes action to approve the award.

Recoupment and Cancellation of Awards

Any awards granted under the 2018 Plan, and any shares issued or cash paid pursuant to an award, will be subject to any recoupment, clawback, equity holding, stock ownership or similar policies that we adopt from time to time or that are made applicable by law, regulation or listing standards to us from time to time. Unless an award agreement specifies otherwise, the Administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the 2018 Plan.

Foreign Participation

To assure the viability or the favorable tax or accounting treatment of awards granted to participants employed or residing in countries other than the U.S. or Switzerland, the Administrator may provide for special terms as it may consider necessary to accommodate differences in local law, tax policy, applicable accounting standards or custom. Moreover, the Administrator may approve supplements to, or amendments, restatements or alternative versions of, the 2018 Plan as it determines necessary or appropriate for these purposes. Any amendment, restatement or alternative versions that the Administrator approves for purposes of using the 2018 Plan in a foreign country will not affect the terms of the 2018 Plan for any other country.

If an award is or becomes subject to Section 457A of the Code such that the value of the award would be taxable to the participant under Section 457A in the year such award vests, then the amount payable or shares issuable under the award will generally be paid or issued to the participant as soon as practicable after the vesting date notwithstanding any contrary provisions in the 2018 Plan or the document evidencing the award.

Amendment and Termination of the 2018 Plan

The board of directors or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2018 Plan at any time, except:

•	the board of directors must approve any amendment to the 2018 Plan if we determine the approval is required by prior action of the board, applicable corporate law or any other applicable law;

•	shareholders must approve any amendment to the 2018 Plan if we determine that the approval is required by Section 16 of the Securities Exchange Act of 1934, the listing requirements of any principal securities exchange or market on which our ordinary shares are then traded, or any other applicable law; and

•	shareholders must approve any amendment to the 2018 Plan that materially increases the number of shares reserved under the 2018 Plan or the incentive stock option award limits set forth in the 2018 Plan, that expands the group of individuals that may become participants under the 2018 Plan, or that diminishes the provisions on repricing or backdating stock options and stock appreciation rights.

Subject to the terms of the 2018 Plan, the Administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The Administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2018 Plan or the modification of an award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our ordinary shares are then traded, or to preserve favorable accounting or tax treatment of any award for us, or to the extent the Administrator determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person as may then have an interest in the award.

The authority of the Administrator to modify the 2018 Plan or terminate or modify any awards will extend beyond the termination date of the 2018 Plan to the extent necessary to administer awards outstanding on the date of the 2018 Plan’s termination. In addition, termination of the 2018 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2018 Plan except as they may lapse or be terminated by their own terms and conditions.

Duration of the 2018 Plan

Unless earlier terminated by the board of directors, the 2018 Plan will remain in effect until the date all shares reserved for issuance under the 2018 Plan have been issued. If the term of the 2018 Plan extends beyond ten years from the effective date, no incentive stock options may be granted after that time unless our shareholders have approved an extension of the 2018 Plan for such purpose.

Certain U.S. Federal Income Tax Consequences

The following summarizes certain United States federal income tax consequences relating to the 2018 Plan. The summary is based upon the laws and regulations in effect as of the date of this information statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2018 Plan will vary depending upon the specific facts and circumstances involved. Participants should consult with their own tax advisors with respect to the tax consequences of participating in the 2018 Plan.

Stock Options

The grant of a stock option under the 2018 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the ordinary shares acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the 2018 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2018 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted stock unit is made under the 2018 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Annual Incentive Awards

A participant who is paid an annual incentive award will generally recognize ordinary income equal to the amount of cash paid, and we will generally be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or ordinary shares paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay to “covered employees” to $1.0 million per year per individual. Our “covered employees” include our Chief Executive Officer, our Chief Financial Officer, our three other highest paid officers, and any individuals who were “covered employees” in any taxable years following December 31, 2016. Compensation payable under awards granted under the 2018 Plan will count towards the $1.0 million annual deduction limit, unless such awards are considered to be paid under awards that were legally binding and in effect as of November 2, 2017 and are not materially modified after such date.

Code Section 409A

Awards under the 2018 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties.

We have sought to structure the 2018 Plan, and we intend to administer the 2018 Plan, to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to awards that constitute nonqualified deferred compensation within the meaning of Code Section 409A. The provisions of Code Section 409A are incorporated by reference into the 2018 Plan and in each award to the extent necessary for any award that is subject to Code Section 409A to comply with that section of the Code. To the extent that we determine that a participant would be subject to the additional tax imposed pursuant to Code Section 409A as a result of any provision of any award granted under the plan, that provision will be interpreted, or deemed amended, to the minimum extent necessary to avoid application of the additional tax. The nature of the amendment will be determined by the Committee. More information on Code Section 409A is below.

DIRECTOR COMPENSATION

Following the separation, the compensation of our non-employee directors will be determined by our board of directors upon the recommendation of the Governance Committee. It is anticipated that such compensation will consist of an equity award, annual cash retainer and, for some positions, a supplemental cash retainer. We will not provide directors who are also our employees any additional compensation for serving as a director.

The cash annual retainers for non-employee directors’ service on the board of directors and board committees are expected to be as follows:

Board Retainer	$80,000
Chairman of the Board Supplemental Retainer	$140,000
Lead Director Supplemental Retainer	$30,000
Audit and Finance Committee Chair Supplemental Retainer	$20,000
Compensation Committee Chair Supplemental Retainer	$15,000
Governance Committee Chair Supplemental Retainer	$12,000
Audit and Finance Committee Retainer	$12,500
Other Committee Retainer (per Committee)	$7,500

Non-employee directors are expected to also receive an annual equity grant with a value of $130,000 consisting of restricted stock units. Restricted stock units will vest on the first anniversary of the grant date and represent the right to receive one nVent ordinary share upon vesting and include one dividend equivalent unit, which will entitle the holder to all cash dividends declared on an nVent ordinary share from and after the date of grant.

It is anticipated that non-employee directors will be expected to acquire and hold nVent ordinary shares or stock equivalents having a value equal to five times the annual retainer for non-employees within five years after election or appointment to our board of directors.

We also expect to reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or board committee or meetings of our shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Pentair

Following the separation and distribution, nVent and Pentair will operate separately, each as an independent public company. nVent will enter into a separation and distribution agreement with Pentair, which is referred to in this information statement as the separation and distribution agreement. In connection with the separation, nVent will also enter into various other agreements to effect the separation and provide a framework for its relationship with Pentair after the separation, such as a tax matters agreement, a transition services agreement and an employee matters agreement. These agreements will provide for the allocation between nVent and Pentair of Pentair’s assets, employees, liabilities and obligations (including its property, tax matters, environmental matters and employee benefit matters) attributable to periods prior to, at and after the distribution of nVent ordinary shares and will govern certain relationships between nVent and Pentair after the separation and distribution. The agreements listed have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Separation and Distribution Agreement

The following discussion summarizes the material provisions of the separation and distribution agreement that will be entered into between nVent and Pentair. The separation and distribution agreement sets forth, among other things, nVent’s agreements with Pentair regarding the principal transactions necessary to separate nVent from Pentair. It also sets forth other agreements that will govern certain aspects of nVent’s relationship with Pentair after the distribution date.

Transfer of Assets and Assumption of Liabilities

The separation and distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of nVent and Pentair as part of the separation of Pentair into two companies, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement will provide, among other things, that, subject to the terms and conditions contained therein:

•	certain assets related to the Electrical business, referred to as the nVent assets, will be transferred to nVent or one of its subsidiaries, including:

•	assets that are expressly designated as assets to be transferred to nVent or its subsidiaries;

•	contracts that relate primarily to the Electrical business (excluding certain contracts that will be shared between nVent and Pentair);

•	equity interests of certain Pentair subsidiaries that hold assets and liabilities primarily related to the Electrical business;

•	assets that are included in the nVent pro forma balance sheet, which appears in the section entitled “Unaudited Pro Forma Combined Financial Statements;”

•	the intellectual property, software and technology that are used primarily in the Electrical business;

•	information that is primarily related to the nVent assets, the nVent liabilities, the Electrical business or the nVent subsidiaries;

•	rights of nVent or one of its subsidiaries under any shared policies;

•	cash or cash equivalents of nVent or one of its subsidiaries; and

•	in general, all other assets that are used primarily in the Electrical business.

•	certain liabilities related to the Electrical business, referred to as the nVent liabilities, will be transferred to nVent or one of its subsidiaries, including:

•	liabilities to the extent relating to the Electrical business or the nVent assets;

•	liabilities that are expressly designated as liabilities to be transferred to nVent or its subsidiaries;

•	liabilities relating to the financing arrangements that nVent will enter into in connection with the separation;

•	liabilities relating to certain nVent discontinued operations;

•	liabilities that are included in the nVent pro forma balance sheet, which appears in the section entitled “Unaudited Pro Forma Combined Financial Statements;”

•	liabilities relating to outstanding nVent indebtedness; and

•	liabilities for claims made by Pentair or nVent’s respective directors, officers, shareholders, employees, agents, subsidiaries or affiliates against either nVent or Pentair or any of their respective subsidiaries to the extent relating to the Electrical business.

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither nVent nor Pentair will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any consents, notifications or approvals required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either nVent or Pentair, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to nVent or Pentair, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, nVent or Pentair, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse nVent or Pentair, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Distribution

The separation and distribution agreement governs the rights and obligations of the parties regarding the distribution. On the distribution date, nVent will issue its ordinary shares to Pentair shareholders on a pro rata basis, one nVent ordinary share for each Pentair ordinary share held as of the close of business on the record date of April 17, 2018. Shareholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

The separation and distribution agreement will provide that the distribution is subject to satisfaction of certain conditions described under “The Separation—Conditions to the Distribution.” Pentair has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Settlement of Trade Accounts between nVent and Pentair

The separation and distribution agreement will provide that all intercompany ordinary course trade receivables and payables that are outstanding as of the distribution that are reflected in the books and records of nVent or Pentair as to which there are no third parties and that are between nVent or a wholly owned nVent subsidiary, on the one hand, and Pentair or a wholly owned Pentair subsidiary, on the other hand, will generally be repaid, settled or otherwise eliminated as promptly as practicable after the distribution in a manner determined by Pentair.

Cash Transfer to Pentair

In connection with the separation, nVent Finance has entered into certain financing arrangements pursuant to which we expect to have approximately $1.0 billion of indebtedness upon completion of the separation. See “Description of Material Indebtedness.” In connection with the separation, nVent Finance will transfer to Pentair all cash in excess of $50.0 million of nVent and its subsidiaries, including cash from the net proceeds of this indebtedness, as consideration for the contribution of the assets of the Electrical business to nVent Finance by Pentair. We expect that Pentair will use the proceeds of such cash transfer to repay certain outstanding debt of Pentair.

Claims

In general, each party to the separation and distribution agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation and distribution agreement will provide that nVent and its affiliates will release and discharge Pentair and its affiliates from all liabilities assumed by nVent as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to nVent’s business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement. Pentair and its affiliates will release and discharge nVent and its affiliates from all liabilities retained by Pentair and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation and distribution agreement, the tax matters agreement, the transition services agreement, the employee matters agreement and certain other agreements, including the transfer documents in connection with the separation.

Indemnification

In the separation and distribution agreement, nVent will agree to indemnify, defend and hold harmless Pentair, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of nVent, any of its subsidiaries or any other person to pay, perform or otherwise promptly discharge any nVent liabilities or nVent contract, in accordance with their respective terms;

•	the Electrical business, any nVent liability or any nVent contract;

•	any breach by nVent or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement of a material fact in the registration statement, this information statement or any similar disclosure document.

Pentair will agree to indemnify, defend and hold harmless nVent, each of its affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of Pentair, any of its subsidiaries or any other person to pay, perform or otherwise promptly discharge any Pentair liabilities or Pentair contract, in accordance with their respective terms;

•	the Pentair business, any Pentair liability or any Pentair contract; and

•	any breach by Pentair or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements.

The separation and distribution agreement also will establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation and distribution agreement will describe the parties’ rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims.

Intellectual Property

The separation and distribution will provide that each of nVent and Pentair will cooperate with each other in the defense of any infringement or similar claim with respect to any intellectual property and will not claim to acknowledge, or permit any of its respective subsidiaries to acknowledge, the validity or infringing use of any intellectual property of a third person in a manner that would hamper or undermine the defense of such infringement or similar claim.

Further Assurances

In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, both nVent and Pentair will agree in the separation and distribution agreement to use reasonable best efforts, prior to, on and after the effective time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation and distribution agreement will contain provisions that govern, except as otherwise provided in the transfer documents, the resolution of disputes, controversies or claims that may arise between nVent and Pentair related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management of nVent and Pentair and then to nonbinding mediation. If such efforts are not successful, either nVent or Pentair will be able to submit the dispute, controversy or claim to litigation, subject to the provisions of the separation and distribution agreement.

Termination

The separation and distribution agreement will provide that it may be terminated and the separation and distribution may be modified or abandoned at any time prior to the distribution date in the sole and absolute discretion of Pentair. In the event of a termination of the separation and distribution agreement, no party (nor any of its directors, officers, or employees) will have any liability or further obligation to any other party. After the distribution, the separation and distribution agreement may not be terminated except by an agreement in writing signed by a duly authorized representative of nVent and Pentair.

Expenses

Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution incurred on or prior to the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost or expense.

Other Provisions of the Agreement

Other matters governed by the separation and distribution agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

In connection with the distribution, nVent and Pentair will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to the allocation of tax liabilities, the preparation and filing of tax returns, tax payments, the parties’ entitlements to tax refunds, the parties’ maintenance of the tax-free status of the distribution and certain related transactions, the control of audits, and other tax proceedings, assistance, and cooperation with respect to tax matters, the maintenance of tax-related records and other tax-related activities.

In addition, the tax matters agreement will impose certain restrictions on nVent and its subsidiaries (including restrictions on business combinations, sales of assets, liquidations, share issuances or repurchases, and modifications of the voting rights of shares, among others) that could prevent nVent from pursuing strategic or other transactions that may maximize the value of its business. The tax matters agreement will provide special rules allocating tax liabilities in the event the distribution, together with certain related transactions, is not treated as tax-free. In general, under the tax matters agreement, each of Pentair and nVent will be responsible for taxes that arise from the failure of the distribution and certain related transactions to qualify as transactions that are tax-free, under the laws of the U.S. or other applicable countries, to the extent that such failure to qualify is attributable to the actions, events or transactions related to each party’s respective shares, assets, or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. These restrictions and obligations may discourage, delay or prevent a change of control that the shareholders of nVent may consider favorable. Additionally, though valid as between nVent and Pentair, the tax matters agreement is not binding on the IRS or any other tax authority. Furthermore, regardless of the manner in which tax liabilities for the taxable year of the distribution and for prior taxable years are allocated between Pentair and nVent under the tax matters agreement, the U.S. subsidiaries of nVent that were subsidiaries of Pentair before the distribution will generally be jointly and severally liable for any U.S. federal consolidated income taxes imposed for any such taxable year on U.S. corporations that remain subsidiaries of Pentair after the distribution.

Transition Services Agreement

nVent and Pentair will enter into a transition services agreement in connection with the separation pursuant to which nVent and Pentair and their respective affiliates will provide each other, on an interim, transitional basis, various services, including information technology, employee benefits administration, payroll administration and real estate management and related services. The agreed-upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for such transition service by the party providing the service.

The services generally will commence on the distribution date and terminate upon the earlier to occur of (1) 24 months following the distribution date or (2) the mutual written agreement of nVent and Pentair to terminate the transition services agreement. The receiving party may terminate certain specified services by giving prior written notice to the provider of such services and paying specified wind-down charges.

Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges actually paid to such party by the other party pursuant to the transition services agreement during the preceding six months. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any special, indirect, incidental, punitive or consequential damages.

Employee Matters Agreement

nVent and Pentair will enter into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee and non-employee director compensation and benefit plans and programs, and other related matters. In connection with the separation, Pentair intends to transfer the employment of certain of its employees involved in the Electrical business to an entity within the nVent control group. The employee matters agreement will govern Pentair’s and nVent’s compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of both Pentair and nVent.

Employee Benefits

It is anticipated that following the separation, nVent employees will continue to participate in most of Pentair’s employee benefit plans (other than Pentair’s equity compensation plans and Pentair’s nonqualified retirement and deferred compensation plans for the benefit of its executives) through December 31, 2018. nVent will be liable for all employer contributions that accrue after the separation with respect to nVent employees, and will pay its allocable share of plan administrative expenses incurred after the separation and before January 1, 2019. No later than January 1, 2019, nVent will have in place nVent benefit plans, and nVent employees will be eligible to participate in such plans in accordance with the terms and conditions of nVent’s plans as in effect from time to time.

nVent currently intends to have nonqualified retirement and deferred compensation plans in place for its executives at the time of the separation that generally mirror the terms of Pentair’s nonqualified plans. nVent intends to assume all liabilities under the Pentair nonqualified plans accrued as of the separation for each nVent employee that participated in the Pentair plans. nVent will also assume the liabilities for deferred compensation benefits of those non-employee directors who are appointed to the nVent board and who have accrued benefits under the Pentair deferred compensation plan for non-employee directors. It is currently anticipated that after the separation, no nVent employee or non-employee director will be eligible for benefits under any of Pentair’s nonqualified plans.

nVent also currently intends to have equity compensation plans in place at the time of separation, including an employee stock purchase plan, that generally mirrors the terms of Pentair’s equity compensation plans.

In general, it is also anticipated that nVent employees will receive credit for service with Pentair prior to the separation under each of nVent’s employee benefit plans.

Treatment of Equity Compensation

It is currently contemplated that outstanding equity awards (including stock options, restricted stock units and performance share units) granted under the Pentair equity compensation plans prior to May 9, 2017 generally will be converted into adjusted awards relating to ordinary shares of both Pentair and nVent, and that awards granted on or after May 9, 2017 generally will be converted into an adjusted award of the company, whether nVent or Pentair, that will employ the award holder immediately after the separation. The awards will be adjusted so that the value of the awards immediately before and immediately after the separation are substantially the same. The vesting schedule for all outstanding awards will not be impacted by the separation, and continued employment with, or service to, Pentair or nVent following the separation, as applicable, will be treated as continued employment with or service to both Pentair and nVent.

Stock Options

The employee matters agreement will provide that all Pentair stock options granted before May 9, 2017 generally will be converted into two stock options at the time of the separation: an adjusted Pentair stock option and an nVent stock option. The exercise price and number of shares subject to each such stock option will be adjusted so that the aggregate value of the two awards preserves the intrinsic value of the original Pentair stock option, as measured immediately before and immediately after the separation.

Pentair stock options granted after May 9, 2017 and held by an individual who will be employed by, or provide services to, Pentair immediately following the separation generally will be converted into an adjusted Pentair stock option, with the number of shares and exercise price adjusted to preserve the aggregate intrinsic value of the original Pentair stock option. Pentair stock options granted after May 9, 2017 and held by an individual who will become employed by, or provide services to, nVent immediately following the separation generally will be converted into an nVent stock option, with the number of shares and exercise price of such awards set to preserve the aggregate intrinsic value of the original Pentair stock option.

Restricted Stock Units

Holders of outstanding Pentair restricted stock unit awards that were granted prior to May 9, 2017 generally will retain those awards and also receive a corresponding nVent restricted stock unit award covering a number of nVent ordinary shares that reflects the distribution to Pentair shareholders, determined by applying the distribution ratio to the shares underlying the Pentair award as though the restricted stock units were actual shares of Pentair.

Pentair restricted stock unit awards granted after May 9, 2017 generally will be converted into restricted stock awards of the company that employs the award holder immediately after the separation. For individuals who will remain employed by, or provide services to, Pentair following the separation, each outstanding Pentair restricted stock unit award will be converted into an adjusted Pentair restricted stock unit award, with the number of shares of Pentair stock subject to each award adjusted to preserve the value of the original Pentair award. For those individuals who will be employed by, or provide services to, nVent immediately following the separation, each outstanding Pentair restricted stock unit award will be converted into an nVent restricted stock unit award, with the number of shares of nVent stock subject to each award determined so as to preserve the value of the original Pentair award.

Performance Share Units

With respect to all Pentair performance share unit awards, regardless of when granted, the Pentair Compensation Committee will determine the extent to which the performance goal(s) established for such awards will be considered satisfied at the time of the separation based on the trend of the achievement of the performance goal(s) and the number of performance share units that have been earned based on the level of achievement of such goals. Any such performance share units that are not earned at the time of the separation will be forfeited.

Each earned performance share unit will become a restricted stock unit at the time of the separation, although vesting will occur at the end of the original performance period or at such earlier times as were provided under the terms of the original performance share unit award. All such performance share units that become restricted stock units will be treated in the same manner as a Pentair restricted stock unit award, as described above, depending on the date of grant of the original award.

Policies and Procedures Regarding Related Person Transactions

It is expected our board of directors will adopt written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” will be defined to mean any of our directors, executive officers or 5 percent shareholders or any of their immediate family members; and

•	a “related person transaction” will be defined to mean a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

The policies and procedures will provide that potential related person transactions must be disclosed in the manner required in our articles of association and be brought to the attention of the Governance Committee directly or to the general counsel for transmission to the Committee. Disclosure to the Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Committee’s decision whether to approve or ratify a related person transaction will be made in light of a number of factors, including the following:

•	whether the terms of the related person transaction are fair to nVent and on terms at least as favorable as would apply if the other party had no affiliation with any of our directors, executive officers or 5 percent shareholders;

•	whether there are demonstrable business reasons for nVent to enter into the related person transaction;

•	whether the related person transaction could impair the independence of a director under our Corporate Governance Principles’ standards for director independence to be adopted by our board of directors; and

•	whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship and any other factors the Committee deems relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the distribution for U.S. Holders (as defined below). The following summary is based upon the Code, U.S. Treasury regulations, rulings of the IRS, and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Pentair ordinary shares that is (a) an individual who is a citizen of the U.S. or who is resident in the U.S. for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the U.S., any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust (i) whose administration is subject to the primary supervision of a court within the U.S. and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns Pentair ordinary shares, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary.

This summary does not address all tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, and does not address the consequences to U.S. Holders subject to special treatment under the U.S. federal income tax laws, including but not limited to the following:

•	dealers or traders in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	banks, financial institutions, or insurance companies;

•	tax-exempt entities;

•	real estate investment trusts or regulated investment companies;

•	persons who acquired Pentair ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons who own, or are deemed to own, at least 10 percent or more, by voting power or value, of the equity interests in Pentair;

•	persons who own Pentair ordinary shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, or other risk reduction transaction for U.S. federal income tax purposes; or

•	persons who own Pentair ordinary shares through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to Pentair’s shareholders who do not hold Pentair ordinary shares as a capital asset. Moreover, this summary does not discuss any alternative minimum tax consequences and does not address any state, local, or non-U.S. tax consequences, or any estate, gift, or other non-income tax consequences.

Pentair’s shareholders are encouraged to consult their own tax advisors as to the specific tax consequences of the distribution to them in light of their particular circumstances, including the application and effect of state, local or non-U.S. tax laws and changes in applicable tax laws.

Treatment of the Distribution

Pentair has received from the IRS a private letter ruling (the “IRS Ruling”) on certain issues relating to the qualification of the distribution and certain related transactions as tax-free under Section 355 and related provisions of the Code. The IRS Ruling is based on representations made to the IRS by Pentair. If any of these representations are incorrect, the IRS Ruling could be revoked retroactively or modified by the IRS. The IRS Ruling does not address all of the requirements for tax-free treatment of the distribution and the related transactions.

In connection with the distribution, Pentair expects to receive an opinion from Deloitte Tax LLP substantially to the effect that, subject to the accuracy of, and compliance with, certain representations, assumptions and covenants, for U.S. federal income tax purposes, the distribution and certain related transactions will qualify for non-recognition of gain or loss to Pentair and its shareholders pursuant to Section 355 and related provisions of the Code, except to the extent of cash received in lieu of fractional shares. The opinion will rely on the IRS Ruling as to matters covered by the IRS Ruling. The opinion received by Pentair will represent the best judgment of Deloitte Tax LLP based on current law, and will not be binding on the IRS or the courts. Although the receipt of the opinion is a condition to the distribution, that condition as well as all other conditions to the distribution may be waived by Pentair in its sole discretion. The opinion of Deloitte Tax LLP will rely on certain facts, assumptions, representations and undertakings from Pentair and nVent regarding the past and future conduct of Pentair’s and nVent’s businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not otherwise satisfied, Pentair may not be able to rely on the opinion. Accordingly, notwithstanding the receipt of the opinion, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to one or more of the conclusions reached in the opinion.

Assuming that the distribution satisfies the requirements necessary for non-recognition of gain or loss to Pentair’s shareholders under Section 355 and related provisions of the Code, the following describes the material U.S. federal income tax consequences to Pentair’s shareholders in connection with the distribution:

•	no gain or loss will be recognized by, or be includible in the income of, a holder of Pentair ordinary shares solely as a result of the receipt of nVent ordinary shares;

•	the aggregate tax basis of Pentair ordinary shares and nVent ordinary shares, including any fractional share deemed received, in the hands of a U.S. Holder immediately after the distribution will be the same as the aggregate tax basis of Pentair ordinary shares held by the U.S. Holder immediately before the distribution, allocated between the Pentair ordinary shares and nVent ordinary shares, including any fractional share deemed received, in proportion to their relative fair market values on the distribution date;

•	the holding period of the nVent ordinary shares received by a U.S. Holder in the distribution will include the holding period of such U.S. Holder’s Pentair ordinary shares, provided that such Pentair ordinary shares are held as capital assets on the distribution date; and

•	a U.S. Holder who receives cash in lieu of a fractional nVent ordinary share in the distribution will be treated as having sold such fractional share for the amount of cash it actually receives, and will recognize gain or loss in an amount equal to the difference between the amount of such cash received and such U.S. Holder’s adjusted tax basis in the fractional share. That gain or loss will be treated as a capital gain or loss if the fractional share would have been held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for its Pentair ordinary shares exceeds one year on the distribution date.

U.S. Holders that have acquired different blocks of Pentair ordinary shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and their holding period of, nVent ordinary shares distributed with respect to such blocks of Pentair ordinary shares.

U.S. Treasury Regulations require certain shareholders that receive shares in a spin-off to attach to their respective U.S. federal income tax returns, for the taxable year in which the spin-off occurs, a detailed statement setting forth certain information relating to the spin-off. U.S. Holders are encouraged to consult their tax advisors to determine whether they are required to provide such a statement in connection with the distribution. Within a reasonable period of time after the distribution, Pentair expects to make available to its shareholders on its website an IRS Form 8937 (“Reports of Organizational Actions Affecting Basis of Securities”) containing certain information relating to compliance with this requirement.

In general, information reporting requirements will apply with respect to payments to a U.S. Holder of cash in lieu of fractional nVent ordinary shares. In addition, a U.S. Holder may be subject to a backup withholding tax on such payments that are subject to information reporting if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences if the Distribution Fails to Qualify for Tax-Free Treatment

If the distribution fails to satisfy the requirements necessary for non-recognition of gain or loss to Pentair’s shareholders under Section 355 and related provisions of the Code, each U.S. Holder that receives nVent ordinary shares in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of such shares, and the distribution of nVent ordinary shares received with respect to a Pentair ordinary share generally would be treated in the following manner:

•	first, as a taxable dividend to the extent of such shareholder’s pro rata share of Pentair’s current and accumulated earnings and profits, if any, that is allocable to the Pentair ordinary share (with such earnings and profits being increased to reflect any gain recognized by Pentair on the Distribution);

•	second, as a non-taxable return of capital to the extent of such U.S. Holder’s tax basis in the Pentair ordinary share; and

•	thereafter as capital gain with respect to any remaining value.

Additionally, each U.S. Holder’s tax basis in the nVent ordinary shares would be equal to the fair market value of such shares on the distribution date, and its holding period in the nVent ordinary shares would begin on the distribution date.

Even if the distribution satisfies the requirements necessary for non-recognition of gain or loss to Pentair’s shareholders under Section 355 and related provisions of the Code, certain transactions preceding the distribution that are expected by Pentair and nVent to qualify for non-recognition of gain or loss pursuant to Section 355 and related provisions of the Code would (as a result of Sections 355(e) and 355(f) of the Code) not so qualify if 50 percent or more, by vote or value, of the nVent ordinary shares or Pentair ordinary shares are treated as acquired (including through issuance) as part of a plan or series of related transactions that includes the distribution. For this purpose, the general rule (subject to certain exceptions) is that any acquisitions of Pentair ordinary shares within two years before the distribution, and any acquisitions of nVent ordinary shares or Pentair ordinary shares within two years after the distribution, are presumed to be part of such a plan, although nVent or Pentair may be able to rebut that presumption. nVent is not aware of any acquisition of Pentair ordinary shares within the two years before the distribution that would be treated as part of a plan or series of related transactions that includes the distribution. If the transactions preceding the distribution that are expected by Pentair and nVent to qualify for non-recognition of gain or loss pursuant to Section 355 and related provisions of the Code do not so qualify (whether by reason of Sections 355(e) and 355(f) of the Code or for any other reason), certain U.S. subsidiaries that are owned indirectly by Pentair prior to the distribution and that are owned indirectly by either Pentair or nVent after the distribution may be subject to significant U.S. federal income tax as a result of the failure to so qualify.

In connection with the distribution, nVent and Pentair will enter into the tax matters agreement under which nVent will agree to be subject to certain restrictions to preserve the tax-free nature of the distribution and related transactions. For a description of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Agreements with Pentair—Tax Matters Agreement.”

MATERIAL IRISH TAX CONSEQUENCES

The following is a summary of the material Irish tax consequences of the distribution for certain beneficial owners of Pentair ordinary shares. It is based on existing Irish law, our understanding of the current practices of the Irish Revenue Commissioners and correspondence with the Irish Revenue Commissioners. Legislative, administrative or juridical changes may modify the tax consequences described below, possibly with retroactive effect.

Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged. The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to the shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment.

This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland or other relevant jurisdictions of the distribution in light of their particular circumstances.

Irish Stamp Duty

The rate of Irish stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1 percent of the price paid or the market value of the shares acquired, whichever is higher. Where Irish stamp duty arises, it is generally a liability of the transferee.

The distribution will not give rise to Irish stamp duty for Pentair shareholders.

Irish stamp duty may, depending on the manner in which the nVent ordinary shares are held, be payable in respect of transfers of nVent ordinary shares after the separation.

Shares Held Through DTC

A transfer of nVent ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of nVent ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares; and

•	at the time of the transfer into DTC there is no agreement in place for the sale of the shares by the beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of nVent ordinary shares, it is strongly recommended that any person who wishes to acquire nVent ordinary shares after the separation acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

We currently intend to pay (or cause one of our affiliates to pay) stamp duty, if any, in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who will hold the acquired shares beneficially through DTC. In other cases we may, in our absolute discretion, pay (or cause one of our affiliates to pay) any stamp duty. Our articles of association will provide that, in the event of any such payment, we (i) may seek reimbursement from the buyer, (ii) will have a lien against the nVent ordinary shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in nVent ordinary shares has been paid unless one or both of such parties is otherwise notified by us.

Irish Tax on Chargeable Gains

The rate of tax on chargeable gains (where applicable) in Ireland is 33 percent. Pentair shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and who do not hold their shares in connection with a trade or business that they carry on through an Irish branch or agency will not be liable for Irish tax in connection with the distribution or any subsequent disposal of the nVent ordinary shares.

Irish Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of nVent ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because nVent ordinary shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €310,000 per lifetime in respect of taxable gifts or inheritances received from their parents for periods on or after October 12, 2016.

MATERIAL U.K. TAX CONSEQUENCES

The following is a summary of the material U.K. corporation tax, stamp tax and income tax consequences of the distribution for certain beneficial owners of Pentair ordinary shares.

This summary does not purport to be a comprehensive description of all of the U.K. tax considerations that may be relevant to each of the shareholders and does not constitute tax advice. The summary is not exhaustive and shareholders should consult their own tax advisors about the U.K. tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the distribution.

Further, the following statements are intended to apply to holders of Pentair ordinary shares who are resident and, in the case of individuals, domiciled for U.K. tax purposes in (and only in) the U.K., who hold the Pentair ordinary shares and who will hold the nVent ordinary shares as investments (other than in an individual savings account or a self-invested personal pension) and who are the beneficial owners of Pentair ordinary shares and any dividends paid on them. The statements may not apply to certain classes of holders of Pentair ordinary shares, such as (but not limited to) dealers in securities and persons acquiring ordinary shares in connection with their employment.

U.K. Corporation Tax and Income Tax Consequences of the Distribution

Shareholders

Taxation on Income

Pentair has obtained advance clearance under Section 1091 of the U.K. Corporation Tax Act 2010 (“CTA 2010”) confirming that the issuance of ordinary shares in nVent to the holders of Pentair ordinary shares will qualify as an exempt distribution for the purposes of Section 1075 of the CTA 2010 (an “Exempt Distribution”).

On the basis of this clearance, any U.K. tax resident and (and, in the case of individual shareholders, domiciled) shareholders should be treated as having not received an income distribution from Pentair, such that they do not have a liability to U.K. income tax on receipt of nVent ordinary shares, except to the extent that the shareholder receives cash in lieu of a fractional nVent ordinary share.

Should the shareholder receive cash in lieu of a fractional nVent ordinary share, such cash distribution would not however qualify as an Exempt Distribution, and therefore would be subject to income tax (in the case of an individual shareholder who is resident and domiciled for tax purposes in the United Kingdom) or corporation tax (in the case of a shareholder within the charge to U.K. corporation tax) under the usual rules which apply to dividend income.

Taxation on Chargeable Gains

For the purposes of U.K. taxation of chargeable gains, the issuance of ordinary shares in nVent to the holders of Pentair ordinary shares should qualify for relief as a “scheme of reconstruction” under Section 136 of the U.K. Taxation of Chargeable Gains Act 1992 (“TCGA 1992”). Pentair has obtained advance clearance under Section 138 of the TCGA 1992 in respect of this relief.

Accordingly, shareholders should not be treated as having made a disposal or part disposal of their Pentair ordinary shares for U.K. capital gains tax purposes, such that no liability to U.K. capital gains tax should arise for those shareholders. The nVent ordinary shares such shareholders receive will be treated as the same asset, acquired at the same time as their Pentair ordinary shares, and the aggregate base cost of the Pentair ordinary shares and nVent ordinary shares immediately after the distribution should be the same as the base cost of the Pentair ordinary shares immediately before the distribution. Such base cost should be apportioned between the Pentair ordinary shares and the nVent ordinary shares by reference to their respective market values on the first day on which the market values or prices are quoted or published for such shares.

U.K. Stamp Tax Consequences of the Distribution

No U.K. stamp duty or stamp duty reserve tax will be payable by the Pentair shareholders on the issuance of nVent ordinary shares.

No stamp duty reserve tax will be payable on a transfer of nVent’s ordinary shares, provided that the nVent ordinary shares are not registered in a register kept in the U.K. It is not intended that such a register will be kept in the U.K.

No U.K. stamp duty will be payable on a transfer of nVent ordinary shares provided that (i) any instrument of transfer is not executed in the U.K., and (ii) such instrument of transfer does not relate to any property situated, or any matter or thing done or to be done, in the U.K. Where such instrument is chargeable to stamp duty in both the U.K. and Ireland and has been duly stamped in one of those countries, it is deemed to be stamped in the other country up to the amount of duty it bears, but must be stamped for any excess.

DESCRIPTION OF MATERIAL INDEBTEDNESS

In connection with the separation, nVent Finance has entered into certain financing arrangements pursuant to which we expect to have approximately $1.0 billion of indebtedness upon completion of the separation. In connection with the separation, nVent Finance will transfer to Pentair all cash in excess of $50.0 million of nVent and its subsidiaries, including cash from the net proceeds of this indebtedness, as consideration for the contribution of the assets of the Electrical business to nVent Finance by Pentair. We expect that Pentair will use the proceeds of such cash transfer to repay certain outstanding debt of Pentair.

Senior Notes

On March 26, 2018, nVent Finance issued approximately $800.0 million of senior unsecured notes consisting of $300.0 million of 3.950% senior notes due 2023 (the “2023 Notes”) and $500.0 million of 4.550% senior notes due 2028 (the “2028 Notes” and, together with the 2023 Notes, the “Notes”).

The Notes are fully and unconditionally guaranteed by nVent. In addition, the Notes initially are fully and unconditionally guaranteed by Pentair and Pentair Investments Switzerland GmbH (“Pentair Investments”). Upon the completion of the separation and distribution, the guarantees of Pentair and Pentair Investments will be automatically and unconditionally terminated and released.

The 2023 Notes bear interest at a rate of 3.950% per year (payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2018) and will mature on April 15, 2023. The 2028 Notes bear interest at a rate of 4.550% per year (payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2018) and will mature on April 15, 2028. The interest rate payable on each of the 2023 Notes and the 2028 Notes is subject to adjustment from time to time if a nationally recognized statistical rating agency downgrades (or subsequently upgrades) the rating assigned to such series of Notes.

For the 2023 Notes, prior to March 15, 2023, and for the 2028 Notes, prior to January 15, 2028, nVent Finance may redeem all or any part of the Notes of such series at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus a “make-whole” premium and accrued and unpaid interest on the Notes being redeemed to, but not including, the redemption date. At any time on or after March 15, 2023, with respect to the 2023 Notes, or on or after January 15, 2028, with respect to the 2028 Notes, nVent Finance may redeem all or any part of the Notes of such series at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but not including, the redemption date. nVent Finance is required to offer to repurchase all or any part of the Notes for cash at a price of 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, upon the occurrence of a change of control triggering event. nVent Finance also may redeem all, but not less than all, of a series of Notes in the event of certain tax changes affecting such Notes.

Subject to certain qualifications and exceptions, the indenture for the Notes contains covenants that, among other things, restrict nVent’s ability to merge or consolidate with another person, create liens or engage in sale and lease-back transactions.

The indenture for the Notes contains customary events of default. If an event of default occurs and is continuing with respect to any series of the Notes, then the trustee for the Notes or the holders of at least 25% of the principal amount of the outstanding Notes of that series may declare the unpaid principal of all the Notes of that series to be due and payable immediately. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately.

Senior Credit Facilities

On March 23, 2018, nVent Finance entered into a credit agreement with a syndicate of banks providing for a five-year $200.0 million senior unsecured term loan facility (the “Term Loan Facility”) and a five-year $600.0 million senior unsecured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”). After the completion of the separation and distribution, nVent Finance will have the option to request to increase the Revolving Credit Facility in an aggregate amount of up to $300.0 million, subject to customary conditions, including the commitment of the participating lenders. nVent expects that nVent Finance will have $200.0 million of borrowings under the Term Loan Facility and no borrowings under the Revolving Credit Facility at the time of the separation and distribution.

The Senior Credit Facilities will be guaranteed by nVent. The Senior Credit Facilities will bear interest at a rate equal to an adjusted base rate or LIBOR, plus, in each case, an applicable margin. The applicable margin will be based on, at nVent Finance’s election, nVent’s leverage level or public credit rating. Interest on borrowings and the facility fee will generally be payable quarterly in arrears or at the end of the interest period, unless such interest period is longer than three months in which case payment is due on each successive date three months after the first day of such period. Additionally, nVent Finance will pay a quarterly facility fee based on the average daily amount of the Revolving Credit Facility (whether used or unused), which will be determined, at nVent Finance’s election, by nVent’s leverage level or public credit rating.

The Senior Credit Facilities will be due five years after the closing of the first borrowings under the Senior Credit Facilities. nVent Finance will be permitted to voluntarily prepay loans and/or reduce the commitment under the Senior Credit Facilities, in whole or in part, without penalty or premium subject to certain minimum amounts and increments and the payment of customary breakage costs. Except for amortization of the Term Loan Facility, no mandatory prepayment will be required under the Senior Credit Facilities unless certain affiliate and currency sub-limits are exceeded, subject to certain other exceptions.

The Senior Credit Facilities contain financial covenants requiring nVent to not permit (i) the ratio of its consolidated debt (net of its consolidated unrestricted cash in excess of $5.0 million but not to exceed $250.0 million) to its consolidated net income (excluding, among other things, non-cash gains and losses) before interest, taxes, depreciation, amortization and non-cash share-based compensation expense (“EBITDA”) on the last day of any period of four consecutive fiscal quarters to exceed 3.75 to 1.00 and (ii) the ratio of its EBITDA to its consolidated interest expense for the same period to be less than 3.00 to 1.00. In addition, subject to certain qualifications and exceptions, the Senior Credit Facilities also contain covenants that, among other things, restrict nVent’s ability to create liens, merge or consolidate with another person, make acquisitions and incur subsidiary debt.

The Senior Credit Facilities contain customary events of default. If an event of default occurs and is continuing, then the lenders may terminate all commitments to extend further credit and declare all amounts outstanding under the Senior Credit Facilities due and payable immediately. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all amounts outstanding under the Senior Credit Facilities will become due and payable immediately.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of the outstanding nVent ordinary shares will be owned by an Irish corporate services provider. Following the distribution, we expect to have outstanding an aggregate of approximately 178.3 million ordinary shares based upon approximately 178.3 million Pentair ordinary shares outstanding on March 5, 2018, assuming no exercise of Pentair stock options, and applying the distribution ratio of one nVent ordinary share for each Pentair ordinary share.

Security Ownership of Certain Beneficial Owners

The following table reports the number of nVent ordinary shares that we expect will be beneficially owned, immediately following the completion of the distribution, by each person who will beneficially own more than 5 percent of nVent ordinary shares based upon an assumption that, for each Pentair ordinary share held by such persons, they will receive one nVent ordinary share.

Name and Address of Beneficial Owner	Ordinary Shares	% of Class
The Vanguard Group (1)	16,602,635	9.3%
Trian Fund Management, L.P. (2)	15,676,837	8.8%
BlackRock, Inc. (3)	12,793,797	7.2%
State Street Corporation (4)	9,667,553	5.4%

(1)	Information derived from a Schedule 13G/A filed with the SEC on February 8, 2018. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. As of December 31, 2017, The Vanguard Group had sole voting power for 232,158 ordinary shares, shared voting power for 35,421 ordinary shares, sole dispositive power for 16,340,299 ordinary shares and shared dispositive power for 262,336 ordinary shares.

(2)	Information derived from a Schedule 13D/A filed with the SEC on May 18, 2017 and information provided to us by Trian. The address of Trian Fund Management, L.P. is 280 Park Avenue, 41st Floor, New York, NY 10017. As of March 5, 2018, Trian had shared voting and dispositive power for 15,676,837 ordinary shares.

(3)	Information derived from a Schedule 13G/A filed with the SEC on January 30, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. As of December 31, 2017, BlackRock, Inc. had sole voting power for 11,125,420 ordinary shares and sole dispositive power for 12,793,797 ordinary shares.

(4)	Information derived from a Schedule 13G filed with the SEC on February 14, 2018. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. As of December 31, 2017, State Street Corporation had shared voting and dispositive power for 9,667,553 ordinary shares.

Security Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the separation calculated as of March 5, 2018, based upon the distribution of one nVent ordinary share for each Pentair ordinary share, regarding: (1) each of our expected directors, director nominees and named executive officers and (2) all of our expected directors and executive officers as a group. The ordinary share amounts and percentages shown for our expected directors, director nominees and named executive officers are estimates, based on the number of Pentair ordinary shares beneficially owned as of March 5, 2018, and the distribution of one nVent ordinary share for each Pentair ordinary share outstanding as of the record date. Because these beneficial ownership amounts include certain ordinary shares issuable under equity-based awards, which will be either adjusted or replaced with substitute awards as discussed under “Certain Relationships and Related Person Transactions—Agreements with Pentair—Employee Matters Agreement—Treatment of Equity Compensation,” and because the amounts involved in the adjusted or substitute awards will not be determined until after the distribution date, we have estimated the ordinary share amounts and percentages in the table below for our expected directors, director nominees and named executive officers, as applicable, as the number of Pentair ordinary shares beneficially owned as of March 5, 2018. The address of each director, director nominee and executive officer shown in the table below is c/o nVent, Attn: Secretary, 1665 Utica Avenue, St. Louis Park, Minnesota 55416.

Name of Beneficial Owner	Ordinary Shares(1)		Share Units(2)	Right to Acquire within 60 days	ESOP Stock(3)	Total	% of Class(4)
Brian M. Baldwin	—	(5)	—	—	—	—	—
Jerry W. Burris	24,443		—	33,114	—	57,557	—
Susan M. Cameron	148		—	—	—	148	—
Michael L. Ducker	—		—	—	—	—	—
Lynnette R. Heath	—		—	—	—	—	—
David H. Y. Ho	10,866		—	16,400	—	27,266	—
Randall J. Hogan	493,380		60,842	1,861,172	2,229	2,417,623	1.3%
Stacy P. McMahan	—		—	—	—	—	—
Ronald L. Merriman	20,488		434	33,114	—	54,036	—
William T. Monahan	41,329		13,116	50,314	—	104,759	—
Herbert K. Parker	—		—	—	—	—	—
Joseph A. Ruzynski	3,440		191	14,023	—	17,654	—
Benjamin R. Sommerness	14		—	—	—	14	—
Beth A. Wozniak	4,260		—	30,451	65	34,776	—
Directors and executive officers as a group (19)	608,7654		75,132	2,077,062	3,287	2,764,235	1.5%

(1)	Unless otherwise noted, all ordinary shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of ordinary shares held by spouses or trusts has been disclaimed in some instances.

(2)	Represents for non-employee directors deferred share units held under Pentair’s Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under Pentair’s Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.

(3)	Represents ordinary shares owned as a participant in Pentair’s Retirement Savings and Stock Incentive Plan (the “RSIP/ESOP Plan”). As of March 5, 2018, Fidelity Management Trust Company (“Fidelity”), the Trustee of the RSIP/ESOP Plan, held 1,726,199 ordinary shares (1.0 percent). Fidelity disclaims beneficial ownership of all ordinary shares. The RSIP/ ESOP Plan participants have the right to direct the Trustee to vote their ordinary shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the ordinary shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(4)	Less than 1 percent unless otherwise indicated.

(5)	Mr. Baldwin is a Partner at Trian, which beneficially owns 15,676,837 ordinary shares of Pentair. Mr. Baldwin disclaims beneficial ownership of the ordinary shares held by Trian.

DESCRIPTION OF NVENT’S SHARE CAPITAL

Our memorandum and articles of association will be amended and restated in connection with the separation. The following is a summary of the material terms of our share capital that will be contained in the amended and restated memorandum and articles of association. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the memorandum and articles of association to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents. The memorandum and articles of association, in a form expected to be in effect at the time of the distribution, are included as an exhibit to our registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Irish Companies Act.

Legal Name; Formation; Fiscal Year; Registered Office

The legal name of nVent is nVent Electric plc. nVent was incorporated in Ireland as a private limited company on May 30, 2017, with company registration number 605257. nVent was re-registered as a public limited company on October 17, 2017. nVent’s fiscal year ends on December 31 every year. nVent’s registered address is 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

Capital Structure

The authorized share capital of nVent will be €25,000 and $4,200,000, divided into 25,000 euro deferred shares with a nominal value of €1.00 per share, 400,000,000 ordinary shares with a nominal value of $0.01 per share and 20,000,000 preferred shares with a nominal value of $0.01 per share. The authorized share capital includes 25,000 euro deferred shares with a nominal value of €1.00 per share in order to satisfy minimum statutory requirements for Irish public limited companies. These euro deferred shares carry no voting or dividend rights. All current outstanding euro deferred shares, together with the two ordinary shares held by the current shareholder of nVent, will, contemporaneously with the distribution being effected, be acquired by us by surrender for no consideration, following which we will cancel these shares.

Immediately following the distribution, we expect to have approximately 15,750 registered holders of nVent ordinary shares and approximately 178.3 million nVent ordinary shares issued and outstanding based on the number of Pentair registered shareholders and Pentair ordinary shares outstanding on March 5, 2018. The actual number of nVent ordinary shares outstanding immediately following the distribution will depend on the actual number of Pentair ordinary shares outstanding on the record date, and will reflect any issuance of new shares or exercise of outstanding options pursuant to Pentair’s equity plans on or prior to the record date. Immediately following the distribution, no preferred shares will be issued and outstanding. As of the date of this information statement, there are no shares subject to options or warrants to purchase, or securities convertible into, nVent ordinary shares, however, as described in the section entitled “Certain Relationships and Related Person Transactions—Employee Matters Agreement—Treatment of Equity Compensation,” we intend to issue nVent options and other equity-based awards upon the separation.

nVent may issue shares subject to the maximum authorized share capital contained in the articles of association. The authorized share capital may be increased by a resolution approved by a two-thirds majority of the votes of nVent shareholders cast at a general meeting (referred to as a “variation resolution”) or reduced by a resolution approved by a simple majority of the votes of nVent shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of nVent may be divided into shares of such nominal value as the resolution shall prescribe.

As a matter of Irish law, the directors of a company (or a duly authorized committee thereof) may cause the company to issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50 percent of the votes of a company’s shareholders cast at a general meeting (in person or by proxy). The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. The articles of association of nVent will authorize our board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of the amended and restated articles of association (subject to the limits provided for in the NYSE Listed Company Manual).

The rights and restrictions to which the ordinary shares will be subject will be prescribed in the articles of association. nVent’s articles of association will entitle our board of directors, without shareholder approval, to determine the terms of preferred shares issued by nVent. Preferred shares may, among other things, be preferred as to dividends, rights on a winding up or voting in such manner as the directors of nVent may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of nVent, and may be convertible into or exchangeable for shares of any other class or classes of nVent, depending on the terms of such preferred shares. The issuance of preferred shares is subject to applicable law, including as appropriate the Irish Takeover Rules (as defined herein).

Irish law does not recognize fractional shares held of record. Accordingly, nVent’s articles of association will not provide for the issuance of fractional nVent ordinary shares, and the official Irish share register of nVent will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of nVent would result in any nVent shareholder becoming entitled to fractions of a share, our board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale our board of directors may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Preemption Rights, Share Warrants and Share Options

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, nVent will opt out of these preemption rights in the articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75 percent of the votes of the nVent shareholders cast at a general meeting (referred to under the Irish Companies Act as a “special resolution”), the articles of association will provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing nVent shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The articles of association will provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which nVent is subject, our board of directors will be authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. nVent will be subject to the rules of the NYSE and the Code that require shareholder approval of certain equity plans and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of nVent are equal to, or in excess of, the aggregate of nVent’s called-up share capital plus undistributable reserves and the distribution does not reduce nVent’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which nVent’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed nVent’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not nVent has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of nVent. The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, that is initial financial statements or interim financial statements, which give a “true and fair view” of nVent’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Immediately following the separation and distribution, nVent will not have any distributable reserves. nVent will therefore not have the ability to pay dividends (or make other forms of distributions) immediately following the distribution until it obtains the approvals described below or creates distributable reserves as a result of the profitable operations of its business. See “Risk Factors” and “Dividends—Creation of Distributable Reserves.”

Following the separation and distribution, nVent expects to capitalize the reserves created pursuant to the internal restructuring transactions related to the distribution and implement a court-approved reduction of that capital in order to create a reserve of an equivalent amount of distributable reserves to support the payment of possible future dividends or future share repurchases. The current nominee shareholder of nVent is expected to pass a resolution that would (subject to the approval of the High Court of Ireland) create distributable reserves following the distribution by converting to distributable reserves up to all of the share premium of nVent. To complete this process, nVent will seek the approval of the High Court of Ireland, which is required for the creation of distributable reserves to be effective, as soon as practicable following the distribution. The approval of the High Court of Ireland is expected to be obtained within approximately two months of the consummation of the distribution, but is dependent on a number of factors, such as the case load of the High Court of Ireland at the time of nVent’s initial application, and court vacations.

The articles of association will authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. Our board of directors may also recommend a dividend to be approved and declared by the nVent shareholders at a general meeting. Our board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of nVent ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of nVent ordinary shares.

The directors of nVent may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to nVent in relation to the nVent ordinary shares.

The directors of nVent are also entitled to issue shares with preferred rights to participate in dividends declared by nVent. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to shareholders.

For information about the Irish tax issues relating to dividend payments, see “Material Irish Tax Consequences.”

Share Repurchases, Redemptions and Conversions

Overview

The articles of association will provide that any ordinary shares which nVent has agreed to acquire shall be deemed to be a redeemable share, unless our board of directors resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by nVent will technically be effected as a redemption of those shares as described below under “Repurchases and Redemptions by nVent.” If the articles of association did not contain such provision, all repurchases by nVent would be subject to many of the same rules that apply to purchases of nVent ordinary shares by subsidiaries described below under “Purchases by Subsidiaries of nVent” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of nVent places limitations on the right of nonresident or foreign owners to vote or hold nVent ordinary shares. Except where otherwise noted, references elsewhere in this information statement to repurchasing or buying back nVent ordinary shares refer to the redemption of ordinary shares by nVent or the purchase of nVent ordinary shares by a subsidiary of nVent, in each case in accordance with the articles of association and Irish company law as described below.

Repurchases and Redemptions by nVent

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. nVent will not have any distributable reserves immediately following the distribution, however, we will take steps to create such distributable reserves. Please also see “Description of nVent’s Share Capital—Dividends” and “Risk Factors.” nVent may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10 percent of the nominal value of the total issued share capital of nVent. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be canceled or held in treasury. Based on the provision of the articles of association described above, shareholder approval will not be required to redeem nVent ordinary shares.

nVent may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by nVent’s subsidiaries as described below.

Our board of directors will also be entitled to issue preferred shares, which may be redeemed at the option of either nVent or the shareholder, depending on the terms of such preferred shares. For additional information on redeemable shares, see “—Capital Structure.”

Repurchased and redeemed shares may be canceled or held as treasury shares. The nominal value of treasury shares held by nVent at any time must not exceed 10 percent of the nominal value of the issued share capital of nVent. nVent may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by nVent or re-issued subject to certain conditions.

Purchases by Subsidiaries of nVent

Under Irish law, an Irish or non-Irish subsidiary may purchase nVent ordinary shares either as overseas market purchases or off-market purchases. For a subsidiary of nVent to make overseas market purchases of nVent ordinary shares, the nVent shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular overseas market purchase by a subsidiary of nVent ordinary shares is required. For an off-market purchase by a subsidiary of nVent, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose nVent ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of nVent.

In order for a subsidiary of nVent to make an overseas market purchase of nVent ordinary shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the nVent ordinary shares will be listed, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of nVent ordinary shares acquired and held by the subsidiaries of nVent at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10 percent of the nominal value of the issued share capital of nVent. While a subsidiary holds nVent ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of nVent ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Liens on Shares, Calls on Shares and Forfeiture of Shares

The articles of association will provide that nVent will have a first and paramount lien on every share that is not a fully paid up share for all moneys payable, whether presently due or not in respect of such nVent ordinary shares. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any nVent ordinary shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as nVent and will only be applicable to nVent ordinary shares that have not been fully paid up.

Consolidation and Division; Subdivision

The articles of association will provide that nVent may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by the articles of association.

Reduction of Share Capital

nVent may, by ordinary resolution, reduce its authorized share capital in any way. nVent also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes share premium) in any manner permitted by the Irish Companies Act.

Annual General Meetings of Shareholders

nVent will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after nVent’s fiscal year-end. nVent’s articles of association will provide that the nVent directors may convene general meetings of the shareholders at any place they so designate.

The notice of the general meeting must state the time, date and place of the meeting and the general nature of the business to be dealt with and must be given to all nVent shareholders and to the auditors of nVent. Under Irish law, an annual general meeting must be called by at least 21 days’ notice in writing. The notice period can be shortened, but only with the consent of the auditors of nVent and all of the shareholders entitled to attend and vote at such meeting. A meeting other than the annual general meeting must be called by not less than 21 days’ notice in writing to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting, but this notice period also can be shortened if the consent of the auditors and all of the shareholders entitled to attend and vote at such meeting is obtained.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual financial statements, balance sheet and reports of the directors and auditors, the appointment of auditors, the fixing of the auditor’s remuneration (or delegation of same) and review by the members of the affairs of nVent. If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of nVent may be convened (i) by our board of directors, (ii) on requisition of the shareholders holding not less than 10 percent of the paid-up share capital of nVent carrying voting rights or (iii) on requisition of nVent’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all nVent shareholders and to the auditors of nVent. Under Irish law and as will be provided in the articles of association, the minimum notice period for the passing of a special resolution is not less than 21 days and, in the case of any other extraordinary general meeting, is not less than 14 days.

In the case of an extraordinary general meeting convened by nVent shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of nVent shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of nVent’s receipt of the requisition notice.

If our board of directors becomes aware that the net assets of nVent are not greater than half of the amount of nVent’s called-up share capital, the directors of nVent must convene an extraordinary general meeting of nVent shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Voting

At any meeting of nVent, all resolutions will be decided on a poll.

Treasury shares of nVent ordinary shares that are held by subsidiaries of nVent will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of nVent;

•	amending the articles of association;

•	approving a change of name of nVent;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration of nVent from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of nVent shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that nVent be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes;

•	setting the re-issue price of treasury shares; and

•	a merger pursuant to the EU Cross-Border Merger Directives 2005/56/EC.

Variation of Rights Attaching to a Class or Series of Shares

Under the Irish Companies Act and as will be provided in the articles of association, any variation of class rights attaching to any issued class of nVent shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum. nVent’s articles of association will expressly provide that any issue of preferred shares (whatever the rights attaching to them) will be deemed not to be a variation of the rights of shareholders.

The provisions of the articles of association relating to general meetings will apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Quorum for General Meetings

The articles of association will provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be the holders of shares, present in person or by proxy, entitling them to exercise a majority of the voting power of nVent. Abstentions and broker non-votes will be regarded as present for the purpose of establishing a quorum.

Advance Notice Provisions

Our articles of association will provide that shareholder nominations of persons to be elected to our board of directors or any other business to be properly brought at an annual general meeting must be made following written notice to the secretary of nVent executed by a shareholder accompanied by certain background and other information specified in the articles of association.

Such written notice and information must be received by the secretary of nVent not less than 45 calendar days nor more than 70 calendar days before the first anniversary of the date that nVent’s definitive proxy statement (or in the case of the first annual general meeting of nVent, the definitive proxy statement of Pentair) for the prior year’s annual general meeting was issued to shareholders.

Our articles of association will provide that shareholder nominations of persons to be elected to our board of directors at an extraordinary general meeting held for the purpose of electing one or more directors to our board must be made following written notice to the secretary of nVent executed by a shareholder accompanied by certain background and other information specified in the articles of association.

Such written notice and information must be received by the secretary of nVent not earlier than the close of business on the 90th calendar day prior to the date of such extraordinary general meeting and not later than the later of the close of business on (i) the 60th calendar day before the date of the extraordinary general meeting or (ii) the date that is ten days after the day on which public announcement of the date of the extraordinary general meeting and of the nominees proposed by our board of directors to be elected at such meeting is first made by nVent.

Proxy Access

We will provide proxy access rights in our articles of association. Our articles of association will provide that, in certain circumstances, a shareholder or group of up to 20 shareholders may include director candidates that they have nominated in our annual general meeting proxy materials. Such shareholder or group of shareholders will need to own 3 percent or more of our outstanding ordinary shares continuously for at least three years. The number of shareholder-nominated candidates appearing in any of our annual general meeting proxy materials will not exceed the greater of two and 20 percent of the number of directors then serving on our board, rounded down to the nearest whole number, subject to reduction in certain circumstances, including where shareholders have nominated candidates for election at the same meeting outside the proxy access process. The nominating shareholder or any group of shareholders will also be required to deliver certain information and undertakings, and each nominee will be required to meet certain qualifications, as described in more detail in the articles of association.

Shareholder Action by Written Consent

The Irish Companies Act provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. Our articles of association provide that no resolution of the members may be passed as a written resolution under the Irish Companies Act or otherwise.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of nVent and any act of the Irish Government which alters the memorandum of nVent; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of nVent; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by nVent; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of nVent which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of nVent will also have the right to inspect all books, records and vouchers of nVent. The auditors’ report must be circulated to the shareholders with nVent’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at nVent’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75 percent in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of the nVent ordinary shares. Where the holders of 80 percent or more of nVent ordinary shares have accepted an offer for their shares in nVent, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If nVent ordinary shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90 percent; and

•	it is also possible for nVent to be acquired by way of a transaction with an EU-incorporated company under the Directive (EU) 2017/1132. Such a transaction must be approved by a special resolution. If nVent is being merged with another EU company under Directive (EU) 2017/1132 and the consideration payable to nVent shareholders is not all in the form of cash, nVent shareholders may be entitled to require their shares to be acquired at fair value; and

•	by way of merger with another Irish company under the Irish Companies Act, which must be approved by a special resolution and by the High Court of Ireland.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) governing the merger of an Irish company limited by shares such as nVent and a company incorporated in the European Economic Area (the European Economic Area comprises the member states of the European Union in addition to Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90 percent of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement. Under the Irish Companies Act, which governs the merger of Irish companies limited by shares, a shareholder of either of the merging companies who voted against the special resolution approving the merger, or any shareholder, other than the successor company, where the successor company held 90 percent or more of the voting shares in the transferor company, may, not later than 15 days after the shareholder meeting of the relevant merging company at which the merger was approved, request in writing that the successor company acquire his, her or its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Act, nVent shareholders must notify nVent (but not the public at large) if, as a result of a transaction, the shareholder will become interested in 3 percent or more of any class of nVent shares carrying voting rights ; or if as a result of a transaction a shareholder who was interested in more than 3 percent of any class of nVent shares carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3 percent of any class of nVent shares carrying voting rights, the shareholder must notify nVent (but not the public at large) of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of nVent (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. nVent must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any nVent ordinary shares it holds will not be enforceable, either directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, nVent, under the Irish Companies Act, may, by notice in writing, require a person whom nVent knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in nVent’s relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in any class of nVent shares carrying voting rights, to provide additional information as may be required by nVent, including particulars of the person’s own past or present interests in such class of nVent shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, nVent may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from nVent on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event nVent is in an offer period pursuant to the Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended) (the “Irish Takeover Rules”), accelerated disclosure provisions apply for persons holding an interest in nVent securities of 1 percent or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30 percent or more of the voting rights of nVent will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel (the “Panel”). The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in nVent may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in nVent at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30 percent or more of the voting rights in nVent, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30 percent and 50 percent of the voting rights in nVent would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05 percent within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50 percent of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding nVent ordinary shares, the offer price must be no less than the highest price paid for nVent ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired nVent ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10 percent of the total nVent ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per nVent ordinary shares must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10 percent of the total nVent ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15 percent and 30 percent of the voting rights of nVent. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10 percent or more of the voting rights of nVent is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15 percent or more but less than 30 percent of the voting rights of nVent and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for nVent ordinary shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which our board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

a)	the action is approved by nVent shareholders at a general meeting; or

b)	the Panel has given its consent where:

i.	it is satisfied the action would not constitute frustrating action;

ii.	nVent shareholders that hold 50 percent of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

iii.	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

iv.	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the articles of association may be considered to have anti-takeover effects, including those described under the following captions in this section: “Description of nVent’s Share Capital—Capital Structure,” “Description of nVent’s Share Capital—Preemption Rights, Share Warrants and Share Options” and “Description of nVent’s Share Capital—Disclosure of Interests in Shares.”

Interested Shareholder Provision

nVent’s articles of association will contain a provision that generally mirrors Section 203 of the Delaware General Corporation Law, an anti-takeover statute that prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” shareholder for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. An “interested” shareholder under this provision of nVent’s articles of association will be defined to be a person or entity who, together with its affiliates and associates, owns (or within three years prior to the determination of interested shareholder status did own) fifteen percent (15 percent) or more of nVent’s voting shares, which is the same threshold contained in Section 203 of the Delaware General Corporation Law. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the nVent board of directors, including discouraging attempts that might result in a premium over the market price for the ordinary shares held by nVent shareholders.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan would be subject to the Irish Takeover Rules.

nVent’s articles of association will allow the board to adopt a shareholder rights plan upon such terms and conditions as our board of directors deems expedient and in the best interests of nVent, subject to applicable law.

Subject to the Irish Takeover Rules, our board of directors also has the power to cause nVent to issue any of its authorized and unissued shares on such terms and conditions as our board of directors may determine (as described under “—Capital Structure”) and any such action must be taken in the best interests of nVent. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Corporate Governance

The articles of association will allocate authority over the day-to-day management of nVent to our board of directors. Our board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of nVent. Committees may meet and adjourn as they determine proper. Unless otherwise determined by our board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Election and Appointment of Directors

The Irish Companies Act provide for a minimum of two directors. The articles of association will provide that the number of directors will be not less than seven nor more than eleven and that our board of directors shall determine the authorized number of directors. The minimum or maximum number of directors may be increased or reduced by a variation resolution of shareholders, provided however, that if a majority of our board of directors makes a recommendation to the shareholders to change the minimum or maximum number of directors, then only an ordinary resolution of shareholders will be required.

Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the authorized number of directors due to the failure of nominees to be elected. The articles of association will provide that if the number of directors is reduced below the prescribed minimum number of directors, the remaining director or directors shall appoint as soon as practicable an additional director or additional directors to make up such prescribed minimum or shall convene a general meeting of nVent for the purpose of making such appointment. The articles of association will provide that if, at any meeting of shareholders, the chairman determines that the number of persons properly nominated to serve as directors exceeds the authorized number of directors to be elected and the number of directors is reduced below such authorized number due to the failure of one or more directors to be elected or re-elected by a majority of the votes cast at such meeting, then of the persons properly nominated to be elected as directors, those receiving the highest number of votes in favor of election or re-election will be elected or re-elected as directors until the next annual general meeting. The articles of association provide that if, at any meeting of shareholders, resolutions are passed by a majority of the votes cast at such meeting in respect of the election or re-election of directors which would result in the authorized number of directors being exceeded, then those number of directors, as exceeds such authorized number, receiving at that meeting the lowest number of votes in favor of election or re-election shall not be elected or re-elected as a director.

At each annual general meeting of nVent, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to our board of directors he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

a)	by the affirmative vote of two-thirds of our board of directors;

b)	with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of nVent, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association; or

c)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 1101 of the Irish Companies Act, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of nVent and who make such nomination in the written requisition of the extraordinary general meeting.

Directors shall be appointed as follows:

a)	by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

b)	by our board of directors in accordance with the articles of association; or

c)	so long as there is in office a sufficient number of directors to constitute a quorum of our board of directors, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in our board of directors or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Board Vacancies

The articles of association will provide that the directors shall have the authority to appoint directors to the board, subject to the maximum number permitted in the articles of association. A vacancy caused by the removal of a director may be filled at the meeting of which the director is removed by resolution of nVent shareholders. If not, it may be filled by our board of directors.

Any directors so appointed shall hold office only until the conclusion of the next annual general meeting of nVent he or she is re-elected. During any vacancy in our board of directors, the remaining directors shall have full power to act as our board of directors.

Removal of Directors

Under the Irish Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against nVent in respect of his removal.

Our board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed the fixed number of directors. Any directors so appointed shall hold office only until the conclusion of the next annual general meeting of nVent unless he or she is re-elected. nVent may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles of association, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Amendment of Governing Documents

Under Irish law, Irish companies may only alter their memorandum and articles of association by a resolution of the shareholders approved by 75 percent of the votes cast at a general meeting. An Irish company is not permitted to opt out of this requirement.

Duration; Dissolution; Rights upon Liquidation

nVent’s corporate existence will be unlimited. nVent may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required (i.e., 75 percent of the votes cast, in person or by proxy, at a general meeting of shareholders). nVent may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where nVent has failed to file certain returns.

The rights of the shareholders to a return of nVent’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the articles of association or the terms of any preferred shares issued by the directors of nVent from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of nVent. If the articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. The articles of association will provide that the nVent shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

nVent ordinary shares will be issued in uncertificated form. Holders of ordinary shares shall not receive a certificate representing their ordinary shares unless so requested in accordance with the Irish Companies Act.

No Sinking Fund

The nVent ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the distribution will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for nVent will maintain the share register, registration in which will be determinative of membership in nVent. A shareholder of nVent who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee is the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that the shareholder has confirmed to our transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of nVent ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. The articles of association will allow nVent, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, nVent is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the nVent ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in nVent ordinary shares has been paid unless one or both of such parties is otherwise notified by nVent.

The articles of association will delegate to our secretary or assistant secretary (or their nominees) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of nVent ordinary shares occurring through normal electronic systems, nVent intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that nVent notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from nVent for this purpose) or request that nVent execute an instrument of transfer on behalf of the transferring party in a form determined by nVent. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Limitation on Liability; Indemnification of Directors and Officers and Insurance

The articles of association will provide that nVent directors and secretary will be indemnified to the extent permitted by the Irish Companies Act. nVent may indemnify the directors or secretary only if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Irish Companies Act does not apply to executives who are not directors or the secretary of nVent. Any provision for indemnification to a greater extent is void under Irish law, whether contained in its articles of association or any contract between the director and the Irish company.

The articles of association will also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of nVent.

The directors of nVent may, on a case-by-case basis, decide at their discretion that it is in the best interests of nVent to indemnify an individual director from any liability arising from his or her position as a director of nVent. However, this discretion must be exercised bona fide in the best interests of nVent as a whole.

Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers.

In addition, due to more restrictive provisions of Irish law in relation to the indemnification of directors and the secretary, in connection with the separation, nVent expects to indemnify its directors and executive officers pursuant to indemnification agreements (or deed poll indemnities). nVent expects that the indemnification and expense advancement to be provided to the directors and executive officers of nVent under the indemnification agreement (or deed poll indemnity) will, to the extent permitted by Irish law, be the same or substantially similar to that afforded in the current indemnification agreements between Pentair and its officers and directors.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action the shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of his or her duties to the company.

The limitation of liability and indemnification provisions described above may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against nVent’s directors and officers, even though such an action, if successful, might otherwise benefit nVent and its shareholders. However, these provisions will not limit or eliminate nVent’s rights, or those of any shareholder, to seek any non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be materially adversely affected to the extent that, in a class action or direct suit, nVent pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any nVent director, office or employee for which indemnification is being sought.

Enforcement of Civil Liabilities Against Foreign Persons; Exclusive Jurisdiction

As a company listed on the NYSE, nVent and its directors and officers will be subject to U.S. securities laws, and investors will be able to initiate civil lawsuits in the U.S. against nVent for breaches of the U.S. securities laws.

Because nVent is a public limited company incorporated under Irish law, nVent shareholders may experience more difficulty enforcing judgments obtained against nVent in U.S. courts than would currently be the case for U.S. judgments obtained against a U.S. corporation. In addition, it may be more difficult (or impossible) to bring some types of claims against nVent in courts sitting in Ireland than it would be to bring similar claims against a U.S. company in a U.S. court.

Furthermore, the articles of association will provide that the courts of Ireland shall have exclusive jurisdiction to determine any and all (i) derivative actions in which a holder of nVent ordinary shares asserts a claim in the name of nVent, (ii) actions asserting a claim of breach of a fiduciary duty of any of the directors of nVent and (iii) actions asserting a claim arising pursuant to any provision of Irish law or nVent’s articles of association.

A judgment obtained against nVent will be enforced by the courts of Ireland if the following general requirements are met: (i) U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule) and (ii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (i) if the judgment is not for a definite sum of money; (ii) if the judgment was obtained by fraud; (iii) the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (iv) the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland; or (v) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Ireland Superior Courts Rules.

nVent and its directors and officers may be subject to criminal penalties in the U.S. arising from breaches of the U.S. federal securities laws, but may not be subject to criminal penalties in Ireland unless the criminal laws of Ireland were violated. A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in Irish courts on public policy grounds and a prosecution brought before Irish courts under U.S. federal securities laws might not be permitted on public policy grounds.

Stock Exchange Listing

nVent has received authorization to list its ordinary shares on the NYSE under the symbol “NVT.”

Sale of Unregistered Securities

Upon nVent’s incorporation on May 30, 2017, nVent issued one ordinary share of nominal value €1.00 to each of two persons (i.e., two ordinary shares in total). On September 14, 2017, nVent’s two issued ordinary shares were transferred to an Irish corporate services provider. In connection with nVent’s re-registration as a public limited company, on October 12, 2017, nVent issued 25,000 deferred ordinary shares of €1.00 each to such Irish corporate services provider. nVent did not register these transactions under the Securities Act because such issuances did not constitute a public offering and therefore were exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Each share has been issued for cash at nominal value.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for nVent ordinary shares will be Computershare.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the nVent ordinary shares being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the nVent ordinary shares, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 or via the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of nVent ordinary shares with annual reports containing consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pentair plc

London, United Kingdom

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of nVent Electric plc (the “Company”) as of December 31, 2017 and 2016, and the related combined statements of income and comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and the financial statement schedule on page F-39 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As described in Note 1, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Pentair plc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Pentair plc. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from Pentair plc.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As a part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

February 27, 2018

We have served as the Company’s auditor since 2017.

nVent

Combined Statements of Income and Comprehensive Income

	Years ended December 31
In millions	2017	2016	2015
Net sales	$2,097.9	$2,116.0	$1,809.3
Cost of goods sold	1,256.0	1,280.2	1,139.2

Gross profit	841.9	835.8	670.1
Selling, general and administrative	485.9	478.8	373.8
Research and development	42.5	40.6	29.3

Operating income	313.5	316.4	267.0
Interest expense	0.2	1.4	1.1

Income before income taxes	313.3	315.0	265.9
Provision (benefit) for income taxes	(48.4)	55.9	55.8

Net income	$361.7	$259.1	$210.1

Comprehensive income, net of tax
Net income	$361.7	$259.1	$210.1
Changes in cumulative translation adjustment	2.4	31.6	(48.7)
Changes in market value of derivative financial instruments, net of tax	1.1	(3.3)	2.9

Comprehensive income	$365.2	$287.4	$164.3

See accompanying notes to combined financial statements.

nVent

Combined Balance Sheets

	December 31
In millions	2017	2016
Assets
Current assets
Cash and cash equivalents	$26.9	$21.5
Accounts and notes receivable, net of allowances of $8.4 and $12.7, respectively	349.3	314.8
Inventories	224.1	202.2
Other current assets	132.3	118.8

Total current assets	732.6	657.3
Property, plant and equipment, net	265.8	260.2
Other assets
Goodwill	2,238.2	2,222.8
Intangibles, net	1,236.6	1,307.1
Other non-current assets	251.8	46.4

Total other assets	3,726.6	3,576.3

Total assets	$4,725.0	$4,493.8

Liabilities and Equity
Current liabilities
Accounts payable	$174.1	$150.1
Employee compensation and benefits	75.5	58.7
Other current liabilities	141.3	109.6

Total current liabilities	390.9	318.4
Other liabilities
Pension and other post-retirement compensation and benefits	176.7	161.2
Deferred tax liabilities	279.4	470.4
Other non-current liabilities	86.7	58.1

Total liabilities	933.7	1,008.1
Equity
Net Parent investment	3,848.4	3,546.3
Accumulated other comprehensive loss	(57.1)	(60.6)

Total equity	3,791.3	3,485.7

Total liabilities and equity	$4,725.0	$4,493.8

See accompanying notes to combined financial statements.

nVent

Combined Statements of Cash Flows

	Years ended December 31
In millions	2017	2016	2015
Operating activities
Net income	$361.7	$259.1	$210.1
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation	36.5	34.4	31.3
Amortization	61.4	60.8	31.6
Deferred income taxes	(158.0)	(1.7)	(14.6)
Share-based compensation	14.6	13.4	13.3
Impairment of trade names	16.4	13.3	—
Pension and other post-retirement expense	14.3	27.8	6.6
Pension and other post-retirement contributions	(6.7)	(4.7)	(4.1)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(18.2)	6.1	(4.2)
Inventories	(8.9)	0.4	41.9
Other current assets	5.6	(40.0)	(25.7)
Accounts payable	17.0	15.0	0.4
Employee compensation and benefits	11.6	(19.7)	(1.1)
Other current liabilities	21.3	(9.4)	11.8
Other non-current assets and liabilities	41.1	9.2	46.6

Net cash provided by (used for) operating activities	409.7	364.0	343.9
Investing activities
Capital expenditures	(31.8)	(74.5)	(47.4)
Proceeds from sale of property and equipment	4.2	5.9	0.6
Acquisitions, net of cash acquired	(13.6)	—	(1,910.2)

Net cash provided by (used for) investing activities	(41.2)	(68.6)	(1,957.0)
Financing activities
Net transfers from (to) Parent	(359.5)	(308.9)	1,614.0

Net cash provided by (used for) financing activities	(359.5)	(308.9)	1,614.0
Effect of exchange rate changes on cash and cash equivalents	(3.6)	12.3	6.6

Change in cash and cash equivalents	5.4	(1.2)	7.5
Cash and cash equivalents, beginning of year	21.5	22.7	15.2

Cash and cash equivalents, end of year	$26.9	$21.5	$22.7

See accompanying notes to combined financial statements.

nVent

Combined Statements of Changes in Equity

In millions	Net Parent investment	Accumulated other comprehensive loss	Total
Balance—December 31, 2014	$1,648.5	$(43.1)	$1,605.4

Net income	210.1	—	210.1
Other comprehensive loss, net of tax	—	(45.8)	(45.8)
Net transfers from Parent	1,737.0	—	1,737.0

Balance—December 31, 2015	$3,595.6	$(88.9)	$3,506.7

Net income	259.1	—	259.1
Other comprehensive income, net of tax	—	28.3	28.3
Net transfers to Parent	(308.4)	—	(308.4)

Balance—December 31, 2016	$3,546.3	$(60.6)	$3,485.7

Net income	361.7	—	361.7
Other comprehensive income, net of tax	—	3.5	3.5
Net transfers to Parent	(59.6)	—	(59.6)

Balance—December 31, 2017	$3,848.4	$(57.1)	$3,791.3

See accompanying notes to combined financial statements.

nVent

Notes to combined financial statements

1. Basis of Presentation and Summary of Significant Accounting Policies

Business

nVent Electric plc (“nVent,” “we,” “us,” or “the Company”), a wholly owned business segment of Pentair plc (“Pentair” or “Parent”), is a leading global provider of electrical connection and protection solutions. We believe our inventive electrical solutions enable safer systems and ensure a more secure world. We design, manufacture, market, install, and service high performance products and solutions that connect and protect some of the world’s most sensitive equipment, buildings, and critical processes. We offer a comprehensive range of enclosures, electrical connections and fastening, and thermal management solutions across industry-leading brands that are recognized globally for quality, reliability, and innovation. The Company is comprised of three reporting segments: Enclosures, Thermal Management and Electrical & Fastening Solutions.

Separation from Pentair

On May 9, 2017, Pentair announced that its board of directors approved a plan to separate Pentair’s Water business and its Electrical business into two independent, publicly-traded companies (the “Proposed Separation”). The Proposed Separation is expected to occur through a tax-free distribution of the Electrical business to Pentair shareholders.

We are targeting April 30, 2018 for the completion of the Proposed Separation; however, there can be no assurance regarding the ultimate timing of the Proposed Separation or that the Proposed Separation will be completed. Completion of the Proposed Separation is subject to certain customary conditions, including, among other things, final approval of the transaction by Pentair’s board of directors, receipt of tax opinions and rulings and effectiveness of appropriate filings with the U.S. Securities and Exchange Commission (“SEC”). Upon completion of the Proposed Separation, nVent’s jurisdiction of incorporation will be Ireland, but nVent will manage its affairs so that it will be centrally managed and controlled in the United Kingdom (the “U.K.”) and therefore will have its tax residency in the U.K.

The Company was incorporated in Ireland on May 30, 2017, for the purpose of holding Pentair’s Electrical business following the Proposed Separation. Immediately prior to the distribution, Pentair will transfer its Electrical business to the Company in return for which the Company will issue ordinary shares of the Company to Pentair shareholders, pro rata to their respective holdings. Prior to the transfer by Pentair to the Company of Pentair’s Electrical business, the Company will have no business operations. Immediately following the distribution, the persons entitled to receive ordinary shares of the Company in the distribution will own all of the outstanding ordinary shares of the Company.

Pentair and nVent will enter into an agreement (the “Separation Agreement”) that will identify the assets to be transferred, the liabilities to be assumed, and the contracts to be transferred to Pentair and nVent as part of the Proposed Separation, and will provide for when and how these transfers will occur. These combined financial statements are representative of the Separation Agreement that is expected to be entered into at the time of the Proposed Separation. During 2017, the Company incurred $16.1 million of separation costs. These cost are included in the Combined Statements of Income and Comprehensive Income within Selling, general and administrative expenses.

Basis of presentation

The combined financial statements of nVent have been derived from the consolidated financial statements and records of Pentair as if nVent were operated on a stand-alone basis. The combined financial statements have been prepared in U.S. dollars (“USD”) and in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

nVent

Notes to combined financial statements

Intercompany accounts and transactions have been eliminated. The combined financial statements include certain assets and liabilities that have historically been held at Pentair’s corporate level but are specifically identifiable or otherwise attributable to nVent, and are expected to be transferred to, or assumed by, nVent upon consummation of the Proposed Separation.

Cost allocations

The combined financial statements of nVent include general corporate expenses of Pentair for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology, human resources, communications, facilities and employee benefits and compensation. These general corporate expenses are included in the Combined Statements of Income and Comprehensive Income within Selling, general and administrative expenses. The amounts allocated were $65.7 million, $75.7 million and $71.8 million for the years ended December 31, 2017, 2016 and 2015, respectively, of which $31.0 million, $31.0 million and $26.8 million, respectively, were historically recorded to the Electrical segment in Pentair’s consolidated financial statements. These expenses have been allocated to nVent on the basis of direct usage when identifiable, with the remainder allocated based on a proportional basis of net sales, headcount or other measures.

Pentair maintains self-insurance programs at the corporate level. nVent is a participant in Pentair’s self-insurance program, including general product liability, workers’ compensation, and vehicle liability. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, and other actuarial assumptions. The annual cost is allocated to all of the participating businesses using methodologies deemed reasonable by management. Costs related to Pentair’s general insured risks of $7.6 million, $7.6 million and $7.3 million were allocated to nVent for the years ended December 31, 2017, 2016 and 2015, respectively. All obligations pursuant to these programs have historically been obligations of Pentair. No self-insurance reserves have been allocated to nVent as these reserves represent obligations of Pentair, which are not transferable.

Pentair’s external debt and related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and no portion of the borrowings is being assumed by the Company as part of the Proposed Separation.

The Company considers the allocation methodology regarding the Parent’s general corporate expenses to be reasonable for all periods presented. Nevertheless, the combined financial statements of the Company may not reflect the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors including organization structure, capital structure and strategic decisions made in various areas, including information technology and infrastructure. Transactions between the Company and the Parent have been included in related party transactions in these combined financial statements and are considered to be effectively settled at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net Parent investment. The Net Parent investment represents the Parent’s historical investment in the Company, the net effect of cost allocations from transactions with the Parent, net transfers of cash and assets to the Parent and the Company’s accumulated earnings. See Note 9 for a further description of related party transactions and Net Parent investment.

nVent

Notes to combined financial statements

Fiscal year

Our fiscal year ends on December 31. Beginning with the first quarter of 2016, we report our interim quarterly periods on a calendar quarter basis. Prior to the first quarter of 2016, we reported our interim quarterly periods on a 13-week basis ending on a Saturday.

Use of estimates

The preparation of our combined financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in these combined financial statements and accompanying notes, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include our accounting for valuation of goodwill and indefinite lived intangible assets, estimated losses on accounts receivable, estimated realizable value on excess and obsolete inventory, percentage of completion revenue recognition, assets acquired and liabilities assumed in acquisitions, contingent liabilities, income taxes and pension and other post-retirement benefits. Actual results could differ from our estimates.

Revenue recognition

We recognize revenue when it is realized or realizable and has been earned. Revenue is recognized when persuasive evidence of an arrangement exists, shipment or delivery has occurred (depending on the terms of the sale), our price to the buyer is fixed or determinable, and collectability is reasonably assured.

Generally, there is no post-shipment obligation on product sold other than warranty obligations in the normal and ordinary course of business. In the event significant post-shipment obligations were to exist, revenue recognition would be deferred until substantially all obligations were satisfied.

Percentage of completion

Revenue from certain long-term contracts is recognized over the contractual period under the percentage of completion method of accounting. Under this method, sales and gross profit are recognized as work is performed either based on the relationship between the actual costs incurred and the total estimated costs at completion (“the cost-to-cost method”) or based on efforts for measuring progress towards completion in situations in which this approach is more representative of the progress on the contract than the cost-to-cost method. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed on a regular basis. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs. These reviews have not resulted in adjustments that were significant to our results of operations. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement.

We record costs and earnings in excess of billings on uncompleted contracts within Other current assets and billings in excess of costs and earnings on uncompleted contracts within Other current liabilities in the Combined Balance Sheets.

Sales returns

The right of return may exist explicitly or implicitly with our customers. Our return policy allows for customer returns only upon our authorization. Goods returned must be product we continue to market and must be in salable condition. At the time of sale, we reduce revenue for the estimated effect of returns. Estimated sales returns include consideration of historical sales levels, the timing and magnitude of historical sales return levels as a percent of sales, type of product, type of customer and a projection of this experience into the future.

nVent

Notes to combined financial statements

Pricing and sales incentives

We record estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements, promotions and other volume-based incentives at the later of the date revenue is recognized or the incentive is offered. Sales incentives given to our customers are recorded as a reduction of revenue unless we (1) receive an identifiable benefit for the goods or services in exchange for the consideration and (2) we can reasonably estimate the fair value of the benefit received.

Pricing is established at or prior to the time of sale with our customers and we record sales at the agreed-upon net selling price. However, we allow customers to apply for a refund of a percentage of the original purchase price if they can demonstrate sales to a qualifying end customer. At the time of sale, we estimate the anticipated refund to be paid based on historical experience and reduce sales for the probable cost of the discount. The cost of these refunds is recorded as a reduction in gross sales.

Volume-based incentives involve rebates that are negotiated at or prior to the time of sale with the customer and are redeemable only if the customer achieves a specified cumulative level of sales or sales increase. Under these incentive programs, at the time of sale, we estimate the anticipated rebate to be paid based on forecasted sales levels. These forecasts are updated at least quarterly for each customer and sales are reduced for the anticipated cost of the rebate. If the forecasted sales for a customer changes, the accrual for rebates is adjusted to reflect the new amount of rebates expected to be earned by the customer.

Shipping and handling costs

Amounts billed to customers for shipping and handling are recorded in Net sales in the accompanying Combined Statements of Income and Comprehensive Income. Shipping and handling costs incurred by the Company for the delivery of goods to customers are included in Cost of goods sold in the accompanying Combined Statements of Income and Comprehensive Income.

Research and development

We conduct research and development (“R&D”) activities in our own facilities, which consist primarily of the development of new products, product applications and manufacturing processes. We expense R&D costs as incurred. R&D expenditures during 2017, 2016 and 2015 were $42.5 million, $40.6 million and $29.3 million, respectively.

Cash management

Cash is managed centrally with certain net earnings reinvested locally and working capital requirements met from existing liquid funds. Accordingly, the cash and cash equivalents held by the Parent at the corporate level are not attributed to the Company for any of the periods presented. Only cash and cash equivalents held in a legal entity that will be transferred to nVent are reflected in the Combined Balance Sheets. Transfers of cash, both to and from the Parent’s centralized cash management system are reflected as a component of Net Parent investment in the Company’s Combined Balance Sheets and as a financing activity on the accompanying Combined Statements of Cash Flow.

Cash equivalents

We consider highly liquid investments with original maturities of three months or less at the date of acquisition to be cash equivalents.

nVent

Notes to combined financial statements

Trade receivables and concentration of credit risk

We record an allowance for doubtful accounts, reducing our receivables balance to an amount we estimate is collectible from our customers. Estimates used in determining the allowance for doubtful accounts are based on current trends, aging of accounts receivable, periodic credit evaluations of our customers’ financial condition, and historical collection experience. We generally do not require collateral. No customer receivable balances exceeded 10 percent of total net receivable balances as of December 31, 2017 or December 31, 2016.

Inventories

Inventories are stated at the lower of cost or market with substantially all inventories recorded using the first-in, first-out (“FIFO”) cost method.

Property, plant and equipment, net

Property, plant and equipment is stated at historical cost. We compute depreciation by the straight-line method based on the following estimated useful lives:

Years
Land improvements	5 to 20
Buildings and leasehold improvements	5 to 50
Machinery and equipment	3 to 15

Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the recorded cost of the assets and their related accumulated depreciation are removed from the Combined Balance Sheets and any related gains or losses are included in income.

We review the recoverability of long-lived assets to be held and used, such as property, plant and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is recognized for the difference between estimated fair value and carrying value. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. The measurement of impairment requires us to estimate future cash flows and the fair value of long-lived assets. We recorded no material impairment charges in 2017 or 2016 in conjunction with restructuring activities.

Goodwill and identifiable intangible assets

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the fair value of identifiable tangible net assets and identifiable intangible assets purchased and liabilities assumed.

Goodwill is tested annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting

nVent

Notes to combined financial statements

unit there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly-traded companies that are similar in size and industry. Actual results may differ from those used in our valuations.

In developing our discounted cash flow analysis, assumptions about future revenues and expenses, capital expenditures and changes in working capital are based on our annual operating plan and long-term business plan for each of our reporting units. These plans take into consideration numerous factors including historical experience, anticipated future economic conditions, changes in raw material prices and growth expectations for the industries and end markets we participate in.

In estimating fair value using the market approach, we identify a group of comparable publicly-traded companies for each reporting unit that are similar in terms of size and product offering. These groups of comparable companies are used to develop multiples based on total market-based invested capital as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”). We determine our estimated values by applying these comparable EBITDA multiples to the operating results of our reporting units. The ultimate fair value of each reporting unit is determined considering the results of both valuation methods.

Identifiable intangible assets

Our primary identifiable intangible assets include: customer relationships, trade names, proprietary technology and patents. Identifiable intangibles with definite lives are amortized and those identifiable intangibles with indefinite lives are not amortized. Identifiable intangible assets that are subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangible assets not subject to amortization are tested for impairment annually or more frequently if events warrant. We complete our annual impairment test during the fourth quarter each year for those identifiable assets not subject to amortization.

The impairment test for trade names consists of a comparison of the fair value of the trade name with its carrying value. Fair value is measured using the relief-from-royalty method. This method assumes the trade name has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands, the appropriate royalty rate and the weighted average cost of capital. The non-recurring fair value measurement is a “Level 3” measurement under the fair value hierarchy described below.

During the fourth quarter of 2017, we recorded an impairment charge of $13.0 million related to a trade name in Electrical & Fastening Solutions as a result of lower forecasted sales volume in our annual impairment evaluation. We also recorded an impairment charge of $3.4 million related to certain trade names in Thermal Management as a result of rebranding strategies implemented in the fourth quarter of 2017. An impairment charge of $13.3 million was recorded in 2016 related to a trade name in Thermal Management as a result of a rebranding strategy implemented in the fourth quarter of 2016. The trade name impairment charges were recorded in Selling, general and administrative in our Combined Statements of Income and Comprehensive Income.

There were no impairment charges recorded in 2015 for identifiable intangible assets.

nVent

Notes to combined financial statements

Income taxes

The Company’s operations have historically been included in the Parent’s U.S. federal and state income tax returns, and all income taxes have been paid by the Parent. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return approach as if the Company filed its own tax returns. Under this approach, the provision for income taxes represents income tax paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year calculated as if the Company were a stand-alone taxpayer filing hypothetical income tax returns where applicable. Current income tax liabilities are assumed to be immediately settled with the Parent and are relieved through the Net Parent investment account and the Net transfers from (to) Parent in the Combined Statements of Cash Flows.

We use the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities (including those attributed to the Company from the Parent for the Combined Balance Sheets) and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. We maintain valuation allowances unless it is more likely than not that all or a portion of the deferred tax assets will be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. We recognize the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is more likely than not to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Pension and other post-retirement plans

We sponsor defined-benefit pension plans and a post-retirement health plan. The funded positions and the related expense of these plans is recorded in the Combined Financial Statements. The pension and other post-retirement benefit costs included in the Combined Statements of Income for these plans are determined from actuarial assumptions and methodologies, including discount rates and expected returns on plan assets. These assumptions are updated annually and are disclosed in Note 10.

Certain nVent employees participate in defined benefit pension plans and post-retirement health plans sponsored by the Parent which also include the Parent participants. For purposes of these Combined Financial Statements, nVent accounts for these plans as multi-employer benefit plans. Accordingly, nVent does not record an asset or liability to recognize the funded status of these plans. However, nVent does record its share of the allocated expense, including net actuarial gains or losses described below.

We recognize changes in the fair value of plan assets and net actuarial gains or losses for pension and other post-retirement benefits annually in the fourth quarter each year (“mark-to-market adjustment”) and, if applicable, in any quarter in which an interim remeasurement is triggered. Net actuarial gains and losses occur when the actual experience differs from any of the various assumptions used to value our pension and other post-retirement plans or when assumptions change, as they may each year. The remaining components of pension expense, including service and interest costs and estimated return on plan assets, are recorded on a quarterly basis.

nVent

Notes to combined financial statements

Share-based compensation

nVent employees have traditionally participated in the Parent’s share-based compensation plans. Until consummation of the Proposed Separation, nVent will continue to participate in the Parent’s share-based compensation plans and record compensation expense based on awards granted to nVent employees, as well as recording an allocation of share-based compensation expense associated with Pentair’s corporate and shared functional employees.

We account for share-based compensation awards on a fair value basis. The estimated grant date fair value of each option award is recognized in income on an accelerated basis over the requisite service period (generally the vesting period). The estimated fair value of each option award is calculated using the Black-Scholes option-pricing model. From time to time, we have elected to modify the terms of the original grant. These modified grants are accounted for as a new award and measured using the fair value method, resulting in the inclusion of additional compensation expense in our Combined Statements of Income and Comprehensive Income. Restricted share awards and units are recorded as compensation cost on an accelerated basis over the requisite service periods based on the market value on the date of grant.

Performance share units (“PSU”) are stock awards where the ultimate number of shares issued will be contingent on Pentair’s performance against certain financial performance targets. The fair value of each PSU is based on the market value on the date of grant. We recognize expense related to the estimated vesting of our PSUs granted. The estimated vesting of the PSUs is based on the probability of achieving certain financial performance thresholds over the specified performance period.

Derivative financial instruments

We recognize all derivatives, including those embedded in other contracts, as either assets or liabilities at fair value in our Combined Balance Sheets. If the derivative is designated and is effective as a cash-flow hedge, the effective portion of changes in the fair value of the derivative are recorded in Accumulated other comprehensive income (loss) (“AOCI”) as a separate component of equity in the Combined Balance Sheets and are recognized in the Combined Statements of Income and Comprehensive Income when the hedged item affects earnings. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value are reported in earnings immediately.

We use derivative instruments for the purpose of hedging currency exposures, which exist as part of ongoing business operations. We do not hold or issue derivative financial instruments for trading or speculative purposes. All other contracts that contain provisions meeting the definition of a derivative also meet the requirements of, and have been designated as, normal purchases or sales. Our policy is not to enter into contracts with terms that cannot be designated as normal purchases or sales. From time to time, we may enter into short duration foreign currency contracts to hedge foreign currency risks.

nVent

Notes to combined financial statements

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1:	Valuation is based on observable inputs such as quoted market prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:	Valuation is based on inputs such as quoted market prices for similar assets or liabilities in active markets or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

In making fair value measurements, observable market data must be used when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Foreign currency translation

The financial statements of subsidiaries located outside of the U.S. are generally measured using the local currency as the functional currency, except for certain corporate entities outside of the U.S. which are measured using USD. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments are included in AOCI, a separate component of equity.

New accounting standards

In March 2017, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard which requires the presentation of all components of net periodic benefit cost other than service costs outside of operating income. Only the service cost component will be included in operating income and eligible for capitalization in assets. The new guidance related to the presentation of the components of net periodic benefit cost within the Combined Statements of Income and Comprehensive Income will be applied retrospectively. The new guidance limiting the capitalization of net periodic benefit cost in assets to the service cost component will be applied prospectively. The new standard is effective for fiscal years beginning after December 15, 2017, and interim periods within that reporting period. We adopted this standard as of January 1, 2018. As a result of adoption, approximately $2.3 million, $16.8 and $(6.8) million of pension and post-retirement expense (benefit) will be reclassified from operating income to non-operating income for the years ended December 31, 2017, 2016 and 2015, respectively.

In March 2016, the FASB issued a new accounting standard for share-based payments. The guidance simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification of excess tax benefits in the Combined Statements of Cash Flows. We adopted the new standard in the first quarter of 2017. The impact of the adoption resulted in the following:

•	All excess tax benefits and deficiencies arising from employee share-based payment awards, and dividends on those awards, will be recognized within income taxes in the period in which they occur rather than within additional paid-in-capital. Our adoption of this requirement under the new standard had no material impact.

nVent

Notes to combined financial statements

•	The Company no longer presents excess tax benefits within cash flows from financing activities in the Combined Statements of Cash Flows; instead these are now reflected within cash flows from operating activities. The Company elected to apply this change prospectively.

•	The Company elected not to change its policy on accounting for forfeitures and continues to estimate the total number of awards for which the requisite service period will not be rendered.

In February 2016, the FASB issued new accounting requirements regarding accounting for leases, which require an entity to recognize both assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The requirements are effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and early adoption is permitted. We have not yet determined the potential effects on our financial condition or results of operations.

In May 2014, the FASB issued new accounting requirements for the recognition of revenue from contracts with customers. The new rules require entities to recognize revenue when they transfer control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new requirements also include additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The requirements are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. We adopted the new revenue guidance as of January 1, 2018, using the modified retrospective transition method of adoption applied to those contracts which were not completed as of that date. An adjustment will be recorded to our 2018 beginning equity for the cumulative effect of the change. In preparation for adoption of the new guidance, we have implemented appropriate changes to our business processes, systems and controls to support preparation of financial information and have reached conclusions on key accounting assessments related to the standard. As a result of these assessments, the adoption of the new standard will not have a material impact on our consolidated financial statements, including the presentation of revenues in our Combined Statements of Income and Comprehensive Income.

The immaterial impact of adopting the new standard primarily relates to the accounting for certain custom products manufactured by our Enclosures segment. Currently revenue is recognized for these custom products upon shipment. However, as these products have no alternative use to the Company and we have an enforceable right to payment for our performance completed to date, revenue related to these custom products will now be recognized over time prior to shipment using a units produced methodology.

2. Acquisitions

Material acquisition

On September 18, 2015, we acquired all of the outstanding shares of capital stock of ERICO Global Company (“ERICO”) for approximately $1.8 billion of cash (the “ERICO Acquisition”). ERICO is a leading global manufacturer and marketer of engineered electrical and fastening products for electrical, mechanical and civil applications. ERICO has recognized brands including CADDY fixing, fastening and support products and ERICO electrical grounding, bonding and connectivity products. The legacy ERICO business comprises the Electrical & Fastening Solutions reporting segment.

The purchase price has been allocated based on the fair value of assets acquired and liabilities assumed at the date of the ERICO Acquisition. The purchase price allocation was completed in the third quarter of 2016.

nVent

Notes to combined financial statements

The following table summarizes our estimates of the fair values of the assets acquired and liabilities assumed in the ERICO Acquisition:

In millions
Cash	$11.8
Accounts receivable	75.9
Inventories	101.8
Other current assets	2.8
Property, plant and equipment	53.1
Identifiable intangible assets	1,033.8
Goodwill	1,031.0
Current liabilities	(94.7)
Deferred income taxes, including current	(382.3)
Other liabilities	(15.1)

Purchase price	$1,818.1

The excess of purchase price over tangible net assets and identified intangible assets acquired was allocated to goodwill in the amount of $1,031.0 million, none of which is deductible for income tax purposes. Identifiable intangible assets acquired as part of the ERICO Acquisition included $228.4 million of indefinite-lived trade name intangible assets and $805.4 million of definite-lived customer relationships with an estimated useful life of 21 years.

Unaudited pro forma condensed combined financial results of operations for the year ended December 31, 2015, presented as if the ERICO Acquisition was consummated on January 1, 2014, are pro forma net sales of $2.2 billion and pro forma net income of $307.6 million. The unaudited pro forma net income excludes the impact of $14.0 million of non-recurring transaction related costs and $32.8 million of non-recurring costs related to acquisition date fair value adjustments to inventory.

The pro forma condensed combined financial information has been prepared for comparative purposes only and includes certain adjustments, as noted above. The adjustments are estimates based on currently available information and actual amounts may differ materially from these estimates. They do not reflect the effect of costs or synergies that would have been expected to result from the integration of the ERICO Acquisition. The pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the ERICO Acquisition occurred on January 1, 2014.

Other acquisitions

In April 2015, we acquired, as part of our Thermal Management segment, all of the outstanding shares of capital stock of Nuheat Industries Limited (“Nuheat”) for $96.0 million in cash (120.5 million Canadian dollars translated at the April 2, 2015 exchange rate), net of cash acquired. In November 2015, cash of $0.9 million (1.2 million Canadian dollars translated at the average monthly exchange rate) was paid to Nuheat in settlement of a working capital adjustment. Based in Canada, Nuheat is a leading manufacturer of electric floor heating systems that are distributed across North America. Total goodwill recorded as part of the purchase allocation was $43.2 million, none of which is tax deductible. Identified intangible assets acquired consisted of customer relationships of $53.3 million, with an estimated useful life of 17 years.

In January 2017, we completed an acquisition as part of our Electrical & Fastening Solutions segment with a purchase price of $13.6 million in cash, net of cash acquired.

nVent

Notes to combined financial statements

3. Restructuring

During 2017, 2016 and 2015, we initiated and continued execution of certain business restructuring initiatives aimed at reducing our fixed cost structure and, during 2017, began realigning our business in contemplation of the Proposed Separation. The 2017, 2016 and 2015 initiatives included a reduction in hourly and salaried headcount of approximately 250, 350 and 200 employees, respectively.

Restructuring related costs included in Selling, general and administrative expenses in the Combined Statements of Income and Comprehensive Income included costs for severance and other restructuring costs as follows:

	Years ended December 31
In millions	2017	2016	2015
Severance and related costs	$16.0	$11.9	$15.2
Other	0.8	0.4	0.5

Total restructuring costs	$16.8	$12.3	$15.7

Other restructuring costs primarily consist of various contract termination costs.

Restructuring costs by reportable segment were as follows:

	Years ended December 31
In millions	2017	2016	2015
Enclosures	$6.7	$3.4	$12.1
Thermal Management	7.5	7.1	1.7
Electrical & Fastening Solutions	2.6	1.8	1.9

Combined	$16.8	$12.3	$15.7

Activity related to accrued severance and related costs recorded in Other current liabilities in the Combined Balance Sheets is summarized as follows:

	Years ended December 31
In millions	2017	2016
Beginning balance	$10.3	$13.5
Costs incurred	16.0	11.9
Cash payments and other	(21.2)	(15.1)

Ending balance	$5.1	$10.3

nVent

Notes to combined financial statements

4. Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2017 and 2016 by reportable segment were as follows:

In millions	December 31, 2016	Acquisitions	Foreign currency translation/ other	December 31, 2017
Enclosures	$267.6	$—	$7.2	$274.8
Thermal Management	924.2	—	2.9	927.1
Electrical & Fastening Solutions	1,031.0	5.3	—	1,036.3

Total goodwill	$2,222.8	$5.3	$10.1	$2,238.2

In millions	December 31, 2015	Purchase accounting adjustments	Foreign currency translation/ other	December 31, 2016
Enclosures	$270.5	$—	$(2.9)	$267.6
Thermal Management	922.8	—	1.4	924.2
Electrical & Fastening Solutions	1,061.9	(30.9)	—	1,031.0

Total goodwill	$2,255.2	$(30.9)	$(1.5)	$2,222.8

Identifiable intangible assets consisted of the following at December 31:

	2017			2016
In millions	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Definite-life intangibles
Customer relationships	$1,153.0	$(207.5)	$945.5	$1,149.8	$(146.9)	$1,002.9
Proprietary technology and patents	14.6	(4.8)	9.8	10.1	(3.6)	6.5

Total definite-life intangibles	1,167.6	(212.3)	955.3	1,159.9	(150.5)	1,009.4
Indefinite-life intangibles
Trade names	281.3	—	281.3	297.7	—	297.7

Total intangibles	$1,448.9	$(212.3)	$1,236.6	$1,457.6	$(150.5)	$1,307.1

Identifiable intangible asset amortization expense in 2017, 2016 and 2015 was $61.4 million, $60.8 million and $31.6 million, respectively.

In 2017 and 2016, we recorded impairment charges for trade name intangible assets of $16.4 million and $13.3 million, respectively. There were no impairment charges recorded in 2015.

Estimated future amortization expense for identifiable intangible assets during the next five years is as follows:

In millions	2018	2019	2020	2021	2022
Estimated amortization expense	$60.9	$60.5	$60.4	$59.3	$59.3

nVent

Notes to combined financial statements

5. Supplemental Balance Sheet Information

	December 31
In millions	2017	2016
Inventories
Raw materials and supplies	$64.3	$50.6
Work-in-process	25.2	19.0
Finished goods	134.6	132.6

Total inventories	$224.1	$202.2

Other current assets
Cost in excess of billings	$69.9	$73.3
Prepaid expenses	29.3	21.2
Prepaid income taxes	31.3	22.3
Other current assets	1.8	2.0

Total other current assets	$132.3	$118.8

Property, plant and equipment, net
Land and land improvements	$39.1	$37.6
Buildings and leasehold improvements	170.2	162.8
Machinery and equipment	402.0	375.4
Construction in progress	11.5	31.0

Total property, plant and equipment	622.8	606.8
Accumulated depreciation and amortization	357.0	346.6

Total property, plant and equipment, net	$265.8	$260.2

Other non-current assets
Deferred compensation plan assets	$25.1	$25.6
Prepaid income taxes	201.5	2.7
Other non-current assets	25.2	18.1

Total other non-current assets	$251.8	$46.4

Other current liabilities
Accrued rebates	$42.9	$36.0
Billings in excess of cost	9.8	6.6
Accrued taxes payable	41.8	20.9
Other current liabilities	46.8	46.1

Total other current liabilities	$141.3	$109.6

Other non-current liabilities
Income taxes payable	$57.6	$26.0
Deferred compensation plan liabilities	25.1	25.6
Other non-current liabilities	4.0	6.5

Total other non-current liabilities	$86.7	$58.1

nVent

Notes to combined financial statements

6. Accumulated Other Comprehensive Income (Loss)

Components of AOCI consist of the following:

	December 31
In millions	2017	2016
Cumulative translation adjustments	$(57.8)	$(60.2)
Change in market value of derivative financial instruments, net of tax	0.7	(0.4)

Accumulated other comprehensive loss	$(57.1)	$(60.6)

7. Derivatives and Financial Instruments

Derivative financial instruments

We conduct business in various locations throughout the world and are subject to market risk due to changes in the value of foreign currencies in relation to our reporting currency, the U.S. dollar. We manage our economic and transaction exposure to certain market-based risks through the use of foreign currency derivative financial instruments. Our objective in holding these derivatives is to reduce the volatility of net earnings and cash flows associated with changes in foreign currency exchange rates. The majority of our foreign currency contracts have an original maturity date of less than one year. The derivative contracts contain credit risk to the extent that our bank counterparties may be unable to meet the terms of the agreements. The amount of such credit risk is generally limited to the unrealized gains, if any, in such contracts. Such risk is minimized by limiting those counterparties to major financial institutions of high credit quality.

At December 31, 2017 and 2016, we had outstanding foreign currency derivative contracts with gross notional U.S. dollar equivalent amounts of $10.7 million and $7.4 million, respectively. The impact of these contracts on the Combined Statements of Income and Comprehensive Income was not material for any period presented.

Gains or losses on foreign currency contracts designated as hedges are reclassified out of AOCI and into Selling, general and administrative expense in the Combined Statements of Operations and Comprehensive Income when the hedged item affects earnings. Such reclassifications during 2017, 2016 and 2015 were not material.

Fair value of financial instruments

The following methods were used to estimate the fair values of each class of financial instrument:

•	short-term financial instruments (cash and cash equivalents, accounts and notes receivable, and accounts and notes payable)—recorded amount approximates fair value because of the short maturity period;

•	foreign currency contract agreements—fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance; and

•	deferred compensation plan assets (mutual funds, common/collective trusts and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees)—fair value of mutual funds and cash equivalents are based on quoted market prices in active market that are classified as Level 1 in the valuation hierarchy defined by the accounting guidance; fair value of common/collective trusts are based on observable inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance.

nVent

Notes to combined financial statements

Financial assets and liabilities measured at fair value on a recurring and nonrecurring basis were as follows:

Recurring fair value measurements	December 31, 2017
In millions	Level 1	Level 2	Level 3	Total
Foreign currency contract assets	$—	$0.7	$—	$0.7
Deferred compensation plans assets	22.9	2.2	—	25.1

Total recurring fair value measurements	$22.9	$2.9	$—	$25.8

Nonrecurring fair value measurements(1)

Recurring fair value measurements	December 31, 2016
In millions	Level 1	Level 2	Level 3	Total
Foreign currency contract liabilities	$—	$(0.4)	$—	$(0.4)
Deferred compensation plan assets	23.2	2.4	—	25.6

Total recurring fair value measurements	$23.2	$2.0	$—	$25.2

Nonrecurring fair value measurements(1)

(1)	During the fourth quarter of 2017, we completed our annual intangible assets impairment review. As a result, we recorded a pre-tax non-cash impairment charge of $16.4 million. The impairment charge reduced the total carrying value of the impacted trade name intangibles to $16.2 million. During the fourth quarter of 2016, we completed our annual intangible assets impairment review. As a result, we recorded a pre-tax non-cash impairment charge of $13.3 million. The impairment charge reduced the carrying value of the impacted trade name intangible to $0. The fair value of trade names is measured using the relief-from-royalty method. This method assumes the trade name has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands, the appropriate royalty rate and the weighted average cost of capital.

8. Income Taxes

Income before income taxes consisted of the following:

	Years ended December 31
In millions	2017	2016	2015
Federal(1)	$(19.9)	$(10.6)	$(5.5)
International(2)	333.2	325.6	271.4

Income before income taxes	$313.3	$315.0	$265.9

(1)	“Federal” reflects U.K. income before income taxes.

(2)	“International” reflects non-U.K. income before income taxes.

nVent

Notes to combined financial statements

The provision for income taxes consisted of the following:

	Years ended December 31
In millions	2017	2016	2015
Currently payable
Federal(1)	$1.0	$(0.4)	$—
International(2)	94.5	58.0	70.4

Total current taxes	95.5	57.6	70.4
Deferred
Federal(1)	—	(0.4)	(0.3)
International(2)	(143.9)	(1.3)	(14.3)

Total deferred taxes	(143.9)	(1.7)	(14.6)

Total provision (benefit) for income taxes	$(48.4)	$55.9	$55.8

(1)	“Federal” represents U.K. taxes.

(2)	“International” represents non-U.K. taxes.

Reconciliations of the federal statutory income tax rate to our effective tax rate were as follows:

	Years ended December 31
Percentages	2017	2016	2015
Federal statutory income tax rate(1)	19.3	20.0	20.3
Tax effect of international operations(2)	(5.9)	(3.4)	(0.9)
Change in valuation allowances	(2.2)	1.1	0.6
Non-deductible transaction costs	0.5	—	1.0
Excess tax benefits on stock-based compensation	(0.1)	—	—
Tax effect of U.S. tax reform	(27.0)	—	—

Effective tax rate	(15.4)	17.7	21.0

(1)	The statutory rate for 2017, 2016 and 2015 reflects the U.K. statutory rate of 19.3 percent, 20.0 percent and 20.3 percent, respectively.

(2)	The tax effect of international operations consists of non-U.K. jurisdictions.

Reconciliations of the beginning and ending gross unrecognized tax benefits were as follows:

	Years ended December 31
In millions	2017	2016	2015
Beginning balance	$26.6	$20.5	$14.9
Gross increases for tax positions in prior periods	1.2	0.5	1.5
Gross decreases for tax positions in prior periods	(2.2)	(0.5)	(0.1)
Gross increases based on tax positions related to the current year	1.3	1.3	0.2
Gross decreases related to settlements with taxing authorities	(2.3)	(0.9)	(0.1)
Reductions due to statute expiration	(1.3)	(0.1)	—
Gross (decreases) increases due to currency fluctuations	1.3	0.5	(2.5)
Gross increases due to acquisitions	—	5.3	6.6

Ending balance	$24.6	$26.6	$20.5

nVent

Notes to combined financial statements

Included in the $24.6 million of total gross unrecognized tax benefits as of December 31, 2017 was $23.3 million of tax benefits that, if recognized, would impact the effective tax rate. It is reasonably possible that the gross unrecognized tax benefits as of December 31, 2017 may decrease by a range of zero to $8.6 million during 2018, primarily as a result of the resolution of non-U.K. examinations and the expiration of various statutes of limitations. Liabilities for unrecognized tax benefits are recorded in Other non-current liabilities in the Combined Balance Sheets.

Based on the outcome of these examinations, or as a result of the expiration of statute of limitations for specific jurisdictions, it is reasonably possible that certain unrecognized tax benefits for tax positions taken on previously filed tax returns will materially change from those recorded as liabilities in our financial statements. A number of tax periods from 2005 to present are under audit by tax authorities in various jurisdictions, including Canada, China, and Germany. We anticipate that several of these audits may be concluded in the foreseeable future.

We record penalties and interest related to unrecognized tax benefits in Provision for income taxes and Interest expense, respectively, in the Combined Statements of Income and Comprehensive Income. As of December 31, 2017 and 2016, we have liabilities of $2.0 million for the possible payment of penalties and $6.6 million and $5.8 million, respectively, for the possible payment of interest expense, which are recorded in Other current liabilities in the Combined Balance Sheets.

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) and “deferred tax liabilities” (generally items for which we received a tax deduction but the tax impact has not yet been recorded in the Combined Statements of Income and Comprehensive Income).

Deferred taxes were recorded in the Combined Balance Sheets as follows:

	December 31
In millions	2017	2016
Other non-current assets	$18.6	$8.5
Deferred tax liabilities	279.4	470.4

Net deferred tax liabilities	$260.8	$461.9

nVent

Notes to combined financial statements

The tax effects of the major items recorded as deferred tax assets and liabilities were as follows:

	December 31
In millions	2017	2016
Deferred tax assets
Accrued liabilities and reserves	$10.3	$22.7
Pension and other post-retirement benefits	17.5	11.1
Employee compensation and benefits	14.8	21.1
Tax loss and credit carryforwards	148.5	127.2
Other	—	—

Total deferred tax assets	191.1	182.1
Valuation allowance	143.5	129.7

Deferred tax assets, net of valuation allowance	47.6	52.4
Deferred tax liabilities
Property, plant and equipment	12.3	17.7
Goodwill and other intangibles	290.2	487.6
Other liabilities	5.9	9.0

Total deferred tax liabilities	308.4	514.3

Net deferred tax liabilities	$260.8	$461.9

Included in tax loss and credit carryforwards in the table above is a deferred tax asset of $11.3 million as of December 31, 2017 related to foreign tax credit carryover from the tax period ended December 31, 2017 and related to transition taxes. The entire amount is subject to a valuation allowance. The foreign tax credit is eligible for carryforward until the tax period ending December 31, 2027.

As of December 31, 2017, tax loss carryforwards of $429.2 million were available to offset future income. A valuation allowance of $129.0 million exists for deferred income tax benefits related to the tax loss carryforwards which may not be realized. The tax losses relate primarily to non-U.S. carryforwards of $424.9 million which are subject to varying expiration periods. Non-U.S. carryforwards of $378.2 million are located in jurisdictions with unlimited tax loss carryforward periods, while the remainder will begin to expire in 2018. In addition, there were $4.3 million of state tax loss carryforwards as of December 31, 2017, which will expire in future years through 2037.

The Tax Cuts and Jobs Act (“the Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign-sourced earnings.

Given the significance of the legislation, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. SAB 118 allows registrants to record provisional amounts during a one year “measurement period”. The measurement period is deemed to have ended earlier when the registrant has obtained, prepared, and analyzed the information necessary to finalize its accounting. During the measurement period, impacts of the law are expected to be recorded at the time a reasonable estimate for all or a portion of the effects can be made, and provisional amounts can be recognized and adjusted as information becomes available, prepared, or analyzed.

nVent

Notes to combined financial statements

The Company has calculated its best estimate of the impact of the Act in its year-end income tax provision in accordance with its understanding of the Act and guidance available as of the date of this filing and as a result has recorded a provisional income tax benefit of $84.8 million in the fourth quarter of 2017, the period in which the legislation was enacted. The provisional amount related to the remeasurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future was a decrease to income tax expense of $122.0 million. The remeasurement of deferred taxes requires further analysis regarding the impact of the Act on state taxes, taxation of executive compensation arrangements, changes to tax capitalization provisions and others aspects of the Act that may impact our tax balances.

The amount related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings was an increase to income tax expense of $37.2 million. The determination of the transition tax requires further analysis regarding the amount and composition of the company’s historical foreign earnings, which is expected to be completed in the second half of 2018. No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations. Undistributed earnings of entities that are not subject to the transition tax but that could be subject to tax if distributed are approximately $121.0 million.

9. Related Party Transactions and Net Parent Investment

Sales to Pentair by nVent in 2017, 2016 and 2015 were not material.

nVent engages in cash pooling arrangements with related parties that are managed centrally by the Parent.

The Parent’s business model includes a combination of stand-alone and combined business functions between Pentair and nVent, varying by region and country. The combined financial statements of nVent include allocations of these costs between Pentair and nVent. Such allocations are estimates, and also may not represent the cost of such services if performed on a stand-alone basis. See further description of cost allocations in Note 1.

The Combined Balance Sheets of nVent include certain of the Parent assets and liabilities that are specifically identifiable or otherwise attributable to nVent and will be transferred to nVent in connection with the separation. Transactions between nVent and the Parent are considered to be effectively settled at the time the transaction is recorded. The net effect of these transactions is included in the Combined Statements of Cash flows as Net transfers from (to) Parent.

Net Parent investment in the Combined Balance Sheets represents the Parent’s historical investment in the Company, the net effect of cost allocations from transactions with the Parent, net transfers of cash and assets to the Parent and nVent’s accumulated earnings.

10. Benefit Plans

Pension and other post-retirement plans

We sponsor defined-benefit pension plans and a post-retirement health plan (“Direct Plans”). The defined benefit pension plans cover certain non-U.S. employees and retirees, and the pension benefits are based principally on an employee’s years of service and/or compensation levels near retirement. These plans are accounted for as defined benefit pension plans for purposes of the combined financial statements. Accordingly, the funded position of these plans and the related expense are recorded in the combined financial statements. The unfunded post-retirement health plan covers certain U.S. employees and retirees and provides a fixed monthly dollar credit for retiree health care expenses. The benefit obligation and related expense for this plan are included in the combined financial statements.

nVent

Notes to combined financial statements

Certain Company employees participate in defined benefit pension plans and post-retirement health plans (“Shared Plans”) sponsored by the Parent, which also include other Pentair participants. For purposes of these combined financial statements, the Company accounts for Shared Plans as multi-employer benefit plans. Accordingly, the Company does not record an asset or liability to recognize the funded status of the Shared Plans. However, the Company does record expense attributable to its employees who participate in the Shared Plans, as well as expense allocated for Pentair’s corporate and shared functional employees. The total expense was $11.1 million, $2.9 million and $1.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company does not expect to assume any significant benefit obligation of the Shared Plans upon consummation of the Proposed Separation.

The following information is applicable to only Direct Plans.

Obligations and funded status of Direct Plans

The following tables present reconciliations of plan benefit obligations, fair value of plan assets and the funded status of pension plans and the post-retirement health plan as of and for the years ended December 31, 2017 and 2016:

	Pension plans		Post-retirement health plan
In millions	2017	2016	2017	2016
Change in benefit obligations
Benefit obligation beginning of year	$173.8	$161.7	$17.9	$18.1
Service cost	6.3	5.0	0.1	0.2
Interest cost	4.0	3.9	0.7	0.7
Actuarial loss (gain)	(7.1)	15.3	0.3	(0.2)
Foreign currency translation	23.1	(8.7)	—	—
Benefits paid	(4.8)	(3.4)	(0.8)	(0.9)

Benefit obligation end of year	$195.3	$173.8	$18.2	$17.9

Change in plan assets
Fair value of plan assets beginning of year	$35.7	$37.3	$—	$—
Actual return on plan assets	2.1	2.9	—	—
Company contributions	5.9	3.9	0.8	0.8
Foreign currency translation	3.3	(5.0)	—	—
Benefits paid	(4.8)	(3.4)	(0.8)	(0.8)

Fair value of plan assets end of year	$42.2	$35.7	$—	$—

Funded status
Benefit obligations in excess of the fair value of plan assets	$(153.1)	$(138.1)	$(18.2)	$(17.9)

nVent

Notes to combined financial statements

Amounts recorded in the Combined Balance Sheets were as follows:

	Pension plans		Post-retirement health plan
In millions	2017	2016	2017	2016
Other non-current assets	$3.8	$3.2	$—	$—
Current liabilities	(3.5)	(2.8)	(1.2)	(1.2)
Non-current liabilities	(153.4)	(138.5)	(17.0)	(16.7)

Benefit obligations in excess of the fair value of plan assets	$(153.1)	$(138.1)	$(18.2)	$(17.9)

The accumulated benefit obligation for all defined benefit pension plans was $185.3 million and $165.2 million at December 31, 2017 and 2016, respectively.

Information for pension plans with an accumulated benefit obligation or projected benefit obligation in excess of plan assets as of December 31 was as follows:

	Projected benefit obligation exceeds the fair value of plan assets		Accumulated benefit obligation exceeds the fair value of plan assets
In millions	2017	2016	2017	2016
Projected benefit obligation	$170.5	$152.2	$168.1	$152.2
Fair value of plan assets	13.6	10.9	11.4	10.9
Accumulated benefit obligation	N/A	N/A	158.3	143.6

Components of net periodic benefit expense for our pension plans for the years ended December 31 were as follows:

	Pension plans
In millions	2017	2016	2015
Service cost	$6.3	$5.0	$5.4
Interest cost	4.0	3.9	3.7
Expected return on plan assets	(1.4)	(1.3)	(1.3)
Net actuarial (gain) loss	(6.8)	16.7	(2.0)

Net periodic benefit expense	$2.1	$24.3	$5.8

Net periodic benefit expense for our post-retirement health plan for the years ended December 31, 2017, 2016 and 2015 was not material.

As of January 1, 2018, upon adoption of the new accounting standard which requires the presentation of all components of net periodic benefit cost other than service costs outside of operating income, approximately $(4.2) million, $19.3 million and $0.4 million of pension and post-retirement (benefit) expense for the Direct Plans will be reclassified from operating income to non-operating income for the years ended December 31, 2017, 2016 and 2015, respectively.

nVent

Notes to combined financial statements

Assumptions for Direct Plans

Weighted-average assumptions used to determine benefit obligations as of December 31 were as follows:

	Pension plans			Post-retirement health plan
Percentages	2017	2016	2015	2017	2016	2015
Discount rate	2.25%	2.09%	2.61%	3.40%	3.80%	3.95%
Rate of compensation increase	2.98%	2.98%	2.97%	—	—	—

Weighted-average assumptions used to determine net periodic benefit expense for years ended December 31 were as follows:

	Pension plans			Post-retirement health plan
Percentages	2017	2016	2015	2017	2016	2015
Discount rate	2.06%	2.61%	2.39%	3.80%	3.95%	3.60%
Expected long-term return on plan assets	3.38%	3.75%	4.04%	—	—	—
Rate of compensation increase	2.97%	2.97%	2.97%	—	—	—

Uncertainty in the securities markets and global economy could result in investment returns less than those assumed. Should the securities markets decline, we would expect increasing annual combined net pension costs for the next several years. Should actual experience differ from actuarial assumptions, the projected pension benefit obligation and net pension cost and accumulated other post-retirement benefit obligation and other post-retirement benefit cost would be affected in future years.

Discount rates

The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year based on our December 31 measurement date. The discount rates on our pension plans ranged from 0.50 percent to 3.50 percent, 0.50 percent to 4.00 percent and 0.50 percent to 4.25 percent in 2017, 2016 and 2015, respectively. There are no known or anticipated changes in our discount rate assumptions that will impact our pension expense in 2018.

Expected rates of return

The expected rates of return on our pension plan assets ranged from 1.00 percent to 5.50 percent, 1.00 percent to 5.50 percent and 1.00 percent to 6.00 percent in 2017, 2016 and 2015, respectively. The expected rate of return is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns. In developing the expected long-term rate of return, we considered our historical returns, with consideration given to forecasted economic conditions, our asset allocations, input from external consultants and broader longer-term market indices. Any difference in the expected rate and actual returns will be included with the actuarial gain or loss recorded in the fourth quarter when our plans are remeasured.

Pension plans assets of Direct Plans

Objective

The primary objective of our investment strategy is to meet the pension obligation to our employees at a reasonable cost to us. This is primarily accomplished through growth of capital and safety of the funds invested.

nVent

Notes to combined financial statements

Asset allocation

Our actual overall asset allocation for our pension plans as compared to our investment policy goals as of December 31 was as follows:

	Actual		Target
Percentages	2017	2016	2017	2016
Equity securities	27%	29%	28%	28%
Fixed income	64%	59%	61%	61%
Alternative	5%	5%	5%	5%
Cash	4%	7%	6%	6%

Fair value measurement

The fair values of our pension plan assets, each of which is level 2 in the fair value hierarchy, as of December 31, 2017 and 2016 were as follows:

In millions	2017	2016
Cash and cash equivalents	$1.7	$2.5
Fixed income:
Corporate and non U.S. government	26.9	21.0
Global equity securities:
Small cap equity	1.2	—
Large cap equity	—	2.2
International equity	10.2	8.3
Other investments	2.2	1.7

Total fair value of plan assets	$42.2	$35.7

Valuation methodologies used for investments measured at fair value were as follows:

•	Cash and cash equivalents: Cash equivalents consist of investments in commingled funds valued based on observable market data.

•	Fixed income: Investments in corporate bonds, government securities, mortgages and asset backed securities were valued based upon quoted market prices for similar securities and other observable market data. Investments in commingled funds were generally valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service.

•	Global equity securities: Investments in commingled funds were valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service.

•	Other investments: Other investments include investments in commingled funds with diversified investment strategies. Investments in commingled funds were valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service.

nVent

Notes to combined financial statements

Cash flows of Direct Plans

Contributions

Pension contributions to the Direct Plans totaled $5.9 million and $3.9 million in 2017 and 2016, respectively. The 2018 expected contributions will equal or exceed our minimum funding requirements.

Estimated future benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the Direct Plans for the years ended December 31 as follows:

In millions	Pension plans	Post-retirement health plan
2018	$4.7	$1.2
2019	5.3	1.2
2020	5.1	1.2
2021	5.6	1.2
2022	5.9	1.2
2023-2027	39.2	5.6

Savings plan

The Parent has a 401(k) plan (the “401(k) plan”) with an employee share ownership (“ESOP”) bonus component, which covers certain union and all non-union U.S. employees who meet certain age requirements. Under the 401(k) plan, eligible U.S. employees may voluntarily contribute a percentage of their eligible compensation. The Parent matches contributions made by employees who meet certain eligibility and service requirements. During 2017, 2016 and 2015, the Parent’s matching contribution was 100 percent of eligible employee contributions for the first 1 percent of eligible compensation and 50 percent of the next 5 percent of eligible compensation.

In addition to the matching contribution, all employees who meet certain service requirements receive a discretionary ESOP contribution equal to 1.5 percent of annual eligible compensation.

Eligible U.S. nVent employees participate in the Parent’s 401(k) plan. The allocated expense for the Company was $7.1 million, $10.5 million and $8.9 million in 2017, 2016 and 2015, respectively.

As of January 1, 2018, the Parent’s 401(k) plan benefits were changed. Plan participants now receive a matching contribution from the Parent of 100% of eligible employee contributions for the first 5% of eligible compensation. This change will replace the ESOP component discussed above and offers the same 5% total Parent match.

Other retirement compensation

Total other accrued retirement compensation for the Company, primarily related to deferred compensation and supplemental retirement plans, was $5.4 million and $4.5 million as of December 31, 2017 and 2016, respectively, and is included in Pension and other post-retirement compensation and benefits and Other non-current liabilities in the Combined Balance Sheets.

nVent

Notes to combined financial statements

11. Share Plans

Share-based compensation expense

Until consummation of the Proposed Separation, the Company’s employees will continue to participate in the Parent’s share-based compensation plan. The share-based compensation expense recorded by the Company includes the expenses associated with employees historically attributable to the Company’s operations. Additionally, a portion of share-based compensation expense for Pentair’s corporate and shared functional employees has been allocated to the Company’s financial statements. Total share-based compensation expense, including allocated expense for Pentair’s corporate and shared functional employees, for 2017, 2016 and 2015 was as follows:

	December 31
In millions	2017	2016	2015
Restricted stock units	$6.5	$6.8	$8.6
Stock options	4.2	4.1	4.7
Performance share units	3.9	2.5	—

Total share-based compensation expense	$14.6	$13.4	$13.3

Share incentive plans

The Parent’s board of directors approved the Pentair plc 2012 Stock and Incentive Plan (the “2012 Plan”). The 2012 Plan became effective on September 28, 2012 and authorizes the issuance of 9.0 million of Pentair’s ordinary shares. The shares may be issued as new shares or from shares held in treasury. The 2012 Plan terminates in September 2022. The 2012 Plan allows for the granting to officers, directors, employees and consultants of non-qualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred stock rights, annual incentive awards, dividend equivalent units and other equity-based awards.

The 2012 Plan is administered by the Parent’s compensation committee (the “Committee”), which is made up of independent members of the Parent’s board of directors. Employees eligible to receive awards under the 2012 Plan are managerial, administrative or other key employees who are in a position to make a material contribution to the continued profitable growth and long-term success of Pentair. The Committee has the authority to select the recipients of awards, determine the type and size of awards, establish certain terms and conditions of award grants and take certain other actions as permitted under the 2012 Plan. The 2012 Plan prohibits the Committee from re-pricing awards or cancelling and reissuing awards at lower prices.

Non-qualified and incentive stock options

Under the 2012 Plan, the Parent may grant stock options to any eligible employee with an exercise price equal to the market value of the shares on the dates the options were granted. Options generally vest one-third each year over a three-year period commencing on the grant date and expire 10 years after the grant date.

Restricted shares and restricted stock units

Under the 2012 Plan, eligible employees may be awarded restricted shares or restricted stock units of the Parent’s common stock. Restricted shares and restricted stock units generally vest one-third each year over a three-year period after issuance, subject to continuous employment and certain other conditions. Restricted shares and restricted stock units are valued at market value on the date of grant and are expensed over the vesting period.

nVent

Notes to combined financial statements

Stock appreciation rights, performance shares and performance units

Under the 2012 Plan, the Committee is permitted to issue these awards which are generally earned over a three-year vesting period and tied to specific financial metrics. In December 2015, the Committee approved the grant of PSUs to certain employees that vest based on the satisfaction of a three-year service period and the achievement of certain performance metrics over that same period. Upon vesting, PSU holders receive dividends that accumulate during the vesting period. The fair value of these PSUs is determined based on the closing market price of the Parent’s ordinary shares at the date of grant. Compensation expense is recognized over the period an employee is required to provide service based on the estimated vesting of the PSUs granted. The estimated vesting of the PSUs is based on the probability of achieving certain financial performance metrics during the three year vesting period.

All awards granted under the 2012 Plan are based on the Parent’s ordinary shares and, as such, are reflected in the Parent’s consolidated statements of changes in equity and not in the Combined Statements of Changes in Equity.

Stock options

The following table summarizes stock option activity for Company employees for the year ended December 31, 2017:

Shares and intrinsic value in millions	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Outstanding as of January 1, 2017	0.4	$52.63
Granted	0.4	59.84
Exercised	(0.1)	46.55

Outstanding as of December 31, 2017	0.7	$56.13	7.3	$10.1

Options exercisable as of December 31, 2017	0.2	$55.79	5.5	$3.9
Options expected to vest as of December 31, 2017	0.5	$56.28	8.3	$6.2

Fair value of options granted

The weighted average grant date fair value of options granted in 2017, 2016 and 2015 for Company employees was estimated to be $12.76, $10.22 and $16.67 per share, respectively. The total intrinsic value of options that were exercised during 2017, 2016 and 2015 was $1.2 million, $0.4 million and $0.7 million, respectively. At December 31, 2017, the total unrecognized compensation cost related to stock options was $4.2 million. This cost is expected to be recognized over a weighted average period of 2.0 years.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option pricing model, modified for dividends and using the following weighted average assumptions:

	December 31
	2017	2016	2015
Risk-free interest rate	1.65%	1.56%	1.60%
Expected dividend yield	2.35%	2.49%	1.97%
Expected share price volatility	26.9%	27.3%	30.4%
Expected term (years)	6.3	5.9	6.0

nVent

Notes to combined financial statements

These estimates require us to make assumptions based on historical results, observance of trends in Pentair’s share price, changes in option exercise behavior, future expectations and other relevant factors. If other assumptions had been used, share-based compensation expense, as calculated and recorded under the accounting guidance, could have been affected.

The expected life assumption is based on historical experience as well as the terms and vesting periods of the options granted. For purposes of determining expected volatility, we considered a rolling average of historical volatility measured over a period approximately equal to the expected option term. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury Department yield curve in effect at the time of grant.

Restricted stock units

The following table summarizes restricted stock unit activity for Company employees for the year ended December 31, 2017:

Shares in millions	Number of shares	Weighted average grant date fair value
Outstanding as of January 1, 2017	0.1	$55.00
Granted	0.2	62.75
Vested	(0.1)	53.36

Outstanding as of December 31, 2017	0.2	$58.21

As of December 31, 2017, there was $18.1 million of unrecognized compensation cost related to restricted share compensation arrangements granted to nVent employees. That cost is expected to be recognized over a weighted-average period of 2.8 years. The total fair value of shares vested during the years ended December 31, 2017, 2016 and 2015 was $4.1 million, $3.1 million and $1.5 million, respectively.

Performance share units

The following table summarizes performance share unit activity for Company employees for the year ended December 31, 2017:

Shares in millions	Number of shares	Weighted average grant date fair value
Outstanding as of January 1, 2017	0.1	$49.24
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding as of December 31, 2017	0.1	$49.24

The expense recognized each period is dependent upon the estimate of the number of shares that will ultimately be issued. As of December 31, 2017, there was $2.5 million of unrecognized compensation cost related to performance share compensation arrangements granted. That cost is expected to be recognized over a weighted-average period of 1.6 years.

nVent

Notes to combined financial statements

12. Segment Information

We classify our operations into the following business segments based primarily on types of products offered and markets served:

•	Enclosures—The Enclosures segment provides inventive solutions that protect, connect, and manage heat in critical electronics, communication, control, and power equipment. From metallic and non-metallic enclosures to cabinets, subracks, and backplanes, it offers the physical infrastructure to host, connect, and protect server and network equipment, as well as indoor and outdoor protection for broadband voice, data, and video surveillance applications in industrial, infrastructure, commercial, and energy verticals.

•	Thermal Management—The Thermal Management segment provides electric thermal solutions that connect and protect critical buildings, infrastructure, industrial processes, and people. Its thermal management systems include heat tracing, floor heating, fire-rated and specialty wiring, sensing, and snow melting and de-icing solutions for use in industrial, energy, commercial & residential and infrastructure verticals. Its highly reliable and easy to install solutions lower total cost of ownership to building owners, facility managers, operators, and end users.

•	Electrical & Fastening Solutions—The Electrical & Fastening Solutions segment provides fastening solutions that connect and protect electrical and mechanical systems and civil structures. Its engineered electrical and fastening products are used across a wide range of verticals, including commercial, industrial, infrastructure, and energy.

•	Other—Other is primarily composed of unallocated corporate expenses.

The accounting policies of our reporting segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on net sales and segment income (loss) and use a variety of ratios to measure performance of our reporting segments. These results are not necessarily indicative of the results of operations that would have occurred had each segment been an independent, stand-alone entity during the periods presented. Segment income (loss) represents operating income exclusive of intangible amortization, certain acquisition related expenses, costs of restructuring activities, “mark-to-market” gain/loss for pension and other post-retirement plans, impairments and other unusual non-operating items.

nVent

Notes to combined financial statements

Financial information by reportable segment is included in the following summary:

	2017	2016	2015	2017	2016	2015
In millions	Net sales			Segment income (loss)
Enclosures	$934.9	$911.2	$959.4	$161.0	$182.1	$203.9
Thermal Management	622.2	692.2	702.9	145.3	121.6	153.2
Electrical & Fastening Solutions	540.8	512.6	147.0	140.7	143.5	37.8
Other	—	—	—	(29.6)	(33.6)	(43.4)

Combined	$2,097.9	$2,116.0	$1,809.3	$417.4	$413.6	$351.5

	2017	2016	2015	2017	2016	2015
In millions	Identifiable assets			Depreciation
Enclosures	$672.3	$616.7	$607.1	$16.0	$14.6	$13.9
Thermal Management	1,800.9	1,615.3	1,642.8	8.7	9.3	10.6
Electrical & Fastening Solutions	2,189.0	2,210.2	2,283.5	9.6	7.7	3.1
Other	62.8	51.6	31.0	2.2	2.8	3.7

Combined	$4,725.0	$4,493.8	$4,564.4	$36.5	$34.4	$31.3

	2017	2016	2015
In millions	Capital expenditures
Enclosures	$21.7	$43.9	$29.9
Thermal Management	4.9	24.7	13.5
Electrical & Fastening Solutions	5.2	5.9	4.0

Combined	$31.8	$74.5	$47.4

The following table presents a reconciliation of combined segment income to combined income before income taxes:

In millions	2017	2016	2015
Segment income	$417.4	$413.6	$351.5
Restructuring and other	(13.0)	(12.3)	(15.7)
Intangible amortization	(61.4)	(60.8)	(31.6)
Inventory step-up	—	—	(35.7)
Pension and other post-retirement mark-to-market gain (loss)	3.0	(10.8)	12.5
Deal related costs and expenses	—	—	(14.0)
Trade name impairment	(16.4)	(13.3)	—
Separation costs	(16.1)	—	—
Interest expense	(0.2)	(1.4)	(1.1)

Income before income taxes	$313.3	$315.0	$265.9

nVent

Notes to combined financial statements

The following tables present certain geographic information by region:

	2017	2016	2015	2017	2016	2015
In millions	Net sales			Long-lived Assets
U.S.	$1,219.1	$1,207.8	$979.5	$149.5	$163.9	$136.6
Canada	138.9	225.5	252.5	10.2	10.1	11.0
Rest of World	739.9	682.7	577.3	106.1	86.2	80.4

Combined	$2,097.9	$2,116.0	$1,809.3	$265.8	$260.2	$228.0

Net sales are based on the geographic destination of the sale. Long-lived assets represent property, plant and equipment, net of related depreciation. Net sales shipped to and long-lived assets held in Ireland for each year presented above were not material.

We offer a broad array of products and systems to multiple markets and customers for which we do not have the information systems to track revenues by primary product category. However, our net sales by segment are representative of our sales by major product category. We sell our products through various distribution channels including wholesale and retail distributors and original equipment manufacturers. No customer accounted for more than 10 percent of net sales in 2017, 2016 and 2015.

13. Commitments and Contingencies

Operating lease commitments

Net rental expense under operating leases was as follows:

	Years ended December 31
In millions	2017	2016	2015
Gross rental expense	$17.7	$14.6	$1.4
Sublease rental income	(0.1)	(0.2)	(0.2)

Net rental expense	$17.6	$14.4	$1.2

Future minimum lease commitments under non-cancelable operating leases, principally related to facilities, machinery, equipment and vehicles as of December 31, 2017 were as follows:

In millions	2018	2019	2020	2021	2022	Thereafter	Total
Net future minimum lease commitments	$14.6	$13.4	$11.3	$8.9	$7.9	$8.6	$64.7

Other matters

We are subject to disputes, administrative proceedings and other claims arising out of the normal conduct of our business. These matters generally relate to disputes arising out of the use or installation of our products, product liability litigation, personal injury claims, environmental matters, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on our Combined Financial Statements. However, litigation is unpredictable, and we could incur judgments or enter into settlements for current or future claims that could adversely affect our financial statements.

nVent

Notes to combined financial statements

Warranties and guarantees

In connection with the disposition of our businesses or product lines, we may agree to indemnify purchasers for various potential liabilities relating to the sold business, such as pre-closing tax, product liability, warranty, environmental, or other obligations. The subject matter, amounts and duration of any such indemnification obligations vary for each type of liability indemnified and may vary widely from transaction to transaction.

Generally, the maximum obligation under such indemnifications is not explicitly stated and as a result, the overall amount of these obligations cannot be reasonably estimated. Historically, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss in any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.

We recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

We provide service and warranty policies on our products. Liability under service and warranty policies is based upon a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience warrant. Our liability for service and product warranties as of December 31, 2017 and 2016 was not material.

Stand-by letters of credit, bank guarantees and bonds

In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to reasonably estimate the potential liability due to the inchoate and unknown nature of these potential liabilities. However, we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows.

In the ordinary course of business, we are required to commit to bonds, letters of credit and bank guarantees that require payments to our customers for any non-performance. The outstanding face value of these instruments fluctuates with the value of our projects in process and in our backlog. In addition, we issue financial stand-by letters of credit primarily to secure our performance to third parties under self-insurance programs.

As of December 31, 2017 and 2016, the outstanding value of bonds, letters of credit and bank guarantees totaled $72.3 million and $50.0 million, respectively.

14. Subsequent Events

The Company evaluated subsequent events for recognition and disclosure through February 27, 2018, the date the combined financial statements were available to be issued.

Schedule II—Valuation and Qualifying Accounts

nVent

In millions	Beginning balance	Additions charged (reductions credited) to costs and expenses	Deductions(1)	Other changes (2)	Ending balance
Allowances for doubtful accounts
Year ended December 31, 2017	$7.2	$(0.9)	$2.3	$0.2	$4.2
Year ended December 31, 2016	$5.2	$2.3	$0.2	$(0.1)	$7.2
Year ended December 31, 2015	$3.8	$1.1	$0.6	$0.9	$5.2

(1)	Uncollectible accounts written off, net of recoveries

(2)	Result of foreign currency effects